UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

Calavo Growers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Calavo and Stockholders of Mission Produce (each as defined below):

On behalf of the board of directors of each of Mission Produce, Inc. (“Mission Produce”) and Calavo Growers, Inc. (“Calavo”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed combination of Mission Produce and Calavo. We are requesting that you take certain actions as a holder of Mission Produce Common Stock and Calavo Common Stock (each as defined below), as more fully described in the accompanying joint proxy statement/prospectus.

Each of the board of directors of Mission Produce (the “Mission Produce Board”) and the board of directors of Calavo (the “Calavo Board”) has unanimously approved and declared advisable the Agreement and Plan of Merger, dated as of January 14, 2026 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Mission Produce, Calavo, Cantaloupe Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Mission Produce (“Merger Sub I”) and Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Mission Produce (“Merger Sub II”). Upon the terms and subject to the conditions of the Merger Agreement, which are more fully described in the accompanying joint proxy statement/prospectus, (a) Merger Sub I will merge with and into Calavo, pursuant to the provisions of the General Corporation Law of the State of California, as amended (the “CGCL”) and the General Corporation Law of the State of Delaware, as amended (the “DGCL”) with Calavo as the surviving entity (the “Surviving Corporation” and such transaction the “First Merger”) and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II as the surviving entity (the “Surviving Company” and such transaction the “Second Merger,” and together with the First Merger, the “Mergers”), in accordance with the applicable provisions of the CGCL, the DGCL and the Delaware Limited Liability Company Act, as amended.

At the date and time the First Merger becomes effective (the “First Effective Time”), each share of common stock, par value $0.001 per share of Calavo (the “Calavo Common Stock”) issued and outstanding immediately prior to the First Effective Time will be converted into and thereafter represent the right to receive (i) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Mission Produce (the “Mission Produce Common Stock”) equal to 0.9790 (the “Exchange Ratio”, and such shares the “Per Share Stock Consideration”), subject to the right to receive cash in lieu of fractional shares of Mission Produce Common Stock, if any, into which such shares of Calavo Common Stock have been converted (the “Fractional Share Consideration”) and (ii) $14.85 in cash without interest (together with the Per Share Stock Consideration and the Fractional Share Consideration, the “Merger Consideration”), subject to applicable tax withholding. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the First Effective Time. Mission Produce stockholders will continue to own their existing shares of Mission Produce Common Stock, the form of which will not be changed by the transaction.

Upon the consummation of the Mergers, it is anticipated that former Calavo shareholders will own approximately 20% of the then-outstanding Mission Produce Common Stock and Mission Produce stockholders will own the remaining 80%, based on the number of shares and stock-based awards of Mission Produce and Calavo outstanding as of March 17, 2026, the last practicable trading day before the date of the joint proxy statement/prospectus.

The value of the Merger Consideration to be received in exchange for each share of Calavo Common Stock will fluctuate with the market value of Mission Produce Common Stock until the Mergers are consummated.

Based on Mission Produce’s closing stock price on January 13, 2026, the implied value of the Merger Consideration was $27.15, which represents a premium of approximately 26% over the 30-trading-day volume weighted average trading price per share of Calavo Common Stock on January 13, 2026, the last full trading day prior to the day on which the Mission Produce Board and the Calavo Board approved the Transaction. Based on Mission Produce’s closing stock price on March 17, 2026, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the implied value of the Merger Consideration was $26.75 per share. The common stock of each of Mission Produce and Calavo is listed on the Nasdaq Stock Market LLC under the symbol “AVO” and “CVGW,” respectively. We urge you to obtain current market quotations for Mission Produce Common Stock and Calavo Common Stock.

Each of Mission Produce and Calavo will hold a special meeting of its stockholders in connection with the transactions contemplated by the Merger Agreement (the “Transaction”).

Mission Produce’s special meeting of stockholders (including any adjournment or postponement thereof, the “Mission Produce Special Meeting”) will be held virtually on April 28, 2026, at 2:00 p.m. Pacific Time (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/AVO2026SM. At the Mission Produce Special Meeting, Mission Produce stockholders will be asked to consider and vote on the following matters: (a) a proposal to approve the issuance of Mission Produce Common Stock in connection with the Mergers, pursuant to the Merger Agreement (the “Mission Produce Share Issuance Proposal”) and (b) a proposal to adjourn the Mission Produce Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Mission Produce Special Meeting to approve the Mission Produce Share Issuance Proposal or if quorum is not present at the Mission Produce Special Meeting (the “Mission Produce Adjournment Proposal”), in each case as more fully described in the accompanying joint proxy statement/prospectus. The Mission Produce Board has unanimously approved and declared advisable the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, and unanimously recommends that Mission Produce stockholders vote “FOR” the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal.

Calavo’s special meeting of shareholders (including any adjournment or postponement thereof, the “Calavo Special Meeting”) will be held virtually on April 28, 2026, at 2:00 p.m. Pacific Time (unless it is adjourned or postponed to a later date), via live audio-visual webcast at www.virtualshareholdermeeting.com/CVGW2026SM. At the Calavo Special Meeting, Calavo shareholders will be asked to consider and vote on the following matters: (a) a proposal to approve the Merger Agreement pursuant to which Merger Sub I will merge with and into Calavo, with Calavo surviving the First Merger (the “Merger Agreement Proposal”); (b) a non-binding, advisory proposal to approve compensation that will or may become payable by Calavo to its named executive officers in connection with the Transaction (the “Merger-Related Compensation Proposal”); and (c) a proposal to approve the adjournment of the Calavo Special Meeting from time to time to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Agreement Proposal (the “Calavo Adjournment Proposal”). The Calavo Board has unanimously approved and declared advisable the Merger Agreement and the Transaction, including the First Merger, and unanimously recommends that Calavo shareholders vote “FOR” the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal.

The accompanying joint proxy statement/prospectus contains detailed information about Mission Produce, Calavo, the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance. In particular, please see the section entitled “Risk Factors” beginning on page 36. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus. We encourage you to read the accompanying joint proxy statement/prospectus and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain information about Mission Produce and Calavo from the U.S. Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of Mission Produce Common Stock or Calavo Common Stock that you own. The Mergers cannot be consummated unless Mission Produce stockholders approve the issuance of shares of Mission Produce Common Stock pursuant to the Merger Agreement and Calavo shareholders approve the adoption of the Merger Agreement.

Whether or not you plan to attend your respective company’s special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

/s/ Stephen J. Barnard	/s/ B. John Lindeman

Stephen J. Barnard Chief Executive Officer Mission Produce, Inc.	B. John Lindeman President and Chief Executive Officer Calavo Growers, Inc.

Please carefully read this entire document, including “Risk Factors” beginning on page 36, for a discussion of the risks relevant to the Mergers.

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the Mergers or the securities to be issued under the accompanying joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of the accompanying proxy statement/prospectus is March 20, 2026, and it is first being mailed or otherwise delivered to the stockholders of Mission Produce and shareholders of Calavo on or about March 25, 2026.

Mission Produce, Inc.

2710 Camino Del Sol

Oxnard, California 93030

(805) 981-3650

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2026

To the Stockholders of Mission Produce, Inc. (“Mission Produce”):

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Mission Produce (the “Mission Produce Special Meeting”), will be held at 2:00 p.m. Pacific Time on April 28, 2026 via live audio webcast at www.virtualshareholdermeeting.com/AVO2026SM. The Mission Produce Special Meeting will be held exclusively online via live audio webcast.

We are pleased to notify you of, and invite you to attend, the Mission Produce Special Meeting. At the Mission Produce Special Meeting, Mission Produce stockholders will be asked to consider and vote on the following matters:

1.

a proposal to approve the issuance of Mission Produce common stock, par value $0.001 per share (“Mission Produce Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of January 14, 2026 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Mission Produce, Cantaloupe Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Mission Produce, Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Mission Produce, and Calavo Growers, Inc., a California corporation, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Mission Produce Share Issuance Proposal”); and

2.

a proposal to adjourn the Mission Produce Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Mission Produce Special Meeting to approve the Mission Produce Share Issuance Proposal or if quorum is not present at the Mission Produce Special Meeting (the “Mission Produce Adjournment Proposal”).

Approval of the Mission Produce Share Issuance Proposal is required to consummate the Mergers.

Mission Produce will transact no other business at the Mission Produce Special Meeting, except for business properly brought before the Mission Produce Special Meeting or any adjournment or postponement thereof by or at the direction of the Mission Produce board of directors (the “Mission Produce Board”). The joint proxy statement/prospectus of which this notice is part, describes the matters to be considered at the Mission Produce Special Meeting in more detail.

The Mission Produce Board has set March 16, 2026 as the record date for the Mission Produce Special Meeting for determining the Mission Produce stockholders entitled to notice of and to vote at the Mission Produce Special Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on March 16, 2026 are entitled to notice of, and to vote at, the special meeting.

You may listen to the live audio webcast of the Mission Produce Special Meeting via the internet at www.virtualshareholdermeeting.com/AVO2026SM. Instructions on how to participate in the Mission Produce Special Meeting via live audio webcast are described in the accompanying joint proxy statement/prospectus and posted at www.virtualshareholdermeeting.com/AVO2026SM.

Your vote is very important regardless of the number of shares of Mission Produce Common Stock that you own. The Mergers cannot be consummated without approval of the Mission Produce Share

Issuance Proposal by the affirmative vote of a majority in voting power of Mission Produce Shares present in person or represented by proxy and entitled to vote thereon (the “Requisite Mission Produce Stockholder Approval”), at the Mission Produce Special Meeting, or any adjournment or postponement thereof. Whether or not you expect to participate in the Mission Produce Special Meeting, Mission Produce urges you to submit a proxy to have your shares voted as promptly as possible either: (a) via the internet at www.proxyvote.com (see enclosed proxy card for instructions); (b) by telephone (see enclosed proxy card for instructions); or (c) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Mission Produce Special Meeting. If your shares are held in “street name” by a bank, broker, nominee, trustee or other record holder, please follow the instructions on the voting instruction card furnished by such bank, broker, nominee, trustee or other record holder.

The Mission Produce Board has unanimously approved and declared advisable the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, and unanimously recommends that you vote “FOR” the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal.

The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the Merger Agreement, the transactions contemplated thereby, including the Mergers and the Mission Produce Share Issuance, and the matters to be considered at the Mission Produce Special Meeting. A summary of the Merger Agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Merger Agreement,” and a copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS, THE MISSION PRODUCE SHARE ISSUANCE PROPOSAL, THE MISSION PRODUCE ADJOURNMENT PROPOSAL OR VOTING YOUR SHARES, PLEASE CONTACT:

Sodali & Co

avo@info.sodali.com

Stockholders: (800) 662-5200 (toll free)

Banks and brokers: (203) 648-9400 (collect)

By Order of the Mission Produce Board,

/s/ Stephen J. Barnard

Stephen J. Barnard

Chief Executive Officer

Oxnard, California

March 20, 2026

Calavo Growers, Inc.

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2026

To the Shareholders of Calavo Growers, Inc. (“Calavo”):

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Calavo (including any adjournment or postponement thereof, the “Calavo Special Meeting”), will be held at 2:00 p.m. Pacific Time on April 28, 2026 via live audio-visual webcast at www.virtualshareholdermeeting.com/CVGW2026SM. The Calavo Special Meeting will be held exclusively online via live audio-visual webcast.

At the Calavo Special Meeting, Calavo shareholders will be asked to consider and vote on the following matters:

1.

a proposal to approve the Agreement and Plan of Merger, dated as of January 14, 2026 (the “Merger Agreement”), by and among Calavo, Mission Produce, Inc., a Delaware corporation (“Mission Produce”), Cantaloupe Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Mission Produce (“Merger Sub I”), and Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Mission Produce (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), a copy of which is included in the joint proxy statement/prospectus as Annex A, pursuant to which Merger Sub I will merge with and into Calavo (“First Merger”), with Calavo surviving the First Merger (the “Surviving Corporation”) (such proposal, the “Merger Agreement Proposal”);

2.

a non-binding, advisory proposal to approve compensation that will or may become payable by Calavo to its named executive officers in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Compensation Proposal”); and

3.

a proposal to approve the adjournment of the Calavo Special Meeting from time to time to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Agreement Proposal (the “Calavo Adjournment Proposal”).

Approval of the Merger Agreement Proposal is required to consummate the Mergers.

Calavo will transact no other business at the Calavo Special Meeting, except for business properly brought before the Calavo Special Meeting. The joint proxy statement/prospectus of which this notice is part describes the matters to be considered at the Calavo Special Meeting in more detail.

The Calavo Special Meeting will be held in virtual meeting format only. You will not be able to attend the meeting physically in person. To attend the Calavo Special Meeting, you must be a shareholder on the record date. If you are a shareholder of record, to submit your proxy through the internet, you may vote your shares at www.proxyvote.com. You will need the control number found on your proxy card or voting instruction form. Instructions on how to participate in the Calavo Special Meeting via live audio-visual webcast are described in the accompanying joint proxy statement/prospectus and posted at www.virtualshareholdermeeting.com/CVGW2026SM. Beneficial shareholders who do not have a control number should follow the instructions provided on the voting instruction form provided by your bank, broker, nominee, trustee or other record holder. Beneficial owners that wish to vote at the Calavo Special Meeting must obtain a legal proxy from their bank, broker, nominee or other record holder prior to the Calavo Special Meeting and must have an electronic image (such as a .pdf file or scan) of the legal proxy with you if you are voting at the Calavo Special Meeting.

The Calavo Board has set March 16, 2026, as the record date for the Calavo Special Meeting for determining the Calavo shareholders entitled to notice of, and to vote at, the Calavo Special Meeting. Any shareholder of record entitled to vote at the Calavo Special Meeting is entitled to appoint a proxy to vote on such shareholder’s behalf. Such proxy need not be a holder of Calavo Common Stock, par value $0.001 per share (“Calavo Common Stock”).

Your vote is very important regardless of the number of shares of Calavo Common Stock that you own. The Mergers cannot be consummated without approval of the Merger Agreement Proposal by the affirmative vote of the holders of a majority of issued and outstanding shares of Calavo Common Stock entitled to vote (personally or by proxy) at the Calavo Special Meeting (the “Requisite Calavo Shareholder Approval”). To ensure you are represented at the Calavo Special Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please vote promptly whether or not you expect to attend the Calavo Special Meeting. Submitting a proxy now will not prevent you from being able to vote virtually at the Calavo Special Meeting.

Immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II (“Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger (the “Surviving Company”). Pursuant to the Merger Agreement, if the Mergers are completed, each issued and outstanding share of Calavo Common Stock will be converted into the right to receive (i) $14.85 in cash, without interest and (ii) 0.9790 shares of common stock, par value of $0.001, of Mission Produce (the “Mission Produce Common Stock”, such issuance of cash and Mission Produce Common Stock and together with the Mergers and the other transactions contemplated by the Merger Agreement, the “Transaction”). For additional information about the Merger Agreement and the Transaction, please see the sections entitled “Summary”, beginning on page 17 and “The Merger Agreement”, beginning on page 166 of the joint proxy statement/prospectus.

Pursuant to Chapter 13 of the General Corporation Law of the State of California (“CGCL”), holders of Calavo Common Stock who vote against the Merger Agreement Proposal and who otherwise strictly comply with the procedures set forth in Chapter 13 of the CGCL will have the right to seek the fair market value of their shares of Calavo Common Stock, as determined by the applicable California superior court, in lieu of receiving the Merger Consideration if the Transaction is completed. To exercise this dissenters’ right, a Calavo shareholder must strictly comply with the procedures prescribed by California law, which are summarized in the section titled “The Mergers—Dissenters’ Rights in the Mergers” beginning on page 141 of the enclosed proxy statement/prospectus.

The Calavo Board has unanimously approved and declared advisable the Merger Agreement and approved the Transaction, including the First Merger, and unanimously recommends that you vote “FOR” the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal.

The joint proxy statement/prospectus of which this notice is a part provides a detailed description of the Merger Agreement, the Transaction, including the Mergers, and the other matters to be considered at the Calavo Special Meeting. A summary of the Merger Agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Merger Agreement” and a copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus. We encourage you to carefully read the joint proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference therein in their entirety.

By Order of the Calavo Board,

/s/ B. John Lindeman	/s/ Kathleen M. Holmgren

B. John Lindeman	Kathleen M. Holmgren
President and Chief Executive Officer	Chair of the Board of Directors

Santa Paula, California

March 20, 2026

PLEASE VOTE YOUR SHARES PROMPTLY. IF YOU ARE A RECORD HOLDER, YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGERS, THE MERGER AGREEMENT PROPOSAL, THE MERGER-RELATED COMPENSATION PROPOSAL, THE CALAVO ADJOURNMENT PROPOSAL OR VOTING YOUR SHARES, PLEASE CONTACT:

Georgeson Advisory

51 West 52nd Street, 6th Floor

New York, NY 10019

calavo@georgeson.com

Shareholders, banks, and brokers may call toll free: (866) 766-9287

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Mission Produce and Calavo from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus and additional information, see “Where You Can Find More Information.”

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from Sodali & Co, Mission Produce’s proxy solicitor and Georgeson Advisory, Calavo’s proxy solicitor, at the following addresses and telephone numbers:

For Mission Produce Stockholders: 430 Park Ave, 14th Floor New York, NY 10022 avo@info.sodali.com Stockholders: (800) 662-5200 (toll free) Banks and brokers: (203) 648-9400 (collect)	For Calavo Shareholders: 51 West 52nd Street, 6th Floor New York, NY 10019 calavo@georgeson.com (866) 766-9287 (toll free)

You will not be charged for any of these documents that you request. To receive timely delivery of the documents in advance of your respective special meeting, you should make your request no later than April 21, 2026, which is five business days prior to the applicable special meeting.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC website at www.sec.gov. In addition, you may obtain copies of documents filed by Mission Produce with the SEC by accessing Mission Produce’s website at https://investors.missionproduce.com/ under the Financial Information tab. You may also obtain copies of documents filed by Calavo with the SEC by accessing Calavo’s website at https://ir.calavo.com under the Financials tab.

We are not incorporating the contents of the websites of the SEC, Mission Produce, Calavo or any other entity into this joint proxy statement/prospectus. We are providing information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

Except where the context otherwise states, Mission Produce has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Mission Produce (including the annexes hereto), and Calavo has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Calavo (including the annexes hereto). Mission Produce and Calavo both contributed information relating to the Mergers.

This joint proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-294128) filed by Mission Produce with the SEC. It constitutes a prospectus of Mission Produce under Section 5 of the Securities Act (as defined below) with respect to the shares of Mission Produce Common Stock to be issued to Calavo shareholders in connection with the Mergers. It also constitutes a proxy statement under Section 14(a) of the Exchange Act (as defined below) and a notice of meeting (a) with respect to the Mission Produce Special Meeting at which Mission Produce stockholders will consider and vote on the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal, and (b) with respect to the Calavo Special Meeting at which Calavo shareholders will consider and vote on the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto).

No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus (including the annexes hereto). You should not assume that the information included as annexes or contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Neither Mission Produce nor Calavo assumes any obligation to update the information contained in this joint proxy statement/prospectus (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to the stockholders of Mission Produce or the shareholders of Calavo, nor Mission Produce or Calavo taking any actions contemplated hereby at any time, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ANNEX A	AGREEMENT AND PLAN OF MERGER

ANNEX B	OPINION OF EVERCORE GROUP L.L.C.

ANNEX C	OPINION OF JEFFERIES LLC

ANNEX D	CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA

GLOSSARY

The following terms have the following meanings in this joint proxy statement/prospectus:

2013 Mexican Tax Assessment Payable	has the meaning set forth in “The Mergers—Certain Calavo Unaudited Prospective Financial Information.”

2026E EBIT	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

2027E EBIT	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

A&R Credit Agreement	has the meaning set forth in “The Mergers—Financing Matters.”

A&R Credit Facilities	has the meaning set forth in “The Mergers—Financing Matters.”

A&R Revolving Facility	has the meaning set forth in “The Mergers—Financing Matters.”

Accelerated Cole Options	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Acceptable Confidentiality Agreement	has the meaning set forth in “The Merger Agreement—Calavo Non-Solicitation; Calavo Change in Recommendation.”

Acquiring Person	has the meaning set forth in “Description of Mission Produce Stock—Stockholders Rights Agreement—Non-Solicitation.”

Acquiror	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Additional Credit Facilities	has the meaning set forth in “The Mergers—Financing Matters.”

Adjusted EBITDA	has the meaning set forth in “The Mergers— Opinion of Calavo’s Financial Advisor.”

Adverse Recommendation Change	has the meaning set forth in Section 6.6(d) of the Merger Agreement.

Aggregate Cash Amount	means the aggregate amount of cash to be paid to holders of Calavo Common Stock (including in respect of any Dissenting Shares and any fractional shares) in exchange for their Calavo Common Stock.

Aggregate Stock Consideration	means the product of (i) the aggregate number of Mission Produce Shares to be delivered to holders of Calavo Common Stock in exchange for their Calavo Common Stock (disregarding any fractional shares), multiplied by (ii) the Agreed Mission Produce Share Price.

Agreed Mission Produce Share Price	means $12.41.

Anniversary Date	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

ASC 805	means Accounting Standards Codification Topic 805, Business Combinations.

Assumed Transaction Financing	has the meaning set forth in “Unaudited Pro Forma Condensed Combined Financial Information.”

Bank of America	means Bank of America, N.A.

Bidder A	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder A Initial Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder A November 14 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder A September 18 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder B	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder B Initial Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder B January 11 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder B November 14 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder C	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidder C Initial Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Bidders	has the meaning set forth in “The Mergers—Background of the Transaction.”

BofA Securities	means BofA Securities, Inc.

Broadridge	means Broadridge Financial Solutions, Inc.

Calavo	means Calavo Growers, Inc., a California corporation.

Calavo 2011 MIP	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Calavo 2020 EIP	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Calavo 2026 Annual Meeting	has the meaning set forth in “Dates for Submission of Stockholder Proposals for Annual Meetings—Calavo.”

Calavo Adjournment Proposal	has the meaning set forth in “Calavo Special Meeting—Date, Time, Place and Purpose of the Calavo Special Meeting.”

Calavo Assumed Synergies	has the meaning set forth in “The Mergers— Opinion of Calavo’s Financial Advisor.”

Calavo Benefit Plan	has the meaning set forth in “The Merger Agreement—Conduct of Business of Calavo Prior to Completion of the First Merger.”

Calavo Board	means the Board of Directors of Calavo.

Calavo Board Recommendation	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Calavo Bylaws	means the bylaws of Calavo, as amended.

v

Calavo Common Stock	means the common stock of Calavo, par value $0.001 per share.

Calavo Compensation Committee	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Calavo Counterproposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Calavo Credit Agreement Termination	has the meaning set forth in “The Mergers—Financing Matters.”

Calavo Deferred RSUs	means each Calavo RSU pursuant to which the holder has a right to receive shares of Calavo Common Stock or cash on a deferred basis following vesting or lapse of restrictions applicable to such Calavo RSU.

Calavo Disclosure Letter	has the meaning set forth in “The Mergers—Background of the Transaction.”

Calavo Equity Awards	means, collectively, Calavo Options, Calavo Deferred RSUs, and Calavo RSUs.

Calavo Equity Plans	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Calavo Forecasts furnished to Evercore	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

Calavo Forecasts furnished to Jefferies	has the meaning set forth in “The Mergers—Opinion of Calavo’s Financial Advisor.”

Calavo Intervening Event	has the meaning set forth in “The Merger Agreement—Calavo Non-Solicitation; Calavo Change in Recommendation.”

Calavo January 10 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Calavo Management Unaudited Projections	has the meaning set forth in “The Mergers—Certain Calavo Unaudited Prospective Financial Information.”

Calavo Material Adverse Effect	has the meaning set forth in “The Merger Agreement—Material Adverse Effect.”

Calavo Notice Period	has the meaning set forth in “The Merger Agreement—Calavo Non-Solicitation; Calavo Change in Recommendation.”

Calavo Option(s)	means each outstanding option to purchase shares of Calavo Common Stock issued under any Calavo equity plan or otherwise.

Calavo Projected Cost Synergies	has the meaning set forth in “The Mergers—Certain Calavo Unaudited Prospective Financial Information.”

Calavo Record Date	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Calavo RSUs	means each RSU granted pursuant to a Calavo Equity Plan pursuant to which the holder has a right to receive shares of Calavo Common Stock or cash following vesting or lapse of restrictions.

Calavo Special Meeting	means Calavo’s special meeting of shareholders (including any adjournment or postponement thereof) to be held virtually on April 28, 2026, at 2:00 p.m. Pacific Time (unless it is adjourned or postponed to a later date), via live audio-visual webcast at www.virtualshareholdermeeting.com/CVGW2026SM.

Calavo Special Transactions Committee	has the meaning set forth in “The Mergers—Background of the Transaction.”

Cause; Good Cause	has the meaning set forth in the applicable agreement.

CEO Employment Agreement	has the meaning set forth in “The Mergers—Interests of Mission Produce Directors and Executive Officers in the Mergers.”

Certificate of First Merger	has the meaning set forth in “The Merger Agreement—Effective Times.”

Certificate of Second Merger	has the meaning set forth in “The Merger Agreement—Effective Times.”

CGCL	means the General Corporation Law of the State of California.

Change in Control Date	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Change in Control Period	has the meaning set forth in “The Mergers—Interests of Mission Produce Directors and Executive Officers in the Mergers.”

Closing	has the meaning set forth in Section 2.2 of the Merger Agreement.

Closing Date	has the meaning set forth in “The Mergers—Closing of the First Merger.”

CNA	means the Mexican National Antitrust Commission.

Code	means the Internal Revenue Code of 1986, as amended.

Cole Retirement Letter	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Cole Stock Option	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Combined Company	means Mission Produce and its subsidiaries, immediately following the completion of the Transaction.

Commitment Letter	has the meaning set forth in “The Mergers—Financing Matters.”

Commitment Parties	means, collectively, Bank of America and BofA Securities.

Company Disclosure Letter	means the disclosure letter that was delivered by Calavo to Mission Produce simultaneously with the execution of the Merger Agreement.

Competing Proposal	has the meaning set forth in Section 6.6(g)(i) of the Merger Agreement.

Continuing Employees	has the meaning set forth in “The Merger Agreement—Employee Benefits.”

Covered Executives	has the meaning set forth in “The Mergers— Interests of Mission Produce Directors and Executive Officers in the Mergers.”

Cozen O’Connor	means Cozen O’Connor, legal counsel to Calavo.

CVRs	has the meaning set forth in “The Mergers—Background of the Transaction.”

D&O Insurance	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

December 2025 Calavo Management Unaudited Projections	has the meaning set forth in “The Mergers—Background of the Transaction.”

Deferred RSU Consideration	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Delay Draw Term Loan Facility	has the meaning set forth in “The Mergers—Financing Matters.”

DGCL	means the General Corporation Law of the State of Delaware.

Disclosure Letters	has the meaning set forth in “The Mergers—Background of the Transaction.”

Dissenting Shares	means shares of Calavo Common Stock held by a holder properly exercising dissenters’ rights under Chapter 13 of the CGCL.

Distribution Date	has the meaning set forth in “Description of Mission Produce Stock—Stockholders Rights Agreement.”

DLLCA	means the Delaware Limited Liability Company Act.

DOJ	means the U.S. Department of Justice.

Earn Date	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

EBIT	means earnings before interest and taxes.

EBITDA	means earnings before interest, taxes, depreciation and amortization.

Engagement Letter	has the meaning set forth in “The Mergers—Financing Matters.”

EPS	means earnings per share.

ERP	means enterprise resource planning.

Evercore	means Evercore Group L.L.C., financial advisor to Mission Produce.

Evercore Selected Companies	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

Evercore Selected Transactions	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

EVs	means enterprise values.

Exchange Act	means the Securities Exchange Act of 1934, as amended.

Exchange Agent	means the bank or trust company designated by Mission Produce (reasonably acceptable to Calavo) to handle exchanges of Calavo stock certificates and book- entry shares for the Merger Consideration.

Exchange Fund	has the meaning set forth in “The Merger Agreement—Exchange of Shares.”

Exchange Ratio	means 0.9790 shares of Mission Produce Common Stock for each share of Calavo Common Stock.

Excluded Shares	has the meaning set forth in “Summary—Merger Consideration.”

Exclusivity Agreement	has the meaning set forth in “The Mergers—Background of the Transaction.”

Existing Credit Agreement	has the meaning set forth in “The Mergers—Financing Matters.”

Existing Holder	has the meaning set forth in “Description of Mission Produce Stock—Stockholders Rights Agreement.”

Financing	has the meaning set forth in “The Mergers—Financing Matters.”

First Effective Time	has the meaning set forth in Section 2.3(a) of the Merger Agreement.

First Merger	has the meaning set forth in the Recitals of the Merger Agreement.

Foreign Corrupt Practices Act; FCPA	has the meaning set forth in “Risk Factors—Risks Relating to the Combined Company.”

Form S-4	means the registration statement on Form S-4 filed by Mission Produce with the SEC, of which this joint proxy statement/prospectus forms a part.

Fourth Sail	has the meaning set forth in the “Calavo Beneficial Ownership Table.”

Fractional Share Consideration	means cash, without interest, in lieu of any fractional share of Mission Produce Common Stock, equal to the fractional amount multiplied by Agreed Mission Produce Share Price and rounded to the nearest cent.

FTC	means the Federal Trade Commission.

GAAP	means U.S. generally accepted accounting principles.

Georgeson Advisory	is a trade name of Georgeson, LLC.

Good Reason	has the meanings set forth in each respective agreement.

HSR Act	means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Implied Spot Value Per Share	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

Implied VWAP Value Per Share	has the meaning set forth in “The Mergers—Summary of Evercore’s Financial Analysis.”

Indemnified Liabilities	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Indemnified Party; Indemnified Parties	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

IPO	has the meaning set forth in “Description of Mission Produce Stock—Registration Rights.”

IRS	means the Internal Revenue Service.

IVA Tax Receivable	has the meaning set forth in “The Mergers—Certain Calavo Unaudited Prospective Financial Information.”

Jefferies	means Jefferies LLC, financial advisor to Calavo.

Jefferies Selected Companies	has the meaning set forth in “The Mergers—Opinion of Calavo’s Financial Advisor.”

Jefferies Selected Transactions	has the meaning set forth in “The Mergers—Opinion of Calavo’s Financial Advisor.”

July 2025 Calavo Management Unaudited Projections	has the meaning set forth in “The Mergers—Background of the Transaction.”

Latham & Watkins	means Latham & Watkins LLP, legal counsel to Mission Produce.

Lindeman Offer Letter	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

LTM Adjusted EBITDA	means adjusted earnings before interest, taxes, depreciation, and amortization for the prior twelve months.

Material Adverse Effect	has the meaning set forth in “Summary—Expected Timing of the Mergers.”

Merger Agreement	means the Agreement and Plan of Merger, dated January 14, 2026, by and among Mission Produce, Inc., Cantaloupe Merger Sub I, Inc., Cantaloupe Merger Sub II, LLC, and Calavo Growers, Inc., as amended from time to time.

Merger Agreement Proposal	has the meaning set forth in “Calavo Special Meeting—Date, Time, Place and Purpose of the Calavo Special Meeting.”

Merger Consideration	has the meaning set forth in Section 3.1(b) of the Merger Agreement.

Merger Consideration DCF	has the meaning set forth in “The Mergers—Opinion of Calavo’s Financial Advisor.”

Merger Consideration Value	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Merger Documents	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Merger-Related Compensation Proposal	has the meaning set forth in “Calavo Special Meeting—Date, Time, Place and Purpose of the Calavo Special Meeting.”

Mergers	means the First Merger and the Second Merger, collectively.

Merger Sub I	means Cantaloupe Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Mission Produce.

Merger Sub II	means Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Mission Produce.

Merger Subs	means Merger Sub I and Merger Sub II.

Mission Produce	means Mission Produce, Inc., a Delaware corporation.

Mission Produce 2026 Annual Meeting	means the Mission Produce 2026 Annual Meeting of Stockholders held on April 9, 2026 or as adjourned or postponed to a later date.

Mission Produce Adjournment Proposal	has the meaning set forth in “Mission Produce Special Meeting—Date, Time, Place and Purpose of the Mission Produce Special Meeting.”

Mission Produce Adjusted Calavo Unaudited Projections	has the meaning set forth in “The Mergers—Certain Mission Produce Unaudited Prospective Financial Information.”

Mission Produce Adverse Recommendation Change	has the meaning set forth in “The Merger Agreement—Mission Produce Change in Recommendation.”

Mission Produce Assumed Costs	has the meaning set forth in “The Mergers—Certain Mission Produce Unaudited Prospective Financial Information.”

Mission Produce Assumed Cost Synergies	has the meaning set forth in “The Mergers—Certain Mission Produce Unaudited Prospective Financial Information.”

Mission Produce Assumed Synergies	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

Mission Produce Board	means the board of directors of Mission Produce.

Mission Produce Board Recommendation	has the meaning set forth in “Questions and Answers—For Mission Produce Stockholders.”

Mission Produce Bylaws	means the bylaws of Mission Produce, as amended.

x

Mission Produce Common Stock; Mission Produce Shares	means the shares of common stock, par value $0.001 per share, of Mission Produce.

Mission Produce Disclosure Letter	has the meaning set forth in “The Mergers—Background of the Transaction.”

Mission Produce Final Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Mission Produce Forecasts furnished to Evercore	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

Mission Produce Forecasts furnished to Jefferies	has the meaning set forth in “The Mergers—Opinion of Calavo’s Financial Advisor.”
Mission Produce January 7 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Mission Produce Initial Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Mission Produce Intervening Event	has the meaning set forth in “The Merger Agreement—Mission Produce Change in Recommendation.”

Mission Produce Management Unaudited Projections	has the meaning set forth in “The Mergers— Certain Mission Produce Unaudited Prospective Financial Information.”

Mission Produce Material Adverse Effect	has the meaning set forth in Appendix A of the Merger Agreement.

Mission Produce Notice Period	has the meaning set forth in “The Merger Agreement—Mission Produce Change in Recommendation.”

Mission Produce November 14 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Mission Produce November 29 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Mission Produce Record Date	has the meaning set forth in “Questions and Answers—For Mission Produce Stockholders.”

Mission Produce Rights Agreement	has the meaning set forth in “Questions and Answers—About the Merger Agreement and the Mergers.”

Mission Produce September 18 Proposal	has the meaning set forth in “The Mergers—Background of the Transaction.”

Mission Produce Share Issuance	has the meaning set forth in Section 5.5 of the Merger Agreement.

Mission Produce Share Issuance Proposal	has the meaning set forth in “Mission Produce Special Meeting—Date, Time, Place and Purpose of the Mission Produce Special Meeting.”

Mission Produce Special Meeting	means Mission Produce’s special meeting of stockholders (including any adjournment or postponement thereof) to be held virtually on April 28, 2026, at 2:00 p.m. Pacific Time (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/AVO2026SM.

Named Director	means the director designated by mutual agreement of Calavo and Mission Produce to become a director of the Combined Company at the Closing.

Nasdaq	means the Nasdaq Stock Market LLC.

Nasdaq Rules	has the meaning set forth in “The Mergers—Interests of Mission Produce Directors and Executive Officers in the Mergers.”

NEO	means named executive officer.

New Plans	has the meaning set forth in “The Merger Agreement—Employee Benefits.”

No Legal Restraints Condition	has the meaning set forth in “The Merger Agreement—Conditions to the Completion of the Merger.”

Notice of Mission Produce Adverse Recommendation Change	has the meaning set forth in “The Merger Agreement—Mission Produce Change in Recommendation.”

Old Plans	has the meaning set forth in “The Merger Agreement—Employee Benefits.”

Option Consideration	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

Order	means any writ, injunction, judgment, award, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered in any action, by any arbitrator or by any Governmental Authority.

Parent Disclosure Letter	means the disclosure letter delivered by Mission Produce to Calavo simultaneously with the execution of the Merger Agreement.

Per Share Cash Consideration	has the meaning set forth in Section 3.1(b) of the Merger Agreement.

Per Share Stock Consideration	has the meaning set forth in Section 3.1(b) of the Merger Agreement.

Person	means an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization or any other entity or group, including a Governmental Authority.

Pre-IPO Shares	has the meaning set forth in “Description of Mission Produce Stock—Registration Rights.”

Pro Forma Transactions	has the meaning set forth in “Unaudited Pro Forma Condensed Combined Financial Information.”

PSUs	means performance stock units.

Purchase Price	has the meaning set forth in “Description of Mission Produce Stock—Stockholders Rights Agreement.”

Redemption Price	has the meaning set forth in “Description of Mission Produce Stock—Stockholders Rights Agreement.”

Registrant	means Mission Produce.

Regulatory Approvals Condition	has the meaning set forth in “The Merger Agreement—Conditions to the Completion of the Merger.”

Regulatory Approvals Required for the Mergers	has the meaning set forth in “The Mergers—Regulatory Approvals Required for the Mergers.”

Requisite Calavo Shareholder Approval	means the affirmative vote of a majority of the shares of Calavo Common Stock outstanding and entitled to vote thereon at the Calavo Special Meeting (assuming a quorum).

Requisite Mission Produce Stockholder Approval	means the affirmative vote of a majority of the shares of Mission Produce Common Stock outstanding and entitled to vote thereon at the Mission Produce Special Meeting (assuming a quorum).

Right; Rights	has the meaning set forth in “Description of Mission Produce Stock—Stockholders Rights Agreement.”

Rights Agreement	has the meaning set forth in “Description of Mission Produce Stock—Stockholders Rights Agreement.”

RSUs	means restricted stock units.

RSU Consideration	has the meaning set forth in “Questions and Answers—For Calavo Shareholders.”

SARs	has the meaning set forth in “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Second Request	has the meaning set forth in “Summary—Regulatory Approvals Required for the Mergers.”

Securities and Exchange Commission; SEC	means the U.S. Securities and Exchange Commission.

Second Effective Time	has the meaning set forth in Section 2.3(a) of the Merger Agreement.

Second Merger	has the meaning set forth in the Recitals of the Merger Agreement.

Securities Act	means the Securities Act of 1933, as amended.

September 2025 Calavo Management Unaudited Projections	has the meaning set forth in “The Mergers—Background of the Transaction.”

Series A Preferred	has the meaning set forth in “Description of Mission Produce Stock—Stockholders Rights Agreement.”

Severance Plan	has the meaning set forth in “The Mergers—Interests of Mission Produce Directors and Executive Officers in the Mergers.”

Sheppard Mullin	has the meaning set forth in “The Mergers—Background of the Transaction.”

Short-Term Incentive Plan Awards	means those awards described under “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers—2026 Short-Term Incentive Plan Awards.”

Stockholders’ Agreement	has the meaning set forth in “Description of Mission Produce Stock—Registration Rights.”

Superior Proposal	has the meaning set forth in Section 6.6(g)(iii) of the Merger Agreement.

Surviving Company	means Merger Sub II as the limited liability company that survives the Second Merger as a wholly owned subsidiary of Mission Produce.

Surviving Corporation	means Calavo, as the corporation surviving the First Merger as a wholly owned subsidiary of Mission Produce.

Termination Date	has the meaning set forth in Section 8.1(b)(i) of the Merger Agreement.

Termination Fee	has the meaning set forth in “The Merger Agreement—Termination Fees.”

Term Loan A-1 Facility	has the meaning set forth in “The Mergers—Financing Matters.”

Term Loan A-3 Facility	has the meaning set forth in “The Mergers—Financing Matters.”

TEV / 2026E EBIT	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

TEV / 2027E EBIT	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

TEV / LTM Adjusted EBITDA	has the meaning set forth in “The Mergers—Opinion of Mission Produce’s Financial Advisor.”

TG	has the meaning set forth in “The Mergers—Background of the Transaction.”

Threshold Percentage	means the quotient, expressed as a percentage, obtained by dividing (i) the Aggregate Stock Consideration by (ii) the sum of the Aggregate Stock Consideration plus the Aggregate Cash Amount.

Total Enterprise Value; TEV	means equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents.

Transaction	means the issuance of cash and Mission Produce Common Stock, together with the Mergers and the other transactions contemplated by the Merger Agreement.

Treasury Regulations	means the income tax regulations promulgated under the Code.

Unlevered Free Cash Flow	has the meaning set forth in “The Mergers—Certain Calavo Unaudited Prospective Financial Information.”

U.S. Holder	has the meaning set forth in “Material U.S. Federal Income Tax Consequences of the Mergers.”

VWAP	means the volume weighted average price of a security over the 30-trading-day period.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Mergers. Mission Produce and Calavo urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all of the information that might be important to you.

About the Merger Agreement and the Mergers

Q:	What is the Merger Agreement and what are the Mergers?

A:

On January 14, 2026, Mission Produce, Calavo, Merger Sub I and Merger Sub II entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, the parties thereto will consummate the Mergers. In the First Merger, Merger Sub I will merge with and into Calavo, with Calavo continuing as the Surviving Corporation and a wholly-owned subsidiary of Mission Produce. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company and a wholly-owned subsidiary of Mission Produce.

Q:	What will Calavo shareholders receive in the Mergers?

A:

Pursuant to the Merger Agreement, at the First Effective Time, Calavo shareholders will be entitled to receive (i) the Per Share Stock Consideration, consisting of 0.9790 shares of validly issued, fully paid and nonassessable shares of Mission Produce Common Stock, subject to the right to receive the Fractional Share Consideration and (ii) the Per Share Cash Consideration, consisting of $14.85 in cash without interest, subject to applicable tax withholding.

On January 21, 2026, Mission Produce entered into a Rights Agreement between Mission Produce and Equiniti Trust Company, LLC, as rights agent (the “Mission Produce Rights Agreement”). Pursuant to the Mission Produce Rights Agreement, as long as the Rights are attached to the Mission Produce Common Stock, Mission Produce will issue one Right (subject to adjustment) with each new share of Mission Produce Common Stock. Accordingly, if the Rights remain attached to the Mission Produce Common Stock as of the First Effective Time, each Calavo shareholder will also be entitled to receive one Right for each share of Mission Produce Common Stock included in such Calavo shareholder’s Merger Consideration.

The Mergers, taken together, are intended to be treated as a single integrated transaction that qualifies as a “reorganization” under Section 368(a) of the Code. To support the intended U.S. federal income tax treatment, if the stock portion of the total consideration would otherwise be less than 43% of the total value, a corresponding portion of the cash consideration will instead be paid in additional shares of Mission Produce Common Stock valued at an agreed share price, with cash paid in lieu of any resulting fractional shares. The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the First Effective Time.

For a description of the treatment of Calavo Equity Awards in connection with the Mergers, see “The Mergers—Treatment of Calavo Equity Awards.”

Q:	What happens if the market price of Mission Produce Common Stock or Calavo Common Stock changes before the First Effective Time and what is the value of the Merger Consideration?

A:

Changes in the market price of Mission Produce Common Stock or Calavo Common Stock at or prior to the First Effective Time will not change the number of shares of Mission Produce Common Stock that Calavo shareholders will be entitled to receive because the Exchange Ratio is fixed at 0.9790 shares of Mission Produce Common Stock. The value of the Merger Consideration to be received in exchange for each share of Calavo Common Stock will fluctuate with the market value of Mission Produce Common Stock until the Mergers are consummated.

Based on Mission Produce’s closing stock price on January 13, 2026, the last trading day prior to the day on which the Mission Produce Board and the Calavo Board approved the Transaction, the implied value of the Merger Consideration was $27.15 per share, representing a 26% premium to Calavo’s VWAP per share on January 13, 2026.

Based on Mission Produce’s closing stock price on March 17, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the Merger Consideration was $26.75.

Q:	What are the conditions to consummation of the Mergers?

A:

The consummation of the Transaction is subject to certain closing conditions. The conditions to the obligations for both Calavo and Mission Produce to consummate the Mergers include but are not limited to: the Requisite Mission Produce Stockholder Approval, the Requisite Calavo Shareholder Approval, the receipt of required regulatory approvals and a number of other customary closing conditions that must be satisfied or waived before the Mergers can be consummated.

See the section entitled “The Merger Agreement—Conditions to Completion of the Mergers” on

page 182 for additional information.

Q:	When are the Mergers expected to be consummated?

A:

Mission Produce and Calavo expect to consummate the Mergers in the third fiscal quarter of 2026, although Mission Produce and Calavo cannot assure consummation by any particular date, if at all. Because the Mergers are subject to a number of conditions, including certain regulatory approvals, the approval of the Mission Produce Share Issuance Proposal by the Mission Produce stockholders and the approval of the Merger Agreement Proposal by the Calavo shareholders, and other customary closing conditions, the exact timing of the Mergers cannot be determined at this time and Mission Produce and Calavo cannot guarantee that the Mergers will be consummated at all. For a description of the conditions to the Mergers, see “The Merger Agreement—Conditions to the Mergers.”

Q:	What happens if the Mergers are not consummated?

A:

If the Mission Produce Share Issuance Proposal is not approved by the Mission Produce stockholders, if the Merger Agreement Proposal is not approved by the Calavo shareholders, or if the Mergers are not consummated for any other reason, the Calavo shareholders will not have their shares of Calavo Common Stock converted into the right to receive the Merger Consideration. Instead, each of Mission Produce and Calavo would remain separate companies. Under certain circumstances, Mission Produce may be required to pay Calavo a reverse termination fee or Calavo may be required to pay Mission Produce a termination fee, or a party to the Merger Agreement may be required to reimburse the other party’s costs and expenses, in each case, as described under “The Merger Agreement—Termination Fees.”

Q:	Are there any risks associated with the Mergers that I should consider in deciding how to vote?

A:	Yes. A number of risks related to the Mergers are discussed in this joint proxy statement/prospectus and described in “Risk Factors” beginning on page 36.

Q:	How can I obtain additional information about Mission Produce and Calavo?

A:

Mission Produce and Calavo each file annual, quarterly and current reports, proxy statements, and other information with the SEC. Each company’s respective filings with the SEC may be accessed on the internet at www.sec.gov. Copies of the documents filed by Mission Produce with the SEC will be available free of charge on Mission Produce’s website at www.missionproduce.com. Copies of the documents filed by Calavo with the SEC will be available free of charge on Calavo’s website at www.calavo.com. The information provided on each company’s respective website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see the section entitled “Where You Can Find More Information” on page 210.

Q:	Who can answer my questions?

A:

If you have any questions about the Merger Agreement, the Mergers, the Mission Produce Share Issuance or the other matters to be voted on at the Mission Produce Special Meeting or the Calavo Special Meeting, or questions about how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact the applicable proxy solicitor, as follows:

For Mission Produce Stockholders: Sodali & Co 430 Park Ave, 14th Floor New York, NY 10022 avo@info.sodali.com Stockholders: (800) 662-5200 (toll free) Banks and brokers: (203) 648-9400 (collect)	For Calavo Shareholders: Georgeson Advisory 51 West 52nd Street, 6th Floor New York, NY 10019 calavo@georgeson.com (866) 766-9287 (toll free)

For Mission Produce Stockholders

Q:	Why am I receiving these materials?

A:

You are receiving this joint proxy statement/prospectus to help you decide how to vote your shares of Mission Produce Common Stock with respect to the Mission Produce Share Issuance Proposal, the Mission Produce Adjournment Proposal and any other matters to be considered at the Mission Produce Special Meeting.

The Transaction cannot be completed unless, among other things, Mission Produce stockholders approve the Mission Produce Share Issuance Proposal at the Mission Produce Special Meeting.

This joint proxy statement/prospectus constitutes both a prospectus and proxy statement of Mission Produce and a proxy statement of Calavo. It is a prospectus because Mission Produce will issue shares of Mission Produce Common Stock as part of the Merger Consideration in exchange for outstanding shares of Calavo Common Stock (other than Dissenting Shares). Information about the Mission Produce Special Meeting, the Transaction, the Merger Agreement and the other business to be considered by Mission Produce stockholders at the Mission Produce Special Meeting is contained in this joint proxy statement/prospectus. Mission Produce stockholders should read this information carefully and in its entirety. The enclosed voting materials allow Mission Produce stockholders to vote their shares by proxy without attending the Mission Produce Special Meeting.

Q:	What items of business will Mission Produce stockholders consider at the Mission Produce Special Meeting?

A:	Mission Produce stockholders will vote on the following proposals at the Mission Produce Special Meeting:

1.	the Mission Produce Share Issuance Proposal; and

2.	the Mission Produce Adjournment Proposal.

Mission Produce will transact no other business at the Mission Produce Special Meeting, except such business as may properly be brought before the Mission Produce Special Meeting.

Q:	When and where is the Mission Produce Special Meeting?

A:	The Mission Produce Special Meeting will be held at 2:00 p.m. Pacific Time on April 28, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at
www.virtualshareholdermeeting.com/AVO2026SM. The Mission Produce Special Meeting will be held exclusively online via live audio webcast.

Q:	Who is entitled to vote at the Mission Produce Special Meeting?

A:

The Mission Produce record date is March 16, 2026 (the “Mission Produce Record Date”). Only holders of record of Mission Produce Common Stock as of the close of business on the Mission Produce Record Date are entitled to notice of, and to vote at, the Mission Produce Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Mission Produce Special Meeting. Each Mission Produce stockholder entitled to vote at the Mission Produce Special Meeting is entitled to one vote per share at the Mission Produce Special Meeting. As of March 16, 2026, the Mission Produce Record Date, there were 70,846,364 issued and outstanding shares of Mission Produce Common Stock, and the issued and outstanding Mission Produce Common Stock was held by 16 stockholders of record.

Q:	How does the Mission Produce Board recommend that I vote on the proposals?

A:

After careful consideration, on January 14, 2026, the Mission Produce Board unanimously (a) approved, adopted and declared advisable the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, (b) determined that the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, are advisable, fair to and in the best interests of, Mission Produce and its stockholders, on the terms and subject to the conditions set forth therein, (c) subject to the terms of the Merger Agreement, resolved to recommend (the “Mission Produce Board Recommendation”) that Mission Produce’s stockholders approve the First Merger, the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal, and (d) directed that the Mission Produce Share Issuance Proposal be submitted to Mission Produce’s stockholders for approval at the Mission Produce Special Meeting. The Mission Produce Board unanimously recommends that Mission Produce stockholders vote “FOR” the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal. For a summary of the factors considered by the Mission Produce Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, see “The Mergers—Mission Produce’s Reasons for the Mergers; Recommendation of the Mission Produce Board.”

Q:	What will happen to my shares of Mission Produce Common Stock?

A:

You will continue to own the same shares of Mission Produce Common Stock that you owned prior to the First Effective Time. As a result of the Mission Produce Share Issuance, however, the overall ownership percentage of the current Mission Produce stockholders in the Combined Company will be diluted. See “Risk Factors—Risk Factors Relating to the Combined Company.” Mission Produce stockholders and Calavo shareholders will have a reduced ownership and voting interest in Mission Produce after the Mergers and will exercise less influence over the policies of the Combined Company than they now have on the policies of Mission Produce and Calavo, respectively.

Immediately following the consummation of the Mergers, it is anticipated that:

•

continuing Mission Produce stockholders will own approximately 80% of the then-outstanding Mission Produce Common Stock, based on the number of shares and stock-based awards of Mission Produce and Calavo outstanding as of March 17, 2026, the last practicable trading day before the date of the joint proxy statement/prospectus; and

•

former Calavo shareholders will own approximately 20% of the then-outstanding Mission Produce Common Stock, based on the number of shares and stock-based awards of Mission Produce and Calavo outstanding as of March 17, 2026, the last practicable trading day before the date of the joint proxy statement/prospectus.

Q:	Do the Mission Produce directors and executive officers have any interests in the Mergers?

A:

In connection with the consummation of the Mergers, Mission Produce’s directors and executive officers have interests in the Mergers that may be different from, or in addition to, those of the stockholders of Mission Produce generally. The Mission Produce Board was aware of these potential interests and considered them, among other things, in reaching its decision to approve and declare advisable the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance. Such potential interests are described in more detail in “The Mergers—Interests of Mission Produce Directors and Executive Officers in the Mergers.”

Q:	What constitutes a quorum at the Mission Produce Special Meeting?

A:

The Mission Produce Bylaws provide that the holders of a majority of the issued and outstanding stock of Mission Produce entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Mission Produce Board in its sole discretion, or represented by proxy, will constitute a quorum at the Mission Produce Special Meeting. Shares present virtually during the Mission Produce Special Meeting will be considered shares of Mission Produce Common Stock represented in person at the meeting. Shares present at the Mission Produce Special Meeting but abstaining from voting on any proposal will be counted as shares that are present for purposes of determining whether a quorum exists at the Mission Produce Special Meeting. Since the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal are each non-routine proposals, there will not be any “broker non-votes” at the Mission Produce Special Meeting. If a quorum is initially present, the Mission Produce stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Q:	What vote is required for Mission Produce stockholders to approve the Mission Produce Share Issuance Proposal?

A:

Assuming a quorum is present, approval of the Mission Produce Share Issuance Proposal requires the affirmative vote of a majority in voting power of the Mission Produce stockholders present in person or by proxy and entitled to vote thereon. Only holders of record of Mission Produce Common Stock at the close of business on the Mission Produce Record Date will be entitled to vote on the Mission Produce Share Issuance Proposal. As a result, assuming a quorum is present, shares present in person or by proxy at the Mission Produce Special Meeting but abstaining from voting on the Mission Produce Share Issuance Proposal will have the same effect as a vote “AGAINST” the Mission Produce Share Issuance Proposal. Any failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming quorum is met) will have no effect on the Mission Produce Share Issuance Proposal. No “broker non-votes” are expected at the Mission Produce Special Meeting.

Q:	What vote is required for Mission Produce stockholders to approve the Mission Produce Adjournment Proposal?

A:

Assuming a quorum is present, approval of the Mission Produce Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast for such proposal. As a result, assuming a quorum is present, shares present in person or by proxy at the Mission Produce Special Meeting, but abstaining from voting on the Mission Produce Adjournment Proposal, will have no effect on the outcome of the Mission Produce Adjournment Proposal. If a quorum is not present at the Mission Produce

Special Meeting, then the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the Mission Produce Adjournment Proposal have the power to adjourn. Under this standard, assuming a quorum is not present, then shares present in person or by proxy at the Mission Produce Special Meeting, but abstaining from voting on the Mission Produce Adjournment Proposal will have the same effect as a vote “AGAINST” the Mission Produce Adjournment Proposal. Any failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming quorum is met) will have no effect on the Mission Produce Adjournment Proposal. No “broker non-votes” are expected at the Mission Produce Special Meeting. The vote on the Mission Produce Adjournment Proposal is separate and apart from the vote to approve the Mission Produce Share Issuance Proposal and is not a condition to the consummation of the Mergers.

Q:	Is my vote at the Mission Produce Special Meeting important and how are votes counted at the Mission Produce Special Meeting?

A:

Yes, your vote is very important. If you do not submit a proxy or attend the Mission Produce Special Meeting in person, it will be more difficult for us to obtain the necessary quorum to hold the Mission Produce Special Meeting.

Only holders of record of Mission Produce Common Stock at the close of business on the Mission Produce Record Date will be entitled to vote on the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal.

For the Mission Produce Share Issuance Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Mission Produce Share Issuance Proposal, assuming a quorum is present, attending the meeting in person or submitting a proxy, but in either case abstaining from voting, will have the same effect as a vote “AGAINST” the Mission Produce Share Issuance Proposal. Assuming a quorum is present, the failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Mission Produce Share Issuance Proposal.

For the Mission Produce Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of the Mission Produce Adjournment Proposal, assuming a quorum is present, attending the meeting in person or submitting a proxy, but in either case abstaining from voting, will have no effect on the outcome of the Mission Produce Adjournment Proposal. Assuming a quorum is present, the failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder will have no effect on the outcome of the Mission Produce Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal.

Q:	What happens if I sell my Mission Produce Common Stock before the Mission Produce Special Meeting?

A:

The Mission Produce Record Date is earlier than the date of the Mission Produce Special Meeting. If you sell your shares of Mission Produce Common Stock after the Mission Produce Record Date but before the date of the Mission Produce Special Meeting, you will retain any right to vote at the Mission Produce Special Meeting.

Q:	How do I submit a proxy or vote my shares at the Mission Produce Special Meeting?

A:

You may submit your proxy by telephone, through the internet or by mailing the enclosed proxy card, or you may vote virtually at the Mission Produce Special Meeting by attending the live audio webcast at www.virtualshareholdermeeting.com/AVO2026SM. If you hold your shares in more than one account, please be sure to submit a proxy for each proxy card you receive.

To submit your proxy by telephone, call 1-800-690-6903. In order to vote your shares by telephone, you will need the 16-digit control number included on your enclosed proxy card (which is unique to each Mission Produce stockholder to ensure all voting instructions are genuine and to prevent duplicate voting).

To submit your proxy through the internet, you may vote your shares at www.proxyvote.com. In order to vote your shares through the internet, you will need the 16-digit control number included on your enclosed proxy card.

If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 8:59 p.m. Pacific Time on April 27, 2026 in order to be counted at the Mission Produce Special Meeting.

To vote during the live audio webcast, follow the instructions available on the Mission Produce Special Meeting website at www.virtualshareholdermeeting.com/AVO2026SM. The Mission Produce Special Meeting will be held exclusively online via live audio webcast. To be admitted to the live audio webcast, you must provide your 16-digit control number. The Mission Produce Board recommends that you submit your vote by proxy prior to the date of the Mission Produce Special Meeting even if you plan to attend the meeting virtually via the internet.

If you hold shares of Mission Produce Common Stock directly in your name as a stockholder of record, you may vote by mail by completing, signing, dating and returning your enclosed proxy card in the accompanying pre-addressed envelope no later than the close of business on April 25, 2026 in order for your vote to be counted at the Mission Produce Special Meeting.

If you hold your shares of Mission Produce Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you may vote by mail by completing, signing, and dating the voting instruction form provided by your bank, broker, nominee, trustee or other record holder and returning it in the accompanying pre-addressed envelope. You will also receive separate voting instructions from your bank, broker, nominee, trustee or other record holder for voting during the live audio webcast. Additionally, you may vote through the internet or by telephone only if internet or telephone voting is made available by your bank, broker, nominee, trustee or other record holder. You must follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder in order to instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares of Mission Produce Common Stock. Your bank, broker, nominee, trustee or other record holder must receive your voting instruction form in sufficient time to vote your shares at the Mission Produce Special Meeting.

Q:

If my Mission Produce Shares are held in “street name” by my bank, broker, nominee, trustee or other record holder, will my bank, broker, nominee, trustee or other record holder vote my shares for me at the Mission Produce Special Meeting?

A:

No. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the proxyvote.com website, then you may access, participate in and vote at the Mission Produce Special Meeting with the 16-digit control number indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker, nominee, trustee or other record holder (preferably at least five days before the Mission Produce Special Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Mission Produce Special Meeting.

Q:	How can I revoke or change my vote at the Mission Produce Special Meeting?

A:

Any proxy given pursuant to this solicitation may be revoked by the stockholder giving it at any time before it is voted at the Mission Produce Special Meeting. Proxies may be revoked by (a) delivering to the General Counsel and Secretary of Mission Produce, before the taking of the vote at the Mission Produce Special Meeting, a written notice of revocation bearing a date later than the proxy, (b) duly completing and delivering a later-dated proxy relating to the same shares before the taking of the vote at the Mission Produce Special Meeting using any of the methods contemplated herein or (c) attending the Mission Produce Special Meeting online and voting (although virtual attendance at the Mission Produce Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy delivered by mail should be delivered to Mission Produce’s executive offices at Mission Produce, Inc., 2710 Camino Del Sol, Oxnard, CA 93030, Attention: General Counsel and Secretary, before the taking of the vote at the Mission Produce Special Meeting. If you vote your shares through the internet or by telephone prior to the Mission Produce Special Meeting, only your latest internet or telephone vote submitted prior to the Mission Produce Special Meeting will be counted at the Mission Produce Special Meeting.

Q:	Will a proxy solicitor be used by Mission Produce in connection with the Mission Produce Special Meeting?

A:	Yes. Mission Produce has engaged Sodali & Co as its proxy solicitor for the Mission Produce Special Meeting.

Q:	Am I entitled to exercise appraisal rights in respect of my Mission Produce Shares?

A:

No. Mission Produce stockholders are not entitled to any appraisal rights in connection with the Mergers. For information about appraisal rights available to Calavo shareholders in respect of their Calavo shares, see “The Mergers—Dissenters’ Rights in the Mergers.”

Q:	What else do I need to do now prior to the Mission Produce Special Meeting?

A:

You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Mergers may affect you. Even if you plan to attend the Mission Produce Special Meeting, please vote promptly.

For Calavo Shareholders

Q:	Why am I receiving these materials?

A:

You are receiving this joint proxy statement/prospectus to help you decide how to vote your shares of Calavo Common Stock with respect to the Merger Agreement Proposal, the Merger-Related Compensation Proposal, the Calavo Adjournment Proposal and any other matters to be considered at the Calavo Special Meeting.

The Transaction cannot be completed unless, among other things, Calavo shareholders approve the Merger Agreement Proposal at the Calavo Special Meeting.

This joint proxy statement/prospectus constitutes both a proxy statement of Calavo, and a prospectus and proxy statement of Mission Produce. It is a prospectus because Mission Produce will issue shares of Mission Produce Common Stock as part of the Merger Consideration in exchange for outstanding shares of Calavo Common Stock (other than Excluded Shares and Dissenting Shares). Information about the Calavo Special Meeting, the Transaction, the Merger Agreement and the other business to be considered by Calavo shareholders at the Calavo Special Meeting is contained in this joint proxy statement/prospectus. Calavo shareholders should read this information carefully and in its entirety. The enclosed voting materials allow Calavo shareholders to vote their shares by proxy without attending the Calavo Special Meeting.

Q:	What items of business will Calavo shareholders consider at the Calavo Special Meeting?

A:	Calavo shareholders will vote on the following proposals at the Calavo Special Meeting:

1.	the Merger Agreement Proposal;

2.	the Merger-Related Compensation Proposal; and

3.	the Calavo Adjournment Proposal.

Calavo will transact no other business at the Calavo Special Meeting, except such business as may properly be brought before the Calavo Special Meeting.

Q:	When and where is the Calavo Special Meeting?

A:

The Calavo Special Meeting will be held at 2:00 p.m. Pacific Time on April 28, 2026 (unless it is adjourned or postponed to a later date), via live audio-visual webcast at www.virtualshareholdermeeting.com/CVGW2026SM. The Calavo Special Meeting will be held exclusively online via live audio-visual webcast.

Q:	Will the value of the Merger Consideration change between the date of this joint proxy statement/prospectus and the time the Transaction is completed?

A:

The Exchange Ratio of 0.9790 shares of Mission Produce Common Stock for each share of Calavo Common Stock is fixed, and no adjustments to the Exchange Ratio will be made based upon changes in the price of either Mission Produce Common Stock or Calavo Common Stock, prior to the consummation of the Mergers or otherwise. As a result, any changes in the market price of the shares of Mission Produce Common Stock will change the value of the Per Share Stock Consideration that a Calavo shareholder is entitled to receive if the Transaction is completed, and that value could be significantly higher or lower than the value of the Per Share Stock Consideration on the date of this joint proxy statement/prospectus, the date of the Calavo Special Meeting or the date on which Calavo shareholders actually receive the Per Share Stock Consideration.

Q:	Will Calavo shareholders be able to trade the Mission Produce Common Stock that they receive in the Transaction?

A:

Yes. The Mission Produce Common Stock to be issued to Calavo shareholders will be listed on the Nasdaq under the symbol “AVO.” Unless you are deemed an “affiliate” of Mission Produce after the Transaction is completed, you may sell the shares of Mission Produce Common Stock you receive without restriction.

Q:	As a Calavo shareholder, can I make an election as to the form of Merger Consideration I receive?

A:	No. Each share of Calavo Common Stock will be converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

Q:	What will holders of Calavo Equity Awards receive in the Transaction?

A:	The Merger Agreement specifies the treatment of the outstanding Calavo Equity Awards in connection with the Transaction, which will be treated as follows at the First Effective Time:

•

each Calavo Option issued under Calavo’s 2020 Equity Incentive Plan (the “Calavo 2020 EIP”) and 2011 Management Incentive Plan (the “Calavo 2011 MIP”), in each case as amended or restated from time to time (together, the “Calavo Equity Plans”), whether or not vested or exercisable, that is outstanding immediately prior to the First Effective Time and that has not been validly exercised will, automatically and without any action required by the holder, become vested and exercisable in full and shall be cancelled as of the First Effective Time; each holder of any such cancelled Calavo Option will be entitled to receive from Mission Produce or the Surviving Company, with respect to the shares of Calavo Common Stock that would have been issuable upon the exercise of such Calavo Option, an amount in cash without interest (the “Option Consideration”) equal to the product of (x) the number of shares of Calavo Common Stock subject to the Calavo Option immediately prior to the First Effective Time and (y) the excess, if any, of (1) the sum of (i) an amount equal to the product of (a) the Exchange Ratio and (b) the VWAP of the Mission Produce Common Stock ending on the trading day immediately preceding the day on which the Mergers close, plus (ii) the Per Share Cash Consideration (such sum, the “Merger Consideration Value”) over (2) the exercise price per share of Calavo Common Stock applicable to the Calavo Option, provided that if the Merger Consideration Value is less than or equal to the exercise price per share of a Calavo Option, the Calavo Option shall be cancelled and terminated for no consideration;

•

each Calavo RSU that is outstanding immediately prior to the First Effective Time will, automatically and without any action required by Mission Produce, Calavo, or the holder, vest in full (if unvested) and be cancelled as of the First Effective Time; each holder of any such cancelled Calavo RSU will be entitled to receive from Mission Produce or the Surviving Company, with respect to such shares of Calavo Common Stock, an amount in cash without interest (the “RSU Consideration”) equal to the product of (x) the number of shares of Calavo Common Stock subject to the Calavo RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value; and

•

each Calavo Deferred RSU will, automatically and without any action required by Mission Produce, Calavo or the holder, be cancelled as of the First Effective Time; each holder of any such cancelled Calavo Deferred RSU will become entitled to receive from Mission Produce or the Surviving Company, with respect to shares of Calavo Common Stock subject to such cancelled Calavo Deferred RSU, an amount in cash without interest (the “Deferred RSU Consideration”) equal to the product of (x) the number of shares of Calavo Common Stock subject to such Calavo Deferred RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value. Prior to the Closing and in accordance with Section 409A of the Code and the regulations promulgated thereunder, each Calavo Deferred RSU will be vested in full and terminated by irrevocable action of the Calavo Board in return for the Deferred RSU Consideration.

Q:	What are the U.S. federal income tax consequences of the Mergers to U.S. Holders of Calavo Common Stock?

A:

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Mission Produce’s obligation to effect the Mergers that Mission Produce receive an opinion from Latham & Watkins, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Calavo’s obligation to effect the Mergers that Calavo receive an opinion from Cozen O’Connor, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the foregoing opinions of counsel will be based on, among other things, certain factual representations made by Mission Produce and Calavo and certain assumptions, all of which must be consistent with the state of facts existing at the time of the Mergers. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinions.

Assuming that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration (other than cash in lieu of a fractional share of Mission Produce Common Stock) and the fair market value of the Mission Produce Common Stock received, minus such holder’s adjusted tax basis in its shares of Calavo Common Stock surrendered, and (2) the amount of cash consideration received (other than cash in lieu of a fractional share of Mission Produce Common Stock).

The tax consequences to you of the Mergers will depend on your particular facts and circumstances. Please consult your tax advisor as to the tax consequences of the Mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete description of the material U.S. federal income tax consequences of the Mergers to you and consult your own tax advisors regarding the U.S. federal income tax consequences of the Mergers to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Q:	Do Calavo shareholders have the right to dissent from the Transaction?

A:

Yes. Pursuant to Chapter 13 of the CGCL, holders of Calavo Common Stock who vote against the Merger Agreement Proposal and who otherwise strictly comply with the procedures set forth in Chapter 13 of the CGCL, have the right to seek the fair market value of their shares of Calavo Common Stock, as determined by the applicable California superior court, if the Transaction is completed. The “fair market value” of shares of Calavo Common Stock as determined by the applicable California superior court could be more or less than, or the same as, the value of the Merger Consideration that a Calavo shareholder would otherwise be entitled to receive under the terms of the Merger Agreement.

To exercise dissenters’ rights, Calavo shareholders must strictly comply with the procedures prescribed by California law. These procedures are summarized in the section entitled “The Mergers — Dissenter’s Rights in the Mergers” beginning on page 141 and the full text of Chapter 13 of the CGCL is attached hereto as Annex D. Failure to strictly comply with these provisions will result in a loss of the right of dissent.

Q:	What are the recommendations of the Calavo Special Transactions Committee and the Calavo Board?

A:

The Calavo Special Transactions Committee unanimously, among other things, (i) determined that the Merger Agreement and the other documents required to effectuate the Mergers (collectively, the “Merger Documents”), the First Merger and the and the other transactions contemplated by the Merger Documents were fair to, and in the best interests of, Calavo and its shareholders and (ii) recommended that the Calavo Board (A) approve the Merger Agreement and the Transaction and (B) recommend that the holders of Calavo Common Stock entitled to vote thereon approve the Merger Agreement Proposal. Upon the unanimous recommendation of the Calavo Special Transactions Committee, the Calavo Board unanimously, among other things, (1) determined that the Merger and the other Merger Documents, the First Merger and the and the other transactions contemplated by the Merger Documents were fair to, and in the best interests of Calavo and its shareholders, (2) approved the Merger Agreement and the Transaction and (3) recommended that the holders of Calavo Common Stock entitled to vote thereon approve the Merger Agreement Proposal (the “Calavo Board Recommendation”).

Q:	Did the Calavo Board or Calavo Special Transactions Committee obtain a third-party opinion in determining whether or not to proceed with the Transaction?

A:

Yes. On January 14, 2026, the Calavo Special Transactions Committee and Calavo Board received an opinion from Jefferies as to the fairness, as of such date, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Calavo Common Stock in the First Merger pursuant to the Merger Agreement, which was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on and scope of the review undertaken by Jefferies, as set forth in such opinion, as more fully described in the subsection “The Mergers—Opinion of Calavo’s Financial Advisor.” A copy of Jefferies’ opinion is attached hereto as Annex C.

Q:	What does the Calavo Board of Directors recommend?

A:	The Calavo Board unanimously recommends that Calavo shareholders vote: “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Calavo Adjournment Proposal.

Q:	Why is my vote important?

A:

The Transaction cannot be completed unless the Calavo shareholders approve the Merger Agreement Proposal. Information about the Calavo Special Meeting, the Transaction, and other matters to be considered by Calavo shareholders is contained in this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the Calavo Special Meeting?

A:

The Calavo record date is March 16, 2026 (the “Calavo Record Date”). Only holders of record of Calavo Common Stock as of the close of business on the Calavo Record Date are entitled to notice of, and to vote at, the Calavo Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Calavo Special Meeting. Each Calavo shareholder entitled to vote at the Calavo Special Meeting is entitled to one vote per share at the Calavo Special Meeting. As of March 16, 2026, the Calavo Record Date, there were 17,874,079 issued and outstanding shares of Calavo Common Stock, and the issued and outstanding Calavo Common Stock was held by 696 shareholders of record.

Q:	What constitutes a quorum at the Calavo Special Meeting?

A:

As of the close of business on the Calavo Record Date, there were 17,874,079 shares of Calavo Common Stock outstanding and entitled to vote at the Calavo Special Meeting. The presence at the Calavo Special Meeting of a majority of these shares of Calavo Common Stock, either by online presence or by proxy, will constitute a quorum for the transaction of business at the Calavo Special Meeting.

Q:	What is the vote required to approve each proposal at the Calavo Special Meeting?

A:	The Merger Agreement Proposal:

•

Standard: Approval of the Merger Agreement Proposal requires the affirmative vote of at least a majority of the outstanding shares of Calavo Common Stock entitled to vote on the Merger Agreement Proposal at the Calavo Special Meeting.

•

Effect of abstentions or failures to vote: If you mark “ABSTAIN” on your proxy, fail to submit a proxy, fail to vote in person (by virtual presence) at the Calavo Special Meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the Merger Agreement Proposal, it will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

The Merger-Related Compensation Proposal:

•

Standard: Approval of the Merger-Related Compensation Proposal requires the affirmative vote of at least a majority of the shares of Calavo Common Stock represented and voting at the Calavo Special Meeting (which shares voting affirmatively “FOR” the Merger-Related Compensation Proposal also constitute at least a majority of the required quorum).

•

Effect of abstentions and failures to vote: If you mark “ABSTAIN” on your proxy, fail to submit a proxy, fail to vote in person (by virtual presence) at the Calavo Special Meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the Merger-Related Compensation Proposal, it will have no effect on the vote with respect to the Merger-Related Compensation Proposal, unless there are insufficient votes in favor of the Merger-Related Compensation Proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such case, abstentions, failures to submit a proxy, failures to vote in person (by virtual presence) at the Calavo Special

Meeting, or failures to instruct your bank, broker or other nominee how to vote with respect to the Merger-Related Compensation Proposal will have the same effect as a vote “AGAINST” this proposal.

The Calavo Adjournment Proposal:

•

Standard: The Calavo Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Calavo Common Stock represented and voting at the Calavo Special Meeting (which shares voting affirmatively “FOR” the Calavo Adjournment Proposal also constitute at least a majority of the required quorum), provided that in the absence of a quorum, the Calavo Adjournment Proposal requires the vote of a majority of the shares represented either in person or by proxy.

•

Effect of abstentions and failures to vote: If you mark “ABSTAIN” on your proxy, fail to submit a proxy, fail to vote in person (by virtual presence) at the Calavo Special Meeting, or fail to instruct your bank, broker or other nominee how to vote with respect to the Calavo Adjournment Proposal, it will have no effect on the vote with respect to the Calavo Adjournment Proposal, unless either (i) at such time as a quorum is present at the Calavo Special Meeting there are insufficient votes in favor of the Calavo Adjournment Proposal, such that the affirmative votes constitute less than a majority of the required quorum or (ii) a quorum is not present at such time at the Calavo Special Meeting. In such cases, abstentions, failures to submit a proxy, failures to vote in person (by virtual presence) at the Calavo Special Meeting, or failures to instruct your bank, broker or other nominee how to vote with respect to the Calavo Adjournment Proposal will have the same effect as a vote “AGAINST” this proposal.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the Calavo Special Meeting. Please follow the instructions set forth on the Calavo proxy card, or on the voting instruction form provided by the record holder if your shares are held in the name of your bank, broker or other nominee.

If you hold your shares in certificated form, please do not submit your stock certificates at this time. If the Transaction is completed, you will receive instructions for surrendering your stock certificates from the Exchange Agent.

Q:	How do I submit a proxy or vote my shares at the Calavo Special Meeting?

A:

You may submit your proxy by telephone, through the internet or by mailing the enclosed proxy card, or you may vote virtually at the Calavo Special Meeting by attending the live audio-visual webcast at www.virtualshareholdermeeting.com/CVGW2026SM. If you hold your shares in more than one account, please be sure to submit a proxy for each proxy card you receive.

To submit your proxy by telephone, call 1-800-690-6903. In order to vote your shares by telephone, you will need the control number included on your enclosed proxy card (which is unique to each Calavo shareholder to ensure all voting instructions are genuine and to prevent duplicate voting).

To submit your proxy through the internet, you may vote your shares at www.proxyvote.com. In order to vote your shares through the internet, you will need the control number included on your enclosed proxy card.

If you choose to submit your proxy through the internet or by telephone, your proxy must be received by 8:59 p.m. Pacific Time on April 27, 2026 in order to be counted at the Calavo Special Meeting.

To vote during the live audio-visual webcast, follow the instructions available on the Calavo Special Meeting website at www.virtualshareholdermeeting.com/CVGW2026SM. The Calavo Special Meeting will be held exclusively online via live audio-visual webcast. To be admitted to the live audio-visual webcast, you must provide your control number. The Calavo Board recommends that you submit your vote by proxy prior to the date of the Calavo Special Meeting even if you plan to attend the meeting virtually via the internet.

If you hold shares of Calavo Common Stock directly in your name as a stockholder of record, you may vote by mail by completing, signing, dating and returning your enclosed proxy card in the accompanying pre-addressed envelope no later than the close of business on April 25, 2026 in order for your vote to be counted at the Calavo Special Meeting.

If you hold your shares of Calavo Common Stock in “street name” through a bank, broker, nominee, trustee or other record holder, you may vote by mail by completing, signing, and dating the voting instruction form provided by your bank, broker, nominee, trustee or other record holder and returning it in the accompanying pre-addressed envelope. You will also receive separate voting instructions from your bank, broker, nominee, trustee or other record holder for voting during the live audio-visual webcast. Additionally, you may vote through the internet or by telephone only if internet or telephone voting is made available by your bank, broker, nominee, trustee or other record holder. You must follow the voting instructions provided by your bank, broker, nominee, trustee or other record holder in order to instruct your bank, broker, nominee, trustee or other record holder on how to vote your shares of Calavo Common Stock. Your bank, broker, nominee, trustee or other record holder must receive your voting instruction form in sufficient time to vote your shares at the Calavo Special Meeting.

Q:	Do any of Calavo’s directors or officers have interests in the Transaction that may differ from those of Calavo’s shareholders?

A:

Calavo’s directors and officers have certain interests in the Transaction that may be different from, or in addition to, the interests of Calavo shareholders generally. The Calavo Board was aware of the interests of Calavo’s directors and officers and considered such interests, among other matters, when it approved the Merger Agreement and in making its recommendations to its shareholders. For more information regarding these interests, see the section entitled “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Q:	How are votes counted and who will count the votes?

A:	Each outstanding share of Calavo Common Stock on the Calavo Record Date is entitled to one vote on each matter properly brought before the Calavo Special Meeting.

Calavo has appointed Broadridge to serve as an inspector of election for the Calavo Special Meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Calavo or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Q:	What happens if I do not give specific voting instructions?

A:

For Shares Directly Registered in the Name of the Shareholder: If you return your signed proxy but do not indicate your voting preferences, Calavo will vote on your behalf “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Calavo Adjournment Proposal.

For Shares Registered in the Name of a Brokerage Firm, Bank, Broker-Dealer or Other Similar Organization: If your shares are held in street name, your brokerage firm, bank, broker-dealer, or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions with respect to shares registered in the name of organizations that are not governed by Nasdaq Rule 2251, those shares will not be voted at the meeting because such organizations do not have discretionary voting power. If you do not furnish voting instructions to brokerage firms that are governed by Nasdaq Rule 2251, one of two things can happen, depending upon whether a proposal is “routine.” Under Nasdaq Rule 2251, brokerage firms, banks, broker-dealers, and other similar organizations have the discretion to cast votes on routine matters, without voting instructions from their clients. Brokerage firms, banks, broker-dealers, and other similar organizations are not permitted, however, to cast votes on “non-routine” matters, such as the Merger Agreement Proposal (as requested in Proposal No. 1), the Merger-Related Compensation Proposal (as requested in Proposal No. 2) or the Calavo Adjournment Proposal (as requested in Proposal No. 3), without such voting instructions. Accordingly, no broker non-votes are expected at the Calavo Special Meeting.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the Calavo Special Meeting, as described herein. You may do this in one of the following four ways:

•

by logging onto the internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by sending a notice of revocation to the Corporate Secretary of Calavo;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the Calavo Special Meeting and voting via virtual presence.

If you choose any of the first three methods, you must take the described action no later than the beginning of the Calavo Special Meeting.

If your shares are held in an account at a bank, broker or other nominee and you have delivered your voting instruction card or otherwise given instruction on how to vote your shares to your bank, broker or other nominee or your applicable plan administrator, you should contact your bank, broker or other nominee or your applicable plan administrator to change your vote.

Your online attendance at the Calavo Special Meeting in and of itself will not automatically revoke a proxy that was submitted earlier by mail or other means.

Q:	May I vote my shares via online presence at the virtual Calavo Special Meeting?

A:

For Shares Directly Registered in the Name of the Shareholder: Yes. However, we encourage you to vote by proxy card even if you plan to attend the Calavo Special Meeting via online presence. To be admitted to the virtual Calavo Special Meeting, and to vote via online presence at the Calavo Special Meeting, you will need the control number included on your proxy card, or the instructions that accompanied your proxy materials.

For Shares Registered in the Name of a Brokerage Firm or Bank: Yes, but in order to do so you will need to contact such bank, broker, or other nominee to request a legal proxy and register for the Calavo Special Meeting in advance through our transfer agent, Computershare. Once proof of your proxy power (legal proxy) has been obtained, send the proof reflecting your holdings along with your name and email address to proxytabulation@computershare.com to obtain your control number. Registration must be received no later than 5:00 p.m. Pacific Time on April 24, 2026.

Q:	Where can I find the voting results of the Calavo Special Meeting?

A:

The preliminary voting results will be announced at the Calavo Special Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K to be filed by Calavo within four business days following the date of the Calavo Special Meeting.

Q:	What happens if I sell my shares of Calavo Common Stock after the record date but before the Calavo Special Meeting?

A:

The Calavo Record Date for the Calavo Special Meeting (the close of business on March 16, 2026) is earlier than the date of the Calavo Special Meeting and earlier than the date that the Transaction is expected to be completed. If you sell or otherwise transfer your shares of Calavo Common Stock after the Calavo Record Date but before the date of the Calavo Special Meeting, you will retain your right to vote at the Calavo Special Meeting. However, you will not have the right to receive the Merger Consideration to be received by Calavo shareholders in the Transaction. In order to receive the Merger Consideration, you must hold your shares through consummation of the Mergers.

Q:

Are there any risks that I should consider in deciding whether to vote in favor of the Merger Agreement Proposal, the Merger-Related Compensation Proposal and Calavo Adjournment Proposal to be considered at the Calavo Special Meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 36. You also should read and carefully consider the risk factors of Calavo and Mission Produce contained in the documents that are incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see the section entitled “Where You Can Find More Information” on page 210.

Q:	Will a proxy solicitor be used by Calavo in connection with the Calavo Special Meeting?

A:	Yes. Calavo has engaged Georgeson Advisory as its proxy solicitor for the Calavo Special Meeting.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed Calavo proxy card, you should contact Georgeson Advisory, the proxy solicitor for Calavo toll-free at (866) 766-9287 or by email at calavo@georgeson.com.

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus. Mission Produce and Calavo urge you to read carefully this joint proxy statement/prospectus, including the annexes, in its entirety. Additional important information that Mission Produce and Calavo also urge you to read is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Risk Factors

The Mergers involve certain risks. You should carefully consider the factors described under “Risk Factors” beginning on page 36 in evaluating the Mergers, including risks relating to the Mergers, risks relating to Mission Produce, risks relating to Calavo, and risks relating to the Combined Company.

Information about the Parties to the Transaction

Mission Produce, Inc.

Mission Produce, Inc., a Delaware corporation, is a global leader in the avocado industry which farms, packs, markets, and distributes avocados to food retailers, foodservice, distributors and produce wholesalers worldwide. Mission Produce primarily procures avocados from California, Mexico and Peru. Mission Produce Common Stock is publicly traded on Nasdaq under the ticker symbol “AVO.” Mission Produce’s principal executive office is located at 2710 Camino Del Sol, Oxnard, California 93030, and its telephone number is (805) 981-3650. For additional information about Mission Produce, see “Where You Can Find More Information” or visit Mission Produce’s website at http://www.missionproduce.com. Information contained on Mission Produce’s website does not constitute part of this joint proxy statement/prospectus.

Cantaloupe Merger Sub I, Inc.

Cantaloupe Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Mission Produce, was formed solely for the purpose of facilitating the Transaction. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. At the First Effective Time, Merger Sub I will merge with and into Calavo with Calavo continuing as the Surviving Corporation. Merger Sub I’s principal executive office is located at 2710 Camino Del Sol, Oxnard, California 93030, and its telephone number is (805) 981-3650.

Cantaloupe Merger Sub II, LLC

Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Mission Produce, Inc., was formed solely for the purpose of facilitating the Transaction. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company and a wholly-owned subsidiary of Mission Produce. Merger Sub II’s principal executive office is located at 2710 Camino Del Sol, Oxnard, California 93030, and its telephone number is (805) 981-3650.

Calavo Growers, Inc.

Calavo Growers, Inc., a California corporation, was founded in 1924 to market California avocados and incorporated in California in 2001. Calavo is a global leader in the avocado industry and provides value-added fresh food products, including avocados, prepared avocado products (such as guacamole), and other perishable food products to retail grocery, foodservice, club stores, mass merchandisers, food distributors, and wholesalers worldwide. Calavo’s principal executive offices are located at 1141-A Cummings Road, Santa Paula, CA 93060, and its telephone number is (805) 525-1245. For additional information about Calavo, see “Where You Can Find More Information” or visit Calavo’s website at https://www.calavo.com/. Information contained on Calavo’s website does not constitute part of this joint proxy statement/prospectus.

The Mission Produce Special Meeting

The Mission Produce Special Meeting will be held virtually at 2:00 p.m. Pacific Time, on April 28, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/AVO2026SM, for the following purposes:

1.	to consider and vote on the Mission Produce Share Issuance Proposal; and

2.	to consider and vote on the Mission Produce Adjournment Proposal.

Mission Produce Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Mission Produce Record Date is March 16, 2026. Only holders of record of Mission Produce Common Stock as of the close of business on the Mission Produce Record Date are entitled to notice of, and to vote at, the Mission Produce Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Mission Produce Special Meeting. Each Mission Produce stockholder entitled to vote at the Mission Produce Special Meeting is entitled to one vote per share at the Mission Produce Special Meeting. As of March 17, 2026, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were 70,846,364 issued and outstanding shares of Mission Produce Common Stock, and the issued and outstanding Mission Produce Common Stock was held by 16 stockholders of record.

Quorum

The Mission Produce Bylaws provide that the holders of a majority of the issued and outstanding stock of Mission Produce entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Mission Produce Board in its sole discretion, or represented by proxy, will constitute a quorum at the Mission Produce Special Meeting. Shares present virtually during the Mission Produce Special Meeting will be considered shares of Mission Produce Common Stock represented in person at the meeting. Shares that abstain from voting on any proposal will be counted as shares that are present for purposes of determining whether a quorum exists at the Mission Produce Special Meeting. Since the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal are each non-routine proposals, there will not be any “broker non-votes” at the Mission Produce Special Meeting. Failure of a quorum at the Mission Produce Special Meeting may result in an adjournment of the Mission Produce Special Meeting and may subject Mission Produce to additional costs and expenses.

Required Vote

Assuming a quorum is present, approval of the Mission Produce Share Issuance Proposal requires the affirmative vote of a majority in voting power of the Mission Produce stockholders present in person or by proxy and entitled to vote thereon. Only holders of record of Mission Produce Common Stock at the close of business on the Mission Produce Record Date will be entitled to vote on the Mission Produce Share Issuance Proposal. As a result, assuming a quorum is present, shares present in person or by proxy at the Mission Produce Special Meeting but abstaining from voting on the Mission Produce Share Issuance Proposal will have the same effect as a vote “AGAINST” the Mission Produce Share Issuance Proposal. Any failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming quorum is met) will have no effect on the Mission Produce Share Issuance Proposal. No “broker non-votes” are expected at the Mission Produce Special Meeting.

Assuming a quorum is present, approval of the Mission Produce Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast for such proposal. As a result, assuming a quorum is present, shares present in person or by proxy at the Mission Produce Special Meeting, but abstaining from voting on the Mission Produce Adjournment Proposal, will have no effect on the outcome of the Mission Produce Adjournment Proposal. If a quorum is not present at the Mission Produce Special Meeting, then the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the Mission Produce Adjournment Proposal have the power to adjourn. Under this standard, assuming a quorum is not present, then shares present in person or by proxy at the Mission Produce Special Meeting, but abstaining from voting on the Mission Produce Adjournment Proposal will have the same effect as a vote “AGAINST” the Mission Produce Adjournment Proposal. Any failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming quorum is met) will have no effect on the Mission Produce Adjournment Proposal. No “broker non-votes” are expected at the Mission Produce Special Meeting. The vote on the Mission Produce Adjournment Proposal is separate and apart from the vote to approve the Mission Produce Share Issuance Proposal and is not a condition to the consummation of the Mergers.

Stock Ownership of and Voting by Mission Produce Directors and Executive Officers

As of March 16, 2026, the Mission Produce Record Date, Mission Produce’s directors and executive officers and their affiliates beneficially owned in the aggregate 21,853,473 shares of Mission Produce Common Stock entitled to vote at the Mission Produce Special Meeting, which represents 30.85% of the shares of Mission Produce Common Stock entitled to vote at the Mission Produce Special Meeting. Each of Mission Produce’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Mission Produce Common Stock “FOR” the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal.

For more information regarding the Mission Produce Special Meeting, see “Mission Produce Special Meeting” beginning on page 51.

The Calavo Special Meeting

The Calavo Special Meeting will be held virtually at 2:00 p.m. Pacific Time, on April 28, 2026 (unless it is adjourned or postponed to a later date), via live audio-visual webcast at www.virtualshareholdermeeting.com/CVGW2026SM, for the following purposes:

1.	to consider and vote on the Merger Agreement Proposal;

2.	to consider and vote on the Merger-Related Compensation Proposal; and

3.	to consider and vote on the Calavo Adjournment Proposal.

Calavo Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Calavo Record Date is March 16, 2026. Only holders of record of Calavo Common Stock as of the close of business on the Calavo Record Date are entitled to notice of, and to vote at, the Calavo Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Calavo Special

Meeting. Each Calavo shareholder entitled to vote at the Calavo Special Meeting is entitled to one vote per share at the Calavo Special Meeting. As of March 16, 2026, the Calavo Record Date, there were 17,874,079 issued and outstanding shares of Calavo Common Stock, and the issued and outstanding Calavo Common Stock was held by 696 shareholders of record.

Quorum

The Calavo Bylaws provide that the presence at the Calavo Special Meeting, in person or by proxy, of the holders of a majority of the shares of Calavo Common Stock issued and outstanding on the Calavo Record Date will constitute a quorum at the Calavo Special Meeting. Shares present virtually during the Calavo Special Meeting will be considered shares of Calavo Common Stock represented in person at the Calavo Special Meeting. Shares that are present in person or by proxy at the Calavo Special Meeting but that abstain from voting on any proposal will be counted as shares that are present for purposes of determining whether a quorum exists at the Calavo Special Meeting. Since the Merger Agreement Proposal, Merger-Related Compensation Proposal and Calavo Adjournment Proposal are each non-routine proposals, there will not be any “broker non-votes” at the Calavo Special Meeting. Failure of a quorum at the Calavo Special Meeting may result in an adjournment of the Calavo Special Meeting and may subject Calavo to additional costs and expenses.

Required Vote

The Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Calavo Common Stock entitled to vote (in person or by proxy) at the Calavo Special Meeting. If a Calavo shareholder present in person at the Calavo Special Meeting abstains from voting, responds by proxy with an “abstain” vote, is not present at the Calavo Special Meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable, it will have the effect of a vote cast “AGAINST” such proposal.

The Merger-Related Compensation Proposal requires the affirmative vote of at least a majority of the shares of Calavo Common Stock represented and voting at the Calavo Special Meeting (which shares voting affirmatively “FOR” the Merger-Related Compensation Proposal also constitute at least a majority of the required quorum). If a Calavo shareholder responds by proxy with an “ABSTAIN” vote, fails to submit a proxy, fails to vote in person at the Calavo Special Meeting, or fails to instruct his, her or its bank, broker or other nominee how to vote with respect to the Merger-Related Compensation Proposal, it will have no effect on the vote with respect to the Merger-Related Compensation Proposal, unless there are insufficient votes in favor of these proposals such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions, failures to submit a proxy, failures to vote in person (by virtual presence) at the Calavo Special Meeting, or failures of a Calavo shareholder to instruct his, her or its bank, broker or other nominee how to vote with respect to the Merger-Related Compensation Proposal will have the same effect as a vote “AGAINST” this proposal.

The Calavo Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Calavo Common Stock represented and voting at the Calavo Special Meeting (which shares voting affirmatively “FOR” the Calavo Adjournment Proposal also constitute at least a majority of the required quorum), provided that in the absence of a quorum, the Calavo Adjournment Proposal requires the vote of a majority of the shares represented either in person or by proxy. If a Calavo Shareholder responds by proxy with an “ABSTAIN” vote, fails to submit a proxy, fails to vote in person at the Calavo Special Meeting, or fails to instruct his, her or its bank, broker or other nominee how to vote with respect to the Calavo Adjournment Proposal, it will have no effect on the vote with respect to the Calavo Adjournment Proposal, unless there are insufficient votes in favor of the Calavo Adjournment Proposal, such that the affirmative votes constitute less than a majority of the required quorum, or a quorum is not present at such time at the Calavo Special Meeting and the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions, failures to submit a proxy, failures to vote in person (by virtual presence) at the Calavo Special Meeting, or failures of a Calavo shareholder to instruct his, her or its bank, broker or other nominee how to vote with respect to the Calavo Adjournment Proposal will have the same effect as a vote “AGAINST” this proposal.

Stock Ownership of and Voting by Calavo Directors and Executive Officers

As of March 16, 2026, the Calavo Record Date, Calavo’s directors and executive officers and their affiliates beneficially owned in the aggregate 628,194 shares of Calavo Common Stock entitled to vote at the Calavo Special Meeting, which represents approximately 3.5% of the shares of Calavo Common Stock entitled to vote at the Calavo Special Meeting. Each of Calavo’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Calavo Common Stock “FOR” the Merger Agreement Proposal, Merger-Related Compensation Proposal and the Calavo Adjournment Proposal, although none of Calavo’s directors and executive officers have entered into any agreement requiring them to do so.

For more information regarding the Calavo Special Meeting, see “Calavo Special Meeting” beginning on page 58.

The Mergers

On January 14, 2026, Mission Produce, Calavo, Merger Sub I and Merger Sub II entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, the parties thereto will consummate the Mergers. At the First Effective Time, Merger Sub I will merge with and into Calavo, with Calavo continuing as the Surviving Corporation and a wholly-owned subsidiary of Mission Produce. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company and a wholly-owned subsidiary of Mission Produce.

Merger Consideration

At the First Effective Time, each share of Calavo Common Stock issued and outstanding immediately prior to that time, other than shares of Calavo Common Stock that are held (a) directly or indirectly, by any wholly-owned subsidiary of Calavo immediately prior to the First Effective Time, (b) by Calavo (or held in Calavo’s treasury) or (c) directly or indirectly, by Mission Produce, Merger Sub I, Merger Sub II or any than other wholly-owned subsidiary of Mission Produce immediately prior to the First Effective Time (such shares in clauses (a) through (c) collectively the “Excluded Shares”), and (d) the Dissenting Shares, will be converted into the right to receive: (i) the Per Share Stock Consideration, consisting of 0.9790 shares of Mission Produce Common Stock, subject to the right to receive the Fractional Share Consideration, and (ii) the Per Share Cash Consideration, consisting of $14.85 in cash, without interest, subject to applicable withholding taxes. No fractional shares of Mission Produce Common Stock will be issued in connection with the Mergers, and Calavo shareholders will be entitled to receive cash, without interest, in lieu of any fractional shares of Mission Produce Common Stock to which they otherwise would have been entitled, rounded to the nearest cent, equal to the fractional amount multiplied by the Agreed Mission Produce Share Price.

The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the First Effective Time. Mission Produce stockholders will continue to own their existing shares of Mission Produce Common Stock, the form of which will not be canceled by the Mergers. Mission Produce Common Stock is listed on Nasdaq under the symbol “AVO,” and Calavo Common Stock is listed on Nasdaq under the symbol “CVGW.”

The following table shows certain closing stock prices of Mission Produce Common Stock and Calavo Common Stock as reported on Nasdaq, and the implied value of the Merger Consideration to be issued in exchange for each share of Calavo Common Stock, which was calculated by multiplying the closing price of Mission Produce Common Stock on those dates by the Exchange Ratio of 0.9790 and adding the $14.85 in cash portion of the Merger Consideration, rounded to the nearest cent.

	Mission Produce Common Stock	Calavo Common Stock	Implied value of one share of Calavo Common Stock
January 13, 2026(a)	$12.56	$22.20	$27.15
March 17, 2026(b)	$12.16	$24.36	$26.75

(a)	The last full trading day prior to the approval of the Transaction by each of the Mission Produce Board and Calavo Board.
(b)	The last practicable trading day before the date of this joint proxy statement/prospectus.

In addition, pursuant to the Mission Produce Rights Agreement, as long as the Rights are attached to the Mission Produce Common Stock, Mission Produce will issue one Right (subject to adjustment) with each new share of Mission Produce Common Stock. Accordingly, if the Rights remain attached to the Mission Produce Common Stock as of the First Effective Time, each Calavo shareholder will also be entitled to receive one Right for each share of Mission Produce Common Stock included in such Calavo shareholder’s Merger Consideration.

Treatment of Existing Mission Produce Equity Awards

The Mergers are not expected to affect Mission Produce’s stock options or other stock-based awards. It is expected that all such awards will remain outstanding subject to the same terms and conditions that are applicable to such stock options or other stock-based awards prior to the Mergers.

Treatment of Existing Calavo Equity Awards

The Merger Agreement specifies the treatment of the outstanding Calavo Equity Awards in connection with the Transaction, which will be treated as follows at the First Effective Time:

•

each Calavo Option issued under the Calavo Equity Plans, whether or not vested or exercisable, that is outstanding immediately prior to the First Effective Time and that has not been validly exercised will, automatically and without any action required by the holder, become vested and exercisable in full and shall be cancelled as of the First Effective Time; each holder of any such cancelled Calavo Option will be entitled to receive from Mission Produce or the Surviving Company, with respect to the shares of Calavo Common Stock that would have been issuable upon the exercise of such Calavo Option, the Option Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to the Calavo Option immediately prior to the First Effective Time and (y) the excess if any of (1) the Merger Consideration Value over (2) the exercise price per share of Calavo Common Stock applicable to the Calavo Option, provided that if the Merger Consideration Value is less than or equal to the exercise price per share of a Calavo Option, the Calavo Option shall be cancelled and terminated for no consideration;

•

each Calavo RSU that is outstanding immediately prior to the First Effective Time will, automatically and without any action required by Mission Produce, Calavo, or the holder, vest in full (if unvested) and be cancelled as of the First Effective Time; each holder of any such cancelled Calavo RSU will be entitled to receive from Mission Produce or the Surviving Company, with respect to such shares of Calavo Common Stock, the RSU Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to the Calavo RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value; and

•

each Calavo Deferred RSU that is outstanding immediately prior to the First Effective Time will, automatically and without any action required by Mission Produce, Calavo or the holder, be cancelled as of the First Effective Time; each holder of any such cancelled Calavo Deferred RSU will become entitled to receive from Mission Produce or the Surviving Company, with respect to shares of Calavo Common Stock subject to such cancelled Calavo Deferred RSU, the Deferred RSU Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to such Calavo Deferred RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value. Prior to the Closing and in accordance with Section 409A of the Code and the regulations thereunder, each Calavo Deferred RSU will be vested in full and terminated by irrevocable action of the Calavo Board in return for the consideration specified in the Merger Agreement.

Recommendation of the Mission Produce Board and Mission Produce’s Reasons for the Mergers

After careful consideration, on January 14, 2026, the Mission Produce Board (a) approved, adopted and declared advisable the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, (b) determined that the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, are advisable, fair to and in the best interests of, Mission Produce and its stockholders, on the terms and subject to the conditions set forth therein, (c) subject to the terms of the Merger Agreement, resolved to recommend that Mission Produce’s stockholders approve the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal, and (d) directed that the Mission Produce Share Issuance be submitted to Mission Produce’s stockholders for approval at the Mission Produce Special Meeting.

In reaching its decision, the Mission Produce Board considered a number of factors, including the expectation that the Combined Company will generate meaningful annualized cost synergies; the expectation that the Combined Company will be well-capitalized, with enhanced operational synergies from the combined enterprise; and the perceived similarities between the cultures of Mission Produce and Calavo, including shared values and commitment to integrity, operational excellence, strategic focus, stockholder value and customer satisfaction.

For a summary of the factors considered by the Mission Produce Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, see “The Mergers—Mission Produce’s Reasons for the Mergers; Recommendation of the Mission Produce Board.”

Opinion of Mission Produce’s Financial Advisor

Mission Produce retained Evercore to act as its financial advisor in connection with the Mergers. As part of this engagement, the Mission Produce Board requested that Evercore evaluate the fairness, from a financial point of view, to Mission Produce of the Merger Consideration to be paid to the holders of Calavo Common Stock pursuant to the Merger Agreement. At a meeting of the Mission Produce Board held on January 14, 2026, Evercore rendered to the Mission Produce Board its oral opinion, subsequently confirmed by delivery of a written opinion dated January 14, 2026, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be paid to the holders of Calavo Common Stock in the Mergers was fair, from a financial point of view, to Mission Produce.

The full text of the written opinion of Evercore, dated January 14, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this joint proxy statement/prospectus in its entirety. The summary of the opinion of Evercore in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Mission Produce Board (solely in its capacity as such) in connection with its evaluation of the Mergers. The opinion does not constitute a recommendation to the Mission Produce Board or to any other persons in respect of the Mergers, including as to how any holder of shares of Mission Produce Common Stock should vote or act in respect of the Mergers. Evercore’s opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to Mission Produce, nor does it address the underlying business decision of Mission Produce to engage in the Mergers.

For more information, see the section entitled “The Mergers—Opinion of Mission Produce’s Financial Advisor,” and the full text of the written opinion of Evercore attached as Annex B to this joint proxy statement/prospectus.

Recommendation of the Calavo Board and Calavo’s Reasons for the First Merger

After careful consideration, on January 14, 2026, the Calavo Board (a) approved, adopted and declared advisable the Merger Agreement and the Transaction, including the Mergers and the Merger Agreement Proposal, (b) determined that the Merger Agreement and Transaction, including the Mergers and the Merger Agreement Proposal, are advisable, fair to and in the best interests of, Calavo and its shareholders, on the terms and subject to the conditions set forth therein, (c) subject to the terms of the Merger Agreement, resolved to recommend that Calavo’s shareholders approve the First Merger, the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal, and (d) directed that the Merger Agreement Proposal and Merger-Related Compensation Proposal be submitted to Calavo’s shareholders for approval at the Calavo Special Meeting.

In reaching its decision, the Calavo Board considered a number of factors, including:

•

Calavo shareholders being entitled to receive for each of their shares of Calavo Common Stock (other than Excluded Shares and Dissenting Shares) (i) 0.9790 shares of Mission Produce Common Stock, subject to the right to receive the Fractional Share Consideration in lieu of fractional shares of Mission Produce Common Stock and (ii) $14.85 in cash, without interest;

•

the transaction valuing Calavo at an implied equity value of approximately $486 million and the per-share Merger Consideration representing a premium of 21.6% to the closing stock price of Calavo Common Stock on January 13, 2026;

•

the Calavo Board having considered Mission Produce’s five-year financial projections and pro forma Combined Company projections, as well as other information with respect to Mission Produce’s financial condition, results of operations, business, competitive position, business prospects and shareholder return policy;

•	risks and uncertainties in executing Calavo’s strategic plan and achieving Calavo’s standalone financial projections;

•

long-term value of the Merger Consideration to the Calavo shareholders, after considering the impact of projected cost synergies and operational efficiencies following the Mergers on the value of the Merger Consideration the established market valuation of Mission Produce and the perceived stability for the Per Share Stock Consideration, and the significant uncertainty of the value of the consideration offered by other bidders; and

•

the Calavo Board considered the financial analysis presented and the opinion of Jefferies rendered to the Calavo Board on January 14, 2026, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by the holders of shares of Calavo Common Stock in the First Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Mission Produce, Merger Sub I, Merger Sub II and their respective affiliates), as more fully described below under the heading “The Mergers—Opinion of Calavo’s Financial Advisor” and which full text of the written opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety.

For a summary of the factors considered by the Calavo Board in reaching its decision to approve and declare advisable the Merger Agreement and the Transaction, including the Mergers, and the Merger Agreement Proposal, see “The Mergers—Calavo’s Reasons for the Mergers; Recommendation of the Calavo Board.”

Opinion of Calavo’s Financial Advisor

Calavo retained Jefferies as its financial advisor in connection with a possible sale, disposition or other business transaction involving Calavo, including the Mergers. In connection with this engagement, Calavo requested that Jefferies evaluate the fairness, from a financial point of view, to the holders of shares of Calavo Common Stock of the Merger Consideration to be received by such holders (other than Mission Produce, Merger Sub I, Merger Sub II and their respective affiliates) in the First Merger pursuant to the Merger Agreement. At a meeting of the Calavo Board held on January 14, 2026, Jefferies rendered its opinion to the Calavo Board to the effect that, as of that date, the Merger Consideration to be received by the holders of shares of Calavo Common Stock in the First Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Mission Produce, Merger Sub I, Merger Sub II and their respective affiliates).

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Calavo encourages you to read the opinion carefully and in its entirety.

Jefferies’ opinion was provided for the use and benefit of the Calavo Board (in its capacity as such) in its evaluation of the Merger Consideration to be received in the First Merger by holders of shares of Calavo Common Stock (other than Mission Produce, Merger Sub I, Merger Sub II and their respective affiliates) from a financial point of view and did not address any other aspect of the Mergers or any other matter. Jefferies’ opinion did not address the relative merits of the Mergers as compared to any alternative transaction or opportunity that might be available to Calavo, nor did it address the underlying business decision by Calavo to engage in the Mergers or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Mergers or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Calavo Board or any holder of shares of Calavo Common Stock should vote on or otherwise act with respect to the Mergers or any other matter.

For more information, see the section entitled “The Mergers—Opinion of Calavo’s Financial Advisor,” beginning on page 105 and the full text of the written opinion of Jefferies attached as Annex C to this joint proxy statement/prospectus.

Interests of Mission Produce Directors and Executive Officers in the Mergers

In considering the recommendation of the Mission Produce Board to vote to approve, adopt and declare advisable the Merger Agreement and the Transaction, including the Mergers and Mission Produce Share

Issuance, holders of Mission Produce Common Stock should be aware that the directors and executive officers of Mission Produce may have interests in the Mergers that are different from, or in addition to, the interests of holders of Mission Produce Common Stock generally and that may create potential conflicts of interests. The Mission Produce Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger Agreement, and in recommending to Mission Produce stockholders vote to approve the Mission Produce Share Issuance. For more information regarding these interests, see the section entitled “The Mergers—Interests of Mission Produce Directors and Executive Officers in the Mergers.”

Interests of Calavo Directors and Executive Officers in the Mergers

In considering the recommendation of the Calavo Board to vote for the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal, holders of Calavo Common Stock should be aware that the directors and executive officers of Calavo have interests in the Transaction that are different from, or in addition to, the interests of holders of Calavo Common Stock generally and that may create potential conflicts of interests. The Calavo Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger Agreement and in recommending that Calavo shareholders vote to approve the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal. For more information regarding these interests, see the section entitled “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

Board of Directors and Management of the Combined Company

Immediately following the First Effective Time, the number of directors that comprise the board of directors of the Combined Company is expected to be ten directors, consisting of: (a) nine directors designated by the Mission Produce Board and (b) one Named Director.

Regulatory Approvals Required for the Mergers

The obligations of Mission Produce and Calavo to consummate the Mergers are subject to, among other conditions, the expiration or early termination of the applicable waiting period under the HSR Act, the applicable regulatory approvals in Mexico and all applicable waiting periods (and any extensions thereof) applicable to the Mergers under the antitrust laws in Mexico have expired or otherwise been terminated, or all requisite clearances, consents and approvals pursuant thereto have been obtained.

A transaction notifiable under the HSR Act may not close until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms. If the FTC or DOJ issues a request for additional information and documentary material (a “Second Request”) prior to the expiration of the initial waiting period, Mission Produce and Calavo must substantially comply with the Second Request and then observe a 30-day waiting period.

Subject to certain limitations provided for in the Merger Agreement, Mission Produce and Calavo must use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Calavo or Mission Produce, as applicable, in doing, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using reasonable best efforts to obtain all necessary actions or non-actions, consents and orders from all governmental bodies and make all necessary registrations, declarations and filings with all governmental bodies, that are necessary to consummate the Mergers.

Mission Produce and Calavo each filed an HSR Act notification with the FTC and the DOJ on February 12, 2026. On March 16, 2026, Mission Produce voluntarily withdrew its HSR Notification and Report Form and intends to refile with the FTC and DOJ on March 18, 2026. This will extend the applicable waiting period under the HSR Act to April 17, 2026 unless extended by a request for additional information and documentary materials. Mission Produce and Calavo also jointly submitted a merger control filing in Mexico on February 12, 2026, with the CNA. Following submission, the CNA may issue requests for information within the statutory review period. Once the filing is deemed complete, the CNA will have an initial 30-business-day term to issue a decision.

For more information about regulatory approvals relating to the Transaction, see “The Mergers—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to Completion of the Mergers.”

Financing Matters

Mission Produce anticipates that the funds needed to consummate the Mergers will be derived from a combination of (a) available cash on hand and (b) third-party debt financing. Notwithstanding the foregoing, the consummation of the Mergers is not conditioned on Mission Produce obtaining any financing.

Appraisal Rights and Dissenters’ Rights in the Mergers

Mission Produce Stockholders

Under Delaware law, Mission Produce stockholders will not be entitled to any appraisal rights in connection with the Transaction, including the Mergers and the Mission Produce Share Issuance.

Calavo Shareholders

Pursuant to Chapter 13 of the CGCL, holders of Calavo Common Stock who vote against the Merger Agreement Proposal and who otherwise strictly comply with the procedures set forth in Chapter 13 of the CGCL, have the right to seek the fair market value of their shares of Calavo Common Stock, as determined by the applicable California superior court, if the Transaction is completed. The “fair market value” of shares of Calavo Common Stock as determined by the applicable California superior court could be more or less than, or the same as, the value of the Merger Consideration that a Calavo shareholder would otherwise be entitled to receive under the terms of the Merger Agreement.

To exercise dissenters’ rights, Calavo shareholders must strictly comply with the procedures prescribed by California law. These procedures are summarized in the section titled “The Mergers—Dissenters’ Rights in the Mergers” beginning on page 141 and the full text of Chapter 13 of the CGCL is attached as Annex D to this joint proxy statement/prospectus. Failure to strictly comply with these provisions will result in a loss of the right of dissent.

Nasdaq Listing of Mission Produce Stock; Delisting and Deregistration of Company Stock

Mission Produce and Calavo will take all action necessary to cause the Mission Produce Common Stock to be issued in connection with the Mergers to be listed on Nasdaq, subject to official notice of issuance, at or prior to the Closing Date. If the Mergers are consummated, Calavo Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.

Ownership of the Combined Company After the Mergers

After giving effect to the Mergers, based on the number of shares and stock-based awards of Mission Produce and Calavo outstanding as of March 17, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus, it is expected that Mission Produce stockholders will own approximately 80%, and Calavo shareholders will own approximately 20%, of the then-outstanding Mission Produce Common Stock immediately after the Mergers.

No Solicitation of Alternate Proposals; Changes in Calavo Board Recommendation

No Solicitation

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the exceptions summarized below, from January 14, 2026 until the earlier of the First Effective Time and the termination of the Merger Agreement, Calavo shall, and shall cause its subsidiaries and each of its and their respective directors and officers to, and shall cause its and its subsidiaries’ other representatives to:

•

immediately cease and cause to be terminated any and all existing solicitation of, or discussions, communications or negotiations with, any third party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal;

•

promptly demand (and in any event, within 48 hours after January 14, 2026) that each third party that has previously executed a confidentiality agreement for the purpose of evaluating a potential Competing Proposal promptly destroy all nonpublic information previously furnished or made available to such third party or any of its representatives by or on behalf of Calavo or its representatives in accordance with the terms of such confidentiality agreement and shall remove all access to any data room or electronic materials set up in response to or in connection with any actual or contemplated Competing Proposal from such third parties;

•

not initiate, seek, facilitate, solicit or knowingly encourage (including by way of furnishing information or assistance of any kind) the making of any Competing Proposal or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or public announcement of, any Competing Proposal;

•

not enter into, continue or otherwise participate or engage in negotiations or discussions with, or furnish (or cause to be furnished) any material nonpublic information to any person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal;

•

not enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement);

•	not submit to the Calavo shareholders for their approval any Competing Proposal;

•	not grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to Calavo or any of its subsidiaries to allow such third party to submit a Competing Proposal;

•	not resolve to do, or agree or publicly announce an intention to do, any of the foregoing; or

•

enforce and not release or permit (except to the extent any standstill terminates automatically as a result of execution of the Merger Agreement pursuant to the terms of any confidentiality agreement to which Calavo is a party in effect prior to January 14, 2026) the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any standstill or similar provision of, any confidentiality or similar agreement or provision to which Calavo or any of its subsidiaries is a party or under which Calavo or any of its subsidiaries has any rights.

Calavo (i) shall promptly (and in any case within 24 hours) provide Mission Produce notice of (A) the receipt of any Competing Proposal or (B) any inquiries, proposals or offers received by or any requests for information from, or any discussions or negotiations with Calavo, any of its subsidiaries or any of its or its subsidiaries’ representatives concerning a Competing Proposal or any proposal reasonably expected to result in a Competing Proposal; and (ii) shall concurrently make available to Mission Produce all material nonpublic information provided by Calavo, any of its subsidiaries, or their representatives to such party but not previously made available to Mission Produce. In addition, Calavo shall promptly keep Mission Produce reasonably informed, in any case, within 24 hours of any significant development, discussions or negotiations, of the status and material details of any such Competing Proposal or other inquiry, offer, proposal, request, discussion or negotiation of agreements relating to any Competing Proposal exchanged between Calavo or its subsidiaries or any of its or its subsidiaries’ representatives in each case thereof, on the one hand, and the person (or any of its representatives) making such Competing Proposal, on the other hand.

The Merger Agreement includes certain exceptions to the non-solicitation covenant such that if, at any time prior to the receipt of the Requisite Calavo Shareholder Approval, Calavo receives a Competing Proposal from any person, then Calavo may contact such person for clarification and Calavo and the Calavo Board may engage in negotiations with and furnish information and other access if the Calavo Board determines in good faith that such Competing Proposal constitutes or reasonably could constitute a Superior Proposal or that failure to act would be inconsistent with the director’s fiduciary duties under applicable law provided that prior to furnishing any material non-public information Calavo receives an Acceptable Confidentiality Agreement from such person and such information is furnished to Mission Produce prior to or concurrently with such third party, if not previously furnished.

Change of Recommendation

Except as otherwise provided in the Merger Agreement, the Calavo Board shall not:

•	withdraw, withhold, qualify or modify, or publicly propose to withdraw, withhold, qualify or modify, the Calavo Board Recommendation;

•

adopt, approve, authorize, declare advisable, endorse or recommend, or publicly propose to adopt, approve, authorize, declare advisable, endorse or recommend to Calavo’s shareholders any Competing Proposal;

•

if any Competing Proposal is publicly announced, fail to publicly recommend against such Competing Proposal or fail to publicly reaffirm the Calavo Board Recommendation, in each case within ten business days after Mission Produce so requests in writing;

•

in the event a tender offer that constitutes a Competing Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Competing Proposal;

•	fail to include the recommendation of the Calavo Board in favor of approval and adoption of the Merger Agreement and the First Merger in this joint proxy statement/prospectus; or

•

adopt, approve, authorize or recommend, or propose to adopt, approve, authorize or recommend, or allow Calavo or any of its subsidiaries or any of their respective representatives to execute, approve or enter into, any letter of intent, memorandum of understanding, joint venture agreement, partnership agreement, share or asset purchase agreement, definitive merger agreement, or any other similar agreement (A) with respect to any Competing Proposal or (B) that would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement).

In addition, notwithstanding the foregoing restrictions or anything in the Merger Agreement to the contrary, at any time prior to the receipt of the Requisite Calavo Shareholder Approval, the Calavo Board may (A) effect an Adverse Recommendation Change or (B) terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, only if:

•

the Calavo Board (A) determines that an Intervening Event has occurred and is continuing and (B) determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; or

•

Calavo has received a bona fide written Competing Proposal (which is not withdrawn) that the Calavo Board (A) has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, (B) determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, provided that Calavo (x) pays, or causes to be paid, to Mission Produce the Termination Fee payable pursuant to Section 8.3(a)(ii) of the Merger Agreement prior to or concurrently with such termination and (y) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Proposal.

For additional information, please see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions; Changes in Calavo Board Recommendations.”

Termination of the Merger Agreement; Termination Fees and Other Fees

Termination of the Merger Agreement

Each of Calavo and Mission Produce have the right to terminate the Merger Agreement by mutual written consent, or by either Calavo or Mission Produce, under specified circumstances, including:

•

if the First Merger is not completed on or before the Termination Date of July 14, 2026 (which date may be extended if the failure to close is due solely to any law or order under applicable antitrust law, for up to two periods, each of 90 days, in Mission Produce’s sole discretion and upon written notice to Calavo), subject to certain terms and conditions set forth in the Merger Agreement;

•

if prior to the First Effective Time any governmental authority has enacted, issued, promulgated, enforced or entered any law, order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the Transaction;

•	if either party fails to obtain the requisite stockholder approval at a stockholder’s meeting duly convened or any adjournment or postponement thereof;

•

if the other party has breached or failed to perform its representations, warranties, covenants or other agreements set forth in the Merger Agreement which breach or failure to perform would give rise to the failure of certain conditions under the Merger Agreement and is not capable of being cured or is not cured before the earlier of the Termination Date or 30 calendar days following delivery of written notice by the other party;

•	if the other party’s board of directors has failed to include the requisite board recommendation in this joint proxy statement/prospectus; or

•	if the other party materially breaches its non-solicitation obligations or restrictions on the party’s board of directors from changing its recommendation to the stockholders, as applicable.

In addition, Calavo may terminate the Merger Agreement if, prior to receipt of the requisite stockholder approval by Calavo, the Calavo Board (or a committee thereof) shall have determined to terminate the Merger Agreement in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal.

For a more complete description of the termination provisions of the Merger Agreement, please see the section entitled “The Merger Agreement —Termination of the Merger Agreement.”

Termination Fees and Other Fees

As more fully described in this joint proxy statement/prospectus, the Merger Agreement provides Calavo will pay Mission Produce the Termination Fee of approximately $12.87 million in connection with a termination of the Merger Agreement under the following circumstances:

(A)

if the Merger Agreement is terminated (x) by either Calavo or Mission Produce upon Calavo not having achieved the requisite shareholder approval at a time when the Merger Agreement was terminable by Mission Produce when it was entitled to do so due to a change in Calavo’s Board Recommendation, or (y) by Mission Produce due to a change in the Calavo Board Recommendation or Calavo having materially breached the non- solicit obligations related to soliciting or engaging in any discussions or negotiations regarding Competing Proposals;

(B)

if the Merger Agreement is terminated by Calavo because prior to obtaining the requisite shareholder approval the Calavo Board determined to terminate the Merger Agreement in order to, concurrently with such termination, enter into a definitive agreement with respect to a Superior Proposal; provided, Calavo has complied with its non-solicitation obligations and pays the Termination Fee concurrently or prior to such termination; or

(C)

if (x) the Merger Agreement is terminated (a) by Mission Produce or Calavo for failure of Calavo to obtain the Requisite Calavo Shareholder Approval, (b) by Mission Produce for failure by Calavo to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform is not capable of being cured or is not cured on or before the earlier of the Termination Date and within the 30 calendar days following delivery of notice or (c) because the First Merger is not completed by the Termination Date, subject to any extensions in accordance with the terms of the Merger Agreement; (y) in any such case a Competing Proposal shall have been publicly announced or, in the case of a termination pursuant to clause (B) or (C) above, otherwise communicated to the Calavo Board (and in each case not withdrawn) after the date of the Merger Agreement and prior to the date of meeting of Calavo’s shareholders, in the case of clause (A) above, or the date of termination, in the case of clauses (B) and (C) above; and (z) if within 12 months after the date of such termination, a transaction in respect of such Competing Proposal is consummated or Calavo enters into a definitive agreement in respect of such Competing Proposal which is ultimately consummated.

The Merger Agreement provides Mission Produce will be required to pay Calavo a reverse termination fee of approximately $15.02 million if the Merger Agreement in connection with a termination of the Merger Agreement under the following circumstances:

•	if the Merger Agreement is terminated because the First Merger is not completed by the Termination Date, subject to any extensions in accordance with the terms of the Merger Agreement, or

•

if the Merger Agreement is terminated because any governmental authority has enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the Transaction and all other conditions to closing are satisfied or waived.

Mission Produce will be required to pay Calavo a reverse termination fee of approximately $12.87 million if the Merger Agreement is terminated by (a) either Calavo or Mission Produce for failure of Mission Produce to obtain the Requisite Mission Produce Stockholder Approval at a time when the Merger Agreement is terminable by Calavo for a change in Mission Produce’s Board Recommendation, or (b) by Calavo due to a change in Mission Produce’s Board Recommendation.

For a more complete description of the circumstances under which Mission Produce or Calavo will be required to pay a termination fee or other fees and expenses, please see the section entitled “The Merger Agreement—Termination Fees.”

Expected Timing of the Mergers

Mission Produce and Calavo currently expect the Mergers to be consummated in the third fiscal quarter of 2026, subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) the receipt of the Requisite Calavo Shareholder Approval and the Requisite Mission Produce Stockholder Approval, (b) the expiration or early termination of the applicable waiting period under the HSR Act, and the expiration, termination or receipt of applicable clearances under other antitrust laws, as well as any required agreements with governmental authorities regarding timing including the applicable regulatory approvals in Mexico, (c) the absence of any law, order, injunction or award by a governmental authority restraining, enjoining, prohibiting or making illegal the consummation of the Mergers, (d) the effectiveness of the Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any SEC stop order or related proceedings, (e) approval for listing on Nasdaq, subject to official notice of issuance, of the Mission Produce Shares to be issued in or reserved for issuance in connection with the First Merger, (f) the accuracy of each of Calavo’s and Mission Produce’s representations and warranties as of specified dates and as of Closing, subject to the materiality and “Material Adverse Effect” standards set forth in the Merger Agreement, including stricter standards for certain specified representations, (g) compliance in all material respects by each of Calavo, Mission Produce, Merger Sub I and Merger Sub II with their respective covenants and obligations under the Merger Agreement, (h) the absence of a continuing Calavo Material Adverse Effect from specified dates through closing, (i) the receipt by each of Mission Produce and Calavo of a written opinion from their respective counsel dated as of the Closing Date, to the effect that on the basis of facts, representations and assumptions set forth or referred therein for U.S. federal tax purposes the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (j) the delivery of officer certificates by each of Calavo and Mission Produce confirming satisfaction of applicable conditions. However, Mission Produce and Calavo cannot predict the actual date on which the Mergers will be consummated because consummation is subject to conditions beyond their control and it is possible that such conditions could result in the Mergers being consummated earlier or later or not being consummated at all. See “The Mergers – Regulatory Approvals Required for the Mergers” and “The Merger Agreement – Conditions to the Completion of the Mergers.”

Material U.S. Federal Income Tax Consequences of the Mergers

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Mission Produce’s obligation to effect the Mergers that Mission Produce receive an opinion from Latham & Watkins, dated as of the Closing Date to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Calavo’s obligation to effect the Mergers that Calavo receive an opinion from Cozen O’Connor, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the foregoing opinions of counsel will be based on, among other things, certain factual representations made by Mission Produce and Calavo and certain assumptions, all of which must be consistent with the state of facts existing at the time of the Mergers. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

Assuming that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration (other than cash in lieu of a fractional share of Mission Produce Common Stock) and the fair market value of the Mission Produce Common Stock received, minus such holder’s adjusted tax basis in its shares of Calavo Common Stock surrendered, and (2) the amount of cash consideration received (other than cash in lieu of a fractional share of Mission Produce Common Stock). For additional information, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”

The tax consequences to you of the Mergers will depend on your particular facts and circumstances. Please consult your tax advisor as to the tax consequences of the Mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Accounting Treatment of the Mergers

The Mergers will be accounted for under U.S. GAAP principles and in accordance with ASC 805. The business combination will be accounted for as an acquisition with Mission Produce deemed the acquiror and Calavo deemed the acquiree for accounting purposes, based on consideration of facts and circumstances at the time of preparation of this joint proxy statement/prospectus including, but not limited to, the following:

•	the consideration to be paid to holders of Calavo Common Stock in the Mergers will be paid by a combination of issuance of equity consideration and payment of cash consideration by Mission Produce;

•	following the Closing Date, Mission Produce stockholders will have majority voting rights of the Combined Company;

•

following the Closing Date, Mission Produce stockholders are expected to own approximately 80% of the then-outstanding Mission Produce Common Stock, and former Calavo shareholders are expected to own approximately 20%;

•	following the Closing Date, the board of directors of the Combined Company is expected to consist of ten directors, nine directors designated by the Mission Produce Board, and one Named Director;

•

following the Closing Date, John M. Pawlowski, Mission Produce President and Chief Operating Officer (who will transition to Chief Executive Officer effective April 9, 2026) will be the Chief Executive Officer of the Combined Company; and

•	following the Closing Date, key members of management of the Combined Company are expected to be existing members of Mission Produce management.

In accordance with ASC 805, as the accounting acquiror, Mission Produce will record the assets acquired and liabilities of Calavo assumed in the Pro Forma Transactions at their fair values as of the acquisition date, while Transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, will be allocated to goodwill.

Comparison of Rights of Holders of Mission Produce Common Stock and Calavo Common Stock

Upon consummation of the Mergers, Calavo shareholders will no longer be shareholders of Calavo but will instead become stockholders of Mission Produce, and their rights as Mission Produce stockholders will be governed by the terms of Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws. The terms of Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws are in some respects materially different from the terms of the Calavo Articles of Incorporation and the Calavo Bylaws, respectively, which currently govern the rights of Calavo shareholders. For a discussion of the different rights associated with shares of Calavo Common Stock and shares of Mission Produce Common Stock, see “Comparison of Rights of Holders of Mission Produce Common Stock and Calavo Common Stock.”

Litigation Related to the Mergers

Stockholders may file lawsuits challenging the Mergers, which may name Mission Produce, Calavo, members of the Mission Produce Board, members of the Calavo Board or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with the litigation of any claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Mergers on the agreed-upon terms, such an injunction may delay the consummation of the Mergers or may prevent the Mergers from being completed altogether.

MARKET PRICE AND DIVIDEND INFORMATION

Mission Produce’s Common Stock is listed on the Nasdaq under the symbol “AVO.”

The high and low trading prices for Mission Produce Common Stock as of January 13, 2026, the last trading day prior to the day on which the Mission Produce Board and the Calavo Board approved the Transaction, were $12.62 and $12.46, respectively. The closing price for Mission Produce Common Stock on March 17, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus, was $12.16 per share.

As of March 17, 2026, there were 70,846,364 shares of Mission Produce Common Stock issued and outstanding.

Because the aggregate Merger Consideration will not be adjusted for changes in the market price of Mission Produce Common Stock, the market value of Mission Produce Common Stock that Calavo shareholders will have the right to receive on the day the Mergers are completed may vary significantly from the market value of the Mission Produce Common Stock that Calavo shareholders would receive if the Mergers were completed on the date of this joint proxy statement/prospectus. As a result, you are encouraged to obtain current market quotations for Mission Produce Common Stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Mission Produce Common Stock before or after the effective date of the Mergers. Please see the sections entitled “Risk Factors” and “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

Mission Produce has not paid cash dividends on the Mission Produce Common Stock in the past and does not expect to make payment of cash dividends on the Mission Produce Common Stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Mergers will be at the discretion of the Combined Company’s then-current board of directors and will depend upon a number of factors, including the Combined Company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Mission Produce’s and Calavo’s current views about future events. Such forward-looking statements include, without limitation, statements about the benefits of the Transaction involving Mission Produce and Calavo, including future financial and operating results, Mission Produce’s and Calavo’s plans, objectives, expectations and intentions, the expected timing and likelihood of consummating the Mergers, and other statements that are not historical facts, including the Combined Company’s ability to create an advanced marketing and sales platform, the Combined Company’s ability to accelerate innovation and enhance efficiency through the transaction, and the Combined Company’s plan on future stockholder returns. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the ability to obtain the Requisite Mission Produce Stockholder Approval and Requisite Calavo Shareholder Approval; the risk that Mission Produce or Calavo may be unable to obtain governmental and regulatory approvals required for the Transaction (and the risk that such approvals may result in the imposition of conditions that could adversely affect the Combined Company or the expected benefits of the Transaction); the risk that an event, change or other circumstance could give rise to the termination of the Transaction; the risk that a condition to closing of the Transaction may not be satisfied; the risk of delays in completing the Transaction; the risk that the businesses will not be integrated successfully or that the integration will be more costly or difficult than expected; the risk that the cost savings and any other synergies from the Transaction may not be fully realized or may take longer to realize than expected; the risk that any announcement relating to the Transaction could have adverse effects on the market price of the Mission Produce Common Stock or the Calavo Common Stock; the risk of litigation related to the Transaction; the risk that the credit ratings of the Combined Company or its subsidiaries may be different from what the companies expect; the diversion of management time from ongoing business operations and opportunities as a result of the Transaction; the risk of adverse reactions or changes to business or employee relationships, including those resulting from the announcement or consummation of the Mergers; adverse economic conditions; reductions in spending from Mission Produce or Calavo clients, a slowdown in payments by such clients; risks related to each company’s ability to attract new customers and retain existing customers; changes in customer advertising, marketing, and corporate communications requirements; failure to manage potential conflicts of interest between or among clients of each company; unanticipated changes related to competitive factors in the fresh foods or packaged foods industries; unanticipated changes to, or any inability to hire and retain key personnel at either company; currency exchange rate fluctuations; reliance on information technology systems and risks related to cybersecurity incidents; changes in legislation or governmental regulations; risks associated with assumptions made in connection with critical accounting estimates and legal proceedings; risks related to international operations; risks related to environmental, social, and governance goals and initiatives; and other risks inherent in Mission Produce’s and Calavo’s businesses.

All such factors are difficult to predict, are beyond Mission Produce’s and Calavo’s control, and are subject to additional risks and uncertainties, including those detailed in Mission Produce’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Mission Produce’s website at https://investors.missionproduce.com/financial-information/sec-filings and on the SEC’s website at http://www.sec.gov, and those detailed in Calavo’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on Calavo’s website at https://ir.calavo.com/financial-information/sec-filing and on the SEC’s website at http://www.sec.gov. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Neither Mission Produce nor Calavo undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including, among others, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35, you should carefully consider the following risk factors before deciding whether to vote for the Mission Produce Share Issuance Proposal, in the case of Mission Produce stockholders, or for the Merger Agreement Proposal, in the case of Calavo shareholders. In addition, you should read and consider the risks associated with each of the businesses of Mission Produce and Calavo because these risks will relate to the Combined Company following the consummation of the Mergers. Descriptions of some of these risks can be found in the respective Annual Reports of Mission Produce and Calavo on Form 10-K for the fiscal year ended October 31, 2025, as such risks may be updated or supplemented in each company’s respective subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 210.

Risks Relating to the Mergers

The consummation of the Mergers is contingent upon the satisfaction of a number of conditions that may be outside of Calavo’s or Mission Produce’s control and that Calavo and Mission Produce may be unable to satisfy, or that may delay the consummation of the Mergers or result in the imposition of conditions that could reduce the anticipated benefits from the Mergers or cause the parties to abandon the Mergers.

The consummation of the Mergers is subject to certain closing conditions, some of which are beyond Calavo’s or Mission Produce’s control including, among others: (a) the receipt of the Requisite Calavo Shareholder Approval and the Requisite Mission Produce Stockholder Approval, (b) the expiration or early termination of the applicable waiting period under the HSR Act and the applicable regulatory approvals in Mexico, and the expiration, termination or receipt of applicable clearances under other antitrust laws, as well as any required agreements with governmental authorities regarding timing, (c) the absence of any law, order, injunction or award by a governmental authority restraining, enjoining, prohibiting or making illegal the consummation of the Mergers, (d) the effectiveness of the Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any SEC stop order or related proceedings, (e) approval for listing on Nasdaq, subject to official notice of issuance, of the Mission Produce Shares to be issued in or reserved for issuance in connection with the First Merger, (f) the accuracy of each of Calavo’s and Mission Produce’s representations and warranties as of specified dates and as of Closing, subject to the materiality and “Material Adverse Effect” standards set forth in the Merger Agreement, including stricter standards for certain specified representations, (g) compliance in all material respects by each of Calavo, Mission Produce, Merger Sub I and Merger Sub II with their respective covenants and obligations under the Merger Agreement, (h) the absence of a continuing Calavo Material Adverse Effect from specified dates through closing, (i) the receipt by each of Calavo and Mission Produce of a written opinion from their respective counsel dated as of the Closing Date, to the effect that on the basis of facts, representations and assumptions set forth or referred therein, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (j) the delivery of officer certificates by each of Calavo and Mission Produce confirming satisfaction of applicable conditions. See “The Merger Agreement—Conditions to the Completion of the Mergers” for a more detailed description.

While each of Mission Produce and Calavo have agreed in the Merger Agreement to use reasonable best efforts to satisfy the closing conditions, Mission Produce or Calavo, as applicable, may not be successful in its efforts to do so. The failure to satisfy all of the required conditions could delay the consummation of the Mergers for a significant period of time or prevent consummation from occurring at all. Any delay in consummating the Mergers could cause Mission Produce and Calavo not to realize some or all of the benefits, or realize them on a different timeline than expected, that Mission Produce and Calavo, expect to achieve if the Mergers are successfully consummated within the expected timeframe. There can be no assurance that the conditions in the Merger Agreement will be satisfied or (to the extent permitted) waived or that the Mergers will be consummated.

In addition, each of Mission Produce and Calavo may terminate the Merger Agreement under certain specified circumstances, including, but not limited to, (a) if the First Merger is not consummated on or before July 14, 2026; (b) if a Governmental Authority issues a final, non-appealable law or order permanently restraining, enjoining, rendering illegal or otherwise prohibiting the Transaction; (c) if the Requisite Calavo Shareholder Approval is not obtained at the duly convened Calavo Special Meeting, provided that Calavo’s right to terminate the Merger Agreement for such failure to obtain the Requisite Calavo Shareholder Approval shall not be available to Calavo if Calavo’s failure to perform its obligations under the Merger Agreement was the principal cause of such failure; or (d) if the Requisite Mission Produce Stockholder Approval is not obtained at the duly convened Mission Produce Special Meeting (or any adjournment or postponement), provided that Mission Produce’s right to terminate the Merger Agreement for failure to obtain the Requisite Mission Produce Stockholder Approval shall not be available to Mission Produce if Mission Produce’s failure to perform its obligations under the Merger Agreement was the principal cause of such failure.

Upon termination of the Merger Agreement, each of Calavo and Mission Produce, under specified circumstances, including termination by Calavo to accept a Superior Proposal or termination by the other party upon a change in such party’s board of directors’ recommendation to its stockholders, will be required to pay the other party a termination fee of $12.87 million. Additionally, Mission Produce, under specified circumstances, including termination in connection with legal restraint under the HSR Act and the applicable regulatory approvals in Mexico, or the failure to receive certain required regulatory approvals from specified governmental authorities by the Termination Date, will be required to pay Calavo a reverse termination fee of $15.02 million. See “Summary—No Solicitation of Alternate Proposals; Changes in Calavo Board Recommendation—No Solicitation,” and “The Merger Agreement—Termination Fees.”

If the Mergers are not consummated, Mission Produce’s and Calavo’s respective ongoing businesses and financial results and the trading prices of Mission Produce’s and Calavo’s respective common stock may be materially adversely affected and, without realizing any of the benefits of having consummated the Mergers, Mission Produce and Calavo will be subject to a number of risks, including the following:

•

if the Merger Agreement is terminated and the Mission Produce Board or the Calavo Board seeks another business combination, Mission Produce stockholders and Calavo shareholders cannot be certain that Mission Produce or Calavo will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms in the Merger Agreement;

•

negative reactions from the financial markets, including declines in the market prices of Mission Produce’s and Calavo’s Common Stock due to the fact that current prices may reflect a market assumption that the Mergers will be consummated;

•	negative reactions from their respective customers, suppliers, employees, labor unions, or other business partners;

•	having to pay certain significant costs relating to the Mergers, notwithstanding the fact that the Mergers were not consummated; and

•

the attention of Mission Produce’s and Calavo’s respective management teams will have been diverted to the Mergers rather than our own operations and pursuit of other opportunities that could have been beneficial to Mission Produce or Calavo, as applicable.

In addition, if the Mergers are not consummated, Mission Produce or Calavo could be subject to litigation related to any failure to complete the Mergers or related to any enforcement proceeding commenced against either party to perform its obligations under the Merger Agreement, and whether or not any such litigation has any merit, the cost of defending such litigation may be significant. The materialization of any of these risks could adversely impact Mission Produce’s and Calavo’s respective ongoing businesses.

Similarly, delays in the consummation of the Mergers could, among other things, result in additional transaction costs, loss of revenue, or other negative effects associated with uncertainty about consummation of the Mergers.

Even if the Merger Agreement Proposal is approved by Calavo shareholders, the date that Calavo shareholders will be entitled to receive the Merger Consideration is still uncertain.

As described in this joint proxy statement/prospectus, consummating the Mergers is subject to numerous conditions, not all of which are controllable or waivable by Calavo or Mission Produce. Accordingly, if the Merger Agreement Proposal is approved by Calavo shareholders, the date that Calavo shareholders will be entitled to receive the Merger Consideration depends on the Closing Date, which is uncertain.

The Exchange Ratio is fixed and will not be adjusted in the event of any change in either Mission Produce’s or Calavo’s stock price. As a result, the value of the Merger Consideration payable to Calavo’s shareholders may be subject to change if Mission Produce’s stock price fluctuates.

At the First Effective Time, each share of Calavo Common Stock (other than the Excluded Shares and any Dissenting Shares) will be converted into the right to receive 0.9790 shares of Mission Produce Common Stock, subject to the right to receive cash in lieu of fractional shares of Mission Produce Common Stock, and $14.85 in cash, without interest, subject to applicable withholding taxes. The Exchange Ratio will not be adjusted for changes in the market price of either Mission Produce Common Stock or Calavo Common Stock prior to the consummation of the Mergers. Due to the fixed Exchange Ratio, fluctuations in the price of Mission Produce Common Stock will drive corresponding changes in the value of the stock component of the Merger Consideration payable to each Calavo shareholder. As a result, changes in the price of Mission Produce Common Stock prior to the First Effective Time will affect the value of Mission Produce Common Stock that Calavo shareholders will be entitled to receive at the First Effective Time.

The price of Mission Produce Common Stock has fluctuated during the period between January 13, 2026 and the date of this joint proxy statement/prospectus and may continue to change through the date of each of Mission Produce’s stockholder meeting, Calavo’s shareholder meeting and the date the Mergers are consummated. For example, based on the range of closing prices of Mission Produce Common Stock during the period from January 13, 2026, the last full trading day prior to the day on which the Mission Produce Board and the Calavo Board approved the Transaction, through March 17, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus, the Exchange Ratio resulted in an implied value of the Merger Consideration ranging from a high of $29.34 to a low of $26.42 for each share of Calavo Common Stock. The actual market value of the Mission Produce Common Stock received by Calavo shareholders upon consummation of the Mergers may result in an implied value of the Merger Consideration outside this range. Neither Mission Produce nor Calavo is permitted to terminate the Merger Agreement solely as a result of any increase or decrease in the market price of Mission Produce Common Stock or Calavo Common Stock.

These variations could result from changes in the business, operations or prospects of Mission Produce or Calavo prior to or following the consummation of the Mergers, market perceptions as to whether the Transaction will close, regulatory considerations, general market and economic conditions, and other factors both within and beyond the control of Mission Produce or Calavo. At the time of the Calavo Special Meeting, Calavo shareholders will not know with certainty the value of the shares of Mission Produce Common Stock that they will be entitled to receive upon consummation of the Mergers.

The shares of Mission Produce Common Stock to be received by Calavo shareholders upon consummation of the Mergers will entitle the holders thereof to different rights from shares of Calavo Common Stock.

Upon consummation of the Mergers, Calavo shareholders will no longer be shareholders of Calavo but will instead become stockholders of Mission Produce, and their rights as Mission Produce stockholders will be governed by the terms of Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws. The terms of Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws are in some respects materially different from the terms of Calavo’s Articles of Incorporation and Calavo’s Bylaws, respectively, which currently govern the rights of Calavo shareholders. For a discussion of the different rights associated with shares of Calavo Common Stock and shares of Mission Produce Common Stock, please see the sections entitled “Comparison of Rights of Holders of Mission Produce Common Stock and Calavo Common Stock.”

Members of Mission Produce and Calavo management and the Mission Produce Board and Calavo Board have interests in the Mergers that may be different from, or in addition to, those of other stockholders.

In considering whether to approve the Mission Produce Share Issuance Proposal and the Merger Agreement Proposal, Mission Produce stockholders and Calavo shareholders, as applicable, should recognize that members of Mission Produce or Calavo management and the Mission Produce Board or Calavo Board have interests in the Mergers that may be different from, or in addition to, their interests as stockholders of Mission Produce or shareholders of Calavo, as applicable, including treatment of the outstanding Calavo Equity Awards in connection with the Transaction, potential severance benefits, potential transaction bonuses and rights to ongoing indemnification and insurance coverage.

These interests include that the board of directors of the Combined Company will be comprised of ten directors and will consist of: (a) nine directors designated by the Mission Produce Board; and (b) one Named Director. Each of the Mission Produce Board and Calavo Board were aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the Transaction. These and other such interests are further described in “The Mergers—Interests of Mission Produce Directors and Executive Officers in the Mergers” and “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers.”

The Mergers are subject to the receipt of the requisite regulatory approvals, which requisite regulatory approvals may never be obtained, therefore preventing consummation of the Mergers. In addition, in granting such approvals, regulatory authorities may impose conditions that could have a significant adverse effect on Mission Produce, Calavo or the Combined Company and the expected benefits of the Mergers therefore preventing consummation of the Mergers.

Before the Mergers may be consummated, the requisite regulatory approvals must have been obtained, as described in the section “The Mergers—Regulatory Approvals.” The terms and conditions of the approvals that are granted may impose requirements, concessions, limitations or costs, or place restrictions on the conduct of the Combined Company’s business. Upon the terms and subject to conditions of the Merger Agreement, each party to the Merger Agreement has agreed to use its reasonable best efforts to make or cause to be made, in cooperation with the other parties thereto and to the extent applicable: (a) as soon as reasonably practicable after January 14, 2026 (but in any event within 20 business days after January 14, 2026) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and the applicable regulatory approvals in Mexico with respect to the Mergers; and (b) as promptly as practicable after thereafter, making all other necessary filings, forms, declarations, notifications, registrations and notices with other governmental bodies under other applicable antitrust laws and investment screening laws relating to the Mergers. For purposes of the foregoing, “reasonable best efforts” includes, among others, (x) complying at the earliest reasonably practicable date with any request under the HSR Act and the applicable regulatory approvals in Mexico for additional information, documents or other materials (including responding to any second request) received by such party from the FTC, the Antitrust Division of the DOJ or by any other Governmental Authority under any applicable antitrust laws in respect of any such filings with respect to the Transaction, including the Mergers; and (y) acting in good faith and reasonably cooperating with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any applicable antitrust laws. Notwithstanding the foregoing, Mission Produce will not be required to: (A) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of, any assets of any party to the Merger Agreement or their respective affiliates, (B) terminate, amend or assign existing relationships and contractual rights and obligations, (C) require any party to the Merger Agreement or any of their respective affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party, (D) impose limitations on any party to the Merger Agreement or any of their respective affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, or (E) otherwise offer, propose, negotiate, agree to, commit to or effect any other remedy, condition, commitment or undertaking of any kind, in each case, if such action would reasonably be expected to be, individually or in the aggregate, material to Mission Produce, the Surviving Company, and their subsidiaries, taken as a whole.

If such regulatory and governmental authorities seek to impose such terms, conditions, obligations or restrictions, lengthy negotiations may ensue among such authorities, Mission Produce and Calavo. Such terms, conditions, obligations or restrictions and the process of obtaining regulatory approvals could have the effect of jeopardizing or delaying consummation of the Mergers and such terms, conditions, obligations or restrictions may not be identified or satisfied for an extended period of time following the Mission Produce Special Meeting and the Calavo Special Meeting. Such terms, conditions, obligations or restrictions may also impose additional costs or limitations on the Combined Company following the consummation of the Mergers. Neither Mission Produce nor Calavo can provide assurance that any such terms, conditions, obligations or restrictions and each party’s respective best efforts to comply with any such terms, conditions, obligations or restrictions will not result in the delay or abandonment of the Mergers. These requirements, concessions, and conditions may also reduce the anticipated benefits of the Mergers, including synergies, which could also have a significant adverse effect on the Combined Company’s business and cash flows and results of operations, and neither Mission Produce nor Calavo can predict what, if any, requirements, concessions, and conditions may be required by regulatory or governmental authorities whose approvals are required. The requisite regulatory approvals may not be obtained at all, may not be obtained in a timely fashion, and may contain conditions on the consummation of the Mergers.

For a more detailed description of the regulatory review process, please see the sections entitled “The Mergers—Regulatory Approvals” and “The Mergers—Regulatory Approvals Required for the Mergers—Reasonable Best Efforts.”

Each party is subject to business uncertainties and contractual restrictions while the Mergers are pending, which could adversely affect each party’s business and operations.

Under the terms of the Merger Agreement, each of Mission Produce and Calavo is subject to certain restrictions on the conduct of its business prior to consummating the Mergers that may adversely affect its ability to execute certain of its business strategies, including but not limited to, the ability (subject to certain limited exceptions) of:

•

Calavo to (A) modify, amend or terminate (other than in accordance with its terms) any material contracts, permits, or real property leases, except in the ordinary course of business consistent with past practice; or (B) enter into, modify, amend, renew or terminate any contract which has payments of $3 million or more or which if so entered into, modified, amended or terminated would be a Calavo Material Adverse Effect, impair in any material respect the ability of Calavo to perform its obligations under the Merger Agreement or prevent or materially delay the consummation of the Transaction;

•

Calavo to acquire (including by merger, consolidation, or acquisition of stock or assets), except for in respect of any merger, consolidation, or business combination among Calavo and its wholly owned subsidiaries or among Calavo’s subsidiaries, any equity interest in or material amount of assets of any person, business or division thereof; make any loan advance, capital contribution to or investment in, any person, business or division thereof or sell, license or otherwise subject to a lien (other than a permitted lien) or otherwise dispose of any material tangible properties, rights (excluding intellectual property) or assets of Calavo or its subsidiaries, other than (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to agreements in effect prior to the execution of the Merger Agreement, or (C) entered into after the date of the Merger Agreement in the ordinary course of business with total consideration not exceeding $2.5 million;

•

Calavo to incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Calavo’s annual capital expenditure budget or delay any material capital expenditures;

•

Calavo to commence, settle or compromise or otherwise voluntarily resolve any action, except in the ordinary course of business and except for any action for which the amount in controversy does not exceed $500,000 individually and $1 million in the aggregate;

•	Calavo to incur or amend in any material respect the terms of any indebtedness or create, assume, issue, guarantee or otherwise become liable for any such indebtedness for any person;

•	Calavo and Mission Produce to amend organizational documents;

•	Calavo and Mission Produce to declare or pay dividends; and

•	Calavo to enter into any new business lines.

Such limitations could adversely affect each of Calavo and Mission Produce’s businesses and operations prior to the consummation of the Mergers.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the consummation of the Mergers.

The announcement and pendency of the Mergers could divert the attention of management and cause disruptions in the businesses of Mission Produce and Calavo, as applicable, which could have an adverse effect on the business and financial results of both Mission Produce and Calavo.

Management of both Mission Produce and Calavo may be required to divert attention away from their respective day-to-day activities and operations and devote time and effort to consummating the Mergers. The risks, and adverse effects, of such disruptions and diversions could be exacerbated by a delay in the consummation of the Mergers. These factors could adversely affect the financial position or results of operations of Mission Produce or Calavo, regardless of whether the Mergers are consummated.

Mission Produce and Calavo will incur direct and indirect costs as a result of the Mergers.

Mission Produce and Calavo will incur substantial expenses in connection with and as a result of consummating the Mergers, including advisory, legal and other transaction costs, and, following the consummation of the Mergers, Mission Produce expects to incur additional expenses in connection with combining the companies. Significant costs have already been incurred or will be incurred regardless of whether the Mergers are ultimately consummated. Factors beyond Mission Produce’s and Calavo’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Management of Mission Produce and Calavo continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Mergers. For example, Mission Produce and Calavo are currently evaluating whether certain Mexican taxes may be payable in connection with the Mergers. If such taxes are payable, and the parties are unable to mitigate them, such taxes would represent additional one-time expenses that were not anticipated at the time the Merger Agreement was executed, and which could be significant. Although Mission Produce and Calavo expect that the realization of benefits related to the Mergers will offset such costs and expenses over time, no assurances can be made that this net benefit will be achieved in the near term, or at all. In addition, each of the parties may be required to pay a termination fee, or other costs and expenses, if the Transaction is not consummated. For more information, please see the section entitled “The Merger Agreement—Termination Fees.”

Mission Produce and Calavo may be targets of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Mergers from being consummated, whether or not such lawsuits have any merit.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into Merger Agreements. Even if the lawsuits are without merit, defending against or otherwise resolving these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Mission Produce’s and Calavo’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Mergers, then that injunction may delay or prevent the Mergers from being consummated, or from being consummated within the expected timeframe, which may adversely affect Mission Produce’s and Calavo’s respective business, financial position and results of operation.

Mission Produce expects to obtain financing in connection with the Mergers but cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

Mission Produce anticipates that the funds needed to consummate the Mergers will be derived from a combination of (a) available cash on hand and (b) third-party debt financing, please see the section entitled “The Mergers—Financing Matters.” Mission Produce’s ability to obtain any such new debt financing in the amount needed for the go-forward operations of the Combined Company, and the pay its obligations under the Merger Agreement will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions, the terms of such financing, and other factors beyond Mission Produce’s control. Mission Produce’s obligation to consummate the Mergers is not conditioned upon the receipt of any financing by Mission Produce, and Calavo is entitled to specifically enforce Mission Produce’s obligation to consummate the Mergers, even if any financing is unavailable. Mission Produce makes no assurance that it will be able to obtain new debt financing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition, including its ability to pay the cash portion of the Merger Consideration and the other transaction expenses in the Transaction, to repay the indebtedness of Calavo contemplated or required to be repaid at the Closing, and/or to adequately capitalize the Combined Company for its anticipated-go forward operations and to realize the anticipated synergies.

The Mission Produce Board and the Calavo Board have not requested, and do not anticipate requesting, an updated opinion from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The Mission Produce Board received an opinion rendered by Evercore, financial advisor to Mission Produce, dated January 14, 2026, and the Calavo Board received an opinion rendered by Jefferies, financial advisor to Calavo, dated January 14, 2026, in connection with the Mission Produce Board’s and the Calavo Board’s respective evaluation of the Transaction. Neither the Mission Produce Board, nor the Calavo Board has obtained an updated opinion from their respective financial advisors as of the date of this joint proxy statement/prospectus, and the Mission Produce Board and the Calavo Board have not requested, and do not anticipate requesting, an updated opinion from their respective financial advisors reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement. Changes to the operations and prospects of Mission Produce or Calavo, general market and economic conditions or other changes which may be beyond the control of Mission Produce and Calavo may significantly alter the value of Mission Produce or Calavo or the prices of the shares of Mission Produce Common Stock or Calavo Common Stock by the time the Mergers are consummated. The opinions of Evercore and Jefferies speak as of the date each opinion was rendered, and do not speak as of the date the Mergers will be consummated or as of any date other than the date of each such opinion. The opinions of Evercore and Jefferies do not address the fairness of the Merger Consideration or the Exchange Ratio, as applicable, at any time other than the time each such opinion was rendered.

For a description of the opinion that the Mission Produce Board received from Evercore, please see the section entitled “The Mergers—Opinion of Mission Produce’s Financial Advisor.” For a description of the opinion that the Calavo Board received from Jefferies, please see the section entitled “The Mergers—Opinion of Calavo’s Financial Advisor.”

Holders of Mission Produce Common Stock will not have appraisal rights or dissenters’ rights in the Mergers.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that a corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Delaware law, Mission Produce stockholders will not be entitled to any appraisal rights in connection with the Transaction, including the Mergers and the Mission Produce Share Issuance.

For additional information on the dissenters’ rights Calavo shareholders are entitled to in connection with the First Merger, please see the section entitled “The Mergers—Dissenters’ Rights in the Mergers.”

The market price of Mission Produce Common Stock may decline as a result of the Mergers.

The market price of Mission Produce Common Stock may decline as a result of the Mergers, and holders of Mission Produce Common Stock, including holders of Calavo Common Stock who become holders of Mission Produce Common Stock as a result of the Mergers, could lose the value of their investment in Mission Produce Common Stock, if, among other things, the Combined Company is unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation, and operational efficiencies, from the Transaction are not realized, or if the costs related to the Transaction are greater than expected, or if any financing related to the transaction is on unfavorable terms. The market price also may decline if the Combined Company does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Transaction on the Combined Company’s financial position, results of operations, or cash flows is not consistent with the expectations of financial or industry analysts. The issuance of shares of Mission Produce Common Stock to the Calavo shareholders in the First Merger could on its own have the effect of depressing the market price for Mission Produce Common Stock. In addition, many Calavo shareholders may decide not to hold the shares of Mission Produce Common Stock they receive as a result of the Transaction. Other Calavo shareholders, such as funds with limitations on their permitted holdings of stock in individual issuers or issuers that do not pay a dividend on a regular basis, may be required to sell the shares of Mission Produce Common Stock they receive as a result of the Transaction. Any such sales of Mission Produce Common Stock could have the effect of depressing the market price for Mission Produce Common Stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Mission Produce Common Stock, regardless of the actual operating performance of the Combined Company.

Mission Produce or Calavo may waive one or more of the closing conditions without re-soliciting stockholder or shareholder approval, respectively.

Mission Produce or Calavo may determine to waive, in whole or part, one or more of the conditions to its obligations to consummate the Mergers. Mission Produce and Calavo currently expect to evaluate the materiality of any waiver and its effect on Mission Produce stockholders or Calavo shareholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the Mergers or as to re-soliciting approval from their respective stockholders or shareholders, or amending this joint proxy statement/prospectus as a result of a waiver will be made by Mission Produce or Calavo, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The consummation of the Mergers is conditioned on the receipt of an opinion of tax counsel of each of Mission Produce and Calavo dated as of the Closing Date to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, but there can be no assurance that the IRS will not challenge that position or that a court will not sustain that challenge.

Mission Produce and Calavo intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and Mission Produce and Calavo intend to report the Mergers consistent with such qualification. The consummation of the Mergers is conditioned on the receipt of an opinion of tax counsel of each of Mission Produce and Calavo dated as of the Closing Date to the effect that the Mergers, taken together, will qualify as such a “reorganization.” An opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Mission Produce and Calavo have not sought and will not seek any ruling from the IRS regarding the qualification of the Mergers, taken together, as a “reorganization” and, as a result, there can be no assurance that the IRS will not assert that the Mergers, taken together, do not qualify as a “reorganization” or that a court will not sustain such a position. If the IRS or a court were to determine that the Mergers, taken together, do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Calavo Common Stock that exchanges such Calavo Common Stock for shares of Mission Produce Common Stock and cash pursuant to the First Merger generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (a) the sum of the cash and the fair market value of the Mission Produce Common Stock received by such U.S. Holder and (b) such U.S. Holder’s adjusted tax basis in the Calavo Common Stock exchanged therefor.

Holders of Calavo Common Stock should consult with their tax advisors to determine the particular U.S. federal, state, local, or non-U.S. income or other tax consequences of the Mergers to them. For a more detailed description of the U.S. federal income tax consequences of the Mergers, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”

Risks Relating to the Combined Company

The Combined Company may be unable to successfully integrate the businesses of Mission Produce and Calavo and realize the anticipated benefits of the Transaction.

The success of the Transaction will depend, in part, on the Combined Company’s ability to successfully combine the businesses of Mission Produce and Calavo, which currently operate as independent public companies, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the Mergers. After consummation of the Mergers, the Combined Company will have significantly more systems, assets, investments, businesses, customers and employees than each company did prior to the Transaction. If the Combined Company is unable to achieve anticipated benefits within the anticipated time frame, or at all, the anticipated benefits may not be realized fully, or at all, or may take longer to realize than expected and the value of Mission Produce Common Stock following the Transaction may be harmed.

The Transaction involves the integration of Calavo’s business with Mission Produce’s existing business, which is a complex, costly and time-consuming process. Management of each company will be required to devote a significant amount of time and attention to the integration process before the Transaction is consummated. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include:

•

the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the Transaction;

•	integrating the companies’ operations and corporate functions;

•	integrating the companies’ technologies, networks and customer service platforms;

•	integrating and unifying the product offerings and services available to customers;

•	creating, implementing and executing a unified business strategy, and operational, financial and managerial control with respect to the Combined Company;

•	maintaining employee morale, and attracting, motivating and retaining management personnel and other key employees;

•

maintaining existing relationships and agreements with customers, providers, growers and other vendors and avoiding delays in entering into new agreements with prospective customers, providers, growers and other vendors and attracting new business and operational relationships;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	coordinating programming and marketing efforts;

•	coordinating geographically dispersed organizations;

•	integrating information, purchasing, provisioning, accounting, finance, sales, billing, payroll, reporting and regulatory compliance systems;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and inconsistencies in standards, controls, procedures, and policies; and

•	managing a significantly larger company than before the consummation of the Transaction.

Many of these factors will be outside of the Combined Company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues, and diversion of management’s time and energy, which could materially affect the Combined Company’s financial position, results of operations and cash flows.

Mission Produce and Calavo have operated, and until consummation of the Mergers will continue to operate, independently. Mission Produce and Calavo are currently permitted to conduct only limited planning for the integration of the two companies following the Mergers and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the Mergers. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

Mission Produce stockholders and Calavo shareholders will have a reduced ownership and voting interest after the Mergers and will exercise less influence over the policies of the Combined Company than they now have on the policies of Mission Produce and Calavo, respectively.

Mission Produce stockholders presently have the right to vote in the election of the Mission Produce Board and on other matters affecting Mission Produce. Calavo shareholders presently have the right to vote in the election of the Calavo Board and on other matters affecting Calavo. Immediately after the Mergers are consummated, it is expected that current Mission Produce stockholders will own approximately 80% of the then-outstanding Mission Produce Common Stock, and current Calavo shareholders will own approximately 20%, based on the number of shares and stock-based awards of Mission Produce and Calavo outstanding as of March 17, 2026, the last practicable trading day before the date of the joint proxy statement/prospectus.

As a result, current Mission Produce stockholders and current Calavo shareholders will have less influence on the policies of the Combined Company than they now have on the policies of Mission Produce and Calavo, respectively.

The future results of the Combined Company may be adversely impacted if the Combined Company does not effectively manage its expanded operations following the consummation of the Mergers.

Following the consummation of the Mergers, the size of the Combined Company’s business will be significantly larger than the current size of either Mission Produce’s or Calavo’s respective businesses. The Combined Company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement operational, managerial, financial and strategic initiatives that address not only the integration of two independent stand-alone companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the Combined Company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Mergers.

The pro forma condensed combined financial information in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be reflective of the financial position and results of operations of the Combined Company following consummation of the Mergers.

The pro forma condensed combined financial information in this joint proxy statement/prospectus were prepared for illustrative and informational purposes only to demonstrate the estimated effects of the Mergers and certain other related transactions and adjustments. The pro forma condensed combined financial information were prepared using the acquisition method of accounting in accordance with U.S. GAAP with the expectation, as of the date of this joint proxy statement/prospectus, that identified Mission Produce as the acquiror. The pro forma condensed combined financial information were prepared on the basis that such preliminary estimated adjustments will be incurred to achieve the Mergers, are pending finalization of various estimates, inputs and analyses, and do not include adjustments to reflect any potential costs that may be incurred in connection with actions required by regulatory or governmental authorities for regulatory approvals and clearances of the Mergers, including divestitures or concessions; anticipated benefits, including synergies, costs savings, innovation and operational efficiencies; or potential post-Merger costs, such as restructuring and integration charges.

The pro forma condensed combined financial information are not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have actually been had the Mergers been consummated as of the dates indicated. Further, the pro forma condensed combined financial information do not purport to project the future financial position or results of operations of the Combined Company after the Mergers, which may differ materially and adversely from the pro forma condensed combined financial information that are included in this joint proxy statement/prospectus. The final acquisition accounting will be based upon the actual consideration and the fair value of the assets to be acquired and liabilities to be assumed of the party that is determined to be the acquiree under GAAP as of the date of the consummation of the Mergers. In addition, subsequent to the Closing Date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Calavo’s and Mission Produce’s financial forecasts are based on various assumptions that may not prove to be correct.

The financial forecasts set forth in “The Mergers—Mission Produce’s Unaudited Financial Projections” and “The Mergers—Calavo’s Unaudited Financial Projections” are based on assumptions of, and information available to, Calavo and Mission Produce at the time they were prepared and provided to the Calavo Board and Mission Produce Board, respectively, along with their respective financial advisors. Calavo and Mission Produce do not know whether such assumptions will prove correct. Any or all of such forecasts may turn out to be wrong. Such forecasts can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Calavo’s and Mission Produce’s control. Many factors discussed in, or in documents incorporated by reference into, this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining Calavo’s, Mission Produce’s, and the Combined Company’s future results. As a result of these contingencies, actual future results may vary materially from Calavo’s and Mission Produce’s forecasts.

In view of these uncertainties, the inclusion of Calavo’s and Mission Produce’s financial forecasts in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved. Further, any forward-looking statement speaks only as of the date on which it is made, and Calavo and Mission Produce undertake no obligation, other than as required by applicable law, to update the financial forecasts herein to reflect events or circumstances after the date those financial forecasts were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Consummation of the Mergers may trigger change in control, assignment or other provisions in certain agreements to which Calavo is a party, which may have an adverse impact on the Combined Company’s business and results of operations.

The consummation of the Mergers may trigger change in control, assignment and other provisions in certain agreements to which Calavo is a party. If Calavo is unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, which may include potentially terminating the agreements or seeking monetary damages or other remedies. Even if Calavo is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the Combined Company. Any of the foregoing or similar developments may have an adverse impact on the Combined Company’s business and results of operations following the consummation of the Mergers or the ability of Mission Produce and Calavo to successfully integrate their respective businesses.

Uncertainties associated with the Mergers may cause a loss of management personnel and other key employees, and Mission Produce and Calavo may have difficulty attracting, motivating and retaining management personnel and other key employees, which could adversely affect the future business and operations of the Combined Company.

Mission Produce and Calavo are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. The Combined Company’s success after the consummation of the Mergers will depend in part upon the ability of Mission Produce and Calavo to attract, motivate, and retain key management personnel and other key employees. Prior to the consummation of the Mergers, current and prospective employees of Mission Produce and Calavo may experience uncertainty about their roles within the Combined Company following the consummation of the Mergers, which may have an adverse effect on the ability of each of Mission Produce and Calavo to attract, motivate, or retain management personnel and other key employees. In addition, no assurance can be given that the Combined Company will be able to attract, motivate, or retain management personnel and other key employees of Mission Produce and Calavo to the same extent that Mission Produce and Calavo have previously been able to attract or retain their own employees.

The Combined Company is expected to incur substantial expenses related to the consummation of the Mergers and the integration of Mission Produce and Calavo.

The Combined Company is expected to incur substantial expenses in connection with the consummation of the Mergers and the integration of Mission Produce and Calavo. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing, and benefits. Many of these costs will be non-recurring expenses related to the Mergers (including any financing of the Mergers), facilities, and systems consolidation costs. The Combined Company may incur additional costs to retain employees and/or maintain employee morale and to attract, motivate, or retain management personnel and other key employees. Mission Produce and Calavo will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the Mergers, rating agencies may take negative actions with regard to the Combined Company’s credit ratings, which may increase the Combined Company’s financing costs. These incremental transaction and merger-related costs may exceed the savings the Combined Company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term, and in the event there are material unanticipated costs.

The Combined Company’s indebtedness may limit its flexibility and increase its borrowing costs.

As of March 17, 2026, Mission Produce had approximately $115.25 million of outstanding indebtedness and Calavo had approximately $3.9 million of outstanding indebtedness. The Combined Company’s consolidated indebtedness may have the effect of, among other things, increasing borrowing costs. In addition, the amount of cash required to service the indebtedness levels will be greater than the amount of cash flows required to service the indebtedness of Mission Produce or Calavo individually prior to consummation of the Mergers. The level of indebtedness could also reduce share repurchases, limit Mission Produce’s ability to pay dividends in the future and adversely affect other activities and may create competitive disadvantages relative to other companies with lower debt levels. The Combined Company may be required to raise additional financing for working capital, capital expenditures, acquisitions, or other general corporate purposes. The Combined Company’s ability to arrange additional financing or refinancing will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions, the terms of third-party debt financing incurred in connection with the consummation of the Mergers (if any), and other factors beyond its control. There can be no assurance that the Combined Company will be able to obtain additional financing or arrange refinancing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. For more information on the financial impact of the Mergers on the Combined Company’s indebtedness, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The financing arrangements that the Combined Company will enter into or assume in connection with the Mergers may, under certain circumstances, contain restrictions and limitations that could increase the risks associated with the Combined Company’s level of indebtedness and could significantly impact the Combined Company’s ability to operate its business and negatively affect its financial condition.

As of March 17, 2026, Mission Produce had approximately $115.25 million of outstanding indebtedness and Calavo had approximately $3.9 million of outstanding indebtedness.

As a result of the indebtedness incurred or assumed in connection with the Mergers, the Combined Company’s leverage could have important consequences for our business, operating results, and financial condition, including:

•	increasing the Combined Company’s vulnerability to adverse changes in economic, regulatory, competitive, or industry conditions;

•	reducing the Combined Company’s ability to compete effectively or limiting our flexibility in planning for, or responding to, changes in the combined business and the broader industry;

•	placing the Combined Company at a competitive disadvantage relative to peers with lower levels of indebtedness;

•

increasing the Combined Company’s interest expense and potentially requiring the Combined Company to dedicate a substantial portion of cash flow from operations to the payment of principal and interest on our debt, thereby reducing funds available for operating needs, capital expenditures, strategic initiatives, or other corporate purposes;

•	limiting the Combined Company’s ability to return capital to stockholders, including through stock repurchases or dividends; and

•	limiting the Combined Company’s ability to borrow additional funds in the future to support growth opportunities, acquisitions, working capital needs, capital expenditures, or other purposes.

The market price of the Combined Company’s common stock may be affected by factors different from those that are currently affecting or have historically affected the price of Mission Produce Common Stock or Calavo Common Stock.

Upon consummation of the Mergers, holders of Mission Produce Common Stock and Calavo Common Stock will be holders of Mission Produce Common Stock. As the businesses of Mission Produce and Calavo are different, the results of operations as well as the price of the Combined Company’s common stock may in the future be affected by factors different from those factors affecting Mission Produce and Calavo as independent stand-alone companies. The Combined Company will face additional risks and uncertainties that Mission Produce or Calavo may not currently be exposed to as independent companies.

The Combined Company is subject to the Foreign Corrupt Practices Act and other anti-corruption laws, the violation of which could have a material adverse effect on the Combined Company’s business.

Mission Produce and Calavo have substantial international operations which are subject to the U.S. and foreign anti-corruption and anti-bribery laws and regulations, such as the Foreign Corrupt Practices Act (“FCPA”). The anti-bribery laws generally prohibit companies and their intermediaries from engaging in bribery or making improper payments, offers or promises to government officials for the purpose of obtaining or retaining business or other advantages. In addition, the FCPA imposes recordkeeping and internal controls requirements on publicly traded corporations and their foreign affiliates. As part of the Combined Company’s business, we may interact with non-U.S. government agencies, the employees and representatives of which may be considered government officials for purposes of the FCPA. In addition, some of the international locations in which Mission Produce and Calavo operate have elevated levels of corruption and cartel activity. Despite training and compliance programs designed to detect and prevent violations of the FCPA and other anti-corruption laws, internal controls and policies and procedures may not always protect the Combined Company from violations of anti-corruption laws committed by employees or by third parties, including, but not limited to, wholesale partners and distributors. Therefore, there can be no assurance that our employees or third parties have not and will not take actions that violate our policies or applicable laws, for which we may be ultimately held responsible.

In January 2024, Calavo announced that its internal audit process identified matters related to operations in Mexico that raised potential issues under the FCPA that it voluntarily disclosed to the SEC and the DOJ. On September 2, 2025, the DOJ closed its investigation with no action and on December 22, 2025, the SEC advised that it did not intend to recommend an enforcement action. Calavo cannot guarantee that U.S. regulators or Mexican authorities will not revisit these decisions and pursue enforcement actions against Calavo, or initiate additional investigations.

Any violations of anti-bribery and anti-corruption laws or allegations of such violations could result in disruptive and costly investigations, criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts, as well as other remedial measures, and could materially adversely affect our reputation, business, results of operations or financial condition. In addition, the U.S. government may seek to hold Mission Produce liable on a theory of successor liability for FCPA violations that may have been committed by Calavo.

Other Risk Factors of Mission Produce and Calavo

Mission Produce’s and Calavo’s businesses are and will be subject to the risks described above. In addition, Mission Produce and Calavo are, and will continue to be subject to the risks described in Mission Produce’s and Calavo’s respective Annual Reports on Form 10-K for the fiscal year ended October 31, 2025.

THE PARTIES

Mission Produce, Inc.

Mission Produce, Inc., a Delaware corporation, is a global leader in the avocado industry which farms, packs, markets, and distributes avocados to food retailers, foodservice, distributors and produce wholesalers worldwide. Mission Produce primarily procures avocados from California, Mexico and Peru. Mission Produce Common Stock is publicly traded on Nasdaq under the ticker symbol “AVO.”

Mission Produce’s principal executive office is located at 2710 Camino Del Sol, Oxnard, California 93030, and its telephone number is (805) 981-3650. For additional information about Mission Produce, please see the section entitled “Where You Can Find More Information” or visit Mission Produce’s website at http://www.missionproduce.com. Information contained on Mission Produce’s website does not constitute part of this joint proxy statement/prospectus.

Cantaloupe Merger Sub I, Inc.

Cantaloupe Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Mission Produce, was formed solely for the purpose of facilitating the Transaction. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. At the First Effective Time, Merger Sub I will merge with and into Calavo Growers, Inc., with Calavo Growers, Inc. continuing as the Surviving Corporation. Merger Sub I’s principal executive office is located at 2710 Camino Del Sol, Oxnard, California 93030, and its telephone number is (805) 981-3650.

Cantaloupe Merger Sub II, LLC

Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Mission Produce, Inc., was formed solely for the purpose of facilitating the Transaction. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Immediately following the First Merger and as the second step in a single integrated transaction with the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company and a wholly-owned subsidiary of Mission Produce. Merger Sub II’s principal executive office is located at 2710 Camino Del Sol, Oxnard, California 93030, and its telephone number is (805) 981-3650.

Calavo Growers, Inc.

Calavo Growers, Inc., a California corporation, is a global leader in sourcing, packing and distribution of fresh avocados, tomatoes, and papayas and processing of guacamole and other avocado products. Drawing on decades of expertise with fresh and prepared produce, Calavo delivers a broad portfolio of products to retail grocers, club and mass-merchandise stores, foodservice operators, and wholesalers worldwide. Calavo procures avocados from California, Mexico and other key growing regions. Across its operating facilities, Calavo (i) sorts, packs, ripens, and ships avocados, tomatoes, and Hawaiian-grown papayas, all of which Calavo procures primarily from independent growers, and (ii) processes and packages fresh and frozen guacamole. Calavo’s products are distributed both domestically and internationally. Calavo Common Stock is publicly traded on Nasdaq under the ticker symbol “CVGW.”

Calavo’s principal executive offices are located at 1141-A Cummings Road, Santa Paula, California 93060; and its telephone number is (805) 525-1245. For additional information about Calavo, please see the section entitled “Where You Can Find More Information” or visit Calavo’s website at https://calavo.com/. Information contained on Calavo’s website does not constitute part of this joint proxy statement/prospectus.

MISSION PRODUCE SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Mission Produce stockholders as part of a solicitation of proxies by the Mission Produce Board for use at the Mission Produce Special Meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Mission Produce stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Mission Produce Special Meeting.

Date, Time, Place and Purpose of the Mission Produce Special Meeting

The Mission Produce Special Meeting will be held virtually at 2:00 p.m. Pacific Time on April 28, 2026 (unless it is adjourned or postponed to a later date), via live audio webcast at www.virtualshareholdermeeting.com/AVO2026SM, for the following purposes:

1.

to consider and vote on a proposal to approve, pursuant to Nasdaq Rule 5635, the issuance of Mission Produce Common Stock pursuant to the First Merger (the “Mission Produce Share Issuance Proposal”); and

2.

to consider and vote on a proposal to approve the adjournment of the Mission Produce Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Mission Produce Special Meeting to approve the Mission Produce Share Issuance Proposal or if quorum is not present at the Mission Produce Special Meeting (the “Mission Produce Adjournment Proposal”).

Recommendation of the Mission Produce Board

THE MISSION PRODUCE BOARD RECOMMENDS THAT MISSION PRODUCE STOCKHOLDERS VOTE “FOR” THE MISSION PRODUCE SHARE ISSUANCE PROPOSAL AND “FOR” THE MISSION PRODUCE ADJOURNMENT PROPOSAL.

Mission Produce stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Merger Agreement and the Transaction including the Mergers.

Mission Produce Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Mission Produce Record Date is March 16, 2026. Only holders of record of Mission Produce Common Stock as of the close of business on the Mission Produce Record Date are entitled to notice of, and to vote at, the Mission Produce Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Mission Produce Special Meeting. Each Mission Produce stockholder entitled to vote at the Mission Produce Special Meeting is entitled to one vote per share at the Mission Produce Special Meeting. As of the Mission Produce Record Date, there were 70,846,364 issued and outstanding shares of Mission Produce Common Stock, and the issued and outstanding Mission Produce Common Stock was held by 16 stockholders of record. As of the Mission Produce Record Date, less than 31% of the issued and outstanding Mission Produce Common Stock was owned and entitled to be voted by Mission Produce directors and executive officers and their affiliates.

Quorum

The Mission Produce Bylaws provide that the holders of a majority in voting power of the issued and outstanding stock and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at the Mission Produce Special Meeting.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Failure of a quorum at the Mission Produce Special Meeting may result in an adjournment of the Mission Produce Special Meeting and may subject Mission Produce to additional costs and expenses.

Required Vote

Assuming a quorum is present, approval of the Mission Produce Share Issuance Proposal requires the affirmative vote of a majority in voting power of the Mission Produce stockholders present in person or by proxy and entitled to vote thereon. Only holders of record of Mission Produce Common Stock at the close of business on the Mission Produce Record Date will be entitled to vote on the Mission Produce Share Issuance Proposal. Assuming a quorum is present, shares present in person or by proxy at the Mission Produce Special Meeting but abstaining from voting on the Mission Produce Share Issuance Proposal will have the effect of a vote “AGAINST” the Mission Produce Share Issuance Proposal. Any failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming quorum is met) will have no effect on the Mission Produce Share Issuance Proposal. No “broker non-votes” are expected at the Mission Produce Special Meeting.

Assuming a quorum is present, approval of the Mission Produce Adjournment Proposal requires the affirmative vote of a majority in voting power of the votes cast. As a result, assuming a quorum is present, shares present in person or by proxy at the Mission Produce Special Meeting, but abstaining from voting on the Mission Produce Adjournment Proposal, will have no effect on the outcome of the Mission Produce Adjournment Proposal. If a quorum is not present at the Mission Produce Special Meeting, then the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the Mission Produce Adjournment Proposal have the power to adjourn. Under this standard, assuming a quorum is not present, then shares present in person or by proxy at the Mission Produce Special Meeting, but abstaining from voting on the Mission Produce Adjournment Proposal will have the same effect as a vote “AGAINST” the Mission Produce Adjournment Proposal. Any failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming quorum is met) will have no effect on the Mission Produce Adjournment Proposal. No “broker non-votes” are expected at the Mission Produce Special Meeting. The vote on the Mission Produce Adjournment Proposal is separate and apart from the vote to approve the Mission Produce Share Issuance Proposal and is not a condition to the consummation of the Mergers.

Stock Ownership and Voting by Directors and Executive Officers

As of March 16, 2026, the Mission Produce Record Date, Mission Produce’s directors and executive officers and their affiliates beneficially owned in the aggregate 21,853,473 shares of Mission Produce Common Stock, which represents 30.85% of the shares of Mission Produce Common Stock outstanding on that date.

Each of Mission Produce’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Mission Produce Common Stock “FOR” the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal, although none of Mission Produce’s directors and executive officers have entered into any agreement requiring them to do so. For information with respect to Mission Produce Common Stock owned by directors and executive officers of Mission Produce, please see the section entitled “Mission Produce Beneficial Ownership Table.”

Methods of Voting

If you were the record holder of your Mission Produce Shares as of the Mission Produce Record Date, you may submit your proxy to vote by mail, by telephone or via the internet.

To submit your proxy via the internet, go to www.proxyvote.com. Have your Mission Produce proxy card in hand when you access the website and follow the instructions to vote your shares. To submit your proxy by telephone, call 1-800-690-6903. Have your Mission Produce proxy card in hand when you call and then follow the instructions to vote your shares. If you vote via the internet or by telephone, you must do so no later than 8:59 p.m. Pacific Time on April 27, 2026.

As an alternative to submitting your proxy via the internet or by telephone, you may submit your proxy by mail. To submit your proxy by mail, simply mark your Mission Produce proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed Mission Produce proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your Mission Produce proxy card must be received no later than the close of business on April 25, 2026.

Please be aware that any costs related to voting via the internet, such as internet access charges, will be your responsibility. All properly signed proxies that are timely received and that are not revoked will be voted at the Mission Produce Special Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Mission Produce Board.

Revocability of Proxies

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

Solicitation of Proxies; Expenses of Solicitation

The Mission Produce Board is soliciting proxies for the Mission Produce Special Meeting from its stockholders. Mission Produce will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the Mission Produce proxy card and any additional materials furnished to Mission Produce stockholders. Proxies may be solicited by directors, officers and a small number of Mission Produce’s regular employees personally, by mail or by telephone, but such persons will not be specially compensated for such service. Mission Produce has retained Sodali & Co, a proxy solicitation firm, to assist in the solicitation of proxies and will pay Sodali & Co $30,000 plus $2,500 for administration, technology and data fees. It is possible there will be additional payments due at the conclusion of the solicitation. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Mission Produce Common Stock of record for beneficial owners for forwarding to such beneficial owners. Mission Produce may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Attending Mission Produce Special Meeting

You will not be able to attend the Mission Produce Special Meeting physically. You or your authorized proxyholder may participate, vote, and ask questions at the Mission Produce Special Meeting by visiting www.virtualshareholdermeeting.com/AVO2026SM.

The Mission Produce Special Meeting will begin promptly at 2:00 p.m. Pacific Time on April 28, 2026. Online check-in will begin at 1:30 p.m. Pacific Time, and you should allow ample time for online check-in procedures. If you encounter any difficulties while accessing the virtual Mission Produce Special Meeting, during the check-in or meeting time, a technical assistance phone number will be made available on the Mission Produce Special Meeting registration page 15 minutes prior to the start of the Mission Produce Special Meeting.

If you hold shares through an intermediary, such as a bank, broker or other nominee, you will need to contact such bank, broker or other nominee to request a legal proxy and register for the Mission Produce Special Meeting in advance through our transfer agent, Equiniti Trust Company, LLC. Registration must be received no later than 5:00 p.m. Pacific Time on April 24, 2026.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Mission Produce stockholders residing at the same address, unless such stockholders have notified Mission Produce, of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Mission Produce, at the address identified below. Mission Produce will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding shares of Mission Produce Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Inspector of Elections; Tabulation of Votes

Mission Produce has appointed Broadridge to serve as an inspector of election for the Mission Produce Special Meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Adjournment

Subject to certain restrictions contained in the Merger Agreement, the Mission Produce Special Meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the Mission Produce Special Meeting at which the adjournment was taken.

At any adjourned meeting, Mission Produce may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Mission Produce Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Mission Produce Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Questions and Additional Information

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed Mission Produce proxy card, you should contact Sodali & Co, the proxy solicitation agent for Mission Produce, at (800) 662-5200 (toll free) or (203) 658-9400 (collect).

MISSION PRODUCE PROPOSALS

Proposal 1: Approval of the Mission Produce Share Issuance Proposal

This joint proxy statement/prospectus is being furnished to you as a stockholder of Mission Produce as part of the solicitation of proxies by the Mission Produce Board for use at the Mission Produce Special Meeting to consider and vote upon the Mission Produce Share Issuance Proposal. The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

The Mission Produce Board unanimously recommends that Mission Produce stockholders approve the Mission Produce Share Issuance Proposal, as disclosed in this joint proxy statement/prospectus and particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Mergers” beginning on page 67 and “The Merger Agreement” beginning on page 166 and as attached as Annex A to this joint proxy statement/prospectus.

Vote Required

Assuming a quorum is present, approval of the Mission Produce Share Issuance Proposal requires the affirmative vote of a majority in voting power of the Mission Produce stockholders present in person or by proxy and entitled to vote thereon. Only holders of record of Mission Produce Common Stock at the close of business on the Mission Produce Record Date will be entitled to vote on the Mission Produce Share Issuance Proposal. As a result, assuming a quorum is present, shares present in person or by proxy at the Mission Produce Special Meeting but abstaining from voting on the Mission Produce Share Issuance Proposal will have the same effect as a vote “AGAINST” the Mission Produce Share Issuance Proposal. Any failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming quorum is met) will have no effect on the Mission Produce Share Issuance Proposal. No “broker non-votes” are expected at the Mission Produce Special Meeting.

Board Recommendation

THE MISSION PRODUCE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MISSION PRODUCE SHARE ISSUANCE PROPOSAL.

Proposal 2: Approval of the Mission Produce Adjournment Proposal

The Mission Produce Special Meeting may be adjourned from time to time to a later date, if necessary or appropriate, to solicit additional proxies in favor of the Mission Produce Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve the Mission Produce Share Issuance Proposal.

Mission Produce is asking its stockholders to authorize the holder of any proxy solicited by the Mission Produce Board to vote in favor of any adjournment of the Mission Produce Special Meeting to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the Mission Produce Share Issuance Proposal or if a quorum is not present at the Mission Produce Special Meeting.

Vote Required

Assuming a quorum is present, approval of the Mission Produce Adjournment Proposal requires the affirmative vote of a majority in voting power of the votes cast on such proposal. As a result, assuming a quorum is present, shares present in person or by proxy at the Mission Produce Special Meeting, but abstaining from voting on the Mission Produce Adjournment Proposal, will have no effect on the outcome of the Mission Produce Adjournment Proposal. If a quorum is not present at the Mission Produce Special Meeting, then the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the Mission Produce Adjournment Proposal have the power to adjourn. Under this standard, assuming a quorum is not present, then shares present in person or by proxy at the Mission Produce Special Meeting, but abstaining from voting on the Mission Produce Adjournment Proposal will have the same effect as a vote “AGAINST” the Mission Produce Adjournment Proposal. Any failure of a Mission Produce stockholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder to give voting instructions to that bank, broker, nominee, trustee or other record holder (assuming quorum is met) will have no effect on the Mission Produce Adjournment Proposal. No “broker non-votes” are expected at the Mission Produce Special Meeting. The vote on the Mission Produce Adjournment Proposal is separate and apart from the vote to approve the Mission Produce Share Issuance Proposal and is not a condition to the consummation of the Mergers.

Board Recommendation

THE MISSION PRODUCE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MISSION PRODUCE ADJOURNMENT PROPOSAL.

CALAVO SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Calavo shareholders as part of a solicitation of proxies by the Calavo Board for use at the Calavo Special Meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Calavo shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Calavo Special Meeting.

Date, Time, Place and Purpose of the Calavo Special Meeting

The Calavo Special Meeting will be held virtually at 2:00 p.m. Pacific Time on April 28, 2026 (unless it is adjourned or postponed to a later date) via live audio-visual webcast at www.virtualshareholdermeeting.com/CVGW2026SM, for the following purposes:

1.	to consider and vote on a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (the “Merger Agreement Proposal”);

2.

to consider and vote, on a non-binding, advisory proposal to approve compensation that will or may become payable by Calavo to its named executive officers in connection with the Transaction (the “Merger-Related Compensation Proposal”); and

3.

to consider and vote on a proposal to approve the adjournment of the Calavo Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Calavo Special Meeting to approve the Merger Agreement Proposal (the “Calavo Adjournment Proposal”).

Recommendation of the Calavo Board

THE CALAVO BOARD RECOMMENDS THAT CALAVO SHAREHOLDERS VOTE “FOR” THE MERGER AGREEMENT PROPOSAL, “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL AND “FOR” THE CALAVO ADJOURNMENT PROPOSAL.

Calavo shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Merger Agreement and the Transaction including the Mergers.

Calavo Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Calavo Record Date is March 16, 2026. Only holders of record of Calavo Common Stock as of the close of business on the Calavo Record Date will be entitled to notice of, and to vote at, the Calavo Special Meeting, unless a new record date is set in connection with any adjournment or postponement of the Calavo Special Meeting. As of the close of business on the Calavo Record Date, there were 17,874,079 shares of Calavo Common Stock outstanding and entitled to vote at the Calavo Special Meeting, and the issued and outstanding Calavo Common Stock was held by 696 shareholders of record. As of the Calavo Record Date, approximately 3.5% of the issued and outstanding Calavo Common Stock was beneficially owned and entitled to be voted by directors and executive officers of Calavo and their affiliates. Each share of Calavo Common Stock outstanding on the Calavo Record Date entitles the holder thereof to one vote on each proposal to be considered at the Calavo Special Meeting, via online presence or by proxy through the internet or by telephone or by a properly executed and delivered proxy with respect to the Calavo Special Meeting.

Your vote is important. We expect that many Calavo shareholders will not attend the Calavo Special Meeting via online presence and, instead, will be represented by proxy. Most Calavo shareholders have a choice of voting over the internet, by using a toll-free telephone number, or by returning a completed proxy card or voting instruction form. Please check your notice, proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. The internet and telephone voting procedures have been designed to authenticate shareholders, to allow you to vote your shares, and to confirm that your instructions have been properly recorded. The internet and telephone voting facilities for Calavo shareholders of record will close at 8:59 p.m. Pacific Time on April 27, 2026. If your shares are held through a broker, bank or other holder of record and internet or telephone facilities are made available to you, these facilities may close sooner than those for Calavo shareholders of record.

You can revoke your proxy at any time before it is exercised by delivering a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by virtual ballot at the Calavo Special Meeting. Executing your proxy in advance will not limit your right to vote at the Calavo Special Meeting if you decide to attend via online presence. However, if your shares are held in the name of a broker, bank or other holder of record, you cannot vote at the Calavo Special Meeting unless you have a legal proxy, executed in your favor, from the holder of record.

All shares entitled to vote and represented by properly executed proxies received prior to the Calavo Special Meeting and not revoked will be voted at the Calavo Special Meeting in accordance with your instructions. If you sign and return your proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Calavo Board recommends for such proposal.

Quorum

The Calavo Bylaws provide that the holders of a majority of the outstanding shares of Calavo Common Stock entitled to vote at the Calavo Special Meeting, represented in person or by proxy, will constitute a quorum for the transaction of business at the Calavo Special Meeting. Abstentions will count for the purpose of determining the presence of a quorum for the transaction of business at the Calavo Special Meeting.

A quorum, once established, may continue to do business until adjournment, notwithstanding the withdrawal of enough Calavo shareholders to leave less than a quorum, provided that any action taken, other than adjournment, is approved by at least a majority of the shares of Calavo Common Stock required to constitute a quorum. If a quorum is not present, then a majority of the shares entitled to be voted at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time until a quorum is present or represented. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Failure of a quorum at the Calavo Special Meeting may result in an adjournment of the Calavo Special Meeting and may subject Calavo to additional costs and expenses.

Required Vote

Assuming that a quorum is present, approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Calavo Common Stock entitled to vote on the Merger Agreement Proposal (in person or by proxy) at the Calavo Special Meeting. Calavo cannot consummate the Mergers unless the Merger Agreement Proposal is approved at the Calavo Special Meeting. Assuming that a quorum is present, if a Calavo shareholder present in person at the Calavo Special Meeting abstains from voting, or responds by proxy with an “ABSTAIN” vote, or if a Calavo shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder fails to give voting instructions to that bank, broker, nominee, trustee or other record holder it will have the effect of a vote cast “AGAINST” the Merger Agreement Proposal.

Assuming that a quorum is present, approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Calavo Common Stock represented and voting on the Merger-Related Compensation Proposal (in person or by proxy) at the Calavo Special Meeting (which shares voting affirmatively “FOR” the Merger-Related Compensation Proposal also constitute at least a majority of the required quorum). Assuming that a quorum is present, if a Calavo shareholder present in person at the Calavo Special Meeting abstains from voting, or responds by proxy with an “ABSTAIN” vote, or if a Calavo shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder fails to give voting instructions to that bank, broker, nominee, trustee or other record holder it will have no effect on the Merger-Related Compensation Proposal, unless there are insufficient votes in favor of the proposal, such that the affirmative votes “FOR” the Merger-Related Compensation Proposal constitute less than a majority of the required quorum. In such cases, abstentions, failures to submit a proxy, failures to vote in person (by virtual presence) at the Calavo Special Meeting, or failures to instruct your bank, broker or other nominee how to vote with respect to the Merger-Related Compensation Proposal will have the same effect as a vote “AGAINST” this proposal.

Assuming that a quorum is present, approval of the Calavo Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Calavo Common Stock represented and voting on the Calavo Adjournment Proposal (in person or by proxy) at the Calavo Special Meeting (which shares voting affirmatively “FOR” the Calavo Adjournment Proposal also constitute at least a majority of the required quorum), provided that in the absence of a quorum, the Calavo Adjournment Proposal requires the vote of a majority of the shares represented either in person or by proxy. Assuming that a quorum is present, if a Calavo shareholder present in person at the Calavo Special Meeting abstains from voting, or responds by proxy with an “ABSTAIN” vote, or if a Calavo shareholder who holds his, her or its shares in “street name” through a bank, broker, nominee, trustee or other record holder fails to give voting instructions to that bank, broker, nominee, trustee or other record holder it will have no effect on the Calavo Adjournment Proposal, unless either (i) at such time as a quorum is present at the Calavo Special Meeting there are insufficient votes in favor of the Calavo Adjournment Proposal, such that the affirmative votes “FOR” the Calavo Adjournment Proposal constitute less than a majority of the required quorum or (ii) a quorum is not present at such time at the Calavo Special Meeting. In such cases, abstentions, failures to submit a proxy, failures to vote in person (by virtual presence) at the Calavo Special Meeting, or failures to instruct your bank, broker or other nominee how to vote with respect to the Calavo Adjournment Proposal will have the same effect as a vote “AGAINST” this proposal.

Stock Ownership and Voting by Directors and Executive Officers

As of March 16, 2026, the Calavo Record Date, Calavo directors and executive officers and their affiliates beneficially owned and were entitled to vote in the aggregate 628,194 shares of Calavo Common Stock or approximately 3.5% of the shares of Calavo Common Stock outstanding on that date.

Each of Calavo’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of Calavo Common Stock “FOR” the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal, although none of Calavo’s directors and executive officers have entered into any agreement requiring them to do so. For information with respect to Calavo Common Stock owned by directors and executive officers of Calavo, please see the section entitled “Calavo Beneficial Ownership Table.”

The number of shares reflected above does not include shares underlying outstanding Calavo Options, Calavo RSUs or Calavo Deferred RSUs. For information with respect to Calavo Options, Calavo RSUs or Calavo Deferred RSUs, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards.”

Methods of Voting

If you were the record holder of your shares of Calavo Common Stock as of the Calavo Record Date, you may submit your proxy to vote by mail, by telephone or via the internet.

To submit your proxy via the internet, go to www.proxyvote.com. Have your Calavo proxy card in hand when you access the website and follow the instructions to vote your shares. To submit your proxy by telephone, call 1-800-690-6903. Have your Calavo proxy card in hand when you call and then follow the instructions to vote your shares. If you vote via the internet or by telephone, you must do so no later than 8:59 p.m. Pacific Time on April 27, 2026.

As an alternative to submitting your proxy via the internet or by telephone, you may submit your proxy by mail. To submit your proxy by mail, simply mark your Calavo proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed Calavo proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your Calavo proxy card must be received no later than the close of business on April 25, 2026.

Please be aware that any costs related to voting via the internet, such as internet access charges, will be your responsibility. All properly signed proxies that are timely received and that are not revoked will be voted at the Calavo Special Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the Calavo Board.

Shares Held in Street Name

If your shares of Calavo Common Stock are held in an account at a bank, broker or other nominee holder of record (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a Calavo proxy card directly to Calavo or by voting via online presence at the Calavo Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, banks, brokers or other nominees who hold shares of Calavo Common Stock on behalf of their customers may not give a proxy to Calavo to vote those shares with respect to the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal without specific instructions from their customers, as banks, brokers and other nominees do not have discretionary voting power on these “non-routine” matters. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions with respect to shares registered in the name of organizations that are not governed by Nasdaq Rule 2251, those shares will not be voted at the meeting because such organizations do not have discretionary voting power. If you do not furnish voting instructions to brokerage firms that are governed by Nasdaq Rule 2251, one of two things can happen, depending upon whether a proposal is “routine.” Under Nasdaq Rule 2251, brokerage firms, banks, broker-dealers, and other similar organizations have the discretion to cast votes on routine matters, without voting instructions from their clients. Brokerage firms, banks, broker-dealers, and other similar organizations are not permitted, however, to cast votes on “non-routine” matters, such as the Merger Agreement Proposal (as requested in Proposal No. 1), the Merger-Related Compensation Proposal (as requested in Proposal No. 2) or the Calavo Adjournment Proposal (as requested in Proposal No. 3), without such voting instructions.

Therefore, if you are a Calavo shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

•	your bank, broker or other nominee may not vote your shares on the Merger Agreement Proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•

your bank, broker or other nominee may not vote your shares on the Merger-Related Compensation Proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal, unless there are insufficient votes in favor of the Merger-Related Compensation Proposal, such that the affirmative votes “FOR” the Merger-Related Compensation Proposal constitute less than a majority of the required quorum. In such case, broker non-votes will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal; and

•	your bank, broker or other nominee may not vote your shares on the Calavo Adjournment Proposal, which broker non-votes, if any, will have no effect on the vote count for such proposal, unless either

(i) at such time as a quorum is present at the Calavo Special Meeting there are insufficient votes in favor of the Calavo Adjournment Proposal, such that the affirmative votes “FOR” the Calavo Adjournment Proposal constitute less than a majority of the required quorum, or (ii) a quorum is not present at such time at the Calavo Special Meeting. In such case, broker non-votes will have the same effect as a vote “AGAINST” the Calavo Adjournment Proposal.

•	any broker non-votes will count for purposes of determining whether a quorum is present.

Revocability of Proxies

Any Calavo shareholder of record giving a proxy has the power to revoke it. If you are a Calavo shareholder of record, you may revoke your proxy in any of the following ways:

•

by logging onto the internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

•	by sending a notice of revocation to the Corporate Secretary of Calavo;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the Calavo Special Meeting virtually.

If you choose any of the first three methods, you must take the described action no later than the beginning of the Calavo Special Meeting.

If your shares are held in an account at a bank, broker or other nominee and you have delivered your voting instruction card or otherwise given instruction on how to vote your shares to your bank, broker or other nominee or your applicable plan administrator, you should contact your bank, broker or other nominee or your applicable plan administrator to change your vote.

Solicitation of Proxies; Expenses of Solicitation

The Calavo Board is soliciting proxies for the Calavo Special Meeting from its shareholders. Calavo will bear a portion of the cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this joint proxy statement/prospectus, the Calavo proxy card and any additional materials furnished to Calavo shareholders. Proxies may be solicited by directors, officers and a small number of Calavo’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. Calavo has retained Georgeson Advisory, a proxy solicitation firm, to assist with the distribution of proxies from the shareholders of record, and will pay Georgeson Advisory an initial fee of $20,000 plus additional fees to be determined at the conclusion of the solicitation and reasonable out-of-pocket expenses. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of Calavo Common Stock of record for beneficial owners for forwarding to such beneficial owners. Calavo may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Attending the Calavo Special Meeting

You or your authorized proxyholder may participate, vote, and ask questions at the Calavo Special Meeting by visiting www.virtualshareholdermeeting.com/CVGW2026SM and using your control number found on your proxy card.

To be admitted to the virtual Calavo Special Meeting, you will need the control number included on your proxy card, or the instructions that accompanied your proxy materials. The Calavo Special Meeting will begin promptly at 2:00 p.m. Pacific Time on April 28, 2026. Online check-in will begin at 1:30 p.m. Pacific Time, and you should allow ample time for online check-in procedures. If you encounter any difficulty while accessing the virtual Calavo Special Meeting, during the check-in or meeting time, a technical assistance phone number will be made available on the Calavo Special Meeting registration page 15 minutes prior to the start of the Calavo Special Meeting.

If you hold shares through an intermediary, such as a bank, broker or other nominee, you will need to contact such bank, broker or other nominee to request a legal proxy and register for the Calavo Special Meeting in advance through our transfer agent, Computershare. Once proof of your proxy power (legal proxy) has been obtained, send the proof reflecting your holdings along with your name and email address to proxytabulation@computershare.com to obtain your control number. Registration must be received no later than 5:00 p.m. Pacific Time on April 24, 2026.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Calavo shareholders residing at the same address, unless such shareholders have notified Calavo of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Calavo, at the address identified below. Calavo will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding shares of Calavo Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Inspector of Elections; Tabulation of Votes

Calavo has appointed Broadridge to serve as an inspector of election for the Calavo Special Meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Adjournment

Subject to certain restrictions contained in the Merger Agreement, the Calavo Special Meeting may be adjourned to allow additional time for obtaining additional proxies. No notice of an adjourned meeting need be given if the time and place thereof are announced at the Calavo Special Meeting at which the adjournment was taken unless:

•	the adjournment is for more than 45 days, in which case a notice of the adjourned meeting will be given to each Calavo shareholder of record entitled to vote at the Calavo Special Meeting; or

•

if, after the adjournment, a new record date for determination of Calavo shareholders entitled to vote is fixed for the adjourned meeting, in which case the Calavo Board will fix as the record date for determining Calavo shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Calavo shareholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each Calavo shareholder of record as of such record date.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Calavo Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Questions and Additional Information

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed Calavo proxy card, you should contact Georgeson Advisory, the proxy solicitation agent for Calavo, at (866) 766-9287 (toll-free).

Your vote is very important regardless of the number of shares of Calavo Common Stock that you own and the matters to be considered at the Calavo Special Meeting are of great importance to the shareholders of Calavo. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the internet or by telephone or, if applicable, complete, date, sign and promptly return the enclosed Calavo proxy card or voting instruction form in the enclosed postage-paid envelope. If you submit your proxy via the internet or by telephone, you do not need to return the enclosed Calavo proxy card.

Please vote your shares via the internet or by telephone, or sign, date and return a Calavo proxy card or voting instruction form promptly to ensure that your shares can be represented, even if you otherwise plan to attend the Calavo Special Meeting via virtual presence.

CALAVO PROPOSALS

Proposal 1: Approval of the Merger Agreement Proposal

This joint proxy statement/prospectus is being furnished to you as a shareholder of Calavo as part of the solicitation of proxies by the Calavo Board for use at the Calavo Special Meeting to consider and vote upon the Merger Agreement Proposal and approve the Transaction. The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

The Calavo Board unanimously recommends that Calavo shareholders approve the Merger Agreement Proposal, as disclosed in this joint proxy statement/prospectus and particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Mergers” beginning on page 67 and “The Merger Agreement” beginning on page 166 and as attached as Annex A to this joint proxy statement/prospectus.

Assuming a quorum is present, the Transaction cannot be completed without the affirmative vote of at least a majority of the outstanding shares of Calavo Common Stock entitled to vote on the Merger Agreement Proposal at the Calavo Special Meeting. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Vote Required

The affirmative vote of at least a majority of the outstanding shares of Calavo Common Stock entitled to vote on the Merger Agreement Proposal at the Special Meeting is required to approve the Merger Agreement Proposal.

Board Recommendation

THE CALAVO BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT PROPOSAL.

Proposal 2: Advisory Vote on Merger-Related Named Executive Compensation Arrangements

Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Calavo provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by Calavo to its named executive officers in connection with the Transaction, as disclosed in the section entitled “The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers—Golden Parachute Compensation.”

Accordingly, Calavo is seeking approval of the following resolution at the Calavo Special Meeting:

“RESOLVED, that the shareholders of Calavo Growers, Inc. approve, ratify and confirm, on a non-binding, advisory basis, the compensation that will or may become payable to Calavo’s named executive officers in connection with the Transaction as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “ The Mergers—Interests of Calavo Directors and Executive Officers in the Mergers—Golden Parachute Compensation” in the joint proxy statement/prospectus for the Special Meeting of shareholders.”

Calavo shareholders should note that approval of this proposal is not a condition to consummation of the Transaction, and as an advisory vote, the result will not be binding on Calavo or the Calavo Board.

Accordingly, regardless of the outcome of the advisory vote, if the Transaction is consummated, Calavo’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Transaction in accordance with the terms and conditions applicable to those payments.

Vote Required

The affirmative vote of at least a majority of the shares of Calavo Common Stock represented and voting at the Special Meeting (which shares voting affirmatively “FOR” the Merger-Related Compensation Proposal also constitute at least a majority of the required quorum), is required to approve, by means of a non-binding, advisory vote, the Merger-Related Compensation Proposal.

Board Recommendation

THE CALAVO BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

Proposal 3: Calavo Adjournment Proposal

The Calavo Special Meeting may be adjourned from time to time to a later date, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Agreement Proposal.

Calavo is asking its shareholders to authorize the holder of any proxy solicited by the Calavo Board to vote in favor of any adjournment of the Calavo Special Meeting to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the Merger Agreement Proposal.

Vote Required

The affirmative vote of at least a majority of the shares of Calavo Common Stock represented and voting at the Calavo Special Meeting (which shares voting affirmatively “FOR” the Calavo Adjournment Proposal also constitute at least a majority of the required quorum), is required to approve, the Calavo Adjournment Proposal, provided that in the absence of a quorum, the Calavo Adjournment Proposal requires the vote of a majority of the shares represented either in person or by proxy.

Board Recommendation

THE CALAVO BOARD RECOMMENDS THAT YOU VOTE “FOR” THE CALAVO ADJOURNMENT PROPOSAL.

THE MERGERS

The following discussion contains certain information about the Mergers. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the Mergers.

Terms of the Mergers

The Mission Produce Board and the Calavo Board have each approved and declared advisable the Merger Agreement and the Transaction. Upon the terms and subject to the conditions of the Merger Agreement, the parties thereto will consummate the Mergers. At the First Effective Time, Merger Sub I shall be merged with and into Calavo, the separate existence of Merger Sub I shall cease, and Calavo will become a wholly owned subsidiary of Mission Produce and will continue as the Surviving Corporation. Immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II, the separate existence of the Surviving Corporation shall cease, and Merger Sub II will be a wholly owned subsidiary of Mission Produce and will continue as the Surviving Company, in accordance with the CGCL, DGCL and DLLCA.

Merger Consideration

At the First Effective Time, each share of Calavo Common Stock issued and outstanding immediately prior to that time (other than the Excluded Shares and any Dissenting Shares) will be converted into the right to receive the Merger Consideration. To support the intended tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, if the Threshold Percentage is less than 43%, then the amount of cash consideration otherwise payable to the holders of Calavo Common Stock under the Merger Agreement (other than to holders of Dissenting Shares), equal to the amount of cash consideration that would be necessary to cause the recomputed Threshold Percentage to equal 43%, shall instead be payable to such holders in an equivalent amount of Mission Produce Common Stock.

Subject to the above exceptions, each holder of shares of Calavo Common Stock will be entitled to receive as Merger Consideration for each share of Calavo Common Stock held by such holder:

(i)	0.9790 shares of Mission Produce Common Stock, without interest; and

(ii)	$14.85 in cash, without interest, subject to applicable withholding taxes.

No fractional shares of Mission Produce Common Stock will be issued in connection with the Mergers, and Calavo shareholders will be entitled to receive cash, without interest, in lieu of any fractional shares of Mission Produce Common Stock to which they otherwise would have been entitled, rounded to the nearest cent, equal to the fractional amount multiplied by the Agreed Mission Produce Share Price.

As a result of the foregoing, based on the number of shares and stock-based awards of Mission Produce and Calavo outstanding as of March 17, 2026, the last practicable trading day before the date of the joint proxy statement/prospectus, it is expected that Mission Produce stockholders will own approximately 80% of the then-outstanding Mission Produce Common Stock, and Calavo shareholders will own approximately 20%, immediately after the Mergers.

Pursuant to the Mission Produce Rights Agreement, as long as the Rights are attached to the Mission Produce Common Stock, Mission Produce will issue one Right (subject to adjustment) with each new share of Mission Produce Common Stock. Accordingly, if the Rights remain attached to the Mission Produce Common Stock as of the First Effective Time, each Calavo shareholder will also be entitled to receive one Right for each share of Mission Produce Common Stock included in such Calavo shareholder’s Merger Consideration.

Notwithstanding the above, if the Threshold Percentage is less than 43%, then the amount of cash consideration otherwise payable to the holders of Calavo Common Stock under the Merger Agreement (other than to holders of Dissenting Shares), equal to the amount of cash consideration that would be necessary to cause the recomputed Threshold Percentage to equal 43%, shall instead be payable to such holders in an equivalent amount of Mission Produce Common Stock (with each share of Mission Produce Common Stock valued for purposes of this paragraph at the Agreed Mission Produce Share Price).

Background of the Transaction

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation and correspondence among representatives of Calavo, Mission Produce and other bidders and their respective affiliates or advisors. All dates and times referred to in the following chronology are Eastern Time unless otherwise indicated.

The Calavo Board, together with members of Calavo management and with the assistance of Calavo’s outside advisors, regularly reviews Calavo’s strategic and financial alternatives in light of developments in Calavo’s business, the sectors in which it operates, and the economy and financial markets generally, including their potential impact on Calavo’s long-term strategic goals and business plans. These reviews have included, among other things, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives in response to unsolicited inquiries and through proactive outreach to third parties, in all cases with a view toward strengthening Calavo’s business and/or identifying opportunities to enhance shareholder value. Representatives of third parties from time to time have contacted or met with members of Calavo management and/or Calavo’s financial advisors to discuss Calavo’s business, including with a view to exploring whether to pursue a potential transaction with Calavo and, at the direction of the Calavo Board, Calavo’s management and financial advisors from time to time have held discussions with third parties in furtherance of these inquiries.

The Mission Produce Board, together with members of Mission Produce management and with the assistance of Mission Produce’s outside advisors, regularly reviews Mission Produce’s strategic and financial opportunities in light of developments in Mission Produce’s business, the sectors in which it operates, and the economy and financial markets generally, including their potential impacts on Mission Produce’s long-term strategic goals and business plans. These reviews have included, among other things, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, in all cases with a view toward strengthening Mission Produce’s business and/or identifying opportunities to enhance stockholder value. As part of these ongoing efforts, members of Mission Produce management and/or Mission Produce’s financial advisors from time to time have contacted or met with representatives of third parties to discuss potential strategic transactions and, at the direction of the Mission Produce Board, have held discussions with third parties regarding potential acquisition opportunities.

As participants in the same industry, representatives of Mission Produce and Calavo have from time to time interacted at industry conferences and other events and have engaged in informal discussions regarding their businesses and conditions in the avocado industry generally. Prior to June 16, 2025, interactions did not involve discussions regarding a potential business combination or other strategic transaction between the parties.

On May 23, 2025, a publicly traded agribusiness company (“Bidder A”) delivered an unsolicited non-binding proposal (the “Bidder A Initial Proposal”) to the Calavo Board pursuant to which Bidder A proposed to enter into a transaction to acquire 100% of the outstanding shares of Calavo Common Stock for consideration nominally valued at $32.00 per share. The per share consideration included in the Bidder A Initial Proposal consisted of 42% in cash, or $13.48 per share of Calavo Common Stock, without interest, and the remaining 58% in Bidder A common stock, then with a nominal value of $18.52 per share, reflecting a premium of approximately 25% to the closing price per share of Calavo Common Stock of $25.51 as of May 22, 2025. On the basis of this proposal, Calavo shareholders would have owned approximately 46% of the combined company.

On each of May 28 and 29, 2025, the Calavo Board met with Lecil E. Cole, Calavo’s then-Chief Executive Officer, and discussed the terms of the Bidder A Initial Proposal. Following discussion, the Calavo Board agreed that the terms and implied value of the consideration reflected in the Bidder A Initial Proposal did not appear to represent a sufficiently attractive opportunity for Calavo or its shareholders at that time relative to Calavo’s continued prospects as a stand-alone company but determined that it could warrant further potential discussion. The Calavo Board instructed Farha Aslam, then-Chairperson of the Calavo Board, to coordinate with Calavo’s advisors to engage in discussions with Bidder A to further explore a potential transaction.

Following such meeting of the Calavo Board, Ms. Aslam and Michael A. DiGregorio, another member of the Calavo Board, spoke with Sheppard, Mullin, Richter & Hampton LLP, Calavo’s outside special counsel (“Sheppard Mullin”), and representatives of Jefferies regarding the Bidder A Initial Proposal. Jefferies has acted as a long-standing strategic and financial advisor to Calavo under an existing engagement letter with respect to any potential material strategic transactions.

On June 3 and 4, 2025, the Mission Produce Board held a meeting, with representatives of the Mission Produce management team and Evercore attending. At this meeting, the Mission Produce Board reviewed its recent financial performance, market status and trends, as well as various potential strategic alternatives available to Mission Produce, including potential opportunities for a strategic business combination with Calavo and other potential strategic targets. At the request of the Mission Produce Board, representatives of Evercore presented certain preliminary financial analyses regarding Mission Produce, Calavo and a potential strategic combination. The Mission Produce Board discussed the potential strategic benefits and opportunities for cost synergies that a combination with Calavo could represent, as well as the timing, processes and strategic considerations related to exploring such a potential transaction. The Mission Produce Board also discussed various potential structures for such a potential transaction, including the potential mix of consideration and its implications on pro forma ownership of a combined company. The Mission Produce Board considered with management and its advisors potential negotiation strategies with respect to engaging with Calavo, including preliminary perspectives as to valuation and price, the benefits and drawbacks of submitting a preliminary proposal with and without an initial proposed price, and the additional analyses and information the Mission Produce Board would require in order to inform the directors’ respective views on valuation and price. Following discussions, the Mission Produce Board authorized the Mission Produce management team to deliver a non-binding indication of interest to express interest in a possible business combination with Calavo, without proposing a price. At this meeting, the Mission Produce Board approved the engagement of Evercore as Mission Produce’s financial advisor in connection with the potential transaction, based on Evercore’s expertise and reputation in the industry, knowledge of Mission Produce, and experience in strategic mergers and acquisitions and instructed the Mission Produce management team to negotiate an engagement letter with Evercore with respect to a potential transaction.

On June 6, 2025, Mission Produce entered into an engagement letter with Evercore.

On June 6, 2025, the Calavo Board held a meeting, in which Ms. Aslam and Mr. DiGregorio summarized their discussions with representatives of each of Sheppard Mullin and Jefferies. Ms. Aslam and Mr. DiGregorio recommended that representatives of Jefferies present to the Calavo Board before responding to Bidder A regarding the Bidder A Initial Proposal and the Calavo Board resolved to schedule a meeting with representatives of Jefferies. The Calavo Board also considered with representatives of Sheppard Mullin defensive tactics that Calavo may adopt to protect Calavo against potential hostile takeover bids that may not be in the best interests of Calavo or its shareholders. In addition, Ms. Aslam informed the Calavo Board that, following the receipt of the Bidder A Initial Proposal, she was considering participating in a potential proposal to take Calavo private with one or more unspecified financial partners, and accordingly would recuse herself from discussions by the Calavo Board about the Bidder A Initial Proposal and any other potential transactions involving a potential change in control of Calavo. Ms. Aslam then recused herself from the meeting. From June 6, 2025 until October 17, 2025 (at which time Ms. Aslam indicated that she no longer intended to pursue a potential take-private transaction with Calavo), Ms. Aslam did not participate in any discussion of the Calavo Board related to the Bidder A Initial Proposal or any other potential transactions involving a potential change in control of Calavo, and did not receive any materials related thereto.

Upon Ms. Aslam disclosing her intent to potentially submit a proposal to acquire Calavo, the Calavo Board proposed the formation of a special transactions committee of the Calavo Board having such powers and authority to be designated by the Calavo Board at a subsequent meeting (the “Calavo Special Transactions Committee”), with Mr. DiGregorio, Marc L. Brown and Steven Hollister as its proposed members, to be formed by unanimous written consent of the Calavo Board at a later date.

On June 10, 2025, Mr. DiGregorio met with the Chief Executive Officer of Bidder A, and representatives of Jefferies separately met with representatives of the financial advisor to Bidder A to discuss the Bidder A Initial Proposal, in order to obtain a better understanding of certain aspects of the proposal to assist with the Calavo Board’s consideration, while also advising Bidder A that the Calavo Board intended to meet soon to review the Bidder A Initial Proposal prior to providing any response.

On June 10, 2025, the proposed members of the Calavo Special Transactions Committee met, with representatives of Jefferies present, to discuss the Bidder A Initial Proposal. At the meeting, representatives of Jefferies presented preliminary financial analyses of the Bidder A Initial Proposal to the Calavo Special Transactions Committee.

On June 11, 2025, the Calavo Board met to discuss the potential public announcement of the proposal, including the risks and benefits of disclosing the Bidder A Initial Proposal relative to keeping it private, whether or not to concurrently announce a strategic review process and whether or not to include the identity of the bidder. Following these discussions, the Calavo Board authorized the issuance of a press release to announce the receipt of the Bidder A Initial Proposal, including the nominal value of the consideration offered, but excluding the identity of Bidder A.

Later that day, on June 11, 2025, Calavo issued a press release after market close announcing that a non-binding cash-and-stock proposal for consideration nominally valued at $32.00 per share of Calavo Common Stock was received from Bidder A (but without disclosing the identity of Bidder A) and that the Bidder A Initial Proposal was being reviewed by the Calavo Board in consultation with its legal and financial advisors. On June 11, 2025, the closing price per share of Calavo Common Stock was $23.58. On June 12, 2025, the trading day following the public announcement, the closing price per share of Calavo Common Stock was $27.68.

On June 12, 2025, the proposed members of the Calavo Special Transactions Committee met with representatives of Jefferies to further discuss the Bidder A Initial Proposal and Jefferies’ preliminary analysis of the Bidder A Initial Proposal. The Jefferies representatives reviewed, among other things, the proposed offer price per share of Calavo Common Stock included in the Bidder A Initial Proposal as compared to historical trading prices of Calavo Common Stock, the preliminary implied value of Calavo Common Stock reflected in the Bidder A Initial Proposal, and the potential value creation to Calavo shareholders from the Bidder A Initial Proposal.

On June 13, 2025, the Calavo Special Transactions Committee engaged TroyGould PC (“TG”) as its legal counsel.

On June 16, 2025, the Calavo Board met with representatives of Jefferies and representatives of TG to review an updated presentation by representatives of Jefferies regarding certain preliminary financial analyses of the Bidder A Initial Proposal. The Calavo Board also discussed with representatives of Jefferies other strategic acquirors or financial buyers that might be interested in a strategic transaction with Calavo following the public announcement of the Bidder A Initial Proposal on June 11, 2025. The Calavo Board also instructed Mr. DiGregorio and Mr. Hollister to direct Calavo management to prepare a long-range strategic plan with respect to Calavo as a stand-alone entity. The Calavo Board also revisited the potential benefits and drawbacks of contacting additional potential bidders to solicit potential interest in participating in a strategic process, including the potential for competitive tension, the relative merits of a broad and more selective process, the implications of Calavo’s prior public announcement, and the identities of the potential additional bidders. The members of the

Calavo Board also reviewed all information available to it regarding the interests of the proposed members of the Calavo Special Transactions Committee, and the Calavo Board determined (to be confirmed by unanimous written consent) that each of Mr. DiGregorio, Mr. Brown and Mr. Hollister was independent and did not have any material interest in the Bidder A Initial Proposal or other known potential acquisition proposals. Following these discussions, at the meeting of the Calavo Board, the members of the Calavo Special Transactions Committee recommended to the Calavo Board that (i) Calavo continue to engage in discussions with Bidder A regarding the Bidder A Initial Proposal; and (ii) representatives of Jefferies conduct a process to determine potential interest from selected strategic and financial acquirors, the identities and scope of which were discussed in this and subsequent meetings. The Calavo Board reviewed and approved the preliminary recommendations of the Calavo Special Transactions Committee, and instructed Calavo management and Calavo’s advisors to seek to execute a non-disclosure agreement containing customary standstill provisions with any potential interested bidder, and, thereafter, to provide due diligence to encourage such parties to submit potential proposals to acquire Calavo.

Later that day, pursuant to a unanimous written consent of the Calavo Board, the Calavo Board appointed Mr. DiGregorio, Marc L. Brown and Steven Hollister to serve on the Calavo Special Transactions Committee, to review and evaluate the Bidder A Initial Proposal, as well as possible alternative transactions to the Bidder A Initial Proposal. The Calavo Special Transactions Committee was delegated exclusive power and authority to, among other things (i) review, negotiate and make recommendations to the Calavo Board with respect to the Bidder A Initial Proposal, as well as alternatives to the Bidder A Initial Proposal, including indications of interest and proposals received from other parties regarding a possible merger, partnership, acquisition of assets or similar transaction involving Calavo, provided, however, that the Calavo Board retained the sole power and authority to approve any definitive agreement regarding such a transaction; (ii) retain such legal, accounting, auditing and other advisors as the Calavo Special Transactions Committee shall determine as necessary in its discretion; (iii) establish and direct the process related to the evaluation and consideration of the Bidder A Initial Proposal and alternatives to the Bidder A Initial Proposal; and (iv) direct and supervise legal, accounting, auditing and other advisors retained by the Calavo Special Transactions Committee. Mr. DiGregorio was appointed as the Chairperson of the Calavo Special Transactions Committee. After a review of all information available to the Calavo Board, the Calavo Board determined that each of Mr. DiGregorio, Mr. Brown and Mr. Hollister was independent and did not have any material interest in the Bidder A Initial Proposal or other known potential acquisition proposals.

Also on June 16, 2025, representatives of Mission Produce (with the support of the Mission Produce Board) submitted to Calavo (via Mr. Cole) a written, non-binding indication of interest regarding Mission Produce’s interest in a business combination with Calavo (the “Mission Produce Initial Proposal”). The Mission Produce Initial Proposal did not contain a price, but Mission Produce expressed its belief that it could provide greater value than the terms of the Bidder A Initial Proposal. The Mission Produce Initial Proposal also included a proposed form of non-disclosure agreement from Mission Produce and a list of due diligence requests related to information Mission Produce indicated would be necessary to enable Mission Produce to formalize a proposal and transaction structure. A copy of the Mission Produce Initial Proposal was provided by Mr. Cole to the Calavo Special Transactions Committee on June 17, 2025.

During the weeks of June 16 and 23, 2025, at the direction of the Calavo Special Transactions Committee, representatives of Jefferies engaged in correspondence with Bidder A, Mission Produce, Ms. Aslam’s affiliated investment firm and their respective financial advisors, including Evercore, regarding their expressions of interest, and distributed a draft non-disclosure agreement containing customary standstill provisions (including customary “fall-away” rights) to each of them. Each of Bidder A, Mission Produce and Ms. Aslam executed a non-disclosure agreement with Calavo containing such provisions on June 24, 2025, June 25, 2025 and June 30, 2025, respectively.

Starting from the week of June 30, 2025 at the direction of the Calavo Special Transactions Committee, representatives of Jefferies also reached out to 17 other selected potential strategic and financial acquirors

(inclusive of inbound parties) with ties to the perishable food industry to discuss a potential transaction and, if interested, execute a non-disclosure agreement. Of the additional parties contacted by representatives of Jefferies, five parties expressed interest in pursuing a potential strategic transaction with Calavo and received a draft non-disclosure agreement.

On July 7, 2025, the Calavo Special Transactions Committee retained Cozen O’Connor as outside legal advisor to Calavo with respect to a possible transaction and TG continued to advise Calavo and the Calavo Special Transactions Committee from time to time related to the strategic review process and other matters.

On July 8, 2025, Mission Produce entered into an amendment to the engagement letter with Evercore.

From mid-June through the early part of August 2025, representatives of Jefferies coordinated with Calavo management and Cozen O’Connor and TG to execute non-disclosure agreements (which each contained customary standstill provisions, including customary “fall-away” rights) with the five additional interested strategic and financial parties that had not previously executed a non-disclosure agreement, including a privately held, international agricultural production and distribution company (“Bidder B”), and an investment and advisory firm focused on cross border transactions (“Bidder C,” together with Mission Produce and Bidders A and B, Ms. Aslam, and the other interested parties under non-disclosure agreements the “Bidders”). The non-disclosure agreements entered into with each of Mission Produce, Bidder A, Bidder B and certain additional strategic Bidders that signed non-disclosure agreements were mutual to permit Calavo to conduct reverse due diligence as appropriate. During this period, Calavo also executed clean team agreements with each of the strategic Bidders that signed non-disclosure agreements, including Mission Produce, Bidder A, Bidder B and certain others. During this time, Calavo management and representatives of Jefferies coordinated to compile responses to due diligence requests of all Bidders, including access to a virtual data room beginning on August 1, 2025. Also during this period, Calavo management and representatives of Jefferies made preliminary reverse due diligence information requests to each of Mission Produce and Bidder A.

On July 15, 2025, the Calavo Board met, with representatives of TG attending (with the consent of the Special Transactions Committee). Representatives of TG reviewed the directors’ fiduciary duties and, in light of the volume of in-bound interest from potential bidders to date, provided a summary of potential defensive tactics that the Calavo Board could consider adopting to protect Calavo against hostile takeover bids that the Calavo Board believed may not be in the best interests of Calavo or its shareholders. James Snyder, Calavo’s Chief Financial Officer, also presented to the Calavo Board the proposed draft of Calavo’s five-year financial forecast as a stand-alone business, including underlying assumptions and uncertainties.

On July 24, 2025, the members of the Calavo Special Transactions Committee reviewed an updated version of Calavo’s five-year financial forecast as a stand-alone business, including underlying assumptions and uncertainties, which had been updated since the Calavo Board meeting on July 15, 2025 (the “July 2025 Calavo Management Unaudited Projections”). The July 2025 Calavo Management Unaudited Projections were approved by each of the members of the Calavo Special Transactions Committee, and the Calavo Special Transactions Committee authorized management to furnish the July 2025 Calavo Management Unaudited Projections to representatives of Jefferies for its use in connection with its preliminary financial analyses, and to distribute the July 2025 Calavo Management Unaudited Projections to the Bidders in connection with their due diligence of Calavo.

Beginning on August 14, 2025, at the direction of the Calavo Special Transactions Committee, representatives of Jefferies distributed process letters to each of the Bidders, outlining instructions for submitting non-binding indications of interest by no later than September 18, 2025.

On August 27 and 28, 2025, the Calavo Board held a regular meeting with each of the Calavo directors present, other than Ms. Aslam, along with representatives of Calavo management. At the meeting, the Chair of the Calavo Special Transactions Committee updated the Calavo Board regarding the due diligence process and timing for submitting indications of interest. The Calavo Board also received a report from Calavo management regarding progress in its operations and expected improvements in its projected results. In light of these anticipated improvements, the Calavo Board instructed the Calavo Special Transactions Committee to work with Calavo management to revise the July 2025 Calavo Management Unaudited Projections to reflect such anticipated improved prospects. Following the regular Calavo Board meeting, Mr. DiGregorio met with Calavo management to request that the July 2025 Calavo Management Unaudited Projections be revised to incorporate the expected improvements reported to the Calavo Board.

Throughout August and early September 2025, Calavo management and its advisors continued to address business and financial due diligence requests from the Bidders and their advisors, as well as to review preliminary reverse due diligence information that had been received from Bidder A.

On September 3 and 4, 2025, the Mission Produce Board held a meeting, with representatives of Mission Produce management and Evercore attending. At this meeting, the Mission Produce Board reviewed an update regarding its recent financial performance, and management’s evaluation of strategic alternatives, including the potential business combination with Calavo. Representatives of Mission Produce management provided an update to the Mission Produce Board regarding the business due diligence performed to date and its interactions with Calavo since submitting its initial proposal, and representatives of Evercore presented certain updated preliminary financial analyses regarding Mission Produce, Calavo and a potential strategic combination. The Mission Produce Board discussed with Mission Produce management and its advisors the requested timing for initial proposals, updated perspectives as to valuation and price, and considerations related to participating in Calavo’s strategic process. Following discussions, the Mission Produce Board authorized Mission Produce management to submit a non-binding indication of interest to Calavo on September 18, 2025, the requested proposal deadline, to acquire 100% of the outstanding shares of Calavo Common Stock in exchange for consideration of between $27.00 and $31.00 per share of Calavo Common Stock, and indicated that 50% of the consideration would be paid in cash, and the remaining 50% would be paid in shares of Mission Produce Common Stock, but that Mission Produce was willing to consider changes regarding the mix of consideration. At the meeting, Mission Produce management also presented to the Mission Produce Board a proposed draft of Mission Produce’s five-year financial forecast, including underlying assumptions and uncertainties.

On September 11, 2025, the Calavo Special Transactions Committee and the Calavo Board reviewed and approved an update to the July 2025 Calavo Management Unaudited Projections, reflecting, among other things, Calavo’s expectations with respect to the recent positive developments in the trajectory of its guacamole business in its Prepared segment (the “September 2025 Calavo Management Unaudited Projections”). The Calavo Board authorized Calavo management to furnish the September 2025 Calavo Management Unaudited Projections to representatives of Jefferies for its use in connection with Jefferies’ preliminary financial analyses, and to distribute the September 2025 Calavo Management Unaudited Projections to the Bidders in connection with their due diligence of Calavo.

On September 11, 2025, at the direction of the Calavo Special Transactions Committee, representatives of Jefferies distributed the September 2025 Calavo Management Unaudited Projections to the Bidders.

On September 14, 2025, the Mission Produce Board held a meeting, with representatives of Mission Produce management, Evercore and Latham & Watkins attending. At this meeting, representatives of Mission Produce management provided an update to the Mission Produce Board regarding business due diligence performed to date, including the September 2025 Calavo Management Unaudited Projections. Representatives of Evercore then discussed certain updated preliminary financial analyses, including estimated cost synergies, regarding Mission Produce, Calavo and a potential strategic combination, in each case, based on the September 2025 Calavo Management Unaudited Projections. Following discussions, the Mission Produce Board authorized Mission Produce management to seek four weeks of exclusivity for Mission Produce to conduct due diligence and to submit the non-binding indication of interest, which was submitted on September 18, 2025, to acquire 100% of the outstanding shares of Calavo Common Stock in exchange for consideration of between $28.00 and $32.00 per share of Calavo Common Stock, indicating that 50% of the consideration would be paid in cash, and the remaining 50% would be paid in shares of Mission Produce Common Stock, but that Mission Produce was willing to consider changes regarding the mix of consideration.

On September 18, 2025, representatives of Jefferies received four indications of interest from each of Mission Produce, Bidder A, Bidder B and Bidder C, as summarized below:

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Mission Produce delivered a non-binding indication of interest, which proposed an acquisition of 100% of the outstanding shares of Calavo Common Stock in exchange for consideration having a stated value of approximately $28.00 to $32.00 per share of Calavo Common Stock (the “Mission Produce September 18 Proposal”). The Mission Produce September 18 Proposal indicated that 50% of the consideration would be paid in cash, and the remaining 50% would be paid in shares of Mission Produce Common Stock, but that Mission Produce was willing to consider changes regarding the consideration mix. The Mission Produce September 18 Proposal did not specify the implied pro forma ownership of the Calavo shareholders in the potential combined company, but included estimated cost synergies based on the due diligence to date.

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Bidder A delivered a non-binding indication of interest, which revised the Bidder A Initial Proposal to propose the acquisition of 100% of the outstanding shares of Calavo Common Stock in exchange for either: (a) 100% stock consideration at a fixed exchange ratio based on the pricing date of the offer, plus contingent value rights (“CVRs”) linked to the potential release of Mexican IVA tax receivables, or (b) cash and stock consideration, with $7.60 per share payable in cash and a fixed amount of shares for each share of Calavo Common Stock, representing a mix of 25% cash and 75% stock, plus CVRs (the “Bidder A September 18 Proposal”). Following such transactions in the Bidder A September 18 Proposal, the Calavo shareholders would own a majority of the combined company’s shares. Both offers implied a price per share of $30.00, or $33.00 per share, assuming full payment of the CVRs. In addition, Bidder A indicated that its revised proposal was contingent on the satisfactory resolution of Calavo’s ongoing tax disputes with Mexican tax authorities.

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Bidder B delivered a non-binding indication of interest, which proposed a reverse merger pursuant to which Calavo would merge with and into a newly formed subsidiary of Bidder B, and in connection with such proposal the entity affiliated with Bidder B would become a publicly traded company (the “Bidder B Initial Proposal”). The Bidder B Initial Proposal included per share consideration having a stated value of approximately $32.50, consisting of $8.90 of cash, representing 27% of the total consideration, and the remaining 73% consisting of shares of Bidder B to become publicly listed in connection with such transaction, based on certain proposed valuation assumptions by Bidder B, representing implied pro forma ownership by the Calavo shareholders in the combined company of approximately 16%.

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Bidder C delivered a non-binding indication of interest, which proposed that an affiliated entity of Bidder C would merge into Calavo by exchanging 100% of its shares for Calavo Common Stock with an undefined ownership split. Bidder C additionally proposed that Bidder C would invest approximately $110 million into Calavo through a special purpose vehicle in exchange for additional shares of Calavo Common Stock (the proposed merger together with the investment, the “Bidder C Initial Proposal”). The Bidder C Initial Proposal did not indicate a value for the proposed consideration, nor was the value calculable based on information provided in the Bidder C Initial Proposal.

The other Bidders that had initially expressed interest in a transaction with Calavo all declined to submit an indication of interest, other than Ms. Aslam who indicated that while she was not yet in a position to deliver a written indication of interest, discussions with potential financial partners were continuing. On September 18, 2025, the closing price per share of Calavo Common Stock was $27.82.

On September 25, 2025, representatives of Jefferies and Cozen O’Connor met with each of the Calavo Special Transactions Committee and the Calavo Board to discuss the non-binding initial proposals received to date. The Calavo Special Transactions Committee and the Calavo Board each considered (i) the implied values per share of Calavo Common Stock offered in connection with each of the initial proposals and the underlying earnings multiples used by each Bidder, and the implied premium of such offers relative to the closing price per share of Calavo Common Stock on June 11, 2025 (prior to the public announcement of the Bidder A Initial Proposal) and September 24, 2025 (the latest trading date); (ii) the potential cost synergies to be achieved through each combination; (iii) the proposed mix of cash and equity consideration proposed by each Bidder; (iv) the tax treatment of the consideration to the Calavo shareholders; (v) the amount of debt financing proposed in the transaction and the resulting pro forma leverage profile of each of the Bidders; and (vi) the certainty of closing each potential transaction, including the impact of a potential antitrust review. Following these discussions, the Calavo Board authorized representatives of Jefferies to advance Mission Produce, Bidder A and Bidder B to the next phase of the process and allow them to begin more fulsome due diligence and seek to improve the terms of their proposals, and to seek key preliminary reverse due diligence information from each.

Throughout the remainder of September, October and early November, Calavo management and its advisors facilitated extensive due diligence with each of Mission Produce, Bidder A and Bidder B, including site visits, management meetings and responding to detailed due diligence requests regarding Calavo’s financial performance, operations and tax matters. During this period, Calavo also received access to information of Mission Produce, Bidder A and Bidder B to enable Calavo to conduct reverse due diligence.

On October 7, 2025, at the direction of the Calavo Special Transactions Committee, representatives of Jefferies distributed a process letter for the next phase of the transaction to Mission Produce, Bidder A, and Bidder B and their financial advisors outlining instructions for submitting updated, non-binding proposals no later than October 30, 2025.

On October 17, 2025, Ms. Aslam notified representatives of Jefferies by e-mail that she no longer intended to pursue a potential take-private transaction of Calavo.

On October 27, 2025, representatives of Jefferies communicated to Mission Produce, Bidder A, Bidder B and their financial advisors that the deadline to submit updated, non-binding proposals would be extended to November 14, 2025 to allow for additional responses to the Bidders’ additional due diligence requests, and to better inform the Bidders’ proposals.

On November 6, 2025, at the request of Bidder B, members of Bidder B’s management and board of directors met with the Calavo Board and members of Calavo management, with representatives of each of their advisors in attendance, to provide an overview of their business, as well as present their vision for a potential strategic combination and capital markets considerations.

On November 12, 2025, Calavo announced that Mr. Cole would retire as President and Chief Executive Officer effective as of December 8, 2025 and B. John Lindeman would be appointed as his successor effective upon Mr. Cole’s retirement.

On November 13, 2025, in advance of the deadline to submit updated proposals, the Mission Produce Board held a meeting, with representatives of the Mission Produce management team and Evercore attending. At this meeting, representatives of Mission Produce management provided an update to the Mission Produce Board regarding business due diligence since the last meeting. Representatives of Evercore then presented certain updated preliminary financial analyses, including projected financial information and projected cost synergies, regarding Mission Produce, Calavo and a potential strategic combination. Following discussions, the Mission Produce Board authorized the Mission Produce management team to submit an updated non-binding indication of interest, which was submitted on November 14, 2025, to acquire 100% of the outstanding shares of Calavo Common Stock in exchange for consideration of $30.00 per share of Calavo Common Stock, consisting of: $18.00 in cash (60% of the consideration per share) and the remainder in Mission Produce Common Stock (40% of the consideration per share).

On November 14, 2025, representatives of Jefferies received updated proposals from Mission Produce, Bidder A and Bidder B, each of which presented revised proposals, subject to confirmatory due diligence and definitive documentation, and each requesting a period of exclusivity on terms summarized below.

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Mission Produce delivered an updated non-binding indication of interest (the “Mission Produce November 14 Proposal”), which offered consideration at the stated value of $30.00 per share of Calavo Common Stock, consisting of: $18.00 in cash (60% of the consideration per share); and $12.00 in Mission Produce Common Stock (40% of the consideration per share). The Mission Produce November 14 Proposal included projected cost synergies resulting from SG&A efficiency gains, distribution and logistics optimization, improved packing and sourcing and removal of certain public company costs based on extensive commercial and operational due diligence by Mission Produce’s advisors. The Mission Produce November 14 Proposal indicated that exclusivity would be required through confirmatory legal and tax due diligence process, which was estimated by Mission Produce to be approximately two weeks.

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Bidder A delivered an updated non-binding indication of interest, which reduced the Bidder A Initial Proposal (the “Bidder A November 14 Proposal”) to a stated value of $30.77 per share of Calavo Common Stock, consisting of: $7.50 in cash (24% of the consideration per share); $20.27 in Bidder A common stock (consisting of 66% of the consideration per share), representing approximately 59% of the pro forma shares outstanding after the consummation of the transaction; and $3.00 in CVRs linked to the potential release of Mexican IVA tax receivables. In addition, the proposal also remained contingent on the satisfactory settlement of Calavo’s disclosed Mexican tax dispute. The Bidder A November 14 Proposal requested exclusivity for 60 days following acceptance of the Bidder A November 14 Proposal.

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Bidder B delivered an updated non-binding indication of interest, which further revised the Bidder B Initial Proposal (the “Bidder B November 14 Proposal”), which contemplated the same structure, and proposed per share consideration having a stated value of approximately $32.50 per share of Calavo Common Stock consisting of: $8.90 in cash prior to the proposed deduction of Calavo’s transaction expenses from such consideration (27% of the consideration per share); and $23.60 in shares of the combined company (73% of the consideration per share) based on certain proposed valuation assumptions presented by Bidder B, representing approximately 16% of the pro forma shares outstanding after the consummation of the transaction. Bidder B proposed the same stated valuation for its contributed business as in the Bidder B Initial Proposal although it provided 2025E and 2026E financial projections that were reduced from the levels provided with the Bidder B Initial Proposal. The Bidder B November 14 Proposal requested exclusivity for 60 days following acceptance of the Bidder B November 14 Proposal.

On November 14, 2025, the closing price per share of Calavo Common Stock was $20.87.

On November 17, 2025, at Mission Produce’s request, Stephen J. Barnard, Chief Executive Officer of Mission Produce, and John M. Pawlowski, President and Chief Operating Officer of Mission Produce, met with members of the Calavo Board, with representatives of Jefferies and Evercore present, to present Mission Produce’s view on the combination of the companies, as well as discuss the Mission Produce November 14 Proposal. Mission Produce conveyed its strong belief in the strategic merits of a potential combination, including opportunities for cost synergies and value creation.

On November 20, 2025, each of the Calavo Special Transactions Committee and the Calavo Board met with representatives of Jefferies and Cozen O’Connor and reviewed a summary of the three revised proposals from Mission Produce, Bidder A and Bidder B. The Calavo Special Transactions Committee and the Calavo Board analyzed with representatives of Jefferies and Cozen O’Connor each proposal based on several factors, including (i) the preliminary financial analyses provided by representatives of Jefferies, which reflected the implied value of each of the revised proposals based on ranges of potential pro forma trading multiples and anticipated synergies, indicating a higher implied value for the Mission Produce November 14 Proposal compared to the other proposals; (ii) in the case of Bidder B, adjustments to the cash consideration for transaction expenses and other adjustments; (iii) the relative certainty of consummating each of the proposed transactions, including (a) the potential impact of an antitrust review, (b) the length of the expected period between signing and closing of each such transaction, (c) the likelihood of obtaining necessary shareholder approval, including the impact of recent acquisitions of equity securities in Mission Produce, as reflected in filings made under Section 13(d) of the Exchange Act, and (d) other structural and capital markets considerations; and (iv) the status of due diligence review by each of the Bidders. The Calavo Special Transactions Committee and the Calavo Board also reviewed with its advisors the timelines associated with each of the potential transactions, the stated requirement of each of Mission Produce, Bidder A and Bidder B to proceed under exclusivity considering the time and efforts expended to date and the costs associated with working toward a definitive agreement. The Calavo Board also received a presentation from Mr. Lindeman regarding his preliminary plan for Calavo as a stand-alone business following the effective date of his appointment to Chief Executive Officer of Calavo. Cozen O’Connor also presented a review of the Calavo Board’s fiduciary duties under the CGCL in connection with the strategic review process and a potential transaction, including in connection with the potential grant of exclusivity. The Calavo Board assessed Calavo’s short- and long-term opportunities and threats, including opportunities to enhance shareholder value, against an opportunity to return capital to shareholders through cash consideration, while retaining an equity interest in a larger business through the equity consideration. Based on these discussions, the Calavo Board instructed representatives of Jefferies to continue discussions with Mission Produce and indicate that Calavo would be prepared to grant two weeks of exclusivity to Mission Produce, if Mission Produce revised its proposal to (i) increase to $32.50 per share of Calavo Common Stock (with the $2.50 of incremental consideration expected to be in the form of equity), with the stock consideration to be valued based on a fixed exchange ratio to be agreed at signing; (ii) provide for the appointment of two Calavo directors to the Mission Produce Board; (iii) provide for a reverse termination fee in the event of failure to receive antitrust approval; and (iv) to provide confirmation of the opportunity for Calavo to complete comprehensive reverse due diligence and to understand Mission Produce’s approach to retention and severance. The Calavo Board also directed representatives of Jefferies to seek Mission Produce’s response to this counter-proposal by November 23, 2025 to facilitate the Calavo Board’s consideration prior to potentially making counter-proposals to one or more other parties.

On November 21, 2025 (the last trading day preceding Sunday, November 23, 2025), the closing price per share of Calavo Common Stock was $18.81 and the closing price per share of Mission Produce Common Stock was $12.02.

On November 21, 2025, representatives of Jefferies communicated to Evercore that the Calavo Board was willing to grant exclusivity to Mission Produce, subject to the terms discussed by the Calavo Board and Calavo Special Transactions Committee.

On November 22, 2025, the Mission Produce Board held a meeting with representatives of Mission Produce management and Evercore attending. At that meeting, members of Mission Produce management and representatives of Evercore reviewed with the Mission Produce Board the status of negotiations with and due diligence of Calavo since the prior meeting, including Calavo’s expression of interest in pursuing a transaction with Mission Produce and its request for an improved proposal in exchange for exclusivity. The Mission Produce Board also discussed Calavo’s requests regarding non-economic terms. Representatives of Evercore then presented certain updated preliminary financial analyses regarding Mission Produce, Calavo and a potential strategic combination. Following discussions, the Mission Produce Board authorized Mission Produce management to submit an updated non-binding indication of interest to acquire 100% of the outstanding shares of Calavo Common Stock in exchange for consideration of $31.00 per share of Calavo Common Stock, with 60% of the consideration payable in cash and 40% payable in shares of Mission Produce Common Stock, valued using a fixed exchange ratio to be set at signing. In addition, the Mission Produce Board authorized that the revised proposal reflect that (i) Mission Produce would appoint one independent director from the Calavo Board to serve on the Mission Produce Board and may consider an additional representative from the Calavo Board to serve on the Mission Produce Board; (ii) the definitive merger agreement would be subject to a reverse termination fee equal to 3% of Calavo’s enterprise value; and (iii) negotiation of a definitive merger agreement would be subject to an exclusivity period of three weeks, subject to two successive seven-day extensions under certain conditions.

On November 23, 2025, representatives of Evercore verbally communicated to representatives of Jefferies that Mission Produce would be willing to increase its proposal to $31.00 per share (60% of which would be in the form of cash and 40% would be in the form of Mission Produce Common Stock, valued using a fixed exchange ratio to be set at signing). In addition, the revised proposal from Mission Produce reflected that (i) Mission Produce would appoint one independent director from the Calavo Board to serve on the Mission Produce Board and may consider an additional representative from the Calavo Board to serve on the Mission Produce Board; (ii) the definitive merger agreement would be subject to a reverse termination fee equal to 3% of Calavo’s enterprise value; and (iii) negotiation of a definitive merger agreement would be subject to an exclusivity period of three weeks, subject to two successive seven-day extensions under certain conditions.

On November 23, 2025, the Calavo Board held a special meeting. At the meeting, representatives of Jefferies reviewed with the Calavo Board the further revised proposal from Mission Produce that was verbally delivered by representatives of Evercore and the Calavo Board discussed the revised proposal and requested exclusivity agreement, including the risks and benefits related thereto. The Calavo Board instructed representatives of Jefferies to negotiate a revised proposal that provided for a reverse termination fee equal to 5% of Calavo’s enterprise value and limited the exclusivity period to two weeks, rather than three weeks, subject to two successive seven-day extensions under certain conditions.

From November 23 to November 25, 2025, representatives of Latham and Cozen O’Connor negotiated the terms of the exclusivity agreement.

On November 25, 2025, Calavo publicly announced that Michael Browne, Executive Vice President of Sales & Operations, would retire effective December 31, 2025. On the same day, representatives of Evercore contacted representatives of Jefferies to indicate Mission Produce’s interest in understanding recently announced leadership changes, as well as Calavo’s preliminary financial results for the fourth quarter.

On November 28, 2025, the Chairperson of the Calavo Special Transactions Committee, select members of the Calavo Board and Calavo management, and advisors met with Mission Produce management and its advisors to discuss recently announced leadership changes and management succession at Calavo, and to provide information regarding Calavo’s preliminary financial and operational performance for the recently completed fourth quarter, which was still being finalized but which was expected to fall short of market expectations and the September 2025 Calavo Management Unaudited Projections, resulting primarily from the impacts of challenging conditions in the avocado market on Calavo’s Fresh business.

On November 29, 2025, the Mission Produce Board held a meeting, with representatives of Mission Produce management and Evercore attending. At that meeting, members of Mission Produce management and representatives of Evercore updated the Mission Produce Board on the status of due diligence and negotiations by members of Mission Produce management and representatives of Evercore, including the recently announced leadership changes and management succession at Calavo, and Calavo’s preliminary financial performance for the fourth quarter, the subsequent discussions with Calavo management, and the remaining open due diligence matters. The Mission Produce Board considered the benefits and drawbacks of entering into exclusivity with Calavo, including the nature and scope of remaining due diligence and its potential impacts on valuation. Following these discussions, the Mission Produce Board authorized the Mission Produce management team to reaffirm Mission Produce’s willingness to enter into exclusivity and proceed on the terms previously discussed at the November 22 Mission Produce Board meeting, subject to the satisfactory completion of Mission Produce’s due diligence review and the designation of one director to the Mission Produce Board by mutual determination of Mission Produce and Calavo.

Later that day, representatives of Mission Produce management provided Calavo with a written proposal reflecting the increased purchase price of $31.00 per share of Calavo Common Stock consistent with the terms previously discussed, subject to the satisfactory completion of Mission Produce’s due diligence review and the designation of one director to the Mission Produce Board by mutual determination of Mission Produce and Calavo (the “Mission Produce November 29 Proposal”). On November 28, 2025 (the last trading day preceding Saturday, November 29, 2025), the closing price per share of Calavo Common Stock was $20.49 and the closing price per share of Mission Produce Common Stock was $12.02.

Later that evening, after further discussion with the Calavo Special Transactions Committee, its advisors, and Mission Produce regarding valuation, process and Calavo’s recent business performance and material recent management transitions, by unanimous written consent, the Calavo Board authorized Calavo to enter into a 14-day exclusivity agreement with Mission Produce subject to two successive seven-day extensions of such agreement under certain conditions (the “Exclusivity Agreement”).

On November 30, 2025, Mission Produce and Calavo executed the Exclusivity Agreement. Shortly thereafter, representatives of Jefferies notified the financial advisors to Bidders A and B that Calavo had entered a period of exclusivity with another party.

Beginning November 30, 2025 and into January 2026, Calavo and its legal, financial and tax advisors facilitated responses to due diligence requests by Mission Produce, and performed reverse due diligence on Mission Produce, including financial, tax and legal matters and cost synergies analysis, in each case, in light of the significant equity component of the proposed transaction. Calavo also engaged various third-party advisors to assist Calavo in its reverse due diligence, including engaging a third-party advisor to assist Calavo management in its analysis of the potential cost synergies to be implemented by the Combined Company following the Closing. Such analysis considered the cost synergies previously identified by Mission Produce in the Mission Produce November 14 Proposal and the Mission Produce November 29 Proposal, as well as cost synergies potentially available to the Combined Company, and analyzed the opportunities for the Combined Company to realize such projected cost synergies following the Closing. During this period and through the signing of the Merger Agreement, based on the information available to Calavo management, Calavo management and its advisors considered a range of projected cost synergies for the Combined Company consistent with the expected cost synergies described in “—Certain Calavo Unaudited Prospective Financial Information—Calavo Projected Cost Synergies” and provided such information to the Calavo Special Transactions Committee and the Calavo Board. During this period, Calavo management and its advisors regularly updated members of the Calavo Special Transactions Committee and the Calavo Board of their reverse due diligence findings. During this period, Mission Produce management and its advisors regularly updated members of the Mission Produce Board of their due diligence findings and negotiations with respect to the Merger Agreement, and the Mission Produce Board provided their perspectives and feedback thereon.

On December 4, 2025, Latham & Watkins circulated an initial draft of the Merger Agreement.

On December 5, 2025, the Calavo Board met and discussed retention efforts for key members of the management team in light of the potential transaction and the receipt of the initial draft of the Merger Agreement. The Calavo Board also discussed recent feedback from select Calavo shareholders regarding the timing of completion for the previously announced strategic review process or potential return of capital to Calavo shareholders in the event that a strategic transaction was not consummated.

On December 8, 2025, in accordance with the previously announced CEO-transition, Mr. Cole retired as Chief Executive Officer of Calavo and Mr. Lindeman became Calavo’s Chief Executive Officer.

On December 8, 2025, representatives of Jefferies delivered to Cozen O’Connor, on behalf of Calavo, disclosures regarding Jefferies’ relationships during the prior two years with Calavo, Mission Produce and each of their affiliates. For additional information, see “ —Opinion of Calavo’s Financial Advisor.”

On December 9, 2025, the Calavo Special Transactions Committee met, with representatives of Cozen O’Connor present, to review the Merger Agreement, including key issues such as the exchange ratio, treatment of Calavo equity awards in the Mergers, regulatory approval process, conduct of the businesses between signing a definitive agreement and closing, and termination rights of each of the parties and the fees payable on certain terminations, among other topics. The Calavo Special Transactions Committee and Cozen O’Connor also discussed the process for reviewing and confirming Calavo’s representations and warranties with Calavo’s management.

On December 10, 2025, the Calavo Special Transactions Committee met with representatives of Cozen O’Connor and Jefferies to further discuss perspectives on open items in the Merger Agreement, including the exchange ratio and Calavo’s right to terminate the Merger Agreement in the event of an extended antitrust review.

On December 15, 2025, Cozen O’Connor circulated a revised draft of the Merger Agreement to Latham & Watkins, and on December 22, 2025, Cozen O’Connor circulated an initial draft of the Calavo Disclosure Letter to the Merger Agreement (the “Calavo Disclosure Letter”).

On December 18, 2025, Mission Produce publicly announced its financial results for the fiscal fourth quarter and the fiscal year ended October 31, 2025. On December 18, 2025, the closing price per share of Mission Produce Common Stock was $13.13.

Later that day, the Calavo Special Transactions Committee reviewed Calavo’s actual financial results for the fiscal fourth quarter and the fiscal year ended October 31, 2025. Calavo’s Adjusted EBITDA for this period was approximately $7 million less than Calavo had forecasted internally and in the September 2025 Calavo Management Unaudited Projections. At the Calavo Special Transactions Committee’s direction, representatives of Jefferies shared Calavo’s fiscal year 2025 actual financial results with Mission Produce later that day.

On December 22, 2025, representatives of Latham & Watkins and Cozen O’Connor met to discuss issues related to the Merger Agreement and Calavo Disclosure Letter.

On December 22, 2025, the Calavo Special Transactions Committee met, with Cozen O’Connor attending, to discuss the preliminary results of Calavo’s reverse due diligence to date, and the issues related to the Merger Agreement and Calavo Disclosure Letter.

On December 22, 2025, Calavo and Mission Produce agreed to extend the Exclusivity Agreement to January 6, 2026, with a provision that such date shall be automatically extended for an additional five days (until January 11, 2026) if the parties continued good faith negotiations.

On December 23, 2025, representatives of Cozen O’Connor and Latham & Watkins met to discuss issues related to the Merger Agreement and Calavo Disclosure Letter.

On December 30, 2025, representatives of Evercore and Jefferies discussed the status of negotiations with respect to the proposed transaction, due diligence and the potential timeline for seeking final approvals and announcing a transaction. The representatives of Evercore indicated that Mission Produce had concerns about the decrease in Calavo’s recent financial performance and its impact on projected financial performance and expected that the Mission Produce Board would have a comprehensive discussion with its advisors and Mission Produce management on the topic.

On December 31, 2025, the Calavo Board met and adopted a revised five-year forecast (the “December 2025 Calavo Management Unaudited Projections”), which revisions were primarily driven by a decrease in Calavo’s financial results for the fiscal fourth quarter and the fiscal year ended October 31, 2025, primarily caused by an oversupply in the avocado market and other market conditions. The Calavo Board authorized representatives of Jefferies to use the December 2025 Calavo Management Unaudited Projections in connection with its financial analysis and to provide the December 2025 Calavo Management Unaudited Projections to Mission Produce in connection with its due diligence.

Later that day, on December 31, 2025, Latham & Watkins circulated a revised draft of the Merger Agreement and Calavo Disclosure Letter to Cozen O’Connor, and representatives of Jefferies provided Mission Produce with the December 2025 Calavo Management Unaudited Projections.

On January 2, 2026, the Calavo Special Transactions Committee met to review and discuss issues on the Merger Agreement and the Calavo Disclosure Letter relating to the treatment of Calavo equity awards in the Mergers, covenants relating to the operation of each respective business between signing a definitive agreement and closing, regulatory approval, access to information regarding Calavo’s business between signing the definitive merger agreement and closing, termination rights of each of the parties and the fees payable on certain terminations, among other topics, and the intended tax treatment and opinions of counsel regarding the same, among other topics.

On January 4, 2026, the Calavo Special Transactions Committee met with representatives of Jefferies and Cozen O’Connor to discuss developments since the last update to the Calavo Special Transactions Committee, including the announcement of Mission Produce’s results for the fourth quarter of fiscal year 2025, analysts’ expectations for Calavo’s fourth quarter results against the results that were scheduled to be announced by January 14, 2026 and the impact thereof on the projected exchange ratio. Representatives of Jefferies reviewed with the Calavo Special Transactions Committee a summary of its December 30, 2025 conversation with representatives of Evercore and outlined the factors that representatives of Jefferies would consider in connection with its financial analysis.

On January 5, 2026, Cozen O’Connor circulated a revised draft of the Merger Agreement and Calavo Disclosure Letter to Latham & Watkins.

On January 5, 2026, the Calavo Board met with representatives of Cozen O’Connor and Jefferies. Representatives of Cozen O’Connor reviewed the fiduciary duties of Calavo’s directors and officers and summarized the key terms of the latest draft of the Merger Agreement including structure, consideration, treatment of equity awards, dissenters’ rights, taxability of the transaction, representations and warranties of Calavo and proposed announcement timeline for the transaction. Representatives of Jefferies reviewed with the Calavo Board certain preliminary financial analyses with respect to Mission Produce’s latest proposal and Calavo continuing as a standalone business. Representatives of Jefferies also discussed its recent conversations with representatives of Evercore, including Mission Produce’s concern regarding Calavo’s recent financial performance and lowered projections. Representatives of Jefferies also presented certain preliminary analyses and considerations relating to the potential trading impact of the upcoming public announcement of Calavo’s recent results (planned for January 14, 2026) and financial outlook. The Calavo Board also discussed the projected cost synergies, as further described in “—Certain Calavo Unaudited Prospective Financial Information; Calavo Projected Cost Synergies.” The Calavo Board also reviewed the transaction process including Mission Produce’s financing obligations, the antitrust review timeline, conduct of business between signing and closing, the implied value of the proposed consideration and potential alternatives should Mission Produce reduce its proposed valuation resulting in the termination of exclusivity. Following these discussions, the Calavo Board instructed representatives of Jefferies to speak with representatives of Evercore to highlight the significant strategic and financial opportunities associated with the potential transaction for Mission Produce, if completed on the terms of the Mission Produce November 29 Proposal, and the likelihood that the Calavo Board would immediately seek alternatives if the proposed transaction terms changed.

Subsequent to this meeting, at the direction of the Calavo Board, representatives of Jefferies again spoke with representatives of Evercore to communicate the Calavo Board’s message.

On January 6, 2026, the Mission Produce Board held a meeting, with representatives of Mission Produce management, Latham & Watkins and Evercore attending. At that meeting, Mission Produce management and representatives of Evercore reviewed with the Mission Produce Board the status of due diligence and negotiations with Calavo to date. At the meeting, Mission Produce management summarized the key findings from due diligence, including concerns regarding Calavo’s fourth quarter and fiscal year 2025 financial performance and December 2025 Calavo Management Unaudited Projections. The Mission Produce Board also reviewed with Mission Produce management and its advisors, management’s updated synergy analyses. Representatives of Evercore then presented certain updated preliminary financial analyses regarding Mission Produce, Calavo and a potential strategic combination, in each case, based on the December 2025 Calavo Management Unaudited Projections. The Mission Produce Board discussed the impact of this information on their most recent proposal to Calavo, and the potential strategies for negotiating a revised proposal with Calavo, including Calavo’s potential responses thereto, its potential impacts on exclusivity, and the expected timing of Calavo’s announcement of its financial results. After discussion, the Mission Produce Board authorized Mission Produce management to deliver to Calavo a revised non-binding proposal at a price of $24.00 per share, with consideration to consist of at least 40% Mission Produce Common Stock, subject to further due diligence and resolution of the remaining open issues in the Merger Agreement.

On January 7, 2026, representatives of Mission Produce delivered to Calavo a revised non-binding proposal reflecting a proposed price per share of $24.00, consisting of a mix of 60% cash and 40% Mission Produce Common Stock (the “Mission Produce January 7 Proposal”). The Mission Produce January 7 Proposal was also subject to completion of due diligence and finalization of the terms of the Merger Agreement.

On January 7, 2026, following discussions among the Calavo Special Transactions Committee and representatives of Jefferies and Cozen O’Connor, Calavo terminated the Exclusivity Agreement in accordance with its terms.

On January 7, 2026, the Calavo Special Transactions Committee met with Cozen O’Connor and representatives of Jefferies to recount representatives of Jefferies’ conversation with Evercore regarding the Mission Produce January 7 Proposal and the reasons given for the price reduction resulting from Mission Produce’s due diligence, including the impact of Calavo’s results for fourth quarter of fiscal 2025, and the December 2025 Calavo Management Unaudited Projections. The Calavo Special Transactions Committee discussed with representatives of Jefferies a review of alternatives to the Mission Produce January 7 Proposal such as the potential to revisit the proposals of other Bidders since the Exclusivity Agreement with Mission Produce had been terminated or alternatives to return capital to Calavo’s shareholders. The Special Transactions Committee authorized representatives of Jefferies to contact the financial advisor to Bidder B to assess Bidder B’s interest in further negotiation over a potential transaction.

Later on January 7, 2026, at the direction of the Calavo Special Transactions Committee, representatives of Jefferies contacted the financial advisor to Bidder B to update them on the process and to reopen discussions on a potential transaction. A detailed discussion between the financial advisors was held on the morning of January 8, 2026, in which representatives of Jefferies indicated that Calavo was no longer in exclusivity and was open to restarting discussions on a potential transaction. Following the meeting, representatives of Jefferies provided representatives of Bidder B with Calavo’s results for the fourth quarter of fiscal year 2025 and the December 2025 Calavo Management Unaudited Projections.

On January 8, 2026, the Calavo Board met with representatives of Cozen O’Connor and Jefferies to discuss the Mission Produce January 7 Proposal. In that meeting, representatives of Jefferies reviewed with the Calavo Board a revised preliminary financial analysis based on the Mission Produce January 7 Proposal and the December 2025 Calavo Management Unaudited Projections. Additionally, the Calavo Board discussed the recent communications with Bidder B following the termination of the Exclusivity Agreement and Calavo’s potential alternatives to a strategic transaction, including a potential share repurchase. The Calavo Board and its advisors also discussed the planned release of Calavo’s fiscal fourth quarter results on January 14, 2026 and the likely impact of such results on Calavo’s share price, particularly in the absence of the announcement of a strategic transaction. Following a discussion, upon the recommendation of the Calavo Special Transactions Committee, the Calavo Board instructed representatives of Jefferies to submit a counterproposal to Mission Produce with a proposed price of $30.00 per share of Calavo Common Stock, consisting of at least 41% of Mission Produce Common Stock (the “Calavo Counterproposal”), and to request the best offer from Bidder B as soon as practicable, indicating the aspects of the Bidder B November 14 Proposal that made it a less attractive alternative.

Also on January 8, 2026, representatives of Jefferies, on behalf of Calavo, submitted to representatives of Evercore the Calavo Counterproposal.

That same day, representatives of Jefferies also requested on a call with Bidder B’s financial advisors that Bidder B submit its best offer by no later than January 12, 2026, while also providing guidance on the aspects of Bidder B’s prior proposals that had made them less attractive, including the mix of cash and stock, and the significant uncertainty associated with valuing a private, international company not known to domestic public investors at a premium multiple, along with the challenges of a comparatively long and uncertain path to completion of a transaction (including its potential impacts on the proposed valuation that would be attributable to Bidder B’s business), to encourage Bidder B to improve its proposed price.

At the request of the Calavo Board, on January 9, 2026, Mr. Lindeman met with Mr. Pawlowski to discuss the Mission Produce January 7 Proposal and the Calavo Counterproposal. Mr. Pawlowski indicated that, based on the feedback from the Mission Produce Board, he did not expect that the Mission Produce Board would be supportive of proceeding on the basis of the Calavo Counterproposal, but he would be willing to consider discussing with the Mission Produce Board a potential revised offer at $26.00 per share of Calavo Common Stock and asked Mr. Lindeman to discuss with the Calavo Board their interest in such a potential revised proposal. Mr. Lindeman indicated that he would discuss the potential proposal with the Calavo Board, and would provide feedback as soon as available but he indicated that he did not expect that the Calavo Board would support such a transaction at that price.

On January 10, 2026, members of Calavo management and representatives of Jefferies met with Bidder B and its financial advisors to address due diligence questions and review Calavo’s fourth quarter results and the December 2025 Calavo Management Unaudited Projections to assist Bidder B in finalizing its revised proposal.

On January 10, 2026, the Calavo Board met with representatives of Jefferies and Cozen O’Connor to discuss the January 9 meeting of the Mission Produce President and Chief Operating Officer and Calavo Chief Executive Officer, and representatives of Jefferies’ revised preliminary financial analysis. Additionally, representatives of Jefferies discussed with the Calavo Board the status of the discussions with Bidder B following the termination of exclusivity under the Exclusivity Agreement. Following a discussion of the risks and benefits of a combination with Mission Produce, the certainty of closing such a transaction in light of factors such as due diligence being substantially complete and the termination rights available including with respect to antitrust review, and the January 9 meeting, the Calavo Board authorized Mr. Lindeman to submit a revised offer to Mission Produce at $28.00 per share of Calavo Common Stock, consisting of 50% cash and 50% Mission Produce Common Stock (the “Calavo January 10 Proposal”).

On January 11, 2026, Mr. Lindeman called Mr. Pawlowski to deliver the Calavo January 10 Proposal from the Calavo Board of $28.00 per share of Calavo Common Stock, consisting of 50% cash and 50% Mission Produce Common Stock. Mr. Pawlowski indicated that the Mission Produce Board would need to consider the counteroffer.

Later that day, on January 11, 2026, the Calavo Board met to discuss and strategize with respect to the preliminary reaction from representatives of Mission Produce to Calavo’s latest counteroffer. The Calavo Board discussed the short- and long-term trajectory of Calavo as a stand-alone business and the impact of a potential share buyback and/or a cash dividend as a form of return of capital to the Calavo shareholders, as well as alternative transactions, including a combination with Bidder B if a new offer was made. The Calavo Board also discussed the strengths and opportunities available to Calavo, as well as potential threats to Calavo’s business plan as a stand-alone business, including among other things, challenges of responding to a shareholder activism campaign or changes in the make-up of the Calavo Board that may require changes to such business plan. Following this meeting, representatives of Jefferies also contacted Evercore to discuss the Calavo January 10 Proposal and the rationale therefor, and to emphasize the Calavo Board’s active consideration of alternatives.

Later on January 11, 2026, representatives of the financial advisor to Bidder B contacted representatives of Jefferies and provided an oral non-binding indication of interest (the “Bidder B January 11 Proposal”) to combine with Calavo for consideration having a stated value of $32.50 per share, consisting of approximately $10.00 in cash (less transaction expenses) and $22.50 in shares of a newly formed public company to be created by Bidder B, with no change made to Bidder B’s proposed valuation of Bidder B (which was based on certain proposed valuation assumptions by Bidder B that were more favorable to Bidder B than the previously proposed valuation), which formed the basis of the stated $22.50 per share value of the to-be-formed public company. In addition, the Bidder B January 11 Proposal was based on Calavo granting Bidder B a 60-day exclusivity period, as well as payment of a 4% break-up fee in the event that no transaction with Bidder B was completed and an alternative transaction was subsequently closed. Representatives of Jefferies and of Bidder B’s financial advisor also met on January 13, 2026 to discuss the Bidder B January 11 Proposal and the transaction process and timing in relation to Calavo’s anticipated earnings release.

On January 12, 2026, at the direction of the Calavo Board, representatives of Jefferies contacted representatives of Evercore to notify Mission Produce that Calavo had solicited and received a non-binding proposal from another active party in excess of the $31.00 per share proposal that had been the basis for entering exclusivity with Mission Produce, and that the Calavo Board was supportive of continuing those discussions if a supportable transaction could not be reached promptly with Mission Produce. Representatives of Jefferies indicated that it expected that the Calavo Board might be willing to re-engage with Mission Produce at a price moderately below $28.00 per share, as long as the consideration mix approached 50% Mission Produce Common Stock.

On January 12, 2026, the Mission Produce Board held a meeting with representatives of Mission Produce management attending. At that meeting, members of Mission Produce management reviewed with the Mission Produce Board the status of negotiations, developments and discussions with Calavo since the prior meeting, including recent communications with representatives of Jefferies. The Mission Produce Board then discussed with management and its advisors the strategic opportunities represented by the potential transaction (including management’s views on potential synergies), as well as updates regarding the completion of Mission Produce’s due diligence, as well as potential strategic alternatives available to Mission Produce. Following discussions, the Mission Produce Board authorized the Mission Produce management team and its advisors to submit to Calavo a revised proposal at a price of $27.00 per share, with consideration to consist of 45% Mission Produce Common Stock and 55% cash, with the stock to be valued on a fixed exchange ratio to be calculated based on a 30-trading day VWAP, subject to resolution of the remaining open issues in the Merger Agreement and completion of Mission Produce’s due diligence.

Throughout the day on January 12, 2026, the President and Chief Operating Officer of Mission Produce and the Chief Executive Officer of Calavo engaged in several discussions regarding the terms of an acceptable proposal. On the evening of January 12, 2026, representatives of Evercore contacted representatives of Jefferies and offered, at the direction of the Mission Produce Board, a revised offer of $27.00 per share of Calavo Common Stock, consisting of a mix of 55% cash and 45% Mission Produce Common Stock, with the stock to be valued on a fixed exchange ratio to be calculated based on the 30-trading day VWAP (the “Mission Produce Final Proposal”), subject to resolution of the remaining open issues in the Merger Agreement and completion of Mission Produce’s due diligence, with the expectation of announcing a transaction simultaneously with Calavo’s planned release of its fourth quarter and full year financial results on January 14, 2026.

On January 12, 2026, the closing price per share of Calavo Common Stock was $22.18, and the closing price per share of Mission Produce Common Stock was $12.51.

Later on January 12, 2026, the Calavo Board, including each of the members of the Calavo Special Transactions Committee, met with representatives of Jefferies and Cozen O’Connor. The Calavo Board reviewed and compared the Bidder B January 11 Proposal and the Mission Produce Final Proposal. With respect to the Bidder B January 11 Proposal, representatives of Jefferies explained that the stated value of the offer from Bidder B reflected an above-market valuation multiple for Bidder B’s contributed business that would likely be viewed as an outlier among comparable public companies, and therefore the equity consideration from Bidder B would likely be valued at a meaningfully lower price in the public markets following the closing of a potential business combination than the stated consideration suggested. Furthermore, the new entity would be foreign-domiciled, controlled and unknown to domestic public investors, and could face an overhang risk with legacy shareholders seeking liquidity in the public markets. The Calavo Board also considered the certainty and timing of closing a transaction with Bidder B and the risk of a break-up fee requested by Bidder B on the potential for future transactions, should the Bidder B proposal not be consummated. The Calavo Board also noted that when compared to the Mission Produce Final Proposal, the implied value of the Bidder B January 11 Proposal was likely lower. Representatives of Jefferies also confirmed with representatives of Evercore that Mission Produce’s outside legal counsel would deliver a customary tax opinion under the terms of the Mission Produce Final Proposal. With respect to the Mission Produce Final Proposal, the Calavo Board considered, among other things, the strength, growth trajectory and resilience of the combined company, the near-term and long-term value of the consideration offered by Mission Produce and potential risks to the combined company. The Calavo Board also considered alternative methods of returning capital to Calavo shareholders if Calavo remained a standalone business, as well as the short- and long-term prospects and challenges to Calavo’s business, including the likely impact of the planned release of Calavo’s fiscal fourth quarter results on Calavo’s share price, particularly in the absence of the announcement of a strategic transaction. In connection with its deliberations, the Calavo Board also discussed the projected cost synergies. After deliberation, upon the recommendation of the Calavo Special Transactions Committee, the disinterested, non-employee members of the Calavo Board unanimously authorized representatives of Jefferies to communicate to representatives of Mission Produce that the Calavo Board would accept the revised offer from Mission Produce in the Mission Produce Final Proposal, subject to negotiation of the final terms of the Merger Agreement and the full Calavo Board unanimously also voted to authorize representatives of Jefferies to take such actions.

On January 12, 2026, Evercore provided to the Mission Produce Board a customary disclosure letter regarding their material investment banking relationships with Mission Produce and Calavo.

On January 13, 2026, Latham & Watkins delivered a revised Merger Agreement and Calavo Disclosure Letter, as well as Mission Produce Disclosure Letter to the Merger Agreement (the “Mission Produce Disclosure Letter” together with the Calavo Disclosure Letter, the “Disclosure Letters”) to Cozen O’Connor. From January 13, 2026 until the announcement of the execution of the Merger Agreement on January 14, 2026, the parties attended several negotiation calls to seek to finalize the proposed terms of the Merger Agreement and delivered multiple revised drafts of the Merger Agreement and the Disclosure Letters. During this period, the parties also finalized their due diligence.

On January 14, 2026, the Mission Produce Board held a meeting with representatives of Mission Produce management, Latham & Watkins and Evercore present, to consider the proposed transaction with Calavo. At the meeting, members of Mission Produce management reviewed with the Mission Produce Board the strategic rationale for the transaction, including the potential cost synergies and growth opportunities expected to result from the combination. Members of Mission Produce management also reviewed with the Mission Produce Board the proposed draft of Mission Produce’s five-year financial forecast and the December 2025 Calavo Management Unaudited Projections, including the synergy estimates prepared by Mission Produce management reflected therein. Representatives of Latham & Watkins reviewed with the Mission Produce Board the material terms and conditions of the Merger Agreement, including the representations and warranties, covenants, closing conditions, termination rights, and the circumstances under which a reverse termination fee would be payable. Representatives of Latham & Watkins also reviewed with the Mission Produce Board the directors’ fiduciary duties in connection with their consideration of the proposed transaction. Representatives of Evercore then presented their financial analysis and rendered to the Mission Produce Board Evercore’s oral opinion, subsequently confirmed by delivery of a written opinion dated January 14, 2026, that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be paid to the holders of Calavo Common Stock in the Mergers was fair, from a financial point of view, to Mission Produce. Following discussion, including consideration of the factors described in the section entitled “The Mergers — Mission Produce’s Reasons for the Mergers,” the Mission Produce Board (i) approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, (ii) determined that the Mergers and the other transactions contemplated by the Merger Agreement, taken together, are advisable, fair to and in the best interests of Mission Produce and its stockholders, (iii) directed that the approval pursuant to Nasdaq Rule 5635 of the Mission Produce Share Issuance be submitted to a vote at a meeting of Mission Produce stockholders, and (iv) resolved to recommend the approval of the Mission Produce Share Issuance Proposal at the Mission Produce Special Meeting as set forth in the Merger Agreement.

On January 14, 2026, the Calavo Board, including each of the members of the Special Transactions Committee, met with representatives of Jefferies and Cozen O’Connor to consider the approval of the Merger Agreement and the related transactions. Representatives of Cozen O’Connor reviewed the fiduciary duties of Calavo’s directors and officers and confirmed that, other than Mr. Lindeman (in his capacity as officer, as further described in the section under the caption “—Interests of Calavo’s Directors and Officers in the Mergers”), none of the directors had a material financial interest in the Mergers. Representatives of Cozen O’Connor also reviewed the terms of the Merger Agreement, including the resolution of the remaining open issues, as well as Calavo’s obligations between signing and closing, the parties’ termination rights and the conditions to closing. Representatives of Jefferies then reviewed with the Calavo Board Jefferies’ financial analysis of the Merger Consideration, and, at the request of the Calavo Board, delivered its opinion (which Jefferies subsequently confirmed in writing) that, as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and limitations and qualifications on the scope of review undertaken as described in its opinion, the Merger Consideration to be received by the holders of shares of Calavo Common Stock in the First Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Mission Produce, Merger Sub I, Merger Sub II and their respective affiliates). For a more detailed description of Jefferies’ opinion, please see “—Opinion of Calavo’s Financial Advisor.” The Calavo Board again reviewed and discussed reasons for potentially approving the Mergers, as well as the risks and uncertainties related thereto, in each case, as further described in the section under the caption “— Calavo’s Reasons for the Mergers,” and reviewed the proposed resolutions in connection with the approval of the Merger Agreement and the First Merger. After discussion, the Calavo Special Transactions Committee unanimously (i) determined that the Merger Agreement, the Merger Documents and the other transactions contemplated by the Merger Documents were fair to and in the best interests of Calavo and its shareholders and (ii) recommended that the Calavo Board (A) approve the Merger Agreement and the First Merger and (B) recommend that the holders of Calavo Common Stock entitled to vote thereon approve the Merger Agreement Proposal. Upon the recommendation of the Calavo Special Transactions Committee, each of the disinterested, non-management members of the Calavo Board, as well as the entire Calavo Board, unanimously (i) determined that the terms of the Merger Agreement and the other Merger Documents, the First Merger and the other transactions contemplated by the Merger Documents were fair to and in the best interests of Calavo and its shareholders, (ii) approved the execution, delivery and performance of the Merger Agreement and each of the other Merger Documents to which Calavo is party, (iii) recommended that the Calavo shareholders approve the Merger Agreement Proposal at the Calavo Special Meeting, and (iv) declared that the Merger Agreement and the other Merger Documents and the First Merger are advisable. The Calavo Board approved the final form of Merger Agreement by unanimous written consent on that date.

On January 14, 2026, Calavo and Mission Produce executed the Merger Agreement.

On January 14, 2026, following the Nasdaq market close, Calavo and Mission Produce issued a joint press release, and on January 15, 2026, each of the parties filed a Current Report on Form 8-K announcing entry into the Merger Agreement.

Mission Produce’s Reasons for the Mergers; Recommendation of the Mission Produce Board

The oral opinion of Evercore rendered to the Mission Produce Board on January 14, 2026, subsequently confirmed by delivery of a written opinion dated January 14, 2026, that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be paid to the holders of Calavo Common Stock in the Mergers was fair, from a financial point of view, to Mission Produce, as more fully described below in the section entitled “—Opinion of Mission Produce’s Financial Advisor” beginning on page 91 and the full text of the written opinion of Evercore attached as Annex B to this joint proxy statement/prospectus.

After careful consideration, on January 14, 2026, the Mission Produce Board (a) approved, adopted and declared advisable the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, (b) determined that the Merger Agreement and the Transaction, including the Mergers and the Mission Produce Share Issuance, are advisable, fair to and in the best interests of, Mission Produce and its stockholders, on the terms and subject to the conditions set forth therein, (c) subject to the terms of the Merger Agreement, resolved to recommend that Mission Produce’s stockholders approve the Mergers, the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal, and (d) directed that the Mission Produce Share Issuance be submitted to Mission Produce’s stockholders for approval at the Mission Produce Special Meeting.

The Mission Produce Board recommends that Mission Produce stockholders vote “FOR” the Mission Produce Share Issuance Proposal and the Mission Produce Adjournment Proposal.

In reaching its determinations and recommendations, the Mission Produce Board held a number of meetings, consulted with Mission Produce’s senior management and its outside legal, financial and other advisors, and considered a number of factors, including the following factors that weighed in favor of the Mergers (not necessarily presented in order of relative importance).

Benefits of a Combined Company. The belief of the Mission Produce Board that the Combined Company would be well-positioned to increase value for Mission Produce stockholders, including due to:

•	the expectation that the Combined Company will generate meaningful annualized cost synergies;

•

Mission Produce’s confidence that the Mergers are more attractive to Mission Produce than remaining as a stand-alone company or pursuing other acquisition or business combination opportunities reasonably available to Mission Produce;

•

the expectation that the Combined Company will be well-capitalized, with enhanced operational synergies from the combined enterprise, resulting in a stronger cash position that would enable strategic capital deployment by the Combined Company in order to accelerate the path to profitability and further increase stockholder value; and

•

the perceived similarities between the cultures of Mission Produce and Calavo, including, among other things, shared values and commitment to integrity, operational excellence, strategic focus, stockholder value and customer satisfaction that would facilitate integration of the two companies.

Merger Consideration and Exchange Ratio. The Mission Produce Board considered a number of factors related to the Merger Consideration and the favorability of the Exchange Ratio relative to the current assessment of the valuation of each company and of the expected cost synergies and other benefits of the Mergers, in addition to:

•

the belief that Mission Produce will have the necessary financing to pay the aggregate cash portion of the Merger Consideration and that Mission Produce, following the Mergers, will be able to repay, service or refinance any indebtedness that is expected to form the interim or permanent financing for the Mergers and, with respect to such indebtedness, to comply with applicable financial covenants;

•	recent and historical market prices for Mission Produce Common Stock and Calavo Common Stock;

•

the fact that the Merger Agreement provides for a fixed Exchange Ratio and no adjustment will be made in the Merger Consideration to be received by Calavo shareholders in connection with the Mergers as a result of possible increases or decreases in the trading price of Mission Produce Common Stock or Calavo Common Stock following the announcement of the Mergers;

•

the expectation that, upon consummation of the Mergers, Mission Produce stockholders would own approximately 80% of the common stock of the Combined Company and therefore are expected to participate with Calavo shareholders in the value of the Combined Company, including expected increased value based on cost synergies, future growth opportunities and other expected benefits of the Mergers;

•

the oral opinion, subsequently confirmed in writing, rendered to the Mission Produce Board, (i) of Evercore, that, as of January 14, 2026, and based upon and subject to the various assumptions, qualifications, limitations and other matters stated in such opinion, the Merger Consideration to be paid by Mission Produce pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to Mission Produce (such opinion is more fully described below under the section entitled “ —Opinion of Mission Produce’s Financial Advisor” of this joint proxy statement/prospectus, and the full text of the written opinion of Evercore is attached as Annex B to this joint proxy statement/prospectus); and

•

certain unaudited prospective financial information exchanged between the parties to the Merger Agreement and their financial advisors, as described in more detail in the section entitled “ —Certain Unaudited Prospective Financial Information.”

Governance Structure for the Combined Company. The Mission Produce Board considered the governance structure for the Combined Company, as reflected in the Merger Agreement, including:

•

the representation of directors from each of Mission Produce and Calavo on the board of directors of the Combined Company, reflecting the two companies’ commitment to integration, including the one Named Director, and nine directors designated by the Mission Produce Board;

•	that John M. Pawlowski is expected to serve as the President and Chief Executive Officer of the Combined Company following the Mergers; and

•	that key members of management of the Combined Company are expected to be existing members of Mission Produce management.

Other Factors Considered by the Mission Produce Board of Directors. In addition to considering the factors described above, the Mission Produce Board considered the following additional factors that weighed in favor of the Mergers:

•	the Mission Produce stockholders immediately prior to the Mergers will be expected to own approximately 80% of the outstanding common stock of the Combined Company immediately following the Mergers;

•	historical information concerning Mission Produce’s and Calavo’s respective businesses, financial condition, results of operations, earnings, trading prices and management teams;

•	Mission Produce’s prospects on a stand-alone basis and forecasted combined basis;

•

the expected treatment of the Mergers as a reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” of this joint proxy statement/prospectus; and

•

the current and prospective business environment in which Mission Produce and Calavo operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on Mission Produce and the Combined Company.

Terms of the Merger Agreement. The Mission Produce Board considered that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, in its belief, are reasonable. The Mission Produce Board also reviewed and considered the conditions to the consummation of the Mergers, and concluded that while the consummation of the Mergers is subject to various conditions, including certain regulatory approvals, such conditions and approvals were likely to be satisfied on a timely basis. The Mission Produce Board weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the Merger Agreement and the Mergers, including:

•

the risk that, because the Exchange Ratio under the Merger Agreement was fixed as of the time of execution of the Merger Agreement and would not be adjusted for changes in the market prices of Mission Produce Common Stock or Calavo Common Stock, the trading price of the shares of Mission Produce Common Stock to be issued to holders of shares of Calavo Common Stock upon the consummation of the Mergers could be significantly higher than it was at the time the Merger Agreement was entered into, and the fact that the Merger Agreement does not provide Mission Produce with a price-based termination right or other similar protection;

•	the dilution of existing Mission Produce stockholders’ ownership in the Combined Company as a result of the Mission Produce Share Issuance;

•	the risk that Calavo’s financial performance may not meet Mission Produce’s expectations;

•

the potential challenges in integrating the operations of Mission Produce and Calavo and the risk that anticipated cost savings, operational efficiencies, other anticipated cost benefits of the Mergers, expected revenue growth, or other operational synergies of the Mergers might not be realized or might take longer to realize than expected;

•	the possible diversion of management attention for an extended period of time during the pendency of the Mergers and, following the Closing, the integration of the two companies;

•	the substantial costs to be incurred in connection with the Mergers, including those that will be incurred regardless of whether the Mergers are consummated;

•	the ability of the Calavo Board, in certain circumstances, to terminate the Merger Agreement or change its recommendation that Calavo shareholders approve the Merger Agreement Proposal;

•

the possibility that the Mergers may not be consummated or that consummation may be unduly delayed for reasons beyond the control of Mission Produce or Calavo, including the failure to receive necessary regulatory approvals or obtain Mission Produce stockholders’ or Calavo shareholders’ approval of the Mission Produce Share Issuance or the Merger Agreement, respectively;

•

that the restrictions on the conduct of Mission Produce’s business prior to the consummation of the Mergers, although believed to be reasonable and not unduly burdensome, may delay or prevent Mission Produce from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Mission Produce pending the consummation of the Mergers;

•

that certain Mission Produce directors and executive officers have interests in the Mergers that are different from, or in addition to, the interests of Mission Produce stockholders generally, as described in the section titled “The Mergers—Interests of Mission Produce Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus;

•

the possibility of losing key employees and skilled workers as a result of, among other things, perceived uncertainty created by the announcement and pendency of the Transaction, and the ability to attract and retain key talent;

•

that Mission Produce may be required to pay to Calavo reverse termination fees of $15.02 million or $12.87 million in the event the Mission Produce Board were to terminate the Merger Agreement under certain circumstances, as described in the section titled “The Merger Agreement—Termination Fees”;

•

the potential negative effect of the pendency of the Mergers or the failure of the Mergers to be consummated on a timely basis or at all on Mission Produce’s and Calavo’s respective businesses and relationships with employees, customers, suppliers, vendors and governmental authorities, including regulators and the communities in which they operate;

•

consummation of the Mergers is not conditioned on Mission Produce’s ability to find suitable financing for the cash portion of the Merger Consideration and Calavo’s right to specifically enforce Mission Produce’s obligation to consummate the Mergers, even if Mission Produce has not found suitable financing;

•	the risk that the additional indebtedness to be incurred by Mission Produce in connection with the Mergers could have a negative impact on Mission Produce’s credit rating and flexibility; and

•

the risks of the type and nature described in the section entitled “Risk Factors” of this joint proxy statement/prospectus and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

The Mission Produce Board considered all of these factors as a whole and, on balance, concluded that the potential benefits of the Mergers outweighed the risks and uncertainties of the Mergers. Accordingly, the Mission Produce Board approved the Merger Agreement and the Transaction, including the Mission Produce Share Issuance and the Mergers.

In addition, the Mission Produce Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to the interests of Mission Produce stockholders generally described in the section entitled “—Interests of Mission Produce Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors that the Mission Produce Board considered is not intended to be exhaustive, but rather is meant to include the material factors that the Mission Produce Board considered. The Mission Produce Board collectively reached the conclusion to approve the Transaction in light of the various factors described above and other factors that the members of the Mission Produce Board believed were appropriate, including its fiduciary duties in light of the foregoing. In view of the complexity and wide variety of factors, both positive and negative, that the Mission Produce Board considered in connection with its evaluation of the Mergers, the Mission Produce Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Mission Produce Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of Mission Produce’s consideration of the factors supporting the Mergers is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

THE MISSION PRODUCE BOARD RECOMMENDS THAT MISSION PRODUCE STOCKHOLDERS VOTE “FOR” THE MISSION PRODUCE SHARE ISSUANCE PROPOSAL AND THE MISSION PRODUCE ADJOURNMENT PROPOSAL.

Opinion of Mission Produce’s Financial Advisor

Mission Produce retained Evercore to act as its financial advisor in connection with the proposed Mergers. As part of this engagement, Mission Produce requested that Evercore evaluate the fairness of the Merger Consideration to be paid to the holders of Calavo Common Stock pursuant to the Merger Agreement, from a financial point of view, to Mission Produce. At a meeting of the Mission Produce Board held on January 14, 2026, Evercore rendered to the Mission Produce Board its oral opinion, subsequently confirmed by delivery of a written opinion dated January 14, 2026, that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the Merger Consideration to be paid to the holders of Calavo Common Stock in the Mergers was fair, from a financial point of view, to Mission Produce.

The full text of the written opinion of Evercore, dated January 14, 2026, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B and is incorporated herein by reference into this joint proxy statement/prospectus in its entirety. The summary of the opinion of Evercore in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Mission Produce Board (solely in its capacity as such) in connection with its evaluation of the Mergers. The opinion does not constitute a recommendation to the Mission Produce Board or to any other persons in respect of the Mergers, including as to how any holder of shares of Mission Produce Common Stock should vote or act in respect of the Mergers. Evercore’s opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to Mission Produce, nor does it address the underlying business decision of Mission Produce to engage in the Mergers.

In connection with rendering its opinion Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to Calavo and Mission Produce that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain internal projected financial data relating to Calavo and furnished to Evercore by the management of Calavo (the “Calavo Forecasts furnished to Evercore”);

•

reviewed certain projected financial data relating to Calavo and reviewed certain internal projected financial data relating to Mission Produce, each as prepared and furnished to Evercore by management of Mission Produce and approved for Evercore’s use by Mission Produce (the “Mission Produce Forecasts furnished to Evercore”), including certain operating synergies prepared by the management of Mission Produce expected to result from the Mergers, as approved for Evercore’s use by Mission Produce (the “Mission Produce Assumed Synergies”);

•

discussed with management of Calavo their assessment of the past and current operations of Calavo, the current financial condition and prospects of Calavo and the Calavo Forecasts furnished to Evercore relating to Calavo, and discussed with management of Mission Produce their assessment of the past and current operations of Calavo and Mission Produce, the current financial condition and prospects of Calavo and Mission Produce, and the Mission Produce Forecasts furnished to Evercore, including the Mission Produce Assumed Synergies;

•	reviewed the reported prices and the historical trading activity of Calavo Common Stock and Mission Produce Common Stock;

•

compared the financial performance of Calavo and Mission Produce and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•

compared the financial performance of Calavo and the valuation multiples relating to the Mergers with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of a draft, dated January 13, 2026, of the Merger Agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of Mission Produce that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Mission Produce Forecasts furnished to Evercore, including the Mission Produce Assumed Synergies, Evercore assumed with the consent of the Mission Produce Board that the Mission Produce Forecasts furnished to Evercore were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Mission Produce as to the future financial performance of Mission Produce and Calavo and the other matters covered thereby. Evercore relied, at the direction of Mission Produce, on the assessments of the management of Mission Produce as to Mission Produce’s ability to achieve the Mission Produce Assumed Synergies and was advised by Mission Produce, and assumed with the consent of the Mission Produce Board, that the Mission Produce Assumed Synergies would be realized in the amounts and at the times projected. Evercore expressed no view as to the Calavo Forecasts furnished to Evercore or the Mission Produce Forecasts furnished to Evercore, including the Mission Produce Assumed Synergies, or the assumptions on which they were based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Mergers would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Calavo, Mission Produce or the consummation of the Mergers or reduce the contemplated benefits to Mission Produce of the Mergers.

Evercore did not conduct a physical inspection of the properties or facilities of Calavo or Mission Produce and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Calavo or Mission Produce, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Calavo or Mission Produce under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Developments subsequent to Evercore’s opinion could affect its opinion and Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to Mission Produce, from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Calavo, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Mission Produce or Calavo, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Mergers, including, without limitation, the structure or form of the Mergers, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to Mission Produce, nor does it address the underlying business decision of Mission Produce to engage in the Mergers. Evercore did not express any view on, and its opinion did not address, what the value of Mission Produce’s Common Stock actually will be when issued or the prices at which Mission Produce Common Stock will trade at any time, including following announcement or consummation of the Mergers, as to the potential effects of volatility in the credit, financial and stock markets on Mission Produce or as to the impact of the Mergers on the solvency or viability of Mission Produce or the ability of Mission Produce to pay its obligations when they come due. Evercore’s opinion did not constitute a recommendation to the Mission Produce Board or to any other persons in respect of the Mergers, including as to how any holder of shares of Mission Produce Common Stock should vote or act in respect of the Mergers. Evercore did not express any opinion as to the prices at which shares of Calavo Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Calavo or the Mergers or as to the impact of the Mergers on the solvency or viability of Calavo or the ability of Calavo to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Mission Produce and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Mission Produce Board on January 14, 2026 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 13, 2026 (the last full trading date prior to the rendering of Evercore’s opinion) and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Mission Produce. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses

For purposes of the financial analyses described below, Evercore calculated an implied value of the Merger Consideration of (i) $27.00 per share of Calavo Common Stock (the “Implied VWAP Value Per Share”), consisting of (x) cash consideration of $14.85 per share of Calavo Common Stock and (y) stock consideration of $12.15 per share of Calavo Common Stock, based on the Agreed Mission Produce Share Price per share of Calavo Common Stock as of January 13, 2026 (the last full trading date prior to the rendering of Evercore’s opinion) and a fixed Exchange Ratio of 0.9790 shares of Calavo Common Stock for each share of Mission

Produce Common Stock and (ii) $27.15 per share of Calavo Common Stock (the “Implied Spot Value Per Share”), consisting of (x) cash consideration of $14.85 per share of Calavo Common Stock and (y) stock consideration of $12.30 per share of Calavo Common Stock, based on the closing trading price of Mission Produce Common Stock on January 13, 2026 (the last full trading date prior to the rendering of Evercore’s opinion) of $12.56 per share of Calavo Common Stock and a fixed Exchange Ratio of 0.9790 shares of Calavo Common Stock for each share of Mission Produce Common Stock.

Analyses Relating to Calavo

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Calavo to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Calavo was forecasted to generate during the period from Calavo’s fiscal year 2025 through fiscal year 2034 based on the Mission Produce Forecasts furnished to Evercore, under two scenarios: one excluding the Mission Produce Assumed Synergies and another taking the Mission Produce Assumed Synergies into account. Evercore calculated terminal values for Calavo by applying a range of perpetuity growth rates of 1.0% to 3.0%, which range was selected by Evercore based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that Calavo was forecasted to generate in the terminal year based on the Mission Produce Forecasts furnished to Evercore excluding and including the Mission Produce Assumed Synergies (which analysis implied terminal year EBITDA multiples ranging from 6.3x to 10.3x for the scenario excluding the Mission Produce Assumed Synergies and 6.5x to 10.7x for the scenario including the Mission Produce Assumed Synergies). The cash flows and terminal values in each case were then discounted to present value as of October 31, 2025, using discount rates ranging from 9.50% to 11.50% for the scenario excluding the Mission Produce Assumed Synergies and 9.25% to 11.25% for the scenario including the Mission Produce Assumed Synergies, representing an estimate of Calavo’s weighted average cost of capital, as estimated by Evercore based on Evercore’s professional judgment and experience, to derive implied enterprise value reference ranges for Calavo. Based on these ranges of implied enterprise values, Calavo’s estimated net debt, minority interest and unconsolidated assets as of October 31, 2025, as reported in Calavo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, contingent tax liability, as provided by Mission Produce’s management, and the number of fully diluted shares of Calavo, as provided by Calavo’s management, Evercore derived a range of implied equity values per share of Calavo Common Stock on a standalone basis of $14.15 to $20.75 for the scenario excluding the Mission Produce Assumed Synergies, and of $26.35 to $33.45 for the scenario including the Mission Produce Assumed Synergies, each as compared to the Implied VWAP Value Per Share of $27.00 and the Implied Spot Value Per Share of $27.15.

Selected Publicly Traded Companies Analysis

Evercore reviewed and compared certain financial information of Calavo to corresponding financial multiples and ratios for the following selected publicly traded companies in the food industry (referred to in this section as the “Evercore Selected Companies”):

•	Tyson Foods, Inc.

•	Smithfield Foods Inc.

•	Vita Coco Company, Inc.

•	Cal-Maine Foods Inc.

•	B&G Foods, Inc.

•	Utz Brands, Inc.

•	Simply Good Foods Co.

•	Fresh Del Monte Produce Inc.

•	J&J Snack Foods Corp.

•	Vital Farms, Inc.

•	Westrock Coffee Co.

•	SunOpta Inc.

•	Hain Celestial Group Inc.

For each of the Evercore Selected Companies, Evercore calculated Total Enterprise Value as a multiple of estimated 2026 and 2027 EBIT (such estimated 2026 and 2027 earnings referred to as “2026E EBIT” and “2027E EBIT,” respectively, and such multiples referred to as “TEV / 2026E EBIT” and “TEV / 2027E EBIT,” respectively) based on closing share prices as of January 13, 2026. Estimated financial data of the Evercore Selected Companies were based on publicly available research analysts’ estimates obtained from FactSet Consensus as of January 13, 2026.

Based on the multiples it derived for the Evercore Selected Companies and based on its professional judgment and experience, Evercore applied a (i) TEV / 2026E EBIT multiple reference range of 11.0x to 13.0x to Calavo’s estimated EBIT in calendar year 2026 as reflected in the Mission Produce Forecasts furnished to Evercore, excluding and including the Mission Produce Assumed Synergies, and (ii) TEV / 2027E EBIT multiple reference range of 10.0x to 12.0x to Calavo’s estimated EBIT in calendar year 2027 as reflected in the Mission Produce Forecasts furnished to Evercore, excluding and including the Mission Produce Assumed Synergies.

Based on these ranges of implied total enterprise values, Calavo’s estimated net debt, minority interest and unconsolidated assets as of October 31, 2025, as reported in Calavo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, and the number of fully diluted shares of Calavo, as provided by Calavo’s management, this analysis indicated the following ranges of implied equity values per share of Calavo Common Stock on a standalone basis and including the Mission Produce Assumed Synergies, each as compared to the Implied VWAP Value Per Share of $27.00 and the Implied Spot Value Per Share of $27.15:

Benchmark	Implied Equity Values Per Share
TEV / 2026E EBIT (Standalone)	$16.75 - $19.25
TEV / 2027E EBIT (Standalone)	$20.25 - $23.70
TEV / 2026E EBIT (Including the Mission Produce Assumed Synergies)	$33.15 - $38.40
TEV / 2027E EBIT (Including the Mission Produce Assumed Synergies)	$35.25 - $41.50

Although none of the Evercore Selected Companies are directly comparable to Calavo, Evercore selected these companies because they are publicly-traded food companies, many with a high commodity exposure, that Evercore, in its professional judgment and experience, considered generally relevant to Calavo for purposes of its financial analyses. In evaluating the Evercore Selected Companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Evercore Selected Companies and other matters, as well as differences in the Evercore Selected Companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Evercore Selected Companies and the multiples derived from the Evercore Selected Companies.

Selected Transactions Analysis

Evercore reviewed financial information related to the following selected transactions involving target companies in the food industry, specifically fresh produce, announced since 2001 (referred to in this section as the “Evercore Selected Transactions”). The Evercore Selected Transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target
September 2023	Paine Schwartz Partners, LLC and Driscoll’s, Inc.	Costa Group Holdings Limited

February 2018	Total Produce plc	Dole Food Company (45% Stake)

February 2017	Bonduelle SA	Ready Pac Foods, Inc.

September 2015	B&G Foods, Inc.	Green Giant brand

July 2015	SunOpta Inc.	Sunrise Holdings

October 2014	Cutrale Group and Safra Group	Chiquita Brands International Inc.

December 2013	The WhiteWave Foods Company	Earthbound Farm brand

June 2013	David H. Murdock	Dole Food Company, Inc.

September 2012	ITOCHU Corporation	Dole Food Company, Inc. (Packaged + Asia Fresh)

July 2012	Campbell Soup Company	Bolthouse Farms

June 2008	Fresh Del Monte Produce Inc.	Desarollo Agroindustrial de Frutales, S.A., Frutas de Exportacion, S.A. and an affiliated sales and marketing company

February 2005	Chiquita Brands International, Inc.	Fresh Express unit of Performance Food Group

December 2002	David H. Murdock	Dole Food Company, Inc.

August 2001	Performance Food Group	Fresh Express

For each selected transaction, Evercore calculated the implied total enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt plus debt-like liabilities plus minority interest less cash and cash equivalents) as a multiple of LTM Adjusted EBITDA (and such multiple, “TEV / LTM Adjusted EBITDA”). Estimated financial data of the Evercore Selected Transactions were based on information dated as of the time of announcement of the relevant transaction.

Based on the multiples derived from the Evercore Selected Transactions and based on its professional judgment and experience, Evercore selected a reference range of TEV / LTM Adjusted EBITDA multiples of 9.5x to 11.5x and applied this range of multiples to Calavo’s estimated LTM Adjusted EBITDA as of October 31, 2025, based on publicly available business and financial information for Calavo. Based on this range of implied total enterprise values, Calavo’s estimated net debt, minority interest and unconsolidated assets as of October 31, 2025, as reported in Calavo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, and the number of fully diluted shares of Calavo, as provided to Evercore by Calavo’s management, this analysis indicated a range of implied equity values per share of Calavo Common Stock of $22.30 to $26.30, as compared to the Implied VWAP Value Per Share of $27.00 and the Implied Spot Value Per Share of $27.15.

Although none of the target companies or businesses reviewed in the Evercore Selected Transactions analysis are directly comparable to Calavo and none of the Evercore Selected Transactions are directly comparable to the Mergers, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to Calavo for purposes of its financial analyses. In evaluating the Evercore Selected Transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the Evercore Selected Transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the Evercore Selected Transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the Evercore Selected Transactions and the multiples derived from the Evercore Selected Transactions.

Other Factors

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Other Factors Relating to Calavo

Last 52-Week Trading Range

Evercore reviewed historical trading prices of shares of Calavo Common Stock during the twelve-month period ended January 13, 2026, noting that the low and high closing prices during such period, ranged from $18.54 to $28.18 per share of Calavo Common Stock, respectively, as compared to the Implied VWAP Value Per Share of $27.00 and the Implied Spot Value Per Share of $27.15.

Equity Research Analysts’ Price Targets

Evercore reviewed selected public market trading price targets for the shares of Calavo Common Stock prepared and published by equity research analysts that were publicly available as of January 13, 2026. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Calavo Common Stock at the time the price target was published. As of January 13, 2026, the range of selected equity research analyst price targets per share of Calavo Common Stock was $28.00 to $37.00, as compared to the Implied VWAP Value Per Share of $27.00 and the Implied Spot Value Per Share of $27.15.

Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Calavo Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Calavo and future general industry and market conditions.

Premiums Paid Analysis

Using publicly available information, Evercore reviewed 231 transactions and announced bids for control of publicly listed targets with an aggregate transaction value between $250 and $750 million announced since 2010. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the aggregate upfront value per share paid or proposed to be paid in each such transaction exceeded the unaffected closing market prices per share of the target companies.

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 20.00% to 45.00% to the VWAP of Calavo Common Stock of $25.95 on June 10, 2025. This analysis indicated a range of implied equity values per share of Calavo Common Stock of $31.14 to $37.63, as compared to the Implied VWAP Value Per Share of $27.00 and the Implied Spot Value Per Share of $27.15.

Other Factors Relating to Mission Produce

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Mission Produce to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Mission Produce was forecasted to generate during the period from Mission Produce’s fiscal year 2025 through fiscal year 2034 based on the Mission Produce Forecasts furnished to Evercore. Evercore calculated terminal values for Mission Produce by applying a range of perpetuity growth rates of 1.0% to 3.0%, which range was selected by Evercore based on Evercore’s professional judgment and experience, to an estimate of the unlevered, after-tax free cash flows that Mission Produce was forecasted to generate in the terminal year based on the Mission Produce Forecasts furnished to Evercore (which analysis implied terminal year EBITDA multiples ranging from 6.0x to 10.2x). The cash flows and terminal values in each case were then discounted to present value as of October 31, 2025, using discount rates ranging from 9.0% to 11.0%, representing an estimate of Mission Produce’s weighted average cost of capital, as estimated by Evercore based on Evercore’s professional judgment and experience, to derive implied enterprise value reference ranges for Mission Produce. Based on these ranges of implied enterprise values, Mission Produce’s estimated net debt, minority interest and unconsolidated assets as of October 31, 2025, as reported in Mission Produce’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, and the number of fully diluted shares of Mission Produce, as reported in Mission Produce’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, Evercore derived a range of implied equity values per share of Mission Produce Common Stock on a standalone basis of $11.31 to $17.60.

Selected Publicly Traded Companies Analysis

Evercore reviewed and compared certain financial information of Mission Produce to corresponding financial multiples and ratios for the Evercore Selected Companies.

For each of the Evercore Selected Companies, Evercore calculated TEV as a multiple of 2026E EBIT and 2027E EBIT based on closing share prices as of January 13, 2026. Estimated financial data of the Evercore Selected Companies were based on publicly available research analysts’ estimates obtained from FactSet Consensus as of January 13, 2026.

Based on the multiples it derived for the Evercore Selected Companies and based on its professional judgment and experience, Evercore applied a (i) TEV / 2026E EBIT multiple reference range of 11.0x to 13.0x to Mission Produce’s estimated EBIT in calendar year 2026 as reflected in the Mission Produce Forecasts furnished to Evercore, and (ii) TEV / 2027E EBIT multiple reference range of 10.0x to 12.0x to Mission Produce’s estimated EBIT in calendar year 2027 as reflected in the Mission Produce Forecasts furnished to Evercore.

Based on these ranges of implied total enterprise values, Mission Produce’s estimated net debt, minority interest and unconsolidated assets as of October 31, 2025, as reported in Mission Produce’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, and the number of fully diluted shares of Mission Produce, as provided by Mission Produce’s management, this analysis indicated the following ranges of implied equity values per share of Mission Produce Common Stock on a standalone basis:

Benchmark	Implied Equity Values Per Share
TEV / 2026E EBIT	$10.30 - $12.35
TEV / 2027E EBIT	$10.70 - $13.05

Although none of the Evercore Selected Companies is directly comparable to Mission Produce, Evercore selected these companies because they are publicly-traded food companies that Evercore, in its professional judgment and experience, considered generally relevant to Mission Produce for purposes of its financial analyses. In evaluating the Evercore Selected Companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the Evercore Selected Companies and other matters, as well as differences in the Evercore Selected Companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the Evercore Selected Companies and the multiples derived from the Evercore Selected Companies.

Last 52-Week Trading Range

Evercore reviewed historical trading prices of shares of Mission Produce Common Stock during the twelve-month period ended January 13, 2026, noting that the low and high closing prices during such period, ranged from $9.74 to $13.20 per share of Mission Produce Common Stock, respectively.

Equity Research Analysts’ Price Targets

Evercore reviewed selected public market trading price targets for the shares of Mission Produce Common Stock prepared and published by equity research analysts that were publicly available as of January 13, 2026. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Mission Produce Common Stock at the time the price target was published. As of January 13, 2026, the range of selected equity research analyst price targets per share of Mission Produce Common Stock was $17.00 to $18.00.

Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Mission Produce Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Mission Produce and future general industry and market conditions.

Pro Forma Mergers Analysis

Using the Mission Produce Forecasts furnished to Evercore, and assuming, among other things, realization of the Mission Produce Assumed Synergies following completion of the Mergers, and taking into account the Merger Consideration (including the stock issuance), Evercore performed a pro forma analysis of the financial impact of the Mergers on Mission Produce’s estimated cash EPS for the 2027 fiscal year.

Based on this analysis, but excluding transaction-related amortization and the EPS impact of one-time costs to achieve the Mission Produce Assumed Synergies, this analysis indicated that the proposed Mergers would be accretive to the estimated cash EPS for the 2027 fiscal year.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Mission Produce Board. In connection with the review of the Mergers by the Mission Produce Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Mission Produce Common Stock. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Mission Produce or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the Mission Produce Board as to the fairness, from a financial point of view, to Mission Produce of the Merger Consideration to be paid to the holders of Calavo Common Stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Mission Produce Board (in its capacity as such) in connection with its evaluation of the proposed Mergers. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Mission Produce Board or Mission Produce management or that any specific amount of consideration constituted the only appropriate consideration in the transaction for the Mission Produce stockholders.

Pursuant to the terms of Evercore’s engagement letter with Mission Produce, Mission Produce has agreed to pay Evercore a fee for its services in the aggregate amount of approximately $6.5 million, of which (i) $1.5 million was payable upon delivery of Evercore’s opinion in connection with the Merger Agreement and is fully creditable against any fee payable upon the consummation of the Mergers and (ii) the remainder will be payable contingent upon the consummation of the Mergers. Mission Produce has also agreed to reimburse Evercore for certain of its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Mission Produce and it has not received any compensation from Mission Produce during such period. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to Calavo and it has not received any compensation from Calavo during such period. Evercore may provide financial advisory or other services to Mission Produce and Calavo in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Mission Produce, Calavo, potential parties to the Mergers and/or any of their respective affiliates or persons that are competitors, customers or suppliers of Mission Produce or Calavo.

Mission Produce engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with Mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Recommendation of the Calavo Board and Calavo’s Reasons for the First Merger

By unanimous vote, the Calavo Board, at a special meeting held virtually on January 14, 2026: (i) determined that the Merger Agreement, the other Merger Documents, the First Merger and the Transaction, are advisable, fair to and in the best interests of Calavo and the Calavo shareholders, (ii) approved, adopted, and declared advisable the Merger Agreement, the other Merger Documents, the First Merger and Transaction, (iii) directed that the approval and adoption of the Merger Agreement and Transaction, including the First Merger, be submitted to a vote at a meeting of the Calavo shareholders and (iv) recommended approval and adoption of the Merger Agreement and the Transaction, including the First Merger, by the Calavo shareholders. The Calavo Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Calavo Adjournment Proposal.

The below discussion of the information and factors considered by the Calavo Board is not exhaustive. In view of the Calavo Board’s consideration of a wide variety of factors in connection with its evaluation of the Merger Agreement and the Transaction, and the complexity of these matters, the Calavo Board did not consider it practical, nor did it attempt, to quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Moreover, each member of the Calavo Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Calavo Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Calavo Board based its recommendation on the totality of the information available to it, including discussions with Calavo’s management team, and representatives of Jefferies and Cozen O’Connor, legal counsel for Calavo. The Calavo Board considered all the factors set forth below together as a whole, as well as others, and, on balance, concluded that the potential benefits of the Transaction to the Calavo shareholders outweighed the risks, uncertainties, restrictions, and potentially negative factors that may be associated with the Transaction.

The actual benefits from the Transaction could be different from those estimated by the Calavo Board and those differences could be material. Accordingly, there can be no assurance that any of the potential benefits described below or included in the factors considered by the Calavo Board will be realized. See “Risk Factors” beginning on page 36.

The below discussion of the information and factors considered by the Calavo Board is forward-looking in nature and should be read in light of the factors described in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35.

Strategic and Financial Considerations

Merger Consideration and Exchange Ratio. The Calavo Board considered a number of factors related to the Merger Consideration and the Exchange Ratio relative to the current assessment of the valuation of each company and of the expected cost synergies, operational efficiencies and other benefits of the Mergers, in addition to:

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Calavo shareholders being entitled to receive for each of their shares of Calavo Common Stock (i) 0.9790 shares of Mission Produce Common Stock, subject to the right to receive the Fractional Share Consideration in lieu of fractional shares of Mission Produce Common Stock and (ii) $14.85 in cash, without interest;

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the transaction valuing Calavo at an implied equity value of approximately $486 million and the per-share Merger Consideration representing a premium of 21.6% to the closing stock price of Calavo Common Stock on January 13, 2026. The Calavo Board believed that the closing stock price on January 13, 2026 did not reflect either Calavo’s financial results for the fourth quarter of fiscal year 2025 (which were publicly announced on January 14, 2026) which were below consensus expectations, or the Calavo Board’s consideration of a perceived oversupply of avocados resulting in revised internal projections reflecting lower growth than the Calavo Board earlier expected, and such closing price may have reflected some premium due to the June 2025 announcement of a non-binding proposal and subsequent announcements regarding a strategic alternative review process;

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the Exchange Ratio for the stock portion of the Merger Consideration representing a fixed number of shares of Mission Produce Common Stock for each share of Calavo Common Stock, which affords the Calavo shareholders the opportunity to benefit from any increase in the trading price of Mission Produce Common Stock following the announcement of the Transaction;

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the Calavo Board having considered other possible acquirors and determined that Mission’s bid was in the best interest of Calavo and its shareholders and notwithstanding another bid that had a higher nominal value, the Calavo Board determining that the long-term value of the Merger Consideration to the Calavo shareholders, after considering the impact of cost synergies and operational efficiencies following the Mergers on the value of the Merger Consideration. the established market valuation of Mission Produce and the perceived stability for the Per Share Stock Consideration and the significant uncertainty of the value of the consideration offered by that other bidder and the uncertainty and timing of a potential closing of a transaction with such other bidder, exceeded the value offered by any other bidder, as described in the section entitled “ —Background of the Transaction” beginning on page 68;

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the Calavo Board having considered Mission Produce’s five-year financial projections and pro forma Combined Company projections, as well as other information with respect to Mission Produce’s financial condition (including its expected leverage ratio following the closing of the Transaction), results of operations, business, competitive position, business prospects and shareholder return policy through episodic stock buybacks, rather than a regular quarterly dividend, and risks, both on a historical and prospective basis, as well as current industry, economic and market conditions and trends, and discussed such matters with Calavo’s management team, representatives of Jefferies; and

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the fact that the Mergers, taken together, are intended to qualify as a reorganization under Section 368 of the Code, such that holders of Calavo Common Stock will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration (other than cash in lieu of a fractional share of Mission Produce Common Stock) and the fair market value of the Mission Produce Common Stock received, minus such holder’s adjusted tax basis in its shares of Calavo Common Stock surrendered, and (2) the amount of cash consideration received (other than cash in lieu of a fractional share of Mission Produce Common Stock) (please see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” for additional information regarding the U.S. federal income tax consequences of the Mergers on holders of Calavo Common Stock).

Benefits of a Combined Company. The belief of the Calavo Board that the Combined Company would be well-positioned to increase value for Calavo shareholders as stockholders of the Combined Company following the consummation of the Mergers, including due to:

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risks and uncertainties in executing Calavo’s strategic plans and achieving Calavo’s standalone financial projections, including the risks and uncertainties described in the “Risk Factors” set forth in Calavo’s Annual Report on Form 10-K for the year ended October 31, 2025, whereas the Merger Consideration provides the Calavo shareholders with both a fixed cash amount that provides certainty of value for a portion of each share of Calavo Common Stock, as well as greater expected liquidity and the opportunity to participate in a larger, more diversified company;

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the belief that the complementary geographic footprint, aging of capital investments and customer base of the Combined Company would mitigate seasonal and economic volatility and significant capital expenditures should the entities remain separate businesses and in light of the Merger Consideration, the Calavo shareholders would benefit from the strength of the Combined Company;

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the understanding from Mission Produce that the Transaction would accelerate the growth of the Combined Company, and in light of the Merger Consideration, Calavo’s shareholders would benefit from the upside potential of the Combined Company; and

•	the understanding that Mission Produce expected to realize meaningful annualized cost synergies in connection with the Transaction.

Other Factors Considered by the Calavo Board of Directors. In addition to considering the factors described above, the Calavo Board considered the following additional factors that weighed in favor of the First Merger:

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the terms of the Merger Agreement related to Calavo’s ability to respond to unsolicited acquisition proposals and the amount of the termination fee and determined that third parties would be unlikely to be deterred from making an acquisition proposal by the provisions of the Merger Agreement;

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the terms of the Merger Agreement permit the Calavo Board to declare and pay prior to the closing of the Transaction regular quarterly dividends of $0.20 per share of Calavo Common Stock per fiscal quarter, substantially in accordance with Calavo’s regular quarterly schedule; and

•	the fact that the Merger Consideration reflected extensive arm’s length negotiations between Calavo and Mission Produce and their respective advisors.

Terms of the Merger Agreement

The Calavo Board considered that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the Merger Agreement may be terminated, in its belief, are reasonable. The Calavo Board also reviewed and considered the conditions to the consummation of the Mergers, and concluded that while the consummation of the Mergers is subject to various conditions, including certain regulatory approvals, such conditions and approvals were likely to be satisfied on a timely basis. The Calavo Board weighed these advantages and opportunities against a number of other factors in its deliberations concerning the Merger Agreement and the Mergers, including:

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the ability of the Calavo Board, subject to specified limitations, prior to the Calavo Shareholder Approval being obtained, to respond to and engage in discussions or negotiations regarding unsolicited acquisition proposals if the Calavo Board determines in good faith after consultation with Calavo’s outside legal counsel and financial advisor that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

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the ability of the Calavo Board, prior to the Calavo Shareholder Approval being obtained, to change its recommendation to the Calavo shareholders that they vote in favor of the Merger Agreement Proposal if the Calavo Board determines in good faith after consultation with Calavo’s outside legal counsel and financial advisor that, as a result of an Intervening Event, the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law;

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the ability of the Calavo Board, prior to the Calavo Shareholder Approval being obtained, under certain circumstances to terminate the Merger Agreement, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to providing Mission Produce an opportunity to adjust or amend the Merger Agreement with the goal of causing such Competing Proposal to no longer constitute a Superior Proposal, and payment to Mission Produce of a termination fee of $12.87 million if the Merger Agreement is so terminated, which amount the Calavo Board believes to be reasonable;

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Calavo’s obligation to consummate the Mergers is conditioned on there having been no change, event, condition or development from November 1, 2024 through the closing of the Transaction that would reasonably be expected to prevent, materially impede or materially delay Mission Produce from consummating the Transaction;

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each of Calavo and Mission Produce is required under the Merger Agreement to use its reasonable best efforts to obtain all necessary antitrust approvals, except that the parties are not required to contest or defend against any action or proceeding that is instituted to challenge the Transaction as violating any antitrust law or any decree, order, judgment, or injunction entered, enforced, or attempted to be entered or enforced by any governmental authority that would make the Transaction illegal or otherwise delay or prohibit the consummation of the Transaction and Mission Produce is not required to take certain actions if they would reasonably be expected to be, individually or in the aggregate, material to Mission Produce, Calavo and their subsidiaries, taken as a whole;

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assuming all other closing conditions are satisfied (or waived), including the Requisite Calavo Shareholder Approval of the Transaction, Calavo’s right to receive from Mission Produce a reverse termination fee of (a) $15.02 million in the event the Merger Agreement is terminated under certain circumstances related to the failure to obtain antitrust approvals, or (b) $12.87 million in the event the Merger Agreement is terminated under certain circumstances related to the failure to obtain the Requisite Mission Produce Stockholder Approval as a result of a Mission Produce Adverse Recommendation Change;

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the fact that Calavo is able to operate in accordance with its fiscal year 2026 business plan during the period prior to the consummation of the Mergers or the termination of the Merger Agreement, subject to those specified restrictions on Calavo’s actions set forth in the Merger Agreement;

•	the fact that Mission Produce is subject to more limited restrictions during the period prior to the consummation of the Mergers or the termination of the Merger Agreement;

•	the fact that the representations and warranties of each of Calavo and Mission Produce are reasonable under the circumstances;

•	the fact that the Calavo shareholders will have the opportunity to vote to approve or reject the Merger Agreement Proposal at the Special Meeting;

•	the regulatory clearances that would be required as a condition to the Transaction and the prospects and anticipated timing of obtaining those clearances; and

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the Calavo Board considered the financial analysis presented and the opinion of Jefferies rendered to the Calavo Board on January 14, 2026, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by the holders of shares of Calavo Common Stock in the First Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Mission Produce, Merger Sub I, Merger Sub II and their respective affiliates), as more fully described below under the heading “The Mergers—Opinion of Calavo’s Financial Advisor” and which full text of the written opinion is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus in its entirety.

The Calavo Board also considered a number of potentially negative factors in its deliberations concerning the Merger Agreement and the Transaction, including:

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following the Transaction, Calavo shareholders will not have the opportunity to realize the potential long-term value of the successful execution of Calavo’s current strategy as an independent company;

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the possibility that the Transaction might not be completed on a timely basis or in the timeline laid out in the Merger Agreement, or at all, as a result of delays in or the failure to receive the required regulatory clearances or satisfy other closing conditions, which could divert Calavo management’s attention and resources from the operation of Calavo’s business and increase expenses from an unsuccessful attempt to complete the Transaction;

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the costs to be incurred in connection with the Transaction, regardless of whether it is completed and the risks and contingencies relating to the announcement and pendency of the Transaction and the risks and costs to Calavo if the Transaction is not completed on a timely basis or at all;

•	the uncertainty about the effect of the Transaction, regardless of whether it is completed, on Calavo’s employees, customers and other parties, which may impair Calavo’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Calavo and may impair Calavo’s ability to complete the Transaction on a timely basis or at all and succeed as an independent company if the Transaction is not completed;

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the Exchange Ratio represents a fixed number of shares of Mission Produce Common Stock, which means the market value of the Mission Produce Common Stock received by the Calavo shareholders at the consummation of the Mergers may differ, possibly materially, from the market value of the Mission Produce Common Stock at the time the Merger Agreement was entered into or at any other time, including the possibility that such value could become lower if the trading prices of Mission Produce Common Stock declines between the announcement and consummation of the Mergers;

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the risk that subject to exceptions set forth in the Merger Agreement, certain material adverse effects on the financial condition, business, assets, liabilities or results of operations of Calavo could result in a failure to complete the Transaction;

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the potential difficulties of integrating the business of Mission Produce and Calavo and the risk that all or some portion of the potential benefits of the Transaction (including the anticipated cost synergies) might not be realized or might take longer to realize than expected;

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the fact that, under the terms of the Merger Agreement, prior to the consummation of the Mergers or termination of the Merger Agreement, subject to certain exceptions, Calavo is required to conduct its business only in the ordinary course, and is subject to specified restrictions on its ability to conduct its business, including in respect of entering into or terminating material contracts, settling litigation or increasing the compensation of certain of its employees;

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Calavo’s inability to solicit competing acquisition proposals and the possibility that the termination fee payable by Calavo to Mission Produce upon termination by Calavo of the Merger Agreement in order to accept a Superior Proposal could discourage other potential acquirors from making a competing offer to purchase Calavo;

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the risk of significant selling pressure on the price of Mission Produce Common Stock following the closing of the Transaction if a significant number of Calavo shareholders seek to sell the Mission Produce Common Stock they receive as Merger Consideration;

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the potential risk of investors in Mission Produce Common Stock opposing the Mission Produce Share Issuance Proposal or affecting regular trading in the Mission Produce Common Stock through an activism campaign, hostile takeover or otherwise; and

•	the potential for litigation relating to the Merger Agreement and the Transaction, and the associated costs, distraction and inconvenience involved in defending those proceedings.

In considering the recommendation of the Calavo Board to adopt the Merger Agreement, the Calavo shareholders should be aware that the directors of Calavo have certain interests in the Transaction that may be different from, or in addition to, the interests of Calavo shareholders generally, as more fully described below under the section titled “ —Interests of Calavo Directors and Executive Officers in the Mergers.” The Calavo Board was aware of these interests and considered them when adopting the Merger Agreement and recommending that Calavo shareholders vote in favor of the Merger Agreement Proposal.

Opinion of Calavo’s Financial Advisor

Calavo retained Jefferies as its financial advisor in connection with a possible sale, disposition or other business transaction involving Calavo. In connection with this engagement, Calavo requested that Jefferies evaluate the fairness, from a financial point of view, to the holders of shares of Calavo Common Stock of the Merger Consideration to be received by such holders (other than Mission Produce, Merger Sub I, Merger Sub II and their respective affiliates) in the First Merger pursuant to the Merger Agreement. At a meeting of the Calavo Board held on January 14, 2026, Jefferies rendered its opinion to the Calavo Board to the effect that, as of that date, the Merger Consideration to be received by the holders of shares of Calavo Common Stock in the First Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Mission Produce, Merger Sub I, Merger Sub II and their respective affiliates).

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Calavo encourages you to read the opinion carefully and in its entirety.

Jefferies’ opinion was provided for the use and benefit of the Calavo Board (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Mergers or any other matter. Jefferies’ opinion did not address the relative merits of the Mergers as compared to any alternative transaction or opportunity that might be available to Calavo, nor did it address the underlying business decision by Calavo to engage in the Mergers or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Mergers or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Calavo Board or any holder of shares of Calavo Common Stock should vote on or otherwise act with respect to the Mergers or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated January 13, 2026 of the Merger Agreement;

•	reviewed certain publicly available financial and other information about Calavo and Mission Produce;

•

reviewed certain information furnished to Jefferies and approved for Jefferies’ use by Calavo’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Calavo prepared by management of Calavo (the “Calavo Forecasts furnished to Jefferies”);

•

reviewed certain information furnished to Jefferies and approved for Jefferies’ use by Calavo’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Mission Produce prepared by the management of Mission Produce (the “Mission Produce Forecasts furnished to Jefferies”);

•

reviewed certain estimates furnished to Jefferies and approved for Jefferies’ use by Calavo as to potential cost savings (including the amount and timing thereof) expected by the management of Calavo and Mission Produce to result from the Mergers (the “Calavo Assumed Synergies”);

•	held discussions with members of senior management of Calavo concerning the matters described in the second through fifth clauses above;

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reviewed the share trading price history and valuation multiples for Calavo Common Stock and the Mission Produce Common Stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the Mergers; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by Calavo or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Calavo that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Calavo or Mission Produce, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of Calavo, Mission Produce or any other entity under any laws relating to bankruptcy, insolvency or similar matters.

With respect to the financial forecasts provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the Calavo Forecasts furnished to Jefferies were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Calavo as to the future financial performance of Calavo and the other matters covered thereby. Jefferies also assumed, at Calavo’s direction, that the Mission Produce Forecasts furnished to Jefferies were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Mission Produce as to the future financial performance of Mission Produce and the other matters covered thereby. With respect to the future financial performance of Calavo and Mission Produce giving pro forma effect to the Mergers, at Calavo’s direction and with Calavo’s consent, Jefferies assumed that the Calavo Assumed Synergies would be realized in the amounts and at the times projected. Jefferies expressed no opinion as to Calavo Forecasts furnished to Jefferies, the Mission Produce Forecasts furnished to Jefferies, the Calavo Assumed Synergies or the assumptions on which they were based.

Jefferies relied upon the assessments of the management of Calavo as to, among other things, (i) the potential impact on Calavo and Mission Produce of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the agricultural industry and the geographic regions and local communities in which Calavo and Mission Produce operate, and (ii) the ability of Calavo and Mission Produce to integrate the businesses of Calavo and Mission Produce and to realize the potential Calavo Assumed Synergies. Jefferies assumed that there would not be any developments with respect to any such matters that would have an adverse effect on Calavo, Mission Produce or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies relied upon and assumed, without independent verification, the assessments of the management of Calavo and Mission Produce as to the existing and future relationships, agreements and arrangements with, and Calavo’s and Mission Produce’s ability to attract and retain, key customers, distributors, suppliers, licenses and other commercial relationships, and employees, of Calavo and Mission Produce. In addition, Jefferies relied, without independent verification, on the assessments of the management of Calavo and Mission Produce as to the marketability, commercial viability and market adoption of Calavo’s and Mission Produce’s current and future products and services.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date thereof.

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Calavo or Mission Produce, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Mission Produce, Calavo and the Calavo Board, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Calavo, Mission Produce or the Mergers and legal, regulatory, accounting and tax consequences of the terms of, and the transactions contemplated by, the Merger Agreement and related documents to Calavo and its shareholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of Calavo Common Stock. Calavo advised Jefferies that the parties intend that the Mergers, taken together, will qualify as a tax-free reorganization for federal income tax purposes. Jefferies assumed that the Mergers would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Mergers or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Calavo, Mission Produce or the contemplated benefits of the Mergers or that otherwise would be material in any respect to our analyses or opinion.

Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Calavo or Mission Produce, nor did it address the underlying business decision by Calavo or Mission Produce to engage in the Mergers or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Mergers or any term (including any adjustments to the Merger Consideration under the Merger Agreement), aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Mergers or otherwise. Jefferies’ opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Calavo Common Stock in the First Merger pursuant to the Merger Agreement. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of Calavo Common Stock or Mission Produce Common Stock should vote on the Mergers or any matter related thereto. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Calavo, Mission Produce or any other party, other than the holders of shares of Calavo Common Stock. Jefferies expressed no view or opinion as to the prices at which shares of Calavo Common Stock or Mission Produce Common Stock would trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of Calavo’s or Mission Produce’s officers, directors or employees, or any class of such persons, in connection with the Mergers relative to the Merger Consideration to be received by holders of shares of Calavo Common Stock or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In connection with rendering its opinion to the Calavo Board, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the Jefferies Selected Companies and Jefferies Selected Transactions analyses summarized below, no company used as a comparison was identical or directly comparable to Calavo. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Calavo in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Calavo. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Calavo or its businesses or securities.

The terms of the Mergers were determined through negotiations between Calavo, on one hand, and Mission Produce and the Merger Subs, on the other hand, and the decision by Calavo to enter into the Merger Agreement was solely that of the Calavo Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Calavo Board in its evaluation of the Merger Consideration and should not be viewed as determinative of the views of the Calavo Board or Calavo management with respect to the Mergers or the Merger Consideration payable in the Mergers.

Financial Analyses

The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Calavo Board and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 13, 2026, and is not necessarily indicative of current or future market conditions.

Implied Value of the Merger Consideration

Jefferies calculated the implied value of the Merger Consideration as of January 13, 2026 by taking the sum of (i) the implied value of the stock consideration, calculated by multiplying the Exchange Ratio by the relevant stock price of Mission Produce Common Stock, and (ii) the value of the cash consideration of $14.85 per share. Based on the VWAP of the Agreed Mission Produce Share Price as of January 13, 2026, this resulted in an implied value of the Merger Consideration of $27.00 per share of Calavo Common Stock, and based on the closing price of Mission Produce Common Stock of $12.56 as of January 13, 2026, an implied value of the Merger Consideration of $27.15 per share of Calavo Common Stock.

Selected Public Companies Analysis

Jefferies reviewed publicly available financial, stock market and operating information of Calavo and the following four selected publicly traded companies in the fresh produce industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to in this section as the “Jefferies Selected Companies”:

•	Dole plc

•	Fresh Del Monte Produce Inc.

•	Limoneira Company

•	Mission Produce, Inc.

Jefferies reviewed, among other information and to the extent publicly available, EVs of the Jefferies Selected Companies, calculated as fully diluted equity values based on closing stock prices on January 13, 2026, plus total debt, capital leases, preferred equity and non-controlling interests, minus cash and cash equivalents, as a multiple of each company’s estimated earnings before interest, taxes, depreciation and amortization, as applicable (“Adjusted EBITDA”) for the Jefferies Selected Companies for the fiscal years 2025 and 2026, which Jefferies refers to as FY 2025E and FY 2026E, respectively. Financial data of the Jefferies Selected Companies were based on publicly available research analysts’ estimates, public filings and other publicly available information, and were calendarized where relevant to align with Calavo’s and Mission Produce’s common fiscal year end of October 31.

The financial data reviewed included the following:

Selected Public Companies Analysis

Financial Metric	Low	High
EV / FY 2025E Adjusted EBITDA	5.5x	9.0x
EV / FY 2026E Adjusted EBITDA	5.2x	33.7x

Jefferies applied a selected range of enterprise value to estimated Adjusted EBITDA multiples of 6.5x to 9.5x and 6.0x to 9.0x to corresponding data of Calavo based on the Calavo Forecasts furnished to Jefferies for estimated Adjusted EBITDA for FY 2025E and FY 2026E, respectively, to determine ranges of implied enterprise values for Calavo. Jefferies then added Calavo’s estimated net cash position as of October 31, 2025 to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Calavo Common Stock outstanding, each as provided by Calavo management, to calculate a range of implied per share equity values for Calavo. This analysis indicated the reference ranges of implied per share equity values set forth in the table below (rounded to the nearest $0.05), in each case as compared to the Merger Consideration of $27.00 per share on a VWAP basis, and $27.15 per share on a spot price basis.

Selected Public Companies Analysis

Financial Metric	Selected Multiple Range	Implied Per Share Equity Value Reference Range
EV / FY 2025E Adjusted EBITDA	6.5x – 9.5x	$17.80 – $24.55
EV / FY 2026E Adjusted EBITDA	6.0x – 9.0x	$20.10 – $28.50

No company utilized in the selected public companies analysis is identical to Calavo. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Calavo’s and Jefferies’ control.

Selected Transactions Analysis

Jefferies reviewed publicly available financial, stock market and operating information of Calavo and company filings, definitive proxy statements, press releases and Wall Street research relating to the following seventeen historical M&A transactions, announced since September 2012, involving companies in the fresh produce industry that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to in this section as the “Jefferies Selected Transactions”:

Selected Transactions Analysis

Announcement Date	Target	Acquiror
December 12, 2025	Safco	Unifrutti

August 5, 2025	Dole plc (Fresh Vegetables Division)	Arable Capital Partners, LLC

April 11, 2025	Greenyard NV	Deprez Family

August 14, 2024	Cheney Bros, Inc.	Performance Food Group Company

March 20, 2024	Agrovision	Aliment Capital

February 27, 2024	Progressive Produce, LLC	Arable Capital Partners, LLC

January 26, 2024	Ingomar Packing Company, LLC	Kagome Co., Ltd

September 21, 2023	Costa Group Holdings	Paine Schwartz Partners

December 22, 2022	Bollo International Fruits	The Natural Fruit Company (Fremman and GPF Capital)

November 22, 2022	AgroFresh Solutions, Inc.	Paine Schwartz Partners

February 17, 2021	Dole Food Company, Inc.	Total Produce plc

October 31, 2019	Citri&Co	Miura Private Equity (Frutas)

February 6, 2018	Mann Packing	Fresh Del Monte Produce

December 8, 2016	Fyffes plc	Sumitomo Corporation

October 27, 2014	Chiquita Brands International plc	Grupo Cutrale / Safra Group

August 12, 2013	Dole Food Co.	David H. Murdock

September 17, 2012	Dole Food Co. (Worldwide Packaged Foods / Asia Fresh Produce)	Itochu Corporation

The financial data reviewed included the following:

Selected Transactions Analysis

Financial Metric	Low	Median	High
EV / LTM Adjusted EBITDA	4.6x	10.4x	13.0x

Jefferies applied a selected range of enterprise value to the LTM Adjusted EBITDA multiples derived from the Jefferies Selected Transactions analysis of 9.0x to 12.0x to the estimated LTM Adjusted EBITDA of Calavo for the twelve months ended October 31, 2025 to determine a range of implied enterprise values for Calavo. Jefferies then added Calavo’s estimated net cash position as of October 31, 2025 to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Calavo Common Stock outstanding, each as provided by Calavo management, to calculate a range of implied per share equity values. This analysis indicated the reference ranges of implied per share equity values set forth in the table below (rounded to the nearest $0.05), in each case as compared to the Merger Consideration of $27.00 per share on a VWAP basis, and $27.15 per share on a spot price basis.

Selected Transactions Analysis

Financial Metric	Selected Multiple Range	Implied Per Share Equity Value Reference Range
EV / LTM Adjusted EBITDA	9.0x – 12.0x	$23.45 – $30.05

No transaction utilized as a comparison in the Jefferies Selected Transactions analysis is identical to the Mergers. In evaluating the Mergers, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of Calavo and Jefferies.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis of Calavo by calculating the estimated present value of the stand-alone unlevered free cash flows that Calavo was forecasted to generate during the fiscal years ending October 31, 2026 through October 31, 2030, based on the Calavo Forecasts furnished to Jefferies. The terminal values of Calavo were calculated by applying a selected range of perpetuity growth rates of 2.0% to 3.0% to Calavo’s estimated terminal year unlevered free cash flows, based on the Calavo Forecasts furnished to Jefferies and per management guidance. The present values of the unlevered free cash flows and terminal values of Calavo were then calculated using a selected discount rate range of 9.50% to 10.50%, based on an estimate of Calavo’s weighted average cost of capital, to determine a range of implied enterprise values for Calavo. Jefferies then added Calavo’s estimated net cash position as of October 31, 2025, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of Calavo Common Stock outstanding, each as provided by Calavo management, to calculate a range of implied per share equity values for Calavo. This analysis indicated a reference range of implied per share equity values of $33.65 to $41.80 per share (rounded to the nearest $0.05).

Jefferies also performed a discounted cash flow analysis of the pro forma Combined Company and the implied value of the cash and stock consideration to be received by holders of Calavo Common Stock in the First Merger, taking into account the implied equity value of the pro forma Combined Company, by calculating the estimated present value of the unlevered free cash flows that the Combined Company was forecasted to generate during the fiscal years ending October 31, 2026 through October 31, 2030, based on the Calavo Forecasts furnished to Jefferies, the Mission Produce Forecasts furnished to Jefferies and the Calavo Assumed Synergies (collectively, the “Merger Consideration DCF”). The terminal values of the Combined Company were calculated by applying a selected range of perpetuity growth rates of 2.0% to 3.0% to the Combined Company’s estimated terminal year unlevered free cash flows, based on the Calavo Forecasts furnished to Jefferies and the Mission Produce Forecasts furnished to Jefferies and per management guidance. The present values of the Unlevered Free Cash Flow and terminal values of the Combined Company were then calculated using a selected discount rate range of 8.0% to 9.0%, based on an estimate of the Combined Company’s weighted average cost of capital, to determine a range of implied enterprise values for the Combined Company. Jefferies then subtracted the estimated net debt of the Combined Company (inclusive of estimated transaction expenses) to calculate a range of implied equity values for the Combined Company, and multiplied the implied equity values for the Combined

Company by the estimated pro forma ownership percentage in the Combined Company attributable to holders of Calavo Common Stock, based on the Exchange Ratio of 0.9790x provided in the Merger Agreement, to derive a range of implied values for the stock consideration to be received by holders of Calavo Common Stock in the First Merger. Jefferies then added the value of the cash consideration to be received by holders of Calavo Common Stock in the First Merger to derive a range of implied values for the total consideration to be received by holders of Calavo Common Stock in the First Merger, and divided the result by the estimated number of fully diluted shares of Calavo Common Stock outstanding, as provided by Calavo management, to calculate a range implied per share values for the cash and stock consideration to be received by holders of Calavo Common Stock in the First Merger. This analysis indicated a reference range of implied Merger Consideration DCF per share equity values of $35.00 to $43.35 per share (rounded to the nearest $0.05), in each case as compared to the standalone discounted cash flow analysis reference range per share equity values of $33.65 to $41.80.

Miscellaneous

Calavo has agreed to pay Jefferies for its financial advisory services in connection with the Mergers an aggregate fee of up to $12.5 million, $2.0 million of which became payable upon the delivery of Jefferies’ opinion and the balance of which is payable contingent upon the closing of the merger. In addition, Calavo agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the Calavo Board was aware, during the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates have not provided investment banking services to Calavo (other than in connection with Jefferies’ current engagement) or Mission Produce for which Jefferies and its affiliates have received compensation. Jefferies and its affiliates may provide financial advisory and/or financing services to Calavo, Mission Produce and their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of Jefferies’ business, Jefferies and its affiliates trade or hold securities or financial instruments (including loans and other obligations) of Calavo, Mission Produce and their affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.

Jefferies was selected as Calavo’s financial advisor in connection with the Mergers because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with Calavo’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Unaudited Prospective Financial Information

This summary of the Mission Produce Management Unaudited Projections, the Mission Produce Adjusted Calavo Unaudited Projections, the Calavo Management Unaudited Projections, the Mission Produce Assumed Synergies, and the Calavo Projected Cost Synergies (each as defined below under “ —Certain Mission Produce Unaudited Prospective Financial Information” and “ —Certain Calavo Unaudited Prospective Financial Information”) (collectively, the “Unaudited Projections”) is included in this joint proxy statement/prospectus because such information was provided to Mission Produce’s and Calavo’s financial advisors and to the Mission Produce and Calavo Boards for purposes of considering and evaluating the Transaction and the Merger Agreement. The Unaudited Projections were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and, as a result of the foregoing and considering that the special meetings will be held several months after the Unaudited Projections were prepared, as well as the uncertainties inherent in any forecasted information, readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Unaudited Projections. Although Mission Produce’s and Calavo’s respective management believes there is a reasonable basis for the Unaudited Projections, Mission Produce and Calavo caution stockholders and shareholders, respectively, that future results could be materially different than the Unaudited Projections.

Certain Mission Produce Unaudited Prospective Financial Information

Mission Produce Management Unaudited Projections

Although Mission Produce has from time to time publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect.

In connection with the Mergers and at the direction of the Mission Produce Board, Mission Produce’s management team prepared unaudited financial projections that reflect its financial and business outlook for Mission Produce on a standalone basis for fiscal years 2026 through 2034 (the “Mission Produce Management Unaudited Projections”). The Mission Produce Management Unaudited Projections were provided to the Mission Produce Board in connection with its consideration of the Mergers and were provided to Evercore, who was directed by Mission Produce management and the Mission Produce Board to use and rely upon the Mission Produce Management Unaudited Projections for purposes of its financial analysis and fairness opinion. In addition, certain of the Mission Produce Management Unaudited Projections were provided to Calavo and representatives of Jefferies.

The Mission Produce Management Unaudited Projections were prepared treating Mission Produce on a standalone basis, based on assumptions Mission Produce management considered to be reasonable based on facts known at such time and do not take into account the Transaction, including any costs incurred in connection with the Mergers or the other transactions contemplated thereby or any changes to operations or strategy that may be implemented after the consummation of the Mergers, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Transaction. As a result, actual results will likely differ, and may differ materially, from those contained in the Mission Produce Management Unaudited Projections. Further, the Mission Produce Management Unaudited Projections do not take into account the effect of any possible failure of the Mergers to occur.

The information and tables set forth below are included solely to give Mission Produce stockholders access to a summary of the Mission Produce Management Unaudited Projections that were made available to the Mission Produce Board and Evercore in connection with the Mergers and are not included in this joint proxy statement/prospectus in order to influence any Mission Produce stockholder on any voting or investment decision with respect to the Mergers or for any other purpose. These projections are not, and should not be viewed as, public guidance or targets.

The following table presents a summary of the Mission Produce Management Unaudited Projections (in millions):

	Fiscal Year
	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Sales	$1,297	$1,362	$1,472	$1,519	$1,560	$1,615	$1,667	$1,715	$1,760
Adjusted EBITDA(1)	$115	$128	$144	$156	$161	$167	$172	$177	$182
Adjusted EBIT(2)	$71	$81	$93	$101	$105	$109	$114	$119	$124
NOPAT(3)	$51	$58	$67	$73	$76	$78	$82	$86	$89
Unlevered Free Cash Flow(4)	$45	$45	$77	$82	$91	$97	$100	$103	$106

(1)

“Adjusted EBITDA” means net income (loss), before interest expense, income taxes, depreciation and amortization expense, further adjusted by stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), material legal settlements, amortization of inventory adjustments recognized from business combinations, transaction advisory costs and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest.

(2)	“Adjusted EBIT” means Adjusted EBITDA excluding adjustments made for depreciation and amortization expense and stock-based compensation expense.
(3)	“NOPAT” means net operating profit after income taxes, which is equivalent to Adjusted EBIT after income taxes.
(4)

“Unlevered Free Cash Flow” was calculated using the financial information in the Mission Produce Management Unaudited Projections, as NOPAT, plus depreciation and amortization, less capital expenditures, changes in net working capital, and certain one-time tax liabilities.

Mission Produce Adjusted Calavo Unaudited Projections

In connection with the Mergers, Mission Produce also received from Calavo management certain unaudited prospective financial information concerning Calavo on a standalone basis for fiscal years 2026 to 2030. Such information is included below under “—Calavo Management Unaudited Projections,” referred to as the Calavo Management Unaudited Projections. Mission Produce’s management used the Calavo Management Unaudited Projections to prepare certain adjusted unaudited prospective financial information concerning Calavo on a standalone basis for fiscal years 2026 to 2034 (the “Mission Produce Adjusted Calavo Unaudited Projections”). The Mission Produce Adjusted Calavo Unaudited Projections are based solely on the information available to Mission Produce’s management prior to the execution of the Merger Agreement. The Mission Produce Adjusted Calavo Unaudited Projections were based on numerous variables and assumptions, including the variables and assumptions discussed below under “—Calavo Management Unaudited Projections,” as well as the following material assumptions: the Mission Produce Adjusted Calavo Unaudited Projections (1) reflect Mission Produce’s independent estimates of various financial metrics of Calavo, including net sales, gross profit, operating expenses, and other matters, (2) reflect Mission Produce’s independent estimates of income from other businesses of Calavo, and (3) reflect Mission Produce’s independent projections for the fiscal years ended 2031-2034, based on Mission Produce’s adjustments to the Calavo Management Unaudited Projections.

The Mission Produce Adjusted Calavo Unaudited Projections were provided to the Mission Produce Board in connection with its consideration of the Mergers and were provided to Evercore, who was directed by Mission Produce management and the Mission Produce Board to use and rely upon the Mission Produce Adjusted Calavo Unaudited Projections for purposes of its financial analysis and fairness opinion.

The Mission Produce Adjusted Calavo Unaudited Projections do not take into account the Transaction, including any costs incurred in connection with the Mergers or the other transactions contemplated thereby or any changes to operations or strategy that may be implemented after the consummation of the Mergers, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Transaction. As a result, actual results will likely differ, and may differ materially, from those contained in the Mission Produce Adjusted Calavo Unaudited Projections. Further, the Mission Produce Adjusted Calavo Unaudited Projections do not take into account the effect of any possible failure of the Mergers to occur.

The information and tables set forth below are included solely to give Mission Produce stockholders access to a summary of the Mission Produce Adjusted Calavo Unaudited Projections that were made available to the Mission Produce Board and Evercore, in connection with the Mergers and are not included in this joint proxy statement/prospectus in order to influence any Mission Produce stockholder on any voting or investment decision with respect to the Mergers or for any other purpose. These projections are not, and should not be viewed as, public guidance or targets.

The following table presents a summary of the Mission Produce Adjusted Calavo Unaudited Projections (in millions):

	Fiscal Year
	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Sales	$504	$527	$546	$565	$589	$613	$635	$655	$672
Adjusted EBITDA(1)	$28	$37	$40	$42	$45	$47	$49	$50	$51
Adjusted EBIT(2)	$21	$30	$33	$35	$38	$40	$41	$42	$44
NOPAT(3)	$15	$23	$25	$27	$29	$30	$31	$32	$33
Unlevered Free Cash Flow(4)	$14	$(15)	$1	$9	$26	$27	$29	$30	$32

(1)

“Adjusted EBITDA” means net income (loss), before interest expense, income taxes, depreciation and amortization expense, further adjusted by stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), material legal settlements, amortization of inventory adjustments recognized from business combinations, transaction advisory costs and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest.

(2)	Adjusted EBIT” means Adjusted EBITDA excluding adjustments made for depreciation and amortization expense and stock-based compensation expense.
(3)	“NOPAT” means net operating profit after income taxes, which is equivalent to Adjusted EBIT after income taxes.
(4)

“Unlevered Free Cash Flow” was calculated using the financial information provided by Mission Produce in the Mission Produce Adjusted Calavo Unaudited Projections, as NOPAT, plus depreciation and amortization, less capital expenditures, changes in net working capital, and certain one-time tax liabilities.

Mission Produce Assumed Synergies

Mission Produce management developed and provided to the Mission Produce Board prospective financial information estimating potential annualized cost synergies for the Mergers to be approximately $25 million with meaningful upside potential expected to be realized by the Combined Company within 18 months post-Closing. (the “Mission Produce Assumed Cost Synergies”). Mission Produce management estimated, among other things, that the aggregate cost of achieving the projected synergies would be approximately $20 million phased in over the course of two years, following the anticipated Closing Date (“Mission Produce Assumed Costs” and together with the Mission Produce Assumed Cost Synergies, the “Mission Produce Assumed Synergies”). The Mission Produce Assumed Synergies were provided to Evercore, who was directed by Mission Produce management and the Mission Produce Board to use and rely upon such Mission Produce Assumed Synergies for purposes of its financial analyses and fairness opinion.

See “—General Information Regarding the Forecasts” beginning on page 121 for further information regarding the uncertainties underlying the Mission Produce Assumed Synergies, which section shall be read to apply to this section to the same extent as the Mission Produce Management Unaudited Projections, as well as “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 35 and 36, respectively, for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the Mergers.

Certain Calavo Unaudited Prospective Financial Information

Calavo does not, as a matter of course, disclose long-term projections in respect of its business due to, among other reasons, the unpredictability of long-term financial performance and uncertainty of the underlying assumptions and estimates.

The July 2025 Calavo Management Unaudited Projections, the September 2025 Calavo Management Unaudited Projections, the December 2025 Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies were not prepared with a view to public disclosure and are included in this joint proxy statement/prospectus only to give you access to the information that was made available by Calavo to Mission Produce in connection with its review of the Transaction, and to representatives of Jefferies, Calavo’s financial advisor, for purposes of Jefferies’ financial analyses and opinion.

The development of the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies entailed numerous assumptions about Calavo’s industries, markets, products and services at a point in time. Although the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies are presented with numerical specificity, the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies reflect assumptions, estimates and judgments as to future events made by the management of Calavo that it believed were reasonable at the time the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies were prepared, taking into account the relevant information available to Calavo’s management at the time. Important factors that may affect actual results and cause the results to be different from the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies include: the ultimate timing, outcome and results of integrating the operations of Calavo and Mission Produce, general economic, financial, political, legal, regulatory and agricultural conditions, changes in customer behavior, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws or accounting rules, changes in government regulations and regulatory requirements, costs and availability of resources and other matters described in the section entitled “Risk Factors” beginning on page 36 of this joint proxy statement/prospectus as well as the risk factors contained in Calavo and Mission Produce’s recent SEC filings, which you are urged to review, and which may be found as described under the section entitled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus, all of which are difficult to predict and subject to change and many of which are beyond the control of Calavo. As the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies are forward-looking statements, see also the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35 of this joint proxy statement/prospectus. In addition, the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the Transaction or any changes to Calavo’s operations or strategy that may be implemented after completion of the Transaction. For the aforementioned reasons, the inclusion of the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies in this joint proxy statement/prospectus should not be regarded as an indication that the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies will be predictive of actual future events, and they should not be relied on as such. Actual results may be materially different from those contained in the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies. In addition, because the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies cover multiple years and extend many years into the future, such information by its nature becomes less predictive with each successive year. As a result, the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies cannot be considered predictive of actual future operating results, nor should they be construed as financial guidance, and this information should not be relied on as such.

No one has made or makes any representation to any Calavo shareholder or Mission Produce stockholder regarding the information included in the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies and Calavo has not made any representation to Mission Produce regarding the information included in the Calavo Management Unaudited Projections and the Calavo Projected Cost Synergies.

July 2025 Calavo Management Unaudited Projections

In July 2025, in connection with its strategic review process following receipt of the Bidder A Initial Proposal and outreach efforts to potential counterparties for a strategic transaction as described in “ —Background of the Transaction” beginning on page 68 of this joint proxy statement/prospectus, Calavo’s management began preparing unaudited prospective financial projections for Calavo on a standalone basis for fiscal years 2026 through 2030. We refer to Calavo’s financial projections generally as the “Calavo Management Unaudited Projections.” Between July and December 2025, Calavo management continued to revise such prospective financial projections to reflect Calavo management’s updated assumptions and outlook based on then available information and guidance from the Calavo Special Transactions Committee and the Calavo Board. Calavo management presented various preliminary draft Calavo Management Unaudited Projections to the Calavo Special Transactions Committee and the Calavo Board to assist them in their evaluation of the proposed Transaction.

The Calavo Management Unaudited Projections assumed Calavo’s continued operation as a stand-alone, publicly traded company and reflected a risk-adjusted outlook, based on certain internal assumptions prepared by Calavo management about anticipated global and U.S. avocado demand trends, projected industry production and sourcing volumes by country of origin, expected unit volumes and gross profit per unit for both the Fresh and Prepared segments, anticipated capacity expansion and automation initiatives within the Prepared segment, expected operating expense levels, inventory cost assumptions, expected effective tax rates and other relevant factors related to Calavo’s long-term operating plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the Calavo Management Unaudited Projections. Certain key assumptions underlying the Calavo Management Unaudited Projections are described in more detail below. The Calavo Management Unaudited Projections did not take into account the effect of the proposed Transaction.

In May 2025, Calavo received the Bidder A Initial Proposal and at the July 15, 2025 Calavo Board meeting, members of the Calavo Special Transactions Committee and Calavo management discussed and reviewed the July 2025 Calavo Management Unaudited Projections in anticipation of due diligence for a strategic outreach process. The July 2025 Calavo Management Unaudited Projections reflected, among other factors, Calavo management’s assumptions of the growth rates of Calavo’s revenues and expenses, and the outlook of the avocado and prepared foods industries. Calavo management also provided estimates regarding certain expected amounts for cash flow related to the status of negotiations with the Mexican government regarding the 2013 Mexican Tax Assessment Payable (“2013 Mexican Tax Assessment Payable”) and Mexican Impuesto al Valor Agregado Tax Receivable (“IVA Tax Receivable”). The July 2025 Calavo Management Unaudited Projections assumed the following:

•	Consolidated revenue growth rate CAGR of 7.4% from 2026 to 2030 reflecting Calavo management’s assumptions and estimates for future growth

•	Improvement of gross profit margins from 11.2% in 2026 to 11.5% in 2028, after which such margins would remain steady through 2030

•	Operating expenses growth rate CAGR of 3.8% from 2026 to 2030

•	Adjusted EBITDA margin expands from 7.1% in 2026 to 8.0% in 2030, driven by revenue growth

•	Cash flow impacts of IVA Tax Receivable of $12.2 million in 2026, $19.5 million in 2027, $11.8 million in 2028, $1.5 million in 2029 and $(1.5) million in 2030

•	Cash flow impact of proposed settlement regarding the 2013 Mexican Tax Assessment Payable of $(7.5) million in 2026

•	No material acquisitions or divestitures by Calavo

These values and amounts were determined by Calavo’s management based on their experience and judgment and their expectations of Calavo’s operation as a standalone company.

The following table summarizes the July 2025 projections:

July 2025 Calavo Management Unaudited Projections

(in millions)	FY25E	FY26P	FY27P	FY28P	FY29P	FY30P
Revenue	$739.0	$747.3	$792.9	$848.3	$913.0	$995.9
Gross Profit	$76.6	$84.0	$90.4	$97.9	$105.3	$114.3
Operating Expenses	$41.9	$42.7	$44.8	$46.3	$47.3	$49.6
Operating Income	$34.7	$41.3	$45.6	$51.5	$58.1	$64.7
Adjusted EBITDA	$47.8	$53.1	$58.7	$65.5	$72.4	$79.4
Unlevered Free Cash Flow(1)	$15.8	$23.9	$10.7	$24.3	$40.4	$43.2

(1)

“Unlevered Free Cash Flow” was calculated by Jefferies, in connection with its financial analyses as described in the section entitled “ —Opinion of Calavo’s Financial Advisor”, using the financial information provided by Calavo in the Calavo Management Unaudited Projections, as NOPAT, plus depreciation and amortization, less capital expenditures and changes in net working capital. NOPAT is defined as Adjusted EBITDA less one-time costs, depreciation and amortization, stock-based compensation and taxes.

On August 1, 2025, at the direction of the Calavo Special Transactions Committee, representatives of Jefferies, on behalf of Calavo, provided the July 2025 Calavo Management Unaudited Projections to Mission Produce and the other Bidders.

September 2025 Calavo Management Unaudited Projections

On September 11, 2025, Calavo management presented to the Calavo Special Transactions Committee the September 2025 Calavo Management Unaudited Projections, which reflected, among other factors, Calavo management’s updated assumptions of the growth rates of Calavo’s revenues and expenses, and the outlook of the avocado and prepared foods industries. Calavo management also provided estimates regarding certain expected amounts for cash flow related to the status of negotiations with the Mexican government regarding the 2013 Mexican Tax Assessment Payable and IVA Tax Receivable. The September 2025 Calavo Management Unaudited Projections assumed the following:

•	Consolidated revenue growth rate CAGR of 6.4% from 2026 to 2030 reflecting Calavo management’s assumptions and estimates for future growth

•	Improvement of gross profit margins from 11.3% in 2026 to 12.0% in 2030

•	Operating expenses growth rate CAGR of 3.8% from 2026 to 2030

•	Adjusted EBITDA margin expands from 7.4% in 2026 to 8.6% in 2030, driven by revenue growth

•	Cash flow impacts of IVA Tax Receivable of $12.2 million in 2026, $19.5 million in 2027, $11.8 million in 2028, $1.5 million in 2029 and $(1.5) million in 2030

•	Cash flow impact of 2013 Mexican Tax Assessment Payable of $(7.5) million in 2026

•	No material acquisitions or divestitures by Calavo

These values and amounts were determined by Calavo’s management based on their experience and judgment and their expectations of Calavo’s operation as a standalone company.

The following table summarizes the September 2025 projections:

September 2025 Calavo Management Unaudited Projections

(in millions)	FY25E	FY26P	FY27P	FY28P	FY29P	FY30P
Revenue	$717.8	$811.5	$859.6	$910.4	$959.0	$1,038.9
Gross Profit	$71.6	$91.8	$100.5	$107.8	$114.6	$124.7
Operating Expenses	$41.1	$43.5	$45.6	$47.2	$48.1	$50.4
Operating Income	$30.5	$48.3	$54.9	$60.7	$66.5	$74.3
Adjusted EBITDA	$47.5	$60.1	$67.9	$74.7	$80.8	$88.9
Unlevered Free Cash Flow(1)	$11.3	$21.2	$17.2	$31.4	$48.2	$50.0

(1)

“Unlevered Free Cash Flow” was calculated by Jefferies, in connection with its financial analyses as described in the section entitled “ —Opinion of Calavo’s Financial Advisor”, using the financial information provided by Calavo in the Calavo Management Unaudited Projections, as NOPAT, plus depreciation and amortization, less capital expenditures and changes in net working capital. NOPAT is defined as Adjusted EBITDA less one-time costs, depreciation and amortization, stock-based compensation and taxes.

On September 11, 2025, at the direction of the Calavo Special Transactions Committee, representatives of Jefferies, on behalf of Calavo, provided the September 2025 Calavo Management Unaudited Projections to Mission Produce and the other Bidders.

December 2025 Calavo Management Unaudited Projections

At the meeting of the Calavo Board on December 31, 2025, Calavo management presented to the Calavo Board the December 2025 Calavo Management Unaudited Projections and reflecting changes to Calavo management’s projections, principally due to perceived oversupply in the avocado market and updated assumptions regarding the timing of projected volume growth. Calavo management also provided estimates regarding certain expected amounts for cash flow related to the status of negotiations with the Mexican government regarding the 2013 Mexican Tax Assessment Payable and IVA Tax Receivable. The December 2025 Calavo Management Unaudited Projections assumed the following:

•	Consolidated revenue growth rate CAGR of 13.9% from 2026 to 2030 reflecting Calavo management’s assumptions and estimates for future growth

•	Decrease of gross profit margins from 13.4% in 2026 to 11.8% in 2027, subsequently increasing to 12.0% in 2028 and remaining constant through 2030

•	Operating expenses growth rate CAGR of 3.5% from 2026 to 2030

•	Adjusted EBITDA margin decreases from 8.5% in 2026 to 8.0% in 2027, and subsequently increasing to 8.5% in 2030

•	Cash flow impact of IVA Tax Receivable of $7.5 million in 2026, $24.1 million in 2027, $20.2 million in 2028, $1.5 million in 2029 and $(1.5) million in 2030

•	Cash flow impact of 2013 Mexican Tax Assessment Payable of $(7.5) million in 2026

•	No material acquisitions or divestitures by Calavo

These values and amounts were determined by Calavo’s management based on their experience and judgment and their expectations of Calavo’s operation as a standalone company.

The following table summarizes the December 2025 projections:

December 2025 Calavo Management Unaudited Projections

(in millions)	FY25A	FY26P	FY27P	FY28P	FY29P	FY30P
Revenue	$648.4	$600.3	$794.5	$851.2	$919.2	$1,010.9
Gross Profit	$63.7	$80.5	$94.1	$101.8	$110.4	$121.8
Operating Expenses	$44.1	$43.2	$44.2	$46.4	$47.9	$49.6
Operating Income	$19.6	$37.3	$49.9	$55.4	$62.5	$72.2
Adjusted EBITDA	$40.7	$51.0	$63.2	$69.3	$76.3	$86.0
Unlevered Free Cash Flow(1)	$24.9	$23.5	$13.5	$18.9	$29.5	$46.8

(1)

“Unlevered Free Cash Flow” was calculated by Jefferies, in connection with its financial analyses as described in the section entitled “ —Opinion of Calavo’s Financial Advisor”, using the financial information provided by Calavo in the Calavo Management Unaudited Projections, as NOPAT, plus depreciation and amortization, less capital expenditures and changes in net working capital. NOPAT is defined as Adjusted EBITDA less one-time costs, depreciation and amortization, stock-based compensation and taxes.

On December 31, 2025, at the direction of the Calavo Board, representatives of Jefferies, on behalf of Calavo, provided Evercore with the December 2025 Calavo Management Unaudited Projections. With instructions from Calavo, Jefferies used and relied on the December 2025 Calavo Management Unaudited Projections as a basis for its analysis in rendering Jefferies’ opinion described in the section entitled “—Opinion of Calavo’s Financial Advisor” of this joint proxy statement/prospectus.

Calavo Projected Cost Synergies

On November 16, 2025, Evercore, on behalf of Mission Produce management, provided representatives of Jefferies with a set of projected cost synergies developed by Mission Produce management, intended to be implemented for the Combined Company that were generally consistent with the Mission Produce November 14 Proposal and the Mission Produce November 29 Proposal. Following subsequent discussions between the parties and their representatives and completion of reverse due diligence by Calavo and its advisors, Calavo management incorporated these projected cost synergies into the prospective financial information prepared by Calavo management which were provided to the Calavo Special Transactions Committee and the Calavo Board. Such prospective financial information estimated annual projected cost synergies of $30 million to $35 million to be realized within 15 months of the Closing Date. In anticipation of signing the Merger Agreement, this range was then refined by Calavo management and its advisors to a projected annual cost synergies estimate of $34 million to be achieved over 15 months (the “Calavo Projected Cost Synergies”), which was based on information received and reviewed from Mission Produce in the course of the Calavo’s reverse due diligence process and was approved by the Calavo Special Transactions Committee for Jefferies’ use on January 12, 2026. The primary drivers of the projected cost synergies are overlapping distribution networks and associated costs, product sourcing and duplicative SG&A costs. Representatives of Jefferies presented the Calavo Projected Cost Synergies to the Calavo Board at its January 14, 2026 meeting in connection with the Calavo Board’s evaluation and approval of the Transaction.

General Information Regarding the Forecasts

The Unaudited Projections were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Unaudited Projections contain non-GAAP financial measures. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Evercore, Jefferies, or to the Mission Produce or Calavo respective boards in connection with a proposed business combination such as the Mergers if the disclosure is included in a document like this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Evercore or Jefferies for purposes of their opinions or by the Mission Produce or Calavo respective boards in connection with their consideration of the Merger Agreement, the Transaction and the Merger Consideration. Accordingly, neither Mission Produce nor Calavo have provided reconciliations of the financial measures included in the Unaudited Projections to the relevant GAAP financial measures. The Unaudited Projections contain certain non-GAAP financial measures that Mission Produce and Calavo believe are helpful in understanding their past financial performance and projected future results. Mission Produce management and Calavo management regularly use a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Mission Produce and Calavo believe that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Mission Produce’s and Calavo’s respective financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of either Mission Produce’s or Calavo’s competitors and may not be directly comparable to similarly titled measures of Mission Produce’s or Calavo’s competitors due to potential differences in the exact method of calculation. The Unaudited Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger Agreement. Furthermore, the Unaudited Projections do not take into account the effect of any failure to consummate the Mergers and should not be viewed as accurate or applicable in that context.

While the Unaudited Projections are presented with numerical specificity, the Unaudited Projections were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, economic, market, and financial conditions, and additional matters specific to Mission Produce’s and Calavo’s businesses or which are difficult to predict but subject to significant economic and competitive uncertainties) that are inherently uncertain and may be beyond Mission Produce management’s and Calavo management’s control. Further, given that the Unaudited Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. The ability to achieve the performance contemplated by the Unaudited Projections depends on, in part, whether or not strategic goals, objectives, and targets are reached over the applicable period. The assumptions upon which the Unaudited Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive, and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, Mission Produce’s and Calavo’s respective ability to achieve strategic goals, objectives, and targets over applicable periods, the inherent uncertainty of business and economic conditions affecting the industry in which Mission Produce and Calavo operate, and the risks and uncertainties described in the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35 and “Risk Factors” beginning on page 36, all of which are difficult or impossible to predict accurately and many of which are beyond Mission Produce’s and Calavo’s respective control. The Unaudited Projections also reflect assumptions by Mission Produce’s and Calavo’s respective management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised respective prospects for the Mission Produce and Calavo businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared. Modeling and forecasting the future performance of a company is a highly speculative endeavor. Since the financial projections cover a long period of time, the financial projections by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of Mission Produce’s and Calavo’s respective products.

Accordingly, there can be no assurance that the Unaudited Projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the Unaudited Projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Mission Produce, Calavo, Evercore, Jefferies, or any of their respective affiliates, officers, directors, advisors, or other representatives, considered the Unaudited Projections necessarily predictive of actual future events, and the Unaudited Projections should not be relied upon as such. None of Mission Produce, Calavo, Evercore, Jefferies, or any of their respective affiliates, officers, directors, advisors, or other representatives, can give any assurance that actual results will not differ from the Unaudited Projections. None of Mission Produce, Calavo, Evercore, Jefferies, or any of their respective affiliates, officers, directors, advisors, or other representatives, has made or makes any representation to any stockholder or other person regarding the ultimate performance of Mission Produce or Calavo compared to the information contained in the Unaudited Projections or that forecasted results will be achieved.

In addition, the Unaudited Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus, and except as required by applicable securities laws, Mission Produce and Calavo do not intend to update or otherwise revise the Unaudited Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The Mission Produce Management Unaudited Projections and the Mission Produce Adjusted Calavo Unaudited Projections were prepared by, and are the responsibility of, Mission Produce management. Neither Deloitte & Touche LLP nor any other independent accountants have reviewed, examined, compiled, or applied any agreed upon procedures with respect to the Mission Produce Management Unaudited Projections or the Mission Produce Adjusted Calavo Unaudited Projections contained herein and, accordingly, Deloitte & Touche LLP does not express any opinion or any other form of assurance with respect thereto or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The Deloitte & Touche LLP report incorporated by reference relates to Mission Produce’s previously issued financial statements incorporated herein, and does not extend to the Mission Produce Management Unaudited Projections and should not be read to do so.

The Calavo Management Unaudited Projections were prepared by, and are the responsibility of, Calavo management. Neither Deloitte & Touche LLP nor any other independent accountants have reviewed, examined, compiled, or applied any agreed upon procedures with respect to the Calavo Management Unaudited Projections contained herein and, accordingly, Deloitte & Touche LLP does not express any opinion or any other form of assurance with respect thereto or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information. The Deloitte & Touche LLP report incorporated by reference relates to Calavo’s previously issued financial statements incorporated herein and does not extend to the Calavo Management Unaudited Projections or the Mission Produce Adjusted Calavo Unaudited Projections and should not be read to do so.

Governance of the Combined Company After the Mergers

Immediately following the First Effective Time, the number of directors that comprise the board of directors of the Combined Company is expected to be ten directors and will consist of: (a) nine directors designated by the Mission Produce Board; and (b) one Named Director.

Interests of Mission Produce Directors and Executive Officers in the Mergers

Mission Produce Director Independence

Each year, the Mission Produce Board reviews the relationships that each director has with Mission Produce and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of the applicable Listing Rules of the Nasdaq Global Select Market (the “Nasdaq Rules”) and who the Mission Produce Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be independent directors. The Mission Produce Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with Mission Produce and its competitors, suppliers, and customers; their relationships with management and other directors; the relationships their current and former employers have with Mission Produce; and the relationships between Mission Produce and other companies of which a member of the Mission Produce Board is a director or executive officer. Pursuant to the Merger Agreement, the board of directors of the Combined Company is expected to consist of one Named Director who has not been determined as of March 18, 2026, and each of Stephen J. Barnard, Laura Flanagan, Luis A. Gonzalez, Jay A. Pack, Tony Bashir Sarsam, Linda B. Segre, Michael B. Sims, Douglas M. Stone, and Bruce C. Taylor. After evaluating these and other factors, the Mission Produce Board has determined that Luis A. Gonzalez and Stephen J. Barnard are not independent directors of Mission Produce, and that neither Luis A. Gonzalez nor Stephen J. Barnard will be an independent director of the Combined Company within the meaning of applicable Nasdaq Rules as of the First Effective Time. The parties expect that the Combined Company board of directors will be comprised of a majority of independent directors within the meaning of applicable Nasdaq Rules.

Certain Mission Produce Relationships and Related Person Transactions

The information under the heading “Certain Relationships and Related Transactions” of Mission Produce’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 24, 2026, is incorporated by reference into this joint proxy statement/prospectus. For more information see the section titled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.

The information under Item 13, Certain Relationships and Related Transactions, and Director Independence, under the heading “Certain Relationships and Related Transactions” of Mission Produce’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, as amended, is incorporated by reference into this joint proxy statement/prospectus.

Other than compensation agreements and other arrangements described in this joint proxy statement/ prospectus, since November 1, 2024, there has not been a transaction or series of related transactions to which Mission Produce was or is a party involving an amount in excess of $120,000 and in which any member or their respective immediate families had or will have a direct or indirect material interest. The Mission Produce Board has adopted a related person transaction policy that sets forth Mission Produce’s policies and procedures for the approval or ratification of any transaction required to be reported in its filings with the SEC. Mission Produce’s policy with regard to related person transactions is that all related person transactions between Mission Produce and any related person (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved or ratified by the Audit Committee. In addition, Mission Produce’s Code of Conduct and Ethics requires that all directors, officers and employees promptly disclose to Mission Produce’s General Counsel any situation that involves, or may reasonably be expected to involve, a conflict of interest. See also “—Interests of Mission Produce Directors and Executive Officers in the Mergers.”

Interests of Mission Produce Directors and Executive Officers in the Mergers

In considering the recommendation of the Mission Produce Board to vote to approve the Merger Agreement and the Transaction, including the Mergers and Mission Produce Share Issuance, holders of Mission Produce Common Stock should be aware that, although the Mergers will not constitute a “change in control” for purposes of Mission Produce’s compensation arrangements, and no payments to any Mission Produce named executive officers or other employees are contingent upon or payable in connection with the Mergers, the directors and executive officers of Mission Produce may have interests in the Mergers (described below) that are different from, or in addition to, the interests of holders of Mission Produce Common Stock generally that may create potential conflicts of interests (as described below). The Mission Produce Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger Agreement, and in recommending to holders of Mission Produce Common Stock that they vote to approve the Mission Produce Share Issuance. See “—Mission Produce’s Reasons for the Mergers; Recommendation of the Mission Produce Board” and “—Background of the Transaction.”

These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “—Quantification of Potential Payments and Benefits to Mission Produce’s Named Executive Officers in Connection with the Mergers” beginning on page 127. The Mergers will not constitute a “change in control” for purposes of Mission Produce’s compensation arrangements, and no payments are contingent upon or in connection with the Mergers.

For the purposes of this disclosure, Mission Produce’s named executive officers, which also comprise Mission Produce’s current executive officers are as follows:

•	Stephen J. Barnard, Chief Executive Officer;

•	John M. Pawlowski, President and Chief Operating Officer;

•	Bryan E. Giles, Chief Financial Officer; and

•	Joanne C. Wu, General Counsel and Secretary.

Juan A. Wiesner, the former President of Central and South America and named executive officer of Mission Produce for the fiscal year ended October 31, 2024, departed from Mission Produce effective November 1, 2025. Accordingly, Mr. Wiesner does not have any interest in the Mergers that is different from, or in addition to, the interests of holders of Mission Produce Common Stock generally. Additionally, Mr. Pawlowski has been appointed as President and Chief Executive Officer, effective as of the close of the Mission Produce 2026 Annual Meeting. Mr. Pawlowski will replace Mr. Barnard as Chief Executive Officer of Mission Produce, and Mr. Barnard will transition to Executive Chairman of the Mission Produce Board effective April 9, 2026.

For the purposes of this disclosure, Mission Produce’s non-employee directors are Stephen J. Barnard, Laura Flanagan, Luis A. Gonzalez, Jay A. Pack, Tony Bashir Sarsam, Linda B. Segre, Michael B. Sims, Douglas M. Stone, and Bruce C. Taylor. Mr. Barnard is included in this list given that his title will transition from Chief Executive Officer to Executive Chairman of the Mission Produce Board, effective April 9, 2026.

For the purposes of this disclosure, these interests include the following:

•

John M. Pawlowski, Mission Produce President and Chief Operating Officer (who will transition to Chief Executive Officer effective April 9, 2026), will be the Chief Executive Officer of the Combined Company following the Mergers;

•	key members of management of the Combined Company are expected to be existing members of Mission Produce management; and

•	the board of the Combined Company is expected to consist of nine members from the Mission Produce Board in addition to one Named Director.

None of Mission Produce’s directors or executive officers are party to or participate in any plan, program or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise related to the consummation of the Mergers.

Treatment of Mission Produce Equity Awards in Connection with the Mergers

The consummation of the Mergers will not constitute a “change in control” under the change in control agreements between Mission Produce and its executive officers or under Mission Produce’s equity incentive plans and underlying equity award agreements. Equity-based awards under Mission Produce’s equity plans will remain outstanding and continue to be governed by the same terms and conditions that applied prior to the consummation of the Mergers.

Mission Produce Executive Officer Severance Entitlements

The summary below describes the severance protections that Mission Produce’s executive officers would become entitled to upon a qualifying termination of employment, regardless of whether or not the Mergers are consummated. As noted above, none of Mission Produce’s executive officers are party to or participate in any plan, program or arrangement that provides such executive officer with any kind of compensation that is based on or otherwise related to the consummation of the Mergers.

CEO Employment Agreement

Pursuant to an employment agreement entered into between Mission Produce and Mr. Barnard (the “CEO Employment Agreement”), if Mission Produce terminates Mr. Barnard’s employment without Cause or Mr. Barnard resigns for Good Reason outside of the period commencing three months prior to a Change in Control (each term as defined under the CEO Employment Agreement) and ending on the 24-month anniversary of the Change in Control (the “Change in Control Period”), Mr. Barnard will be entitled, subject to his timely execution of a release, to the following severance benefits (in addition to certain accrued but unpaid amounts): (i) a lump-sum cash payment equal to 2.0 times the sum of his base salary and target annual bonus for the year of termination, (ii) the payment by Mission Produce of premiums for up to 12 months of COBRA coverage, and (iii) pro-rata vesting of his outstanding equity awards based on the number of days employed during the vesting period and, in the case of awards subject to performance-based vesting conditions, actual performance during the applicable performance period. If Mission Produce terminates Mr. Barnard’s employment without Cause or Mr. Barnard resigns for Good Reason during the Change in Control Period, in addition to the cash severance and company-paid COBRA premiums described above, Mr. Barnard will receive full vesting of his outstanding equity awards, with awards subject to performance-based vesting conditions vesting at target levels. In addition, the stock option exercise period will be extended to twelve months following termination, subject to earlier option expiration.

The CEO Employment Agreement also provides that Mr. Barnard is subject to a non-solicitation restrictive covenant for 24 months following his termination of employment.

The consummation of the Mergers will not constitute a Change in Control under Mr. Barnard’s employment agreement, and severance benefits related to a change in control would not therefore become payable if Mr. Barnard is terminated in connection with the consummation of the Mergers. With respect to severance benefits that are payable under the agreement unrelated to the occurrence of a change in control, Mr. Barnard would be eligible for such severance benefits upon a qualifying termination of employment regardless of whether the Mergers are consummated. Severance benefits under Mr. Barnard’s employment agreement are not therefore considered to be payable in connection with the Mergers.

Executive Severance Plan

Mission Produce maintains an executive severance plan (the “Severance Plan”), which provides severance protections to eligible executive officers. Currently, only Mr. Giles, Mr. Pawlowski and Ms. Wu are covered under the Severance Plan (collectively, the “Covered Executives”). Under the terms of the Severance Plan, in the event the Covered Executive is terminated by Mission Produce without Cause or resigns due to Good Reason (each term as defined in the Severance Plan) subject to the executive’s timely execution of a release, such Covered Executive will be entitled to receive: (i) a lump-sum cash payment equal to (a) 1.0 times the sum of the Covered Executive’s base salary and target annual bonus for the year of termination if the qualifying termination occurs outside of the Change in Control Period (as defined above), with (b) the multiple increasing to 1.5 if the qualifying termination occurs during the Change in Control Period; (ii) the payment of premiums for up to 12 months of COBRA coverage; and (iii) in the case of a qualifying termination outside of the Change in Control Period, pro-rata vesting of the Covered Executive’s outstanding equity awards based on days employed during the vesting period or, in the case of a qualifying termination during the Change in Control Period, full vesting of the Covered Executive’s outstanding equity awards. In addition, the stock option exercise period will be extended to twelve months following termination, subject to earlier option expiration.

The Severance Plan requires that the applicable Covered Executive enter into a participation agreement which includes a non-solicitation restrictive covenant for 24 months following the Covered Executive’s termination of employment.

The consummation of the Mergers will not constitute a Change in Control under the Severance Plan, and severance benefits related to a change in control would not therefore become payable in connection with any termination associated with the consummation of the Mergers. With respect to severance benefits that are payable under the Severance Plan unrelated to the occurrence of a change in control, the applicable Covered Executives would be eligible for such severance benefits upon a qualifying termination of employment regardless of whether the Mergers are consummated. Accordingly, the severance benefits under the Severance Plan are not considered to be payable in connection with the Mergers.

Quantification of Potential Payments and Benefits to Mission Produce’s Named Executive Officers in Connection with the Mergers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Mission Produce’s named executive officers that is based on or otherwise relates to the Mergers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur or otherwise prove accurate, including assumptions described in this joint proxy statement/prospectus and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table below. The table below excludes any accrued obligations and any benefits that are generally available to all employees, including fiscal year end annual cash incentive payments and bonuses, payment of accrued but unused paid time off and balances under Mission Produce’s Deferred Compensation Plan.

The table below assumes the following:

•

the Closing of the Mergers will have occurred on March 17, 2026, which is the latest practicable date prior to this filing and used solely for the purposes of this golden parachute compensation disclosure;

•

the employment of each named executive officer will be terminated immediately following the Closing by Mission Produce without Cause or by the named executive officer for Good Reason (each term as defined in the Severance Plan and the CEO Employment Agreement, as applicable), in either case entitling the named executive officer to receive severance payments and benefits under the Severance Plan or the CEO Employment Agreement, as applicable, upon a qualifying termination not in connection with a change in control of Mission Produce;

•	the named executive officer’s base salary rate and target annual bonus (as a percentage of base salary) remains unchanged from that in effect as of March 17, 2026;

•	the named executive officer’s outstanding equity awards are reflected as of March 17, 2026;

•	no named executive officer receives any additional equity grants on or prior to March 17, 2026 that will vest on or prior to March 17, 2026;

•

a price per share of Mission Produce Common Stock of $12.77 (the average closing market price of Mission Produce Common Stock over the first five business days following the execution of the Merger Agreement on January 14, 2026); and

•	no named executive officer enters into a new agreement, amends an existing agreement or is otherwise legally entitled to, prior to March 17, 2026, additional compensation or benefits.

Named Executive Officer	Cash Severance ($)(1)	Equity Award Value ($)(2)	Health Benefits ($)(3)	Total ($)
Stephen J. Barnard Chief Executive Officer	3,444,480	1,674,188	47,588	5,166,256
John M. Pawlowski President and Chief Operating Officer	1,291,680	1,346,205	67,056	2,704,941
Bryan E. Giles Chief Financial Officer	923,738	951,215	67,056	1,942,009
Juan A. Wiesner(4) President of Central and South America	—	—	—	—
Joanne C. Wu General Counsel and Secretary	847,665	703,219	67,056	1,617,940

(1)

Represents a lump-sum cash payment (a) for Mr. Barnard, equal to 2.0 times the sum of his base salary plus target annual bonus, and (b) for Messrs. Pawlowski and Giles and Ms. Wu, equal to 1.0 times the sum of the executive’s base salary plus target annual bonus under the annual cash incentive plan.

(2)

Represents the value of pro-rata vesting of outstanding unvested RSUs based on days served during the vesting period, plus the value of PSUs based on the estimated number of PSUs that would have been earned based on actual performance through March 17, 2026, prorated based on the number of days elapsed during the three-year performance period. The payout percentages based on actual performance through March 17, 2026 were: (i) at maximum level of achievement for the 2024-2026 PSUs resulting in an estimated payout of 200%; and (ii) between target and maximum performance for the 2025-2027 PSUs resulting in an estimated payout based of 179%. In addition, stock options would be exercisable for up to 12 months following termination.

(3)	Represents premiums for 12 months of COBRA coverage.
(4)	Mr. Wiesner departed from Mission Produce effective November 1, 2025.

Interests of Calavo Directors and Executive Officers in the Mergers

In considering the recommendation of the Calavo Board to vote for the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal, holders of Calavo Common Stock should be aware that the directors and executive officers of Calavo have interests in the Transaction that are different from, or in addition to, the interests of holders of Calavo Common Stock generally. The Calavo Board was aware of these interests and considered them, among other matters, in making its recommendation that Calavo shareholders vote to approve the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Calavo Adjournment Proposal.

These interests include, among others, the following, which items are further detailed below:

•

in connection with the retirement of Lecil E. Cole, former President and Chief Executive Officer of Calavo, B. John Lindeman was appointed as Calavo’s President and Chief Executive Officer and entered into a letter agreement dated November 11, 2025 with Calavo (the “Lindeman Offer Letter”), which provides that in the event of a Change in Control (as defined in the Calavo 2020 EIP) during his employment, Mr. Lindeman will be entitled to (i) the treatment of his Calavo Equity Awards granted under the Calavo 2020 EIP in accordance with the Calavo 2020 EIP, (ii) a lump-sum cash payment equal to the sum of one year of Mr. Lindeman’s base salary and a bonus equal to 200% of his base salary and (iii) the waiver of Mr. Lindeman’s repayment obligation with respect to Calavo’s reimbursement of Mr. Lindeman’s relocation expenses;

•

each Calavo RSU held by a director or executive officer of Calavo will, automatically and without any action required by Mission Produce, Calavo or such director or executive officer, be cancelled as of the First Effective Time and such director or executive officer will be entitled to receive the RSU Consideration, provided that in the event the Mergers close after April 23, 2026, none of the non-employee members of the Calavo Board will hold any unvested Calavo RSUs that are outstanding as of the date of the joint proxy statement/prospectus;

•

each Calavo Deferred RSU held by a director or executive officer of Calavo will, automatically and without any action required by Mission Produce, Calavo or such director or executive officer, be cancelled as of the First Effective Time and such director or executive officer will become entitled to receive from Mission Produce or the Surviving Company, with respect to shares of Calavo Common Stock subject to such cancelled Calavo Deferred RSU, the Deferred RSU Consideration;

•

each Calavo Option held by a director or executive officer of Calavo will, automatically and without any action required by Mission Produce, Calavo or such director or executive officer, become vested and exercisable in full and shall be cancelled as of the First Effective Time and such director or executive officer will be entitled to receive from Mission Produce or the Surviving Company, with respect to the shares of Calavo Common Stock that would have been issuable upon the exercise of such Calavo Option the Option Consideration, except with respect to Calavo Options for which the Merger Consideration Value is less than or equal to the exercise price per share of a Calavo Option, which shall be cancelled in connection with the Closing without payment;

•

each of James Snyder, Calavo’s Chief Financial Officer, and Ronald Araiza, Calavo’s Executive Vice President of Calavo Foods Division, entered into Executive Retention Agreements with Calavo, which amend, in part, the compensatory provisions of their existing offer letters to provide that, (i) subject to such executive officer’s continued employment with Calavo through the earlier of the first anniversary of their acceptance of the applicable Executive Retention Agreement (the “Anniversary Date”) and the date upon which Calavo consummates a Change in Control (as defined in the Calavo 2020 EIP) (such date, the “Change in Control Date” and the earlier of the Change in Control Date and the Anniversary Date, the “Earn Date”), Messrs. Snyder and Araiza will be entitled to receive a one-time retention bonus payment in the amount of $559,000 and $447,200, respectively, on the next regular payroll following the Earn Date, subject to applicable tax withholdings, (ii) in the event either Messrs. Snyder and Araiza resign for Good Reason (as defined in the applicable Executive Retention Agreement) or their employment is terminated by Calavo without Good Cause (as defined in the applicable Executive Retention Agreement), Messrs. Snyder and Araiza will be entitled to a lump-sum cash payment equal to one year of their then-current annual base salary, subject to the applicable executive’s execution of a release in a form acceptable to Calavo and applicable tax withholdings and (iii) in the event of a Change in Control during Messrs. Snyder and Araiza’s employment, Messrs. Snyder and Araiza will be entitled to a one-time bonus payment equal to 50% of their then-current annualized base salary, subject to applicable tax withholdings;

•

certain of Calavo’s executive officers have entered into Performance Stock Award Agreements and Grant Notices for Short-Term Incentive Plan Awards, which will entitle them to receive a payment in the form of a cash bonus and/or Calavo Common Stock, at Calavo’s discretion (with any Calavo Common Stock issuance subject to Mission Produce’s prior consent), subject to achievement by Calavo of an adjusted net income metric at threshold, target, or maximum performance levels, which in the event of a Change in Control (as defined in the Calavo 2020 EIP) would be measured relative to prorated adjusted net income levels as of the last month prior to a Change in Control and prorated for the portion of the measurement period completed in fiscal year 2026, and accordingly may receive such prorated payment in connection with the closing of the Transaction;

•

effective December 8, 2025, Lecil E. Cole, retired as Calavo’s President and Chief Executive Officer and entered into a letter agreement (the “Cole Retirement Letter”) with Calavo, which amended that certain Stock Option Grant Notice dated March 15, 2023 (the “Cole Stock Option”) between Calavo and Mr. Cole to (i) accelerate the vesting and exercisability of 300,000 shares subject to the Cole Stock Option to be exercisable as of the effective date of such Cole Retirement Letter (the “Accelerated Cole Options”), (ii) extend the exercise period applicable to the Accelerated Cole Options to 5:00 p.m. Pacific Time on December 8, 2026 and confirm the extension of the exercise period of 200,000 shares subject to the Cole Stock Option to July 31, 2026, and (iii) upon the consummation of a Change in Control (as defined in the Calavo 2020 EIP), automatically convert each share of Calavo Common Stock subject to such Cole Stock Option into the right to receive (x) the per share consideration payable to each holder of Calavo Common Stock less (y) the exercise price per share and applicable withholding taxes, if (x) minus (y) is greater than $0.00; and

•	the appointment of one Named Director to the board of directors of the Combined Company.

The interests of each person who has served as an executive officer or director of Calavo since November 1, 2024, if any, are described in more detail below, and certain of them are quantified within the narrative disclosure. The Transaction will constitute a “change in control” for purposes of the compensation arrangements described below. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Treatment of Calavo Equity Awards

The Merger Agreement specifies the treatment of the outstanding Calavo Equity Awards in connection with the Transaction, which will be treated as follows as of the First Effective Time:

•

each Calavo Option, whether or not vested or exercisable, that is outstanding immediately prior to the First Effective Time and that has not been validly exercised will, automatically and without any action required by the Mission Produce, Calavo or the holder, become vested and exercisable in full and shall be cancelled as of the First Effective Time; each holder of any such cancelled Calavo Option will be entitled to receive from Mission Produce or the Surviving Company, with respect to the shares of Calavo Common Stock that would have been issuable upon the exercise of such Calavo Option, the Option Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to the Calavo Option immediately prior to the First Effective Time and (y) the excess if any of (1) the Merger Consideration Value over (2) the exercise price per share of Calavo Common Stock applicable to the Calavo Option, provided that if the Merger Consideration Value is less than or equal to the exercise price per share of a Calavo Option, the Calavo Option shall be cancelled and terminated for no consideration;

•

each Calavo RSU that is outstanding immediately prior to the First Effective Time will, automatically and without any action required by Mission Produce, Calavo, or the holder, to vest in full (if unvested) and be cancelled as of the First Effective Time; each holder of any such cancelled Calavo RSU will be entitled to receive from Mission Produce or the Surviving Company, with respect to such shares of Calavo Common Stock, the RSU Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to the Calavo RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value; and

•

each Calavo Deferred RSU that is outstanding immediately prior to the First Effective Time will, automatically and without any action required by Mission Produce, Calavo or the holder, be cancelled as of the First Effective Time; each holder of any such cancelled Calavo Deferred RSU will become entitled to receive from Mission Produce or the Surviving Company, with respect to shares of Calavo Common Stock subject to such cancelled Calavo Deferred RSU, the Deferred RSU Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to such Calavo Deferred RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value. Prior to the Closing Date and in accordance with Section 409A of the Code and the regulations promulgated thereunder, each Calavo Deferred RSU will be vested in full and terminated by irrevocable action of the Calavo Board in return for the Deferred RSU Consideration.

The table below sets forth the number of outstanding Calavo Options, Calavo RSUs, and Calavo Deferred RSUs, if any, held by each of Calavo’s current executive officers, Named Executive Officers and directors as of

February 28, 2026, and an estimate of the value of such awards using a price per share of Calavo Common Stock of $25.96, which is the average closing price of a share of Calavo Common Stock over the first five business days following the public announcement of the Transaction.

Name and Title	Number of Shares Subject to Unvested Calavo RSUs (#)(1)		Value of Shares Subject to Unvested Calavo RSUs ($)(1)	Number of Shares Subject to Calavo Deferred RSUs (#)		Value of Shares Subject to Calavo Deferred RSUs ($)		Number of Shares Subject to Calavo Options (#)		Value of Shares Subject to Calavo Options ($)
B. John Lindeman, Chief Executive Officer	2,672	(2)	69,354	2,220		57,622		110,000		563,760
Lecil E. Cole, Former Chief Executive Officer	—		—	—		—		500,000	(3)	783,000	(3)
J. Link Leavens, Director	4,259	(2)	110,547	—		—		—		—
Steven Hollister, Director	4,259	(2)	110,547	—		—		—		—
Michael A. DiGregorio, Director	4,259	(2)	110,547	—		—		—		—
Kathleen M. Holmgren, Director	4,259	(2)	110,547	—		—		—		—
Adriana Mendizabal, Director	4,259	(2)	110,547	2,220		57,622		—		—
Farha Aslam, Director	4,259	(2)	110,547	7,149	(4)	185,559	(4)	—		—
Marc L. Brown, Director	4,259	(2)	110,547	—		—		—		—

(1)

Excludes shares of Calavo Common Stock that may be issued pursuant to Performance Stock Award Agreements and Grant Notices for Short-Term Incentive Plan Awards that entitle each of Calavo’s current executive officers to receive payment in the form of a cash bonus and/or Calavo Common Stock, at Calavo’s discretion (with any Calavo Common Stock issuance subject to Mission Produce’s prior consent), subject to achievement by Calavo of an adjusted net income metric at threshold, target, or maximum performance levels, which in the event of a Change in Control (as defined in the Calavo 2020 EIP) would be measured relative to prorated adjusted net income levels as of the last month prior to a Change in Control and prorated for the portion of the measurement period completed in fiscal year 2026.

(2)	Represents Calavo RSUs granted to non-employee directors which vest on April 23, 2026 in the event the Transaction is not closed prior to such date.
(3)	Includes 200,000 shares subject to Mr. Cole’s Calavo Options that expire on July 31, 2026, and 300,000 shares subject to Mr. Cole’s Calavo Options that expire on December 8, 2026.
(4)

Excludes 4,259 unvested Calavo RSUs, representing $110,547 of Merger Consideration Value, for which Ms. Aslam had made a deferral election and which are already included under the columns “Number of Shares Subject to Unvested Calavo RSUs” and “Value of Shares Subject to Calavo RSUs,” respectively.

These amounts do not attempt to forecast any additional Calavo Equity Award grants, issuances or forfeitures that may occur prior to the closing of the Transaction following the date of this joint proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Calavo’s current executive officers, named executive officers and directors may materially differ from the amounts set forth above.

2026 Short-Term Incentive Plan Awards

In January 2026, in connection with the annual structure of Calavo’s annual performance-based bonus program and prior to the signing of the Merger Agreement, the Calavo Compensation Committee of the Calavo Board (the “Calavo Compensation Committee”) approved the grant of Short-Term Incentive Plan Awards to certain of Calavo’s leadership team, including certain executive officers, which will entitle them to receive payment in the form of a cash bonus and/or Calavo Common Stock, at Calavo’s discretion (with any Calavo

Common Stock issuance subject to Mission Produce’s prior consent), subject to achievement by Calavo of an adjusted net income metric at threshold, target, or maximum performance levels. In the event of a Change in Control (as defined in the Calavo 2020 EIP) the performance benchmarks would be measured relative to prorated adjusted net income levels as of the last month prior to the consummation of such Change in Control and prorated for the portion of the measurement period completed in fiscal year 2026.

The table below sets forth the potential bonus opportunity (expressed as a multiplier of the applicable executive officer’s base salary) to Calavo’s current executive officers at threshold, target and maximum performance levels under the Short-Term Incentive Plan Awards as a percentage of such executive officer’s base salary. Since the Closing Date of the Mergers is not definite, the figures below reflect the full value of the potential bonus opportunity to Calavo’s current executive officers, expressed as a percentage of such executive officer’s base salary for fiscal year 2026 without proration.

Name and Title	Threshold Performance (%)	Target Performance (%)	Maximum Performance (%)
B. John Lindeman, Chief Executive Officer	50	100	175
James Snyder, Chief Financial Officer	50	75	175
Ronald Araiza, Executive Vice President Calavo Foods Division	50	75	175

Treatment of Calavo Common Stock

Upon the Closing, the shares of Calavo Common Stock held by the directors and executive officers of Calavo will be treated in the same manner as outstanding shares of Calavo Common Stock held by all other Calavo shareholders entitled to receive the Merger Consideration.

As of the Calavo Record Date, directors and executive officers of Calavo, as a group, held 17,874,079 outstanding shares of Calavo Common Stock, 3.5% of the outstanding shares of Calavo Common Stock as of the Calavo Record Date. At the First Effective Time, each share of Calavo Common Stock outstanding as of immediately prior to the First Effective Time that is held by the directors and executive officers of Calavo will be automatically converted into the right to receive the Merger Consideration, as determined pursuant to the Merger Agreement.

Payments and Benefits Upon Termination at or Following a Change in Control

Lindeman Offer Letter

Pursuant to the Lindeman Offer Letter, in the event that there is a Change in Control (as defined in Calavo 2020 EIP) during his employment, Mr. Lindeman is entitled to Change in Control benefits which will include (i) a lump-sum cash payment equal to the sum of one year of Mr. Lindeman’s base salary and a bonus equal to 200% of his base salary, and (ii) the treatment of his Calavo Equity Awards granted under the Calavo 2020 EIP in accordance with the Calavo 2020 EIP, including (x) 83,000 shares of Calavo Common Stock subject to Calavo Options that remain unvested as of the Calavo Record Date and (y) 2,672 shares of Calavo Common Stock that will be acquired by Mr. Lindeman upon the vesting of Calavo RSUs (for additional information regarding the treatment of Calavo Options and Calavo RSUs in the Transaction, please see the section entitled “Treatment of Calavo Equity Awards”). In addition, upon the consummation of a Change in Control, Mr. Lindeman will not be required to repay any of his relocation expenses that were reimbursed by Calavo.

Executive Retention Agreements

Each of James Snyder, Calavo’s Chief Financial Officer, and Ronald Araiza, Calavo’s Executive Vice President of Calavo Foods Division, entered into Executive Retention Agreements with Calavo which amend, in part, the compensatory provisions of their existing offer letters to provide that, (i) subject to such executive officer’s continued employment with Calavo through the earlier of the Anniversary Date and the Change in Control Date, Messrs. Snyder and Araiza will be entitled to receive a one-time retention bonus payment in the amount of $559,000 and $447,200, respectively, on the next regular payroll following the Earn Date, subject to applicable tax withholdings, (ii) in the event either Messrs. Snyder and Araiza resign for Good Reason (as defined in the applicable Executive Retention Agreement) or their employment is terminated by Calavo without Good Cause (as defined in the applicable Executive Retention Agreement), Messrs. Snyder and Araiza will be entitled to a lump-sum cash payment equal to one year of their then-current annual base salary, subject to the applicable executive’s execution of a release in a form acceptable to Calavo and applicable tax withholdings and (iii) in the event of a Change in Control during Messrs. Snyder and Araiza’s employment, Messrs. Snyder and Araiza will be entitled to a one-time bonus payment equal to 50% of their then-current annualized base salary, subject to applicable tax withholdings.

Acceleration Under Calavo Equity Plans

With respect to Calavo Equity Awards granted under the Calavo 2020 EIP, Section 9(c) of the Calavo 2020 EIP provides that in the event of a Change in Control (as defined in the Calavo 2020 EIP), if a holder’s Calavo Equity Award is not (a) continued in full force and effect by Calavo, (b) assumed in full and continued in full force and effect by the entity or its parent that is the surviving, purchasing or continuing corporation or other entity in the Change in Control (the “Acquiror”) or (c) replaced by the Acquiror with a substantially equivalent award with respect to the Acquiror’s capital stock, the Calavo Equity Awards shall fully vest (and, as to Calavo Options and stock appreciation rights (“SARs”), become fully exercisable) effective immediately prior to, but conditioned on the consummation of, the Change in Control, and, except as otherwise provided in an award agreement evidencing the Calavo Equity Awards, for each such Calavo Equity Award that vests subject to the attainment of one or more Performance Goals (as defined in the Calavo 2020 EIP), the applicable Performance Goals shall be deemed achieved at the greater of target or actual performance. As of the Calavo Record Date, there were no Calavo Equity Awards that would vest subject to the attainment of one or more Performance Goals that would be deemed achieved at the greater of target or actual performance.

With respect to Calavo Equity Awards granted under the Calavo 2011 MIP, Section 13.2 of the Calavo 2011 MIP provides that unless otherwise provided in the applicable award agreement or determined by the Compensation Committee, if a Change of Control (as defined in the Calavo 2011 MIP) occurs and if the agreements entered into by Calavo with respect to the Change of Control do not provide for, on a basis determined by the Calavo Compensation Committee to be appropriate, (a) the continuation in full force and effect of the applicable Calavo Equity Awards that are outstanding as of the Change of Control, (b) the assumption in full by Calavo’s successor in the Change of Control of such Calavo Equity Awards that are outstanding as of the Change of Control or (c) the substitution by Calavo’s successor in the Change of Control for such Calavo Equity Awards of new awards with substantially similar terms, including securities of the successor corporation or its parent corporation, then: (i) any outstanding Calavo Options or SARs that are unexercisable or unvested (as applicable) shall automatically be deemed exercisable or vested (as applicable) as of five days prior to the Change of Control and shall terminate on the date of the Change of Control, (ii) all Calavo Equity Awards designated as Performance Awards (as defined in the Calavo 2011 MIP) shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period (as defined in the Calavo 2011 MIP) and “target” performance levels had been attained, subject to certain terms and conditions and (iii) all other outstanding Calavo Equity Awards that are unexercisable or unvested (as applicable) shall automatically be deemed exercisable or vested (as applicable), in each case as of the Change of Control. As of the Calavo Record Date, only Calavo Options are outstanding under the Calavo 2011 MIP.

See “ —Treatment of Calavo Equity Awards” for a description of the treatment of Calavo Equity Awards in the Transaction below.

Compensation Arrangements with Calavo

See “ —Payments and Benefits Upon Termination at or Following a Change in Control” for a description of certain compensation arrangements between Calavo and certain of its executive officers below.

Indemnification and Insurance

The Merger Agreement provides that, for a period of six years following the First Effective Time, Merger Sub II shall, and Mission Produce shall cause the Surviving Company to, to the fullest extent permitted by applicable law and Calavo’s Articles of Incorporation and Calavo’s Bylaws, indemnify, defend and hold harmless each current or former director or officer of Calavo or any of Calavo’s subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the First Effective Time (and whether asserted or claimed prior to, at or after the First Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Calavo or any of its subsidiaries (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the approval of the Merger Agreement and the First Merger or the other transactions contemplated thereby, whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Indemnified Liability (whether or not asserted before the First Effective Time), the Surviving Company shall pay the reasonable fees and expenses of counsel promptly and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in Calavo’s Articles of Incorporation and Bylaws and any indemnification agreements of Calavo in effect as of January 14, 2026, subject to certain conditions.

Calavo is also permitted to, prior to the First Effective Time, and if Calavo fails to do so, Merger Sub II shall and Mission Produce shall cause the Surviving Company to obtain and fully pay the premium for a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy that provides coverage for a period of six years from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than Calavo’s existing directors’ and officers’ liability and fiduciary liability insurance policies; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of Calavo’s existing policies in place at the First Effective Time. If Calavo and Merger Sub II for any reason fail to obtain such “tail” insurance policy as of the First Effective Time, Merger Sub II shall, and Mission Produce shall cause the Surviving Company to, continue to maintain in effect for a period of at least six years from and after the First Effective Time (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) the D&O Insurance in place as of January 14, 2026 with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Calavo’s existing policies as of January 14, 2026, or Merger Sub II shall, and Mission Produce shall cause the Surviving Company to, purchase comparable D&O Insurance for such six year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Calavo’s existing policies as of January 14, 2026.

For not less than six years from and after the First Effective Time, the certificate of formation and operating agreement of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries thereof with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the First Effective Time than are currently set forth in Calavo’s Articles of Incorporation and Bylaws.

Calavo Director Independence

Each year, the Calavo Board reviews the relationships that each director has with Calavo and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of the applicable Nasdaq Rules and who the Calavo Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be independent directors. The Calavo Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with Calavo (including service as an interim executive officer) and its competitors, suppliers, and customers; their relationships with management and other directors; the relationships their current and former employers have with Calavo; and the relationships between Calavo and other companies of which a member of the Calavo Board is a director or executive officer.

Pursuant to the Merger Agreement, the board of directors of the Combined Company is expected to include one Named Director. The parties expect that the Combined Company board of directors will be comprised of a majority of independent directors within the meaning of applicable Nasdaq Rules.

Potential Payments upon Termination or Change-in-Control

In accordance with Item 402(t) of Regulation S-K promulgated by the SEC, the table below sets forth the compensation that is based on, or otherwise relates to, the Transaction that may be paid or become payable to each of Calavo’s named executive officers in connection with the Transaction. Please see the previous portions of this section for further information regarding this compensation. Under the applicable SEC rules, Calavo’s NEOs are as set forth below:

•	B. John Lindeman, Chief Executive Officer;

•	Lecil E. Cole, Former Chief Executive Officer;

•	James Snyder, Chief Financial Officer;

•	Shawn Munsell, Former Chief Financial Officer;

•	Ronald Araiza, Executive Vice President Calavo Foods Division; and

•	Michael Browne, Former Executive Vice President of Sales and Operations

The amount of payments and benefits that each NEO would receive (on a pre-tax basis), as set forth in the table below, is based on the following assumptions:

•	the Closing Date of the Transaction is February 28, 2026, which is the latest practicable date prior to this filing and used solely for purposes of this golden parachute compensation disclosure;

•

NEOs (other than our Former Chief Executive Officer, Former Chief Financial Officer and Former Executive Vice President of Sales and Operations) will experience a qualifying termination immediately following the Mergers and as a result of the Mergers (which is assumed solely for purposes of this golden parachute compensation disclosure) without taking into account any possible reduction that might be imposed to avoid imposition of the excise tax in connection with Section 280G under Section 4999 of the Code;

•	each NEO’s base salary rate and target annual bonus remain unchanged from those in effect as of the date of this joint proxy statement/prospectus;

•

the Calavo Equity Awards that are outstanding as of February 28, 2026 are the Calavo Equity Awards that Calavo has granted to its NEOs through, and are outstanding as of, the Closing Date of the Transaction;

•

any payments made pursuant to Calavo’s Short-Term Incentive Plan Awards will be paid in cash, although Calavo retains discretion to issue shares of Calavo Common Stock (subject to Mission Produce’s prior consent), in whole or in part, in satisfaction of any such amounts that are earned; and

•

the per share value of Calavo Common Stock is $25.96, which is the average closing price of a share of Calavo Common Stock over the first five business days following the public announcement of the Transaction.

The amounts below do not include the value of benefits which the NEOs are already entitled to or vested in as of the assumed date of the Transaction without regard to the occurrence of a change in control, and do not reflect any possible reductions under the Section 280G “net-better” cutback provisions. In addition, these amounts do not include any other incentive award grants, issuances or forfeitures that may be made or occur, or future dividends or dividend equivalents that may be accrued, prior to the consummation of the Mergers.

The amounts shown are estimates of amounts that would be payable to the NEOs based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of the assumptions are based on information not currently available. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by an NEO may materially differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Total ($)
B. John Lindeman	2,814,000	492,232	3,306,232
Lecil E. Cole	—	—	—
James Snyder	1,340,482	—	1,340,482
Shawn Munsell	—	—	—
Ronald Araiza	1,228,682	—	1,228,682
Michael Browne	—	—	—

(2)	Cash. The amounts in this column represent the estimated amounts in the following table:

Named Executive Officer	Severance ($)	Retention Bonus ($)	Change in Control Bonus ($)	Short-Term Incentive Plan Award ($)(a)	Relocation Expense Waiver ($)(b)
B. John Lindeman	—	—	2,400,000	264,000	150,000
Lecil E. Cole	—	—	—	—	—
James Snyder	447,200	559,000	223,600	110,682	—
Shawn Munsell	—	—	—	—	—
Ronald Araiza	447,200	447,200	223,600	110,682	—
Michael Browne	—	—	—	—	—

(a)

Represents the target-level achievement by Calavo of an adjusted net income metric at threshold performance level, which has been prorated as of the assumed Closing Date of the Transaction on February 28, 2026, for illustrative purposes.

(b)	Represents the waiver of Mr. Lindeman’s repayment obligation with respect to Calavo’s reimbursement of Mr. Lindeman’s relocation expenses.

(3)

Equity Awards. The amounts in this column represent the aggregate estimated value payable (as rounded) to the NEOs in respect of acceleration of their outstanding Calavo Equity Awards. As discussed above, these calculations assume, among other things, the Closing Date of the Transaction to be February 28, 2026 (which is the assumed date solely for purposes of this golden parachute compensation disclosure):

Named Executive Officer	Calavo RSU Awards ($)	Calavo Options ($)	Total ($)
B. John Lindeman	69,354	422,878	492,232
Lecil E. Cole	—	—	—
James Snyder	—	—	—
Shawn Munsell	—	—	—
Ronald Araiza	—	—	—
Michael Browne	—	—	—

The calculations in the table above are hypothetical estimates based on the assumptions discussed above, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, and do not reflect certain compensation actions that may occur before the consummation of the Mergers. The actual amount of payments and benefits that each of Calavo’s NEOs receive in connection with the Transaction may be higher or lower than those appearing in the table above.

Board of Directors and Management of the Combined Company

Immediately following the First Effective Time, the number of directors that comprise the board of directors of the Combined Company will be ten directors and will consist of: (a) nine directors designated by the Mission Produce Board and (b) one Named Director.

Regulatory Approvals Required for the Mergers

HSR Act

Under the HSR Act, the Mergers may not be consummated until Mission Produce and Calavo each files a Notification and Report Form with the Antitrust Division of the DOJ and the FTC, and the applicable waiting period (and any extension thereof) has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms. If the FTC or DOJ issues a Second Request prior to the expiration of the initial waiting period, Mission Produce and Calavo must observe a second 30-day waiting period that would begin to run only after both Mission Produce and Calavo have substantially complied with the Second Request, unless the waiting period is terminated earlier or Mission Produce and Calavo otherwise agree to extend the waiting period. Mission Produce and Calavo each filed an HSR notification with the FTC and the DOJ on February 12, 2026. On March 16, 2026, Mission Produce voluntarily withdrew its HSR Notification and Report Form and intends to refile with the FTC and DOJ on March 18, 2026. This will extend the applicable waiting period under the HSR Act to April 17, 2026 unless extended by a request for additional information and documentary materials.

At any time before or after consummation of the Mergers, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC, the DOJ, the applicable regulatory approvals in Mexico, or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Mergers, seeking divestiture of substantial assets of Mission Produce and/or Calavo, or seeking to require Mission Produce and/or Calavo to license or hold separate assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Mergers will not be made or that, if a challenge is made, Mission Produce and/or Calavo will prevail. Additionally, the Merger Agreement sets forth the parties’ respective obligations with respect to obtaining required regulatory approvals, and there can be no assurances and, accordingly, there is no guarantee that the parties would, or would be able to, effect any such required remedies, or remedies sought by any other jurisdictions, which could result in the Mergers failing to be consummated.

Expiration or termination of the applicable waiting periods under the HSR Act and the applicable regulatory approvals in Mexico are closing conditions described in “The Merger Agreement—Conditions to the Completion of the Mergers—Conditions to Each Party’s Obligations to Effect the Mergers.”

Other Regulatory Approvals

Mission Produce and Calavo have also determined to make notifications pursuant to antitrust and competition laws with the appropriate regulators in Mexico. Pursuant to the Mexico Federal Economic Competition Law, Mission submitted a notification to the National Antitrust Commission (CNA) seeking clearance for the merger on February 12, 2026. Following the submission, the CNA may issue requests for information within the statutory review period, which restart their term to resolve the transaction. Once the filing is deemed complete, the CNA will have an initial 30 business-day term to issue a decision, which it may extend for an additional 20 days in certain cases. If the CNA does not issue a resolution within such term, the transaction is deemed cleared by operation of law. Alternatively, the CNA may notify parties of identified concerns and thereafter seek remedies to address such concerns. The parties remain in contact with CNA following the February 12, 2026 filing, and anticipate receiving clearance from CNA in 60-120 days as of the initial filing.

The Mergers cannot be consummated until all applicable waiting periods (and any extensions thereof) applicable to the Mergers under the antitrust laws in the relevant jurisdictions have expired or otherwise been terminated, or all requisite clearances, consents and approvals pursuant thereto have been obtained.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Mission Produce and Calavo must use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably cooperate with Calavo or Mission Produce, as applicable, in doing, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using reasonable best efforts to obtain all necessary actions or non-actions, consents and orders from all governmental bodies and make all necessary registrations, declarations and filings with all governmental bodies, that are necessary to consummate the Mergers.

Neither Mission Produce nor any of its subsidiaries shall enter into, agree to, commit to or consummate any agreements, understandings or arrangements for any acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any person, if such acquisition would reasonably be expected to result in a material delay in obtaining, or the failure to obtain, any regulatory approvals required in connection with the Transaction (including the Mergers). Each party to the Merger Agreement must use its reasonable best efforts to make or cause to be made, in cooperation with the other party thereto and to the extent applicable: (a) promptly after January 14, 2026 (and in no event later than 20 business days after January 14, 2026) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Mergers; and (b) as expeditiously as practicable after January 14, 2026 all other necessary filings, forms, declarations, notifications, registrations and notices with other governmental bodies under other applicable antitrust laws relating to the Mergers.

Each party to the Merger Agreement must use its reasonable best efforts to:

•	comply at the earliest reasonable practicable date to any requests for additional information made by the DOJ, the FTC or any other governmental body relating to the Mergers;

•

act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry by any governmental body under any antitrust law relating to the Mergers;

•

furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any antitrust law relating to the Mergers, subject to advice of such party’s counsel; and

•

take all other actions reasonably necessary to cause, as soon as expeditiously as practicable (and in any event, not later than the Termination Date), the expiration or termination of the applicable waiting periods under the HSR Act or any other antitrust law relating to the Mergers and the occurrence of the Closing.

•	In connection with the foregoing, each party to the Merger Agreement must use its reasonable best efforts:

•

to inform the other parties thereto, and if in writing, furnish the other party with copies of, any material correspondence from or to any governmental body in respect of any filings or inquiry under any antitrust law relating to the Mergers;

•

to give the other party thereto reasonable prior notice of any communication with any governmental body regarding any filing, submission, or inquiry, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any governmental body, in each case under any antitrust law relating to the Mergers, subject to the advice of such party’s antitrust;

•

to give the other party thereto advance notice of, and permit the other party to participate in, any substantive meetings or discussions with any governmental body in respect of any filings or inquiry under any antitrust law relating to the Mergers;

•

if attending a meeting, conference, or conversation with a governmental body under any antitrust law relating to the Mergers, from which the other party is prohibited by applicable law or by the applicable governmental body from participating in or attending, to keep the other party reasonably apprised with respect thereto; and

•

to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any filing, submission, or inquiry under any antitrust law relating to the Mergers.

Without limiting the foregoing, Calavo and Mission Produce must each use its reasonable best efforts:

•	to avoid the entry of any legal restraint; and

•

to eliminate every impediment under any antitrust law that may be asserted by any governmental body so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Termination Date).

Each of Mission Produce and Calavo has agreed that “reasonable best efforts” shall not require, and shall not include, except, in each case, if such action would not reasonably be expected to be, individually or in the aggregate, material to Mission Produce, taken as a whole:

•	sell, divest, license or otherwise dispose of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of Mission Produce or Calavo

•	terminate, amend or assign existing relationships and contractual rights and obligations

•	require Mission Produce or Calavo to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party

•	impose limitations on Mission Produce or Calavo with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, and

•	otherwise offer, propose, negotiate, agree to, commit to or effect any other remedy, condition, commitment or undertaking of any kind.

Under the Merger Agreement, Mission Produce and Calavo have also agreed that Mission Produce will lead all communications and strategy for dealing with any governmental body with respect to the Transaction (after taking into account in good faith any comments of Calavo or its representatives relating to such strategy).

Financing Matters

In connection with the Mergers, Mission Produce entered into a commitment letter, dated as of January 14, 2026 (including all related exhibits and annexes thereto, as may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time, the “Commitment Letter”), under which the Commitment Parties committed to provide (i) $125 million in an aggregate principal amount of incremental senior secured revolving commitments under the Credit Agreement, dated as of October 11, 2018 (the “Existing Credit Agreement”), by and among Mission Produce, the guarantors party thereto, the lenders party thereto, and Bank of America, as the administrative agent, and (ii) $100 million in an aggregate principal amount of incremental senior secured term loans under the Existing Credit Agreement (collectively, the “Additional Credit Facilities”).

To the extent not replaced by the A&R Credit Facilities (as defined below), the Additional Credit Facilities will be available on the date of the consummation of the Mergers and the proceeds will be used, together with cash on hand and/or the issuance of common equity in Mission Produce to, subject to the terms and conditions set forth in the Commitment Letter, among other things (i) finance a portion of the consideration for the Mergers pursuant to the Merger Agreement and (ii) refinance certain debt of Calavo and its subsidiaries (the foregoing clauses (i) and (ii), collectively, the “Financing”).

The terms of the Additional Credit Facilities, if executed, will be set forth in definitive loan documentation in the form of an amendment to the Existing Credit Agreement. The Additional Credit Facilities, if executed, are expected to require Mission Produce to comply with the financial and other covenants set forth in the Existing Credit Agreement, including limitations on investments, capital expenditures, dividend payments, amounts and types of liens and indebtedness, and material asset sales. The Additional Credit Facilities are also expected to require that Mission Produce maintain certain leverage and fixed charge coverage ratios as set forth in the Existing Credit Agreement.

The commitments under Commitment Letter will automatically terminate on the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Mergers with or without the funding of the Additional Credit Facilities and (iii) five business days after the Termination Date, which is currently July 14, 2026 (or if such date is extended as provided in the Merger Agreement as in effect on the date of the Commitment Letter, such later date).

In addition to the Commitment Letter and as an alternative option for the Financing, Mission Produce entered into an engagement letter, dated as of January 14, 2026 (including all related exhibits and annexes thereto, as amended and restated on February 6, 2026 and as may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time, the “Engagement Letter”), under which BofA Securities agreed to use its commercially reasonable efforts to arrange a senior credit facility in a proposed aggregate principal amount of $550 million, consisting of (i) a senior secured revolving facility in an aggregate principal amount of up to $200 million (the “A&R Revolving Facility”), (ii) a senior secured term loan A-1 facility in an aggregate principal amount of $200 million (the “Term Loan A-1 Facility”) of which $150 million will be available on a delayed draw basis to consummate the Financing and (iii) a senior secured term loan A-2 facility in an aggregate principal amount of $150 million (the “Term Loan A-2 Facility”) of which $100 million will be available on a delayed draw basis to consummate the Financing (the delayed draw portion of the Term Loan A-1 Facility and the Term Loan A-2 Facility, the “Delayed Draw Term Loan Facility” and the Delayed Draw Term Loan Facility together with the A&R Revolving Facility, the Term Loan A-1 Facility and the Term Loan A-2 Facility, collectively, the “A&R Credit Facilities”).

The terms of the A&R Credit Facilities, if executed, will be set forth in definitive loan documentation in the form of an amendment and restatement to the Existing Credit Agreement (the “A&R Credit Agreement”). Pursuant to the terms of the Commitment Letter, the commitments to provide the Additional Credit Facilities shall be automatically reduced to $0.00 as of the date of execution of the A&R Credit Agreement. In such case, the Additional Credit Facilities will no longer be available to be used for the Financing and instead the Delayed Draw Term Loan Facility will be available on the date of the consummation of the Mergers and the proceeds thereof will be used, together with cash on hand and/or the issuance of common equity in Mission Produce to, subject to the terms and conditions to be set forth in the A&R Credit Agreement, among other things, consummate the Financing.

The A&R Credit Facilities, if executed, are expected to require Mission Produce to comply with a maximum consolidated total net leverage ratio and a minimum consolidated fixed charge coverage ratio. Mission Produce will also be expected to be subject to certain required covenants set forth in the A&R Credit Agreement, including limitations on investments, capital expenditures, dividend payments, amounts and types of liens and indebtedness, and material asset sales, in each case, on terms substantially consistent with the Existing Credit Agreement with such changes and modifications as are necessary or appropriate to reflect the terms set forth in the Engagement

Letter, to reflect the combined size and operational and strategic requirements of the Combined Company in light of its consolidated capital structure, size, industry and practices, and effect such other changes as are mutually agreed to by Mission Produce and Bank of America, in its capacity as administrative agent for the A&R Credit Facilities.

Mission Produce can provide no assurances that the Additional Credit Facilities or the A&R Credit Facilities will be executed, or, if executed, funded, on or before the Closing, or at all. Please see “Risk Factors—Risks Relating to the Mergers.”

Termination of Calavo’s Existing Indebtedness

In connection with the Mergers, the parties intend to terminate and payoff the commitments under the Calavo Credit Agreement (the “Calavo Credit Agreement Termination”).

In connection with the Calavo Credit Agreement Termination, Calavo will submit to the administrative agent under the Calavo Credit Agreement, a notice of termination (and, if applicable, prepayment) that will request the termination of all the commitments thereunder (and, if applicable, prepayment of all loans thereunder) on or prior to the Closing Date to the extent such prepayment and/or termination notices have not been waived (such notice may state that such termination and/or prepayment is conditioned on the substantially concurrent closing of the Mergers). Mission Produce will cause (a) repayment in full of all principal, interest and fees due in connection with the Calavo Credit Agreement Termination and (b) all then-outstanding letters of credit issued under the Calavo Credit Agreement to be canceled, backstopped, cash collateralized, replaced or rolled over.

Calavo is required to obtain and deliver to Mission Produce a customary payoff letter in connection with the Calavo Credit Agreement, together with lien release documentation reasonably acceptable to Mission Produce.

Dissenters’ Rights in the Mergers

The shares of Calavo Common Stock held by Calavo shareholders who vote their Calavo Common Stock against the Transaction and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive the Merger Consideration otherwise payable for Calavo Common Stock upon consummation of the Transaction, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the CGCL. The full text of Sections 1300 through 1313 of the CGCL is attached as Annex D and is incorporated herein by reference. Annex D should be reviewed carefully. The following discussion is qualified in its entirety by Annex D.

All references in Sections 1300 through 1313 of the CGCL and in this summary to a “shareholder” are to the holder of record of Calavo Common Stock as to which dissenters’ rights are asserted. A person having a beneficial interest in Calavo Common Stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

ANY HOLDER OF CALAVO COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, WILL RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the CGCL, Calavo Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares:

•	such shares of Calavo Common Stock must have been outstanding on the record date;

•	such shares of Calavo Common Stock must have been voted against the Merger Agreement Proposal;

•	the holder of such shares of Calavo Common Stock must timely make a written demand that Calavo repurchase such shares at fair market value (as defined below); and

•	the holder of such shares of Calavo Common Stock must submit certificates or other evidence representing such shares for endorsement (as described below).

Pursuant to Sections 1300 through 1313 of the CGCL, holders of Dissenting Shares may require Calavo to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Transaction, excluding any appreciation or depreciation as a consequence of the Transaction, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter, referred to as the “fair market value.” On January 14, 2026, the last closing price for Calavo Common Stock, just prior to the first public announcement of the merger, was $22.58.

In order to preserve dissenters’ rights, a Calavo shareholder must make a written demand upon Calavo for the purchase of Dissenting Shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares immediately prior to the first announcement of the Merger Agreement on January 14, 2026. The demand must be addressed to Calavo at the address below and the demand must be received by Calavo not later than the date of the Calavo Special Meeting.

Calavo Growers, Inc.

1141-A Cummings Road

Santa Paula, CA 93060

Attention: Corporate Secretary

Within ten days following approval of the Merger Agreement Proposal by Calavo shareholders, Calavo is required to mail a dissenter’s notice to each person who have voted “AGAINST” the Merger Agreement Proposal and have notified Calavo in writing at or prior to the Calavo Special Meeting. The dissenter’s notice must contain the following:

•	a notice of the approval of the Merger Agreement Proposal;

•

a statement of the price determined by Calavo to represent the fair market value of the Dissenting Shares (which will constitute an offer by Calavo to purchase such Dissenting Shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);

•	a brief description of the procedure for such holders to exercise their rights as holders of Dissenting Shares; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

In addition, within 30 days after the date on which the notice of the approval of the Merger Agreement Proposal by the outstanding shares is mailed to holders of Dissenting Shares a holder of Dissenting Shares must submit to Calavo certificates representing any Dissenting Shares that the holder of Dissenting Shares demands Calavo purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the Dissenting Shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Calavo purchase within 30 days after the date on which the notice of the approval of the Merger Agreement Proposal by the outstanding shares is mailed to the holder of Dissenting Shares. Calavo certificates (or other evidence of share ownership) should be delivered by overnight courier or certified mail, return-receipt requested to:

Calavo Growers, Inc.

1141-A Cummings Road

Santa Paula, CA 93060

Attention: Corporate Secretary

If upon the surrender of the Dissenting Shares (if any) by the holder of such shares, Calavo and a holder of Dissenting Shares agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the holder of Dissenting Shares within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the consummation of the Mergers are satisfied, and in the case of certificated shares of Calavo Common Stock, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

If Calavo and a holder of Dissenting Shares disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the Merger Agreement Proposal is mailed, to resolve such dispute. In such action, the court will determine whether the Calavo Common Stock held by such shareholder are Dissenting Shares and/or the fair market value of such Dissenting Shares.

In determining the fair market value for the Dissenting Shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraisers, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within ten days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters’ rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between Calavo and the holder(s) of Dissenting Shares as the court deems equitable. However, if the appraisal of the fair market value of Calavo shares exceeds the price offered by Calavo in the notice of approval, then Calavo will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Calavo, then the court may in its discretion, impose additional costs on Calavo, including attorneys’ fees, fees of expert witnesses and interest.

Calavo shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their Calavo Common Stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the Transaction, as set forth in the Merger Agreement. Also, Calavo reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of Dissenting Shares is less than the value of the Merger Consideration to be issued and paid in connection with the Transaction, as set forth in the Merger Agreement. Calavo shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights.

Calavo shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any Calavo shareholder who fails to strictly comply with the requirements of Chapter 13 of the CGCL, attached as Annex D, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the Transaction, as set forth in the Merger Agreement.

Except as expressly limited by Chapter 13 of the CGCL, Dissenting Shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting Shares lose their status as “dissenting shares,” and holders of Dissenting Shares cease to be entitled to require Calavo to purchase such shares, upon the happening of any of the following:

•	the Transaction is abandoned;

•	the Dissenting Shares are transferred before their submission to Calavo for the required endorsement;

•

the holder of Dissenting Shares and Calavo do not agree on the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither Calavo nor the shareholder files a complaint or intervenes in a pending action within six months after Calavo mails a notice that its shareholders have approved the Transaction; or

•	with Calavo’s consent, the holder of Dissenting Shares withdraws the shareholder’s demand for purchase of the Dissenting Shares.

Expected Timing of the Mergers

Mission Produce and Calavo currently expect the Mergers to be consummated in the third fiscal quarter of 2026, subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) the receipt of the Requisite Calavo Shareholder Approval and the Requisite Mission Produce Stockholder Approval, (b) the expiration or early termination of the applicable waiting period under the HSR Act and the applicable regulatory approvals in Mexico, and the expiration, termination or receipt of applicable clearances under other antitrust laws, as well as any required agreements with governmental authorities regarding timing, (c) the absence of any law, order, injunction or award by a governmental authority restraining, enjoining, prohibiting or making illegal the consummation of the Mergers, (d) the effectiveness of the Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of any SEC stop order or related proceedings, (e) approval for listing on Nasdaq, subject to official notice of issuance, of the Mission Produce Shares to be issued in or reserved for issuance in connection with the First Merger, (f) the accuracy of each of Calavo’s and Mission Produce’s representations and warranties as of specified dates and as of Closing, subject to the materiality and “Material Adverse Effect” standards set forth in the Merger Agreement, including stricter standards for certain specified representations, (g) compliance in all material respects by each of Calavo, Mission Produce, Merger Sub I and Merger Sub II with their respective covenants and obligations under the Merger Agreement, (h) the absence of a continuing Calavo Material Adverse Effect from specified dates through closing, (i) the receipt by each of Mission Produce and Calavo of a written opinion from their respective counsel dated as of the Closing Date, to the effect that on the basis of facts, representations and assumptions set forth or referred therein, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (j) the delivery of officer certificates by each of Calavo and Mission Produce confirming satisfaction of applicable conditions.

However, Mission Produce and Calavo cannot predict the actual date on which the Mergers will be consummated because consummation is subject to conditions beyond their control and it is possible that such conditions could result in the Mergers being consummated earlier or later or not being consummated at all. See “The Mergers—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to the Completion of the Mergers.”

Exchange of Shares

At the First Effective Time, by virtue of the First Merger and without any action by any holder, each share of Calavo Common Stock issued and outstanding immediately prior to the First Effective Time (other than the Excluded Shares and any Dissenting Shares) will be converted into the right to receive the Merger Consideration.

Prior to the First Effective Time, Mission Produce will designate a reputable bank or trust company, reasonably acceptable to Calavo, as the Exchange Agent to handle exchanges of certificates and book-entry shares for the Merger Consideration, and will enter into an Exchange Agent agreement. At or immediately prior to the First Effective Time (and in any event concurrently with the Closing), Mission Produce will deposit with the Exchange Agent (i) evidence of Mission Produce Shares in uncertificated book-entry form representing the full number of Mission Produce Shares issuable as stock consideration and (ii) cash in immediately available funds sufficient to pay the aggregate cash consideration and cash in lieu of fractional shares.

As promptly as practicable after the First Effective Time (and in any event within three business days thereafter), Mission Produce will cause the Exchange Agent to mail to each holder of record of certificates representing Calavo Common Stock a letter of transmittal (specifying, among other things, that delivery and transfer of risk of loss and title occur only upon delivery of the certificates to the Exchange Agent) and instructions for surrendering certificates in exchange for the Merger Consideration.

Upon surrender of certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and any other reasonably required documents, the holder is entitled to receive the Merger Consideration for the shares formerly represented by such certificates, and the surrendered certificates are forthwith canceled. If delivery of consideration for surrendered certificates is to be made to a person other than the registered holder, the certificate must be properly endorsed or otherwise in proper form for transfer, and the requesting person must pay any applicable transfer or similar taxes (or establish that no such tax is due). Holders of book entry shares are not required to deliver a certificate or an executed letter of transmittal; upon the Exchange Agent’s receipt of an agent’s message, the holder is entitled to receive the Merger Consideration for each such book entry share. Until surrender/exchange, each certificate or book entry share represents only the right to receive the Merger Consideration (and certain post-closing dividends when later surrendered), and no interest accrues on these amounts.

No dividends or other distributions with respect to Mission Produce Shares having a record date after the First Effective Time will be paid to the holder of any unsurrendered certificate; such amounts are paid by Mission Produce to the Exchange Agent and included in the Exchange Fund until surrender, after which they are paid to the holder without interest, including (i) any amounts with payment dates prior to surrender and (ii) amounts with record dates after the First Effective Time but payment dates after surrender. For book entry shares, upon the Exchange Agent’s receipt of an “agent’s message,” the registered holder becomes entitled to receive the Merger Consideration and, on the appropriate payment date, any dividends or other distributions referenced above, without interest. Cash in lieu of fractional shares is part of the Merger Consideration and is paid in connection with the exchange; no fractional Mission Produce Shares are issued.

If any certificate has been lost, stolen or destroyed, then upon (i) an affidavit of that fact in a form and substance reasonably acceptable to Mission Produce and (ii) if required by Mission Produce in its discretion, the posting of a bond in such amount as Mission Produce may direct as indemnity, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration to which the holder is entitled; any dividends/distributions and cash in lieu of fractional shares are then paid pursuant to the exchange and dividend provisions, without interest, following such exchange (including through an affidavit of loss and, if required by Mission Produce, an indemnity bond).

Nasdaq Listing of Mission Produce Common Stock; Delisting and Deregistration of Calavo Common Stock

Each of Mission Produce and Calavo will take all action necessary to cause the Mission Produce Common Stock to be issued in connection with the Mergers to be listed on Nasdaq, subject to official notice of issuance, at or prior to the Closing Date. If the Mergers are consummated, Calavo Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.

Ownership of the Combined Company

Based on the number of shares and stock-based awards of Mission Produce and Calavo outstanding as of March 17, 2026, the last practicable trading day before the date of this joint proxy statement/prospectus, immediately following the closing of the Mergers, former Calavo shareholders are expected to own approximately 20% of the outstanding shares of Mission Produce Common Stock and Mission Produce stockholders immediately prior to the Mergers are expected to own approximately 80% of the outstanding shares of Mission Produce Common Stock.

The relative ownership interests of Mission Produce stockholders and former Calavo shareholders in the Combined Company immediately following the Mergers will depend on the number of shares of Mission Produce Common Stock and Calavo Common Stock issued and outstanding immediately prior to the First Effective Time.

As of the close of business on January 6, 2026, there were 17,874,079 shares of Calavo Common Stock issued and outstanding. As of the close of business on January 13, 2026, there were 70,839,275 shares of Mission Produce Common Stock issued and outstanding. At the First Effective Time, each share of Calavo Common Stock issued and outstanding immediately prior to the First Effective Time (other than the Excluded Shares and Dissenting Shares) will be converted into the right to receive (i) the Per Share Stock Consideration, consisting of 0.9790 shares of validly issued, fully paid and nonassessable Mission Produce Common Stock, subject to the right to receive the Fractional Share Consideration, and (ii) the Per Share Cash Consideration, consisting of $14.85 in cash, without interest.

Upon consummation of the Mergers, each Mission Produce stockholder and each Calavo shareholder will become a stockholder of the Combined Company with a percentage ownership of the Combined Company that is smaller than such stockholder’s or shareholder’s percentage ownership of Mission Produce or Calavo, as applicable, immediately prior to the First Effective Time. Because of this, each share of Mission Produce Common Stock and each share of Calavo Common Stock will represent a smaller percentage ownership of the Combined Company than it represented in Mission Produce or Calavo, respectively. Accordingly, Mission Produce stockholders and Calavo shareholders will have less voting power in the Combined Company than they now have in Mission Produce or Calavo and will be able to exercise less influence over the management and policies of the Combined Company following the consummation of the Mergers than they are able to exercise over Mission Produce or Calavo, as applicable, immediately prior to the consummation of the Mergers.

Accounting Treatment of the Mergers

The Mergers will be accounted for under U.S. GAAP principles and in accordance with ASC 805. The business combination will be accounted for as an acquisition with Mission Produce deemed the acquiror and Calavo deemed the acquiree for accounting purposes, based on consideration of facts and circumstances at the time of preparation of this joint proxy statement/prospectus including, but not limited to, the following:

•	the consideration to be paid to holders of Calavo Common Stock in the Mergers will be paid by a combination of issuance of equity consideration and payment of cash consideration by Mission Produce;

•	following the Closing Date, Mission Produce stockholders will have majority voting rights of the Combined Company;

•

following the Closing Date, Mission Produce stockholders are expected to own approximately 80% of the then-outstanding Mission Produce Common Stock, and former Calavo shareholders are expected to own approximately 20%;

•

following the Closing Date, the board of directors of the Combined Company is expected to consist of ten directors: nine directors designated by the Mission Produce Board, in addition to one Named Director;

•

following the Closing Date, John M. Pawlowski, Mission Produce President and Chief Operating Officer (who will transition to Chief Executive Officer effective April 9, 2026) will be the Chief Executive Officer of the Combined Company; and

•	following the Closing Date, key members of management of the Combined Company are expected to be existing members of Mission Produce management.

In accordance with ASC 805, as the accounting acquiror, Mission Produce will record the assets acquired and liabilities of Calavo assumed in the Pro Forma Transactions at their fair values as of the acquisition date, while Transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, will be allocated to goodwill.

Tax Treatment of the Mergers

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Mission Produce’s obligation to effect the Mergers that Mission Produce receive an opinion from Latham & Watkins, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Calavo’s obligation to effect the Mergers that Calavo receive an opinion from Cozen O’Connor as of the Closing Date to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the foregoing opinions of counsel will be based on, among other things, certain factual representations made by Mission Produce and Calavo and certain assumptions, all of which must be consistent with the state of facts existing at the time of the Mergers. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

Litigation Related to the Mergers

Stockholders may file lawsuits challenging the Mergers, which may name Mission Produce, Calavo, members of the Mission Produce Board, members of the Calavo Board or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending claims or any other liabilities that may be incurred in connection with the litigation of any claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Mergers on the agreed-upon terms, such an injunction may delay the consummation of the Mergers or may prevent the Mergers from being completed altogether.

MISSION PRODUCE BENEFICIAL OWNERSHIP TABLE

The table below sets forth information known to Mission Produce regarding the number of shares of Mission Produce Common Stock beneficially owned as of the close of business on March 16, 2026, the Mission Produce Record Date, by (i) each of Mission Produce’s directors, (ii) Mission Produce’s named executive officers, (iii) all of Mission Produce’s directors and executive officers as a group, and (iv) each Mission Produce stockholder that Mission Produce knows to be the beneficial owner of more than 5% of the outstanding shares of Mission Produce Common Stock, as determined based on a review by Mission Produce of filings with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. As of March 16, 2026, there were 70,846,364 shares of Mission Produce Common Stock issued and outstanding.

In computing the number of shares of Mission Produce Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Mission Produce Common Stock that are subject to stock options, restricted stock units or other rights held by that person that are currently exercisable or that will vest or become exercisable, as applicable, within 60 days of March 16, 2026, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Shares of Mission Produce Common Stock Beneficially Owned		Percent of Mission Produce Common Stock Beneficially Owned
Globalharvest Holdings Venture Ltd.	9,770,608	(1)	13.79%
Stephen J. Barnard	5,504,961	(2)	7.77%
Stephen A. Beebe	156,461	(3)
Laura Flanagan	7,247	(4)
Luis A. Gonzalez	8,203,823	(5)	11.58%
Bonnie C. Lind	55,335	(6)
Jay A. Pack	1,623,594	(7)	2.29%
Tony Bashir Sarsam	25,030	(8)
Michael B. Sims	9,968	(9)
Linda B. Segre	56,981	(10)
Douglas M. Stone	3,397	(11)
Bruce C. Taylor	5,917,458	(12)	8.35%
John M. Pawlowski	30,691	(13)
Bryan E. Giles	208,886	(14)
Joanne C. Wu	49,641
All executive officers and directors as a group (14 persons)	21,853,473	(15)	30.85%

(1)

Based solely on the Schedule 13D/A filed with the SEC on January 26, 2026 by Globalharvest Holdings Venture Ltd., and listing Jose Bouzas as a reporting person, reporting beneficial ownership as of January 21, 2026. Globalharvest Holdings Venture Ltd. reports sole power to vote or direct the vote with respect to all shares and sole power to dispose or direct the disposition of all shares. The address reported in the Schedule 13D is BICSA Financial Center, Piso 39, Panama City, Panama 0801. The address of Globalharvest Holdings Venture LTD reported in the Form 4s is Oleander Building, Suites OL-7 and OL-9, 13A J.R. O’Neal Drive, Port Purcell, Tortola, Virgin Islands, British VG 1110.

(2)

Amounts include: (i) 185,541 shares held directly; (ii) 50,062 shares held indirectly by Barnard Properties, LLC; (iii) 1,784,794 shares held indirectly by the Shelly R. Barnard GT Trust; (iv) 1,784,794 shares held indirectly by the Stephen J. Barnard GT Trust; and (v) 1,699,770 shares subject to options that are vested.

Mr. Barnard has shared power with his spouse to vote and dispose of the shares referenced in (ii) – (iv) above and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. 125,000 shares held by each of the Stephen J. Barnard GT Trust and the Shelly R. Barnard GT Trust have been pledged.
(3)

Includes (i) 25,226 shares held directly; (ii) 63,699 shares held indirectly by the Debra Beebe Bypass Trust; and (iii) 67,536 shares held indirectly by the Stephen and Debra Beebe Family Trust. Does not include 16,849 RSUs that are scheduled to vest within 60 days of February 10, 2026 but that are deferred under the Company’s Deferred Compensation Plan. Also does not include 17,282 vested RSUs that have been deferred under the Company’s Deferred Compensation Plan. Mr. Beebe has resigned his position as a director effective as of the close of the Mission Produce 2026 Annual Meeting.

(4)	Includes 7,247 RSUs scheduled to vest within 60 days of February 10, 2026.
(5)

Includes: (i) 29,880 shares held directly; (ii) 10,902 RSUs scheduled to vest within 60 days of February 10, 2026; (iii) 7,175,319 shares held indirectly by Beldar Enterprises, of which 3,500,000 shares are pledged; (iv) 310,000 shares held by Corp SA 1; (v) 256,722 shares held by Corp SA 2; (vi) 310,000 shares held by Corp SA 3; and (vii) 111,000 shares held by Corp SA 4. Corp SA 1, Corp SA 2, Corp SA 3, and Corp SA 4 are abbreviations for four affiliates corporations that are organized under the laws of Panama. Mr. Gonzalez and Ms. Vallejos Hinojosa share power to vote and dispose the shares held by Beldar Enterprises. Ms. Vallejos Hinojosa has full pecuniary interest in the shares held by Beldar Enterprises. Mr. Gonzalez does not have any direct pecuniary interest in the shares held by Beldar Enterprises and disclaims beneficial interest in such shares. Mr. Gonzalez and Ms. Hinojosa indirectly share power to vote and dispose of the shares held by each of Corp SA 1, Corp SA 2, Corp SA 3, and Corp SA 4 and have shared pecuniary interest in these shares during their lifetime. 3,500,000 shares held by Beldar Enterprises have been pledged.

(6)

Includes 44,433 shares held directly and 10,902 RSUs scheduled to vest within 60 days of February 10, 2026. Does not include 12,146 vested RSUs that have been deferred under the Company’s Deferred Compensation Plan. Ms. Lind is not standing for re-election to the Mission Produce Board at the Mission Produce 2026 Annual Meeting.

(7)

Includes (i) 362,162 shares held directly; (ii) 1,015,160 shares held indirectly by PFP Investments, Ltd. over which Mr. Pack shares power to vote and dispose of shares with his spouse; (iii) 123,136 shares held indirectly by the JP 2018 GRAT; and (iv) 123,136 shares held indirectly by the RP 2018 GRAT. Does not include 10,902 RSUs scheduled to vest within 60 days of February 10, 2026 but that are deferred under the Company’s Deferred Compensation Plan and 22,661 vested RSUs that have been deferred under the Company’s Deferred Compensation Plan.

(8)	Includes 14,128 shares directly held and 10,902 RSUs which are scheduled to vest within 60 days of February 10, 2026.
(9)	Includes 9,968 RSUs scheduled to vest within 60 days of February 10, 2026.
(10)	Includes 46,079 shares directly held and 10,902 RSUs scheduled to vest within 60 days of February 10, 2026.
(11)	Includes 3,397 RSUs scheduled to vest within 60 days of February 10, 2026.
(12)

Includes: (i) 726,363 shares held directly; (ii) 10,902 RSUs scheduled to vest within 60 days of February 10, 2026; and (iii) 5,180,193 shares held indirectly by Taylor Family Investments LLC. Mr. Taylor has sole voting and dispositive power of all shares but disclaims beneficial ownership of the shares held by Taylor Family Investments LLC, except to the extent of any pecuniary interest therein.

(13)	Includes 16,372 shares held directly and 14,319 RSUs scheduled to vest within 60 days of February 10, 2026.
(14)	Includes 103,163 shares held directly and 105,723 shares subject to options that are vested.
(15)

Includes an aggregate of 89,441 RSUs scheduled to vest within 60 days of February 10, 2026 (exclusive of any RSUs scheduled to vest within 60 days but deferred under the Company’s Deferred Compensation Plan) and an aggregate of 1,805,493 options that are vested.

CALAVO BENEFICIAL OWNERSHIP TABLE

The table below sets forth information known to Calavo regarding the number of shares of Calavo Common Stock beneficially owned as of the close of business on March 16, 2026, the Calavo Record Date, by (i) each of Calavo’s directors, (ii) Calavo’s named executive officers, (iii) all of Calavo’s directors and executive officers as a group, and (iv) each Calavo shareholder that Calavo knows to be the beneficial owner of more than 5% of the outstanding shares of Calavo Common Stock, as determined based on a review by Calavo of filings with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. As of March 16, 2026, there were 17,874,079 shares of Calavo Common Stock issued and outstanding.

In computing the number of shares of Calavo Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Calavo Common Stock that are subject to stock options, restricted stock units or other rights held by that person that are currently exercisable or that will vest or become exercisable, as applicable, within 60 days of March 16, 2026, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner(1)(2)	Shares of Calavo Common Stock Beneficially Owned(3)	Percent of Calavo Common Stock Beneficially Owned
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(4)	1,125,728	6.3
BlackRock Fund Advisors 50 Hudson Yards, New York, NY 10001(5)	1,314,376	7.4
Fourth Sail Capital LP 10 Market Street #754 Grand Cayman, Cayman Islands KY1-9006(6)	1,109,341	6.2
Ronald Araiza	4,310		*
Farha Aslam(7)	22,051		*
Marc L. Brown(8)	32,700		*
Michael Browne(9)	14,800		*
Lecil E. Cole(10)	1,115,000	6.1
Michael A. DiGregorio(11)	39,450		*
Steven Hollister(12)	48,110		*
Kathleen M. Holmgren(13)	28,950		*
J. Link Leavens(14)	372,430	2.1
B. John Lindeman(15)	51,556		*
Adriana Mendizabal(16)	23,480		*
Shawn Munsell	5,089		*
James Snyder	5,157		*
All executive officers and directors as a group (10 persons)(17)	628,194	3.5

*	The percentage of shares beneficially owned by this director or executive officer constitutes less than 1% of Calavo Common Stock as of March 16, 2026.

(1)	Except as otherwise indicated, the address of each of the executive officers and directors is c/o Calavo, 1141-A Cummings Road Santa Paula, California 93060.
(2)

To Calavo’s knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each shareholder named in this table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

(3)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of Calavo Common Stock subject to Calavo Equity Awards currently exercisable or that will become exercisable within 60 days of March 16, 2026, are deemed outstanding for computing the percentage of the person holding such Calavo Equity Awards but are not deemed outstanding for computing the percentage of any other person. Percentages are based on 17,874,079 shares of Calavo Common Stock outstanding as of March 16, 2026.

(4)

This information is based upon a Schedule 13G/A filed by The Vanguard Group with the SEC on November 12, 2024, and may not reflect the current number of shares of Calavo Common Stock held by The Vanguard Group. The Vanguard Group maintains shared voting power over 14,504 shares of Calavo Common Stock, sole dispositive power over 1,097,017 shares of Calavo Common Stock and shared dispositive power over 28,711 shares of Calavo Common Stock.

(5)

This information is based upon a Schedule 13G/A filed by BlackRock, Inc. with the SEC on October 7, 2024, and may not reflect the current number of shares of Calavo Common Stock held by BlackRock, Inc. BlackRock, Inc. maintains sole voting power over 1,286,808 shares of Calavo Common Stock and sole dispositive power over 1,314,376 shares of Calavo Common Stock.

(6)

This information is based upon a Schedule 13G filed by Fourth Sail Capital LP and other entities or persons affiliated with Fourth Sail Capital LP, including Fourth Sail Long Short LLC, Fourth Sail Capital US LP, Tordesilhas Capital Gestora De Recursos Ltda. and Ariel Merenstein (together, “Fourth Sail”) with the SEC on February 24, 2026 and may not reflect the current number of shares of Calavo Common Stock held by Fourth Sail. The entities comprising Fourth Sail maintain shared voting and dispositive power over 1,109,341 shares of Calavo Common Stock.

(7)

Includes (i) 7,792 shares of Calavo Common Stock held directly by Ms. Aslam, (ii) 10,000 shares of Calavo Common Stock that may be acquired upon the exercise of outstanding Calavo Options and (iii) 4,259 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo RSUs on April 23, 2026, unless accelerated in connection with the consummation of the Transaction (for additional information regarding the treatment of Calavo RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”). Excludes 7,149 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo Deferred RSUs within the calendar year following the year in which their service as a director terminates (for additional information regarding the treatment of Calavo Deferred RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”).

(8)

Includes (i) 28,441 shares of Calavo Common Stock held directly by Mr. Brown and (ii) 4,259 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo RSUs on April 23, 2026, unless accelerated in connection with the consummation of the Transaction (for additional information regarding the treatment of Calavo RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”).

(9)

Includes (i) 6,400 shares of Calavo Common Stock held directly by Mr. Browne, (ii) 900 shares of Calavo Common Stock held by Mr. Browne’s spouse and (iii) 7,500 shares of Calavo Common Stock held by a family trust.

(10)	Includes (i) 615,000 shares of Calavo Common Stock held directly by Mr. Cole and (ii) 500,000 shares of Calavo Common Stock that may be acquired upon the exercise of outstanding Calavo Options.
(11)

Includes (i) 35,191 shares of Calavo Common Stock held by Mr. DiGregorio in a revocable trust, of which 20,250 shares have been pledged as security in a margin account prior to the adoption of Calavo’s anti-pledging policy in 2021, and (ii) 4,259 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo RSUs on April 23, 2026, unless accelerated in connection with the consummation of the Transaction(for additional information regarding the treatment of Calavo RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”).

(12)

Includes (i) 43,851 shares of Calavo Common Stock held directly by Mr. Hollister and (ii) 4,259 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo RSUs on April 23, 2026, unless accelerated in connection with the consummation of the Transaction (for additional information regarding the treatment of Calavo RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”).

(13)

Includes (i) 22,691 shares of Calavo Common Stock held directly by Ms. Holmgren, (ii) 2,000 shares of Calavo Common Stock that may be acquired upon the exercise of outstanding Calavo Options and (iii) 4,259 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo RSUs on April 23, 2026, unless accelerated in connection with the consummation of the Transaction (for additional information regarding the treatment of Calavo RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”).

(14)

Includes (i) 85,599 shares of Calavo Common Stock held directly by Mr. Leavens, (ii) 282,572 shares of Calavo Common Stock held indirectly by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner, and (iii) 4,259 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo RSUs on April 23, 2026, unless accelerated in connection with the consummation of the Transaction (for additional information regarding the treatment of Calavo RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”).

(15)

Includes (i) 21,884 shares of Calavo Common Stock held directly by Mr. Lindeman, (ii) 27,000 shares of Calavo Common Stock that may be acquired upon the exercise of outstanding Calavo Options, and (iii) 2,672 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo RSUs on April 23, 2026, unless accelerated in connection with the consummation of the Transaction (for additional information regarding the treatment of Calavo RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”). Excludes (x) 83,000 shares of Calavo Common Stock that will remain unvested by their terms within 60 days of March 16, 2026 and (y) 2,220 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo Deferred RSUs within the calendar year following the year in which their service as a director terminates (for additional information regarding the treatment of Calavo Deferred RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”).

(16)

Includes (i) 11,221 shares of Calavo Common Stock held directly by Ms. Mendizabal, (ii) 8,000 shares of Calavo Common Stock that may be acquired upon the exercise of outstanding Calavo Options, and (iii) 4,259 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo RSUs on April 23, 2026, unless accelerated in connection with the consummation of the Transaction (for additional information regarding the treatment of Calavo RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”). Excludes (x) 2,000 shares of Calavo Common Stock that will remain unvested by their terms within 60 days of March 16, 2026 and (y) 2,220 shares of Calavo Common Stock that may be acquired upon the vesting of Calavo Deferred RSUs within the calendar year following the year in which their service as a director terminates (for additional information regarding the treatment of Calavo Deferred RSUs in the Transaction, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards”).

(17)	Includes shares of Calavo Common Stock beneficially owned, as determined pursuant to SEC Rule 13d-3, as of March 16, 2026 by Calavo’s directors and current executive officers.

DESCRIPTION OF MISSION PRODUCE STOCK

The following description of the capital stock of Mission Produce is not complete and may not contain all the information investors should consider before investing in the capital stock. This description is summarized from, and qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation, which has been publicly filed with the SEC.

Mission Produce’s authorized capital stock consists of:

•	1,000,000,000 shares of common stock, par value $0.001 per share; and

•	100,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Voting Rights

Holders of Mission Produce Common Stock are entitled to one vote per share of Mission Produce Common Stock. Holders of shares of Mission Produce Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of Mission Produce stockholders. Cumulative voting for the election of directors is not provided for in Mission Produce’s Certificate of Incorporation.

Economic Rights

Dividends. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Mission Produce Common Stock are entitled to receive dividends out of funds legally available if the Mission Produce Board, in its discretion, determines to issue dividends and only then at the times and in the amounts that the Mission Produce Board may determine. Any dividend or distributions paid or payable to the holders of shares of Mission Produce Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

Right to Receive Liquidation Distributions. Upon Mission Produce’s dissolution, liquidation or winding-up, the assets legally available for distribution to Mission Produce’s stockholders shall be distributable ratably among the holders of Mission Produce Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Under the terms of Mission Produce’s Certificate of Incorporation, the Mission Produce Board is authorized to direct Mission Produce to issue shares of preferred stock in one or more series without stockholder approval. The Mission Produce Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Mission Produce Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock by Mission Produce could adversely affect the voting power of holders of Mission Produce Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of the outstanding voting stock. There are currently no shares of preferred stock outstanding, and Mission Produce has no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Classified Board of Directors and Removal of Directors

Mission Produce’s Certificate of Incorporation provides that the Mission Produce Board be comprised of three classes of directors, with each class serving three-year staggered terms. The classification of directors has the effect of making it more difficult for Mission Produce stockholders to change the composition of the Mission Produce Board.

Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws provide that a director may be removed only for cause. Any vacancy on the Mission Produce Board, including a vacancy resulting from an enlargement of the Mission Produce Board, may be filled only by vote of a majority of the directors then in office.

Shareholder Action; Special Meeting of Shareholders

Mission Produce’s Bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws also provide that, except as otherwise required by law, special meetings of Mission Produce’s stockholders can only be called by the Mission Produce Board.

Authorized But Unissued Shares

The authorized but unissued shares of Mission Produce Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Select Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Mission Produce by means of a proxy contest, tender offer, merger or otherwise.

The foregoing provisions of Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Mission Produce Board and in the policies formulated by the Mission Produce Board and to discourage transactions that may involve an actual or threatened change in control. These provisions are designed to reduce the vulnerability to an unsolicited acquisition proposal. However, such provisions could have the effect of discouraging others from making tender offers for the shares and, as a consequence, they also may inhibit fluctuations in the market price of Mission Produce Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Mission Produce’s management or delaying or preventing a transaction that might benefit stockholders.

In addition, Mission Produce is subject to Section 203 of the DGCL. Subject to exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of Mission Produce’s Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving Mission Produce and the “interested stockholder” and the sale of more than 10% of Mission Produce’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of Mission Produce’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Stockholders Rights Agreement

On January 21, 2026, Mission Produce and Equiniti Trust Company, LLC, in its capacity as rights agent, entered into the Mission Produce Rights Agreement. Pursuant to the Mission Produce Rights Agreement, a

dividend was declared of one preferred stock purchase right (individually, a “Right” and collectively, the “Rights”) for each share of Mission Produce Common Stock outstanding at the close of business on February 4, 2026. As long as the Rights remain attached to Mission Produce Common Stock, Mission Produce will issue one Right (subject to adjustment) with each new share of Mission Produce Common Stock, including shares of Mission Produce Common Stock issued as part of the Merger Consideration.

Each Right will entitle the registered holder thereof, after the Rights become exercisable and until January 21, 2027 (or the earlier redemption, exchange or termination of the Rights), to purchase from Mission Produce one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred”), at a price of $63.00 per one one-hundredth of a share of Series A Preferred (the “Purchase Price”). The Rights will expire on January 21, 2027, subject to Mission Produce’s right to extend such date, unless earlier redeemed or exchanged by Mission Produce or terminated. The Rights will at no time have any voting rights.

The Rights will become exercisable upon the earlier to occur of (i) the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Mission Produce Common Stock (an “Acquiring Person”) or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Mission Produce Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (the earlier of (i) and (ii) being called the “Distribution Date”). Under the Mission Produce Rights Agreement, synthetic ownership of Mission Produce Common Stock in the form of derivative securities counts towards the ownership threshold, to the extent actual shares of Mission Produce Common Stock equivalent to the economic exposure created by the derivative security are directly or indirectly beneficially owned by a counterparty to such derivative security.

The Mission Produce Rights Agreement provides that any person who beneficially owned 15% or more of Mission Produce Common Stock immediately prior to the first public announcement of the adoption of the Mission Produce Rights Agreement, together with any affiliates and associates of that person (each an “Existing Holder”), shall not be deemed to be an “Acquiring Person” for purposes of the Mission Produce Rights Agreement unless an Existing Holder becomes the beneficial owner of one or more additional shares of Mission Produce Common Stock (other than pursuant to a dividend or distribution paid or made by Mission Produce on the outstanding Mission Produce Common Stock in Mission Produce Common Stock or pursuant to a split or subdivision of the outstanding Mission Produce Common Stock) and upon acquiring such additional shares, the Existing Holder beneficially owns 15% or more of the Mission Produce Common Stock then outstanding, or if the Existing Holder exchanges synthetic ownership of Mission Produce Common Stock to another form of beneficial ownership.

In the event that a person becomes an Acquiring Person or if Mission Produce were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and shares of Mission Produce Common Stock were not changed or exchanged in such merger, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Mission Produce Common Stock having a market value of two times the then current Purchase Price per Right. In the event that, after a person has become an Acquiring Person, Mission Produce were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price per Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price per Right.

The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”) by the Mission Produce Board at any time prior to the time that an Acquiring Person has become such. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The Rights are designed to assure that all of Mission Produce’s stockholders receive fair and equal treatment in the event of any proposed takeover of Mission Produce and to guard against partial tender offers, open market accumulations and other abusive or coercive tactics to gain control of Mission Produce without paying all stockholders a control premium. The Rights will cause substantial dilution to a person or group that acquires 15% or more of Mission Produce Common Stock on terms not approved by the Mission Produce Board. The Rights should not interfere with any merger or other business combination approved by the Mission Produce Board at any time prior to the first date that a person or group has become an Acquiring Person, including the Mergers.

Registration Rights

In connection with Mission Produce’s initial public offering (the “IPO”) in October 2020, Mission Produce entered into an amended and restated stockholders’ agreement (the “Stockholders’ Agreement”) with the holders of the Mission Produce Common Stock prior to the IPO (the “Pre-IPO Shares”) granting such parties specified rights to require the Mission Produce to register all or a portion of their Pre-IPO Shares under the Securities Act. Pursuant to the Stockholders’ Agreement, the holders of at least a majority of Pre-IPO Shares can request in writing that Mission Produce register the offer and sale of all or a portion of their Pre-IPO Shares on a maximum of one effective registration statement, provided that the anticipated aggregate price to the public is at least $50.0 million.

In addition, if Mission Produce determines to register any of its securities under the Securities Act (subject to certain exceptions), either for Mission Produce’s own account or for the account of other security holders, the holders of Pre-IPO Shares will be entitled to certain “piggyback” registration rights allowing the holders to include their Pre-IPO Shares in one such registration, subject to certain marketing and other limitations. As a result, if Mission Produce proposes to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, convertible debt securities, or certain other transactions, the holders of these Pre-IPO Shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their Pre-IPO Shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of Pre-IPO Shares such holders may include.

Transfer Agent and Registrar

The transfer agent and registrar for the Mission Produce Common Stock is Equiniti Trust Company, LLC. The address of the transfer agent and registrar is PO Box 500, Newark, NJ 07101.

Listing

The Mission Produce Common Stock is listed on the Nasdaq Global Select Market under the symbol “AVO.”

COMPARISON OF RIGHTS OF HOLDERS OF MISSION PRODUCE COMMON STOCK AND CALAVO COMMON STOCK

Calavo is incorporated under the laws of the State of California, and, accordingly, the rights of its shareholders are currently governed by the CGCL. Mission Produce is and will continue to be a Delaware corporation following completion of the Mergers and is governed by the DGCL.

As of the First Effective Time, the Calavo shareholders immediately prior to the First Effective Time will receive Mission Produce Common Stock. As of the First Effective Time, Calavo shareholders will hold approximately 20% of the outstanding shares of Mission Produce Common Stock. The rights of the former Calavo shareholders and the Mission Produce stockholders will thereafter be governed by the DGCL, Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws.

The following description summarizes the material differences between rights of Calavo shareholders and Mission Produce stockholders based on the governing documents of Calavo and Mission Produce that are in effect as of the date of this joint proxy statement/prospectus. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the CGCL, the Calavo Articles of Incorporation and the Calavo Bylaws, the DGCL and Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information.”

	Calavo	Mission Produce
Authorized Capital Stock	The authorized capital stock of Calavo consists of 100,000,000 shares of common stock, par value $0.001 per share.	The authorized capital stock of Mission Produce consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

Preferred Stock	Calavo’s Articles of Incorporation do not authorize any shares of preferred stock.	Mission Produce’s Certificate of Incorporation provides that the Mission Produce Board has the exclusive authority to authorize the issue of one or more series of preferred stock and fix the number of shares and the designation, preferences, rights (including dividend, voting, conversion and redemption), and qualifications of such shares.

Dividends	Pursuant to sections 500 to 511 of the CGCL and the Calavo Bylaws, the Calavo Board has the power to declare and pay dividends in cash, property, or stock.	Mission Produce’s Bylaws provide that the Mission Produce Board has the power to declare and pay dividends on common stock in cash, property, or stock and to set apart a reserve or reserves for any proper purpose.

Special Meetings of Stockholders/Shareholders	Calavo’s Bylaws provide that special meetings of Calavo’s shareholders may be called at any time only by the Chairman of the Calavo Board, the President, the Calavo Board, or by one or more shareholders entitled to cast not less than ten percent of the votes at the meeting.	Mission Produce’s Certificate of Incorporation provides that special meetings of Mission Produce’s stockholders may be called at any time only by the Mission Produce Board, the Chairperson, the Chief Executive Officer, or the President and may not be called by any other person or stockholder.

	Calavo	Mission Produce
Special Meetings of the Board of Directors	Calavo’s Bylaws provide that special meetings of the Calavo Board may be held at any time, whenever called by the Chairman of the Calavo Board, the President, any Vice President, the Secretary, or any two or more directors.	Mission Produce’s Bylaws provide that special meetings of the Mission Produce Board may be held at any time whenever called by Chairperson, Chief Executive Officer, the President or a majority of the total number of directors constituting the Mission Produce Board.

Quorum and Manner of Acting at Meetings of the Board

Calavo’s Bylaws provide that a majority of the authorized number of directors of the Calavo Board will constitute a quorum for the transaction of business at any meeting of the Calavo Board. Except in cases where a greater number is required by law, the Articles of Incorporation, or the Bylaws, the vote of a majority of the directors present at a meeting duly held at which a quorum is present shall be the act of the Calavo Board. A meeting of the Calavo Board at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors or committee members, if any action taken is approved by at least a majority of the required quorum for such meeting.

Calavo’s Articles of Incorporation provide that each of the following actions shall require the approval of at least 75% of the authorized number of directors: (i) the issuance by Calavo of any shares of stock or of any options, warrants or other rights to acquire shares of stock; (ii) the amendment of the Articles of Incorporation of Calavo, provided, however, that any approval of the Corporation’s shareholders that is required by applicable law shall also be obtained in order for such amendment to be effective; and (iii) the adoption, amendment or repeal by the Calavo Board of any Bylaws, provided, however, that Calavo shareholders shall also be entitled to adopt, amend, or repeal Bylaws by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote.

Mission Produce’s Bylaws provide that a majority of the directors of the Mission Produce Board will constitute a quorum for the transaction of business at any meeting. Except in cases in which Mission Produce’s Certificate of Incorporation otherwise provides, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Mission Produce Board.

Shareholder/Stockholder Action by Written Consent	Calavo’s Bylaws provide that any action which may be taken at any annual or special meeting of the Calavo shareholders may be taken without a meeting and without prior notice, if authorized by a written consent setting forth the action so taken, signed by	Mission Produce’s Certificate of Incorporation provides that subject to the rights of the holders of preferred stock, any action required or permitted to be taken by Mission Produce’s stockholders must be effected at a duly called annual or special

	Calavo	Mission Produce
	the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and filed with the Secretary of Calavo; provided, however, that directors serving on the Calavo Board may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors, except that a vacancy on the Calavo Board of Directors (other than a vacancy created by removal of a director) not filled by the Calavo Board may be filled by the written consent of a majority of the outstanding shares entitled to vote.	meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Shareholder/Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

Calavo’s Bylaws allow shareholders of record at the time the notice is provided in accordance with Calavo’s Bylaws, who are entitled to vote at the meeting, and who comply with the notice procedures set forth in Calavo’s Bylaws, including, but not limited to, giving timely written notice to the Secretary at the principal executive offices of Calavo, to nominate candidates for election to the Calavo Board at an annual meeting or a special meeting at which directors are to be elected pursuant to Calavo’s notice of meeting, or to propose business to be considered by shareholders at an annual meeting. Only such business shall be conducted at a special meeting of Calavo shareholders as shall have been brought before the meeting pursuant to Calavo’s notice of meeting.

Such proposals and nominations (other than matters properly brought under SEC Rule 14a-8 (or any successor thereto) under the Exchange Act and included in Calavo’s proxy statement pursuant to such Rule) may only be brought in accordance with the applicable provision of Calavo’s Bylaws.

To be timely with respect to an annual meeting of shareholders, notice of such proposals and nominations must be delivered to the Secretary at Calavo’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day,

Mission Produce’s Bylaws allow stockholders of record at the time notice is provided in accordance with Mission Produce’s Bylaws, who are entitled to vote at the meeting and who comply with the notice procedures set forth in Mission Produce’s Bylaws, including but not limited to giving timely notice in writing to the Secretary at the principal executive office of Mission Produce, to nominate candidates for election to Mission Produce Board or to propose business to be considered by stockholders at an annual meeting, or special meeting, as applicable.

Such proposals and nominations (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Exchange Act and indicated in the notice of meeting) may only be brought in accordance with the applicable provision of Mission Produce’s Bylaws.

To be timely with respect to an annual meeting of stockholders, notice of such proposals and nominations must be delivered to the Secretary at Mission Produce’s principal executive office not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided that, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not later

	Calavo	Mission Produce

prior to the first anniversary of the preceding year’s annual meeting; provided that, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Calavo shareholder must be delivered not earlier than the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by Calavo.

To be timely with respect to a special meeting of shareholders, notice of nominations in compliance with Calavo’s Bylaws must be received by the Secretary at the principal executive offices of Calavo not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Calavo Board to be elected at such special meeting.

than the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by Mission Produce.

To be timely with respect to a special meeting of stockholders, notice of nominations in compliance with Mission Produce’s Bylaws must be received by the Secretary at the principal executive offices of Mission Produce not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Mission Produce Board to be elected at such special meeting.

Proxy Access for Director Nominations	Calavo’s Articles of Incorporation and Calavo’s Bylaws do not include provisions on proxy access.	Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws do not include provisions on proxy access.

Number of Directors	Calavo’s Bylaws provide that the authorized number of directors shall be not less than eight nor more than 15, with the exact number of directors within that range to be ten unless and until such exact number is changed from time to time, within such specified limits, by a resolution duly adopted by the Calavo Board or by the shareholders.	Mission Produce’s Certificate of Incorporation provides that there is no fixed number of directors and the number of directors is fixed by resolution(s) of the Mission Produce Board.

Election of Directors

Each of Calavo’s directors are elected at each annual meeting of shareholders to serve until the expiration of the term for which they are elected and until their successors are elected and qualified or until their earlier death, resignation, or removal.

Directors are elected to the Calavo Board pursuant to cumulative voting. Accordingly, at each election of Calavo directors, each shareholder entitled to vote may cast as many votes as shall equal the number of

Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws provide that the Mission Produce Board is classified and all directors shall be elected to hold office for staggered three-year terms until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

Mission Produce’s directors are elected by a plurality of the votes cast with respect to the

	Calavo	Mission Produce
	votes to which their shares are normally entitled multiplied by the number of directors to be elected and may cast all votes for a single candidate or distribute them among some or all candidates. The candidates receiving the highest number of affirmative votes up to the number of directors to be elected are elected.	director at any meeting for the election of directors at which a quorum is present.

Removal of Directors	Calavo’s directors may be removed from office without cause by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote, except that no director may be removed (unless the entire Calavo Board is removed) if the votes cast against removal, or not consenting in writing, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected. Directors may also be removed for cause as specifically provided in the CGCL.	Subject to the rights of the holders of any series of preferred stock, Mission Produce’s directors may be removed only for cause and only by the affirmative vote of at least two - thirds of the voting power of all outstanding shares entitled to vote at an election of directors.

Vacancies of Directors	Calavo’s Bylaws provide that vacancies occurring on the Calavo Board, except those created by the removal of a director, may be filled by a majority of the remaining directors, even if this is less than a quorum, or by a sole remaining director. Shareholders may elect directors to fill vacancies created by the removal of a director or not filled by the directors. Any election by written consent (other than to fill a vacancy created by removal, which requires the unanimous written consent of all shares entitled to vote for the election of directors) requires the written consent of a majority of the outstanding shares entitled to vote.	Mission Produce’s Certificate of Incorporation provides that subject to the rights of the holders of any series of preferred stock, vacancies occurring on the Mission Produce Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director. A person so elected to fill a vacancy or newly created directorship shall hold office for the remainder of the applicable class term until his or her successor shall be duly elected and qualified.

Amendments to Certificate of Incorporation	Under the CGCL, an amendment to the articles of incorporation generally requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding	Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding

	Calavo	Mission Produce
	stock of any class entitled to vote thereon as a class, if any. Any provision of Calavo’s Articles of Incorporation may be amended only by the approval of at least 75% of the authorized number of directors, and, where required by law, by the necessary shareholder vote.	stock of any class entitled to vote thereon as a class, if any. Certain provisions of Mission Produce’s Certificate of Incorporation may be amended only by the affirmative vote of at least 66 2/3% of the total voting power of all outstanding shares entitled to vote thereon, in addition to any other required vote.

Amendments to Bylaws	Calavo’s Bylaws provide that Calavo’s Bylaws may be repealed, altered or amended, or substituted bylaws may be adopted at any time by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. In addition, Calavo’s Articles of Incorporation and Bylaws provide that Calavo’s Bylaws may be repealed, altered or amended, or substituted bylaws may be adopted at any time by the affirmative vote of at least 75% of the authorized number of directors.	Mission Produce’s Bylaws provide that Mission Produce’s Bylaws may be repealed, altered or amended, or substituted bylaws may be adopted at any time, only by the affirmative vote of at least two-thirds of the voting power of the outstanding voting stock entitled to vote in director elections.

Indemnification of Directors and Officers	Under the CGCL, a California corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation. California law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Indemnification by the corporation is permitted only if authorized upon a determination by a majority vote of a quorum consisting of directors who are not parties to such proceeding, by independent legal counsel in a written opinion if such	Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation. Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, with respect to actions by or in the rights of the corporation, no indemnification may be paid for judgments and settlements or to the extent the person is adjudged to be liable to the

Calavo	Mission Produce

quorum of directors is not obtainable, by approval of the shareholders (with the shares owned by the person to be indemnified not being entitled to vote thereon), or the court in which the proceeding is or was pending, that indemnification is proper because the director or officer has met the applicable standard of conduct.

With respect to actions by or in the right of the corporation, no indemnification may be paid for amounts paid in settling or otherwise disposing of a pending action without court approval, or in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation, unless a court determines the person is fairly and reasonably entitled to indemnity for expenses.

The CGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

In accordance with the CGCL, Calavo’s Articles of Incorporation and Calavo’s Bylaws provide that, to the maximum extent permitted by applicable law but subject to the terms and conditions of any indemnification agreement that may be entered into between Calavo and the director, Calavo shall indemnify each of its directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such director in connection with any proceeding arising by reason of the fact that such director (i) is or was a director of Calavo, (ii) was a director of Calavo’s predecessor, Calavo Growers of California, a California nonprofit cooperative association, or (iii) is or was serving at the request of Calavo as a director of another foreign or domestic corporation, corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

In accordance with the DGCL, Mission Produce’s Certificate of Incorporation and Mission Produce’s Bylaws provide that Mission Produce shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer who is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Mission Produce, against all losses and expenses reasonably incurred (including attorneys’ fees).

Notwithstanding the foregoing and subject to certain exceptions, Mission Produce shall be required to indemnify a director or officer in connection with a proceeding commenced by such Covered Person only if the commencement was authorized in the specific case by the Mission Produce Board.

In accordance with Mission Produce’s Bylaws, Mission Produce shall to the fullest extent permitted by applicable law pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition as long as the director or officer provides an undertaking to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

	Calavo	Mission Produce

partnership, joint venture, trust or other enterprise.

Calavo’s Articles of Incorporation and Calavo’s Bylaws provide that Calavo has the power, to the extent and in the manner permitted by applicable law, to indemnify each of its officers, employees and other agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person (i) is or was an officer, employee or other agent of Calavo, (ii) is or was serving at the request of Calavo as an officer, employee or other agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) was an officer, employee or other agent of Calavo Growers of California or of another enterprise at the request of Calavo Growers of California.

In accordance with the CGCL, indemnification by Calavo is permitted only if authorized upon a determination by a majority vote of a quorum consisting of directors who are not parties to such proceeding, that indemnification is proper because the director or officer has met the applicable standard of conduct.

In accordance with Calavo’s Bylaws, Calavo shall, to the fullest extent permitted by applicable law, pay the expenses incurred by a director or officer in defending any proceeding in advance of its final disposition as long as the director or officer provides an undertaking to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Shareholder/Stockholder Rights Plans	Calavo does not have a shareholder rights plan.	On January 21, 2026, Mission Produce entered into the Mission Produce Rights Agreement with Equiniti Trust Company, LLC, as rights agent. Pursuant to the Mission Produce Rights Agreement, as long as the Rights remain attached to Mission Produce Common Stock, Mission Produce will issue one Right (subject to adjustment) with each new share of Mission Produce Common Stock.

	Calavo	Mission Produce
Exclusive Forum	Calavo’s Articles of Incorporation and Bylaws do not address forum selection or jurisdiction.

Mission Produce’s Certificate of Incorporation provides that, unless Mission Produce consents to alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other Delaware state courts) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Mission Produce, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to Mission Produce or Mission Produce’s stockholders, (iii) any action asserting a claim against Mission Produce arising pursuant to any provision of the DGCL or Mission Produce’s Certificate of Incorporation or Mission Produce’s Bylaws, or (iv) any action asserting a claim against Mission Produce governed by the internal affairs doctrine.

The exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction, as applicable. The exclusive forum provision in Mission Produce’s Certificate of Incorporation will not relieve it of any of its duties to comply with the federal securities laws and the rules and regulations thereunder, and its stockholders will not be deemed to have waived its compliance with these laws, rules and regulations.

THE MERGER AGREEMENT

The following section describes certain material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the complete text of the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A and constitutes part of this joint proxy statement/prospectus. We encourage you to carefully read the Merger Agreement in its entirety. The rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this description or any other information contained in this joint proxy statement/prospectus.

The representations, warranties, covenants, and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement (except as otherwise specified therein), and may be subject to important qualifications, limitations, and supplemental information agreed to by Mission Produce, Merger Sub I, Merger Sub II and Calavo in connection with negotiating the terms of the Merger Agreement. Except for the limited purposes expressly set forth therein, investors and security holders (in their capacities as such) are not third-party beneficiaries under the Merger Agreement. Investors and security holders should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Mission Produce, Merger Sub I, Merger Sub II and Calavo or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after January 14, 2026. The Merger Agreement is described below and included as Annex A to this joint proxy statement/prospectus, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Mission Produce, Merger Sub I, Merger Sub II and Calavo or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should carefully read the information provided elsewhere in this document and in the filings that each of Mission Produce and Calavo has made or will make with the SEC in their entirety.

Structure of the Mergers

The Merger Agreement provides, upon the terms and subject to the conditions thereof, for two mergers involving Calavo. At the First Effective Time, Merger Sub I will merge with and into Calavo, with Calavo continuing as the Surviving Corporation and a wholly owned subsidiary of Mission Produce. Immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, Calavo, as the Surviving Corporation, will merge with and into Merger Sub II, and the separate existence of the Surviving Corporation will cease. Merger Sub II will continue as the Surviving Company and a wholly owned subsidiary of Mission Produce.

Closing of the First Merger

The Closing of the Mergers will occur at 9:00 a.m. Eastern Time on a date to be specified by Mission Produce and Calavo but no later than the third business day after satisfaction or, to the extent not prohibited by law, valid waiver of all of the closing conditions described below under “ —Conditions to the Mergers” (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or, to the extent not prohibited by law, waiver of such conditions) by the electronic exchange of signatures and documents, unless another time, date or place is agreed to in writing by Mission Produce and Calavo (such date the “Closing Date”).

Effective Times

Concurrently with the Closing, Mission Produce, Calavo and Merger Sub I will cause the First Merger to be consummated by executing, acknowledging, delivering and filing with the Office of the Secretary of State of the

State of California a certificate of merger with respect to the First Merger (“Certificate of First Merger”), as provided under the CGCL, and with the Secretary of State of the State of Delaware as provided under the DGCL. The First Merger will become effective on the date and time when the certificate of merger has been accepted for filing by the Office of the Secretary of State of the State of California and the Office of the Secretary of State of the State of Delaware, or such later time as Mission Produce and Calavo agree and specify in the Certificate of First Merger.

Immediately following the First Effective Time, the Surviving Corporation, Mission Produce, and Merger Sub II will cause the Second Merger to be consummated by executing, acknowledging, delivering and filing with the Office of the Secretary of State of the State of California and the Office of the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger (“Certificate of Second Merger”), as provided under the CGCL, DGCL and the DLLCA, and will make all other filings or recordings required under the CGCL, DGCL and the DLLCA. The Second Merger will become effective on the date and time when the certificate of merger has been accepted for filing by the Office of the Secretary of State of the State of California and the Office of the Secretary of State of the State of Delaware, or such later time as Mission Produce and Calavo agree and specify in the Certificate of Second Merger.

Merger Consideration Received by Calavo Shareholders; Withholding Rights

At the First Effective Time, each outstanding share of Calavo Common Stock (other than the Excluded Shares and any Dissenting Shares) will be converted into the right to receive the Merger Consideration.

Subject to the above exceptions, each holder of shares of Calavo Common Stock will be entitled to receive as Merger Consideration for each share of Calavo Common Stock held by such holder issued and outstanding immediately prior to the First Effective Time:

(i) a number of validly issued, fully paid and nonassessable Mission Produce Shares equal to the Exchange Ratio (subject to the right to cash in lieu of fractional shares of Mission Produce Common Stock, if any) into which such shares of Calavo Common Stock have been converted; and

(ii) $14.85 in cash, without interest, subject to applicable withholding taxes.

No fractional Mission Produce Shares will be issued in connection with the First Merger, and Calavo shareholders will receive cash in lieu of any fractional shares of Mission Produce Common Stock to which they otherwise would have been entitled, rounded to the nearest whole cent and without interest in an amount equal to such fraction multiplied by the Agreed Mission Produce Share Price.

Each of Mission Produce, Calavo, Merger Sub I, Merger Sub II, the Surviving Corporation, the Surviving Company and the Exchange Agent, and their respective agents, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment.

Exchange of Shares

The conversion of shares of Calavo Common Stock (other than the Excluded Shares and Dissenting Shares) into the right to receive the Merger Consideration will occur automatically at the First Effective Time. Prior to the First Effective Time, Mission Produce will, at its sole expense, designate the Exchange Agent for the purpose of the payment and issuance of the Merger Consideration (including any applicable Fractional Share Consideration) and will enter into an agreement relating to the Exchange Agent’s responsibilities with respect thereto.

At or immediately prior to the First Effective Time (but in any event concurrently with the Closing), Mission Produce shall deposit, or cause to be deposited with the Exchange Agent, (i) evidence of Mission

Produce Shares (which shall be in uncertificated book-entry form) representing the full number of Mission Produce Shares issuable pursuant to the Merger Agreement equal to the aggregate Per Share Stock Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Cash Consideration and the Fractional Share Consideration (such evidence of shares of Mission Produce Common Stock in book-entry form and cash amounts, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by the Merger Agreement, Mission Produce shall promptly deposit or cause to be deposited, additional funds with the Exchange Fund in an amount equal to the deficiency.

As promptly as practicable after the First Effective Time (and in any event, within three business days thereafter), Mission Produce will cause the Exchange Agent to mail to each holder of record of a certificate or a book-entry share whose shares were converted into the right to receive the applicable Merger Consideration at the First Effective Time:

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a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates or book-entry shares to the Exchange Agent, and which will be in such form and have such other provisions as determined by Mission Produce or the Exchange Agent); and

•	instructions for use in effecting the surrender of the certificates and book-entry shares in exchange for the applicable Merger Consideration.

Upon surrender of a certificate or book-entry share, as applicable, for cancellation to the Exchange Agent or such other agent or agents as appointed by Mission Produce, together with the delivery of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate or book-entry share will be entitled to receive Merger Consideration for each share of Calavo Common Stock formerly represented by such certificate and the certificate or book-entry share so surrendered will forthwith be canceled.

Until surrendered as contemplated by the foregoing paragraph, each certificate or book-entry share will be deemed at any time after the First Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration and if applicable any amounts the holder has the right to receive in respect of dividends or other distributions on shares of Mission Produce Common Stock and the right to receive applicable Fractional Share Consideration. No interest will be paid or will accrue for the benefit of holders of certificates or book-entry shares on the applicable Merger Consideration payable upon the surrender of certificates or book-entry shares.

Dissenting Shares

Shares of Calavo Common Stock issued and outstanding immediately prior to the First Effective Time that are held by a holder who, in accordance with Chapter 13 of the CGCL (i) is entitled to demand and has properly demanded Calavo purchase such shares for their fair market value, (ii) has actively voted against approval of the First Merger at the Calavo Special Meeting and (iii) who has otherwise complied with all applicable notice, demand, delivery and timing provisions of the CGCL shall not be converted into or represent the right to receive Merger Consideration in accordance with the Merger Agreement, but shall be entitled only to the payment amount as may be determined to be due with respect to such Dissenting Shares pursuant to the CGCL.

If any such holder withdraws such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the CGCL or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding tax.

Calavo will give Mission Produce prompt notice of any written demands received by Calavo for the purchase of shares of Calavo Common Stock pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to the CGCL and received by Calavo relating to demands to be paid the fair market value of Dissenting Shares. Mission Produce will have the right to direct all negotiations and proceedings with respect to such demands. Calavo will not, except with the prior written consent of Mission Produce, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or approve any withdrawals of any such demands or agree to do any of the foregoing.

For additional information on the dissenters’ rights Calavo shareholders are entitled to in connection with the First Merger, please see the section entitled “The Mergers—Dissenters’ Rights in the Mergers.”

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality, and material adverse effect on the applicable party).

The representations and warranties in the Merger Agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;

•	capitalization and ownership of the parties to the Merger Agreement and their respective subsidiaries;

•	corporate power and authorization of the Merger Agreement and the transactions and the valid and binding nature of the Merger Agreement;

•	the approval, adoption and recommendation by such party’s board of directors of the Merger Agreement and the Transaction;

•	the absence of any conflicts or violations of organizational documents, material contracts or applicable law;

•	required consents and approvals from governmental authorities;

•	SEC documents and financial statements, internal controls and disclosure controls and procedures relating to financial reporting and absence of certain undisclosed liabilities;

•	conduct of its businesses in the ordinary course and the absence of a material adverse effect or circumstances that have had or would reasonably be expected to have a material adverse effect;

•	absence of certain legal proceedings, investigations and governmental orders;

•	broker fees and expenses;

•	accuracy of information supplied or to be supplied in connection with this joint proxy statement/prospectus;

•	employee benefit plan and ERISA matters;

•	tax matters;

•	environmental matters;

•	compliance with applicable laws and governmental orders, possession of and compliance with required permits necessary for the conduct of such party’s business;

•	intellectual property matters;

•	data privacy matters;

•	employment and labor matters;

•	insurance policies;

•	material contracts;

•	material customers and suppliers;

•	product and food safety matters;

•	real property and personal property matters; and

•	inapplicability of anti-takeover statutes and the lack of a rights plan, anti-takeover plan or similar device.

Material Adverse Effect

For purposes of the Merger Agreement, “Calavo Material Adverse Effect” means any change, event, effect, fact, condition, development, occurrence, or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to (i) prevent, materially impede or materially delay Calavo from consummating the First Merger or any of the other transactions contemplated by the Merger Agreement or Calavo from performing its obligations under the Merger Agreement or (ii) result in a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of Calavo and its subsidiaries, taken as a whole; provided, however, that changes, events, effects, facts, conditions, developments, occurrences or circumstances which, to the extent they relate to or result from the following shall be excluded from the determination of Calavo Material Adverse Effect:

•	any change, event, effect, fact, condition, development, occurrence or circumstance generally affecting any of the industries or markets in which Calavo or its subsidiaries operate;

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any change in any Law or GAAP applicable to the operation of the business of Calavo or its subsidiaries and, to the extent relevant to the business of Calavo or its subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;

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general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, or securities markets (including changes in interest or currency exchange rates) in any country or region in which Calavo or its subsidiaries conduct business;

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any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing;

•	the negotiation, execution, public announcement, consummation or existence of the Merger Agreement or the Transaction, including by reason of the identity of Mission Produce;

•	any action taken as required of Calavo by the terms of the Merger Agreement (other than its obligations to operate its business in the ordinary course); and

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any changes in the market price or trading volume of Calavo Common Stock, any failure by Calavo or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Calavo or any of its subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Calavo Material Adverse Effect” may be taken into account in determining whether there has been a Calavo Material Adverse Effect)

except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions, developments, occurrences or circumstances have a disproportionate effect on Calavo and its subsidiaries relative to other participants in the industries in which Calavo and its subsidiaries operate, such changes, events, effects, facts, conditions, developments, occurrences or circumstances shall be taken into account, to the extent of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Calavo Material Adverse Effect.

Conduct of Business of Calavo Prior to Completion of the First Merger

Calavo has agreed that, between January 14, 2026 until the earlier of the First Effective Time and the date, if any, on which the Merger Agreement is terminated pursuant to the terms thereof, except as (a) may be required by law, (b) may be consented to in advance in writing by Mission Produce, (c) may be expressly required or permitted pursuant to the Merger Agreement or (d) set forth in the Company Disclosure Letter, Calavo (x) shall, and shall cause each of its subsidiaries to use reasonable best efforts to, conduct its business and the business of its subsidiaries in the ordinary course of business consistent with past practice, and to the extent consistent therewith, Calavo shall use its reasonable best efforts to preserve in all material respects the components and assets of its current business organization and its present relationships with key customers, suppliers, employees and other persons with which it has material business relations; and (y) shall not, and shall not permit any of its subsidiaries to:

•	amend, modify, waive, rescind or otherwise change the Articles of Incorporation of Calavo or the Bylaws of Calavo (or the comparable organizational or governing documents of any of its subsidiaries);

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(A) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights, other than repurchases of shares of Calavo Common Stock or acquisitions of equity interests in connection with the exercise, vesting or settlement of Calavo Equity Awards that are outstanding as of January 14, 2026 or (B) enter into any agreement with respect to the voting of Calavo Common Stock or other securities or the capital stock or other securities of a subsidiary of Calavo;

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issue, sell, pledge, dispose, transfer, encumber or grant any shares of its or its subsidiaries’ capital stock or other equity interests, or any options, restricted stock units, restricted stock awards, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or equity interests except for transactions among Calavo and its direct or indirect wholly owned subsidiaries or among Calavo’s direct or indirect wholly owned subsidiaries; provided, however, that Calavo may issue shares of Calavo Common Stock upon the exercise, vesting or settlement of Calavo Equity Awards that are outstanding as of January 14, 2026;

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authorize, declare, set aside, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Calavo’s or any of its subsidiaries’ capital stock or other equity interests, other than dividends paid by any wholly owned subsidiary of Calavo to Calavo or any wholly owned subsidiary of Calavo;

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except as required under the terms of any benefit plan of Calavo that provides compensation or benefits to any current or former director, officer, individual consultant, employee or other individual service provider of Calavo or its subsidiaries (each a “Calavo Benefit Plan”), collective bargaining agreement or applicable law, in each case, as in effect on January 14, 2026, (i) increase, or promise to increase, or accelerate the vesting or timing of payment of, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer, employee or other individual service provider of Calavo or any of its subsidiaries, except (A) with respect to employees whose annual base salary/hourly wage rate is less than $200,000, for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice, and (B) in connection with hiring of employees or promotions of existing employees, in either case, whose annual base salary/hourly wage rate is less than $200,000; (ii) establish, adopt, renew, enter into, materially amend or terminate any Calavo Benefit Plan (or any arrangement which, if in existence as of January 14, 2026, would constitute a Calavo Benefit Plan), other than changes to welfare benefits in the ordinary course of business consistent with past practice that would not materially increase their aggregate cost following the Closing; (iii) enter into, adopt, renew, materially amend or terminate any collective bargaining, works council, or other collective labor agreement with any labor union, works council or similar employee representative body, or recognize any labor union, works council or similar employee representative body as a bargaining (or similar employee) representative; or (iv) hire, terminate (other than for cause), promote, demote or change the employment status or title of any employee, individual consultant or other individual service provider who is or upon hiring or promotion will become an employee of Calavo whose annual base salary is in excess of $300,000 or who is an executive officer of Calavo (within the meaning of Rule 3b-7 of the Exchange Act);

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grant, or promise to grant, confer, award, extend the exercisability of or, except as required under the terms of a Calavo Benefit Plan in effect as of January 14, 2026, accelerate the vesting of any Calavo Equity Awards or any other equity-based compensation award under a Calavo Equity Plan, except as contemplated by the terms of the Merger Agreement;

•

acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among Calavo and its wholly owned subsidiaries or among Calavo’s wholly owned subsidiaries, any equity interest in or material amount of assets of any person, business or division thereof, or make any loan, advance or capital contribution to, or investment in, any person, business or division thereof (other than Calavo or any wholly owned subsidiary of Calavo), or sell, lease, license or otherwise subject to a lien other than a lien permitted under the Merger Agreement or otherwise dispose of any material tangible properties, rights (excluding intellectual property) or assets of Calavo or its subsidiaries other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) pursuant to agreements in effect prior to the execution of the Merger Agreement, or (iii) entered into after January 14, 2026 in the ordinary course of business with total consideration not exceeding $2,500,000;

•

sell, lease, license (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice), dedicate to the public or subject to a lien other than a permitted lien under the Merger Agreement any material intellectual property of Calavo, except pursuant to transactions solely among Calavo and its wholly-owned subsidiaries or solely among wholly-owned subsidiaries of Calavo;

•

(i) incur, or amend in any material respect the terms of, any indebtedness for borrowed money, or create, assume, issue, guarantee or otherwise become liable for any such indebtedness for any person, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, except in each case (x) solely between or among Calavo and/or its wholly owned subsidiaries, (y) in the ordinary course of business, or (z) pursuant to that certain Credit Agreement between Calavo and Wells Fargo, dated June 26, 2023 (as in effect on the Closing Date);

•	implement any employee layoffs that would require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign state or local law;

•

(i) modify, amend or terminate (other than in accordance with its terms) (A) any permit of Calavo, (B) any material contract of Calavo, or (C) any leases of real property by Calavo, except in the ordinary course of business consistent with past practice, or (ii) enter into, modify, amend, renew or terminate any contract which has payments of $3 million or more or which if so entered into, modified, amended or terminated would (x) have a material adverse effect, (y) impair in any material respect the ability of Calavo to perform its obligations under the Merger Agreement or (z) prevent or materially delay the consummation of the Transaction;

•

fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any registered intellectual property of Calavo other than in the ordinary course of business regarding registered intellectual property of Calavo that is not material to the conduct of the business by Calavo or its subsidiaries, or intentionally disclose or intentionally fail to maintain any material trade secrets included in Calavo’s intellectual property;

•

make any material change to its methods of accounting in effect at October 31, 2024, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a governmental authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the financial statements of Calavo in compliance with GAAP or (iii) as required by a change in applicable law;

•

enter into, materially amend or terminate any transaction with any related party of Calavo, including any current or former shareholders, managers, directors, officers, employees, agents, affiliates or assignees, other than compensation and benefits payable in the ordinary course of business and which are permitted by the Merger Agreement;

•

implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

•

except as contemplated by the Merger Agreement, with respect to Calavo and its subsidiaries, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

commence, settle or compromise, or otherwise voluntarily resolve, any action, except in the ordinary course of business and except for any action for which the amount in controversy does not exceed $500,000 individually and $1 million in the aggregate, provided in each case in which the Calavo or its subsidiaries is defending against an action, in whole or in part, that any such settlement, compromise or resolution (a) includes a full and complete release for Calavo and any of its subsidiaries of any additional liability arising from such action, (b) does not involve the imposition of injunctive relief against Calavo or any of its subsidiaries or the Surviving Corporation following the First Effective Time, and (c) does not provide for any admission of material liability by Calavo or any of its subsidiaries other than the payment to be made to settle, compromise or resolve the action;

•

take any action that would reasonably be expected to, or is intended to, materially delay, impede or prevent the consummation of the Mergers and the other transactions contemplated by the Merger Agreement on or before the Termination Date;

•

incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Calavo’s annual capital expenditure budget for periods following January 14, 2026, as provided to Mission Produce, or delay any material capital expenditures;

•	waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

•	cancel any material insurance policies, fail to renew any material insurance policies upon expiration, or maintain insurance at less than current levels in a manner inconsistent with past practice;

•

other than in the ordinary course of business and consistent with past practice, engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of Calavo or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

•	grant any material refunds, credits, rebates or other allowances by Calavo to any customer or distributor, in each case, other than in the ordinary course of business consistent with past practice;

•	enter into any new line of business;

•

(i) make, change or revoke any material tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of material taxes, (iii) change any annual tax accounting period, adopt or change any material method of tax accounting, (iv) amend any material tax return, (v) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material tax, (vi) surrender any right to claim or make a claim for a material tax refund, or (vii) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment; or

•	agree, or permit any of its subsidiaries to agree, in writing or otherwise, to resolve or enter into any agreement to do any of the foregoing.

Conduct of Business of Mission Produce Prior to Completion of the First Merger

Mission Produce has agreed that, between January 14, 2026 and the earlier of the First Effective Time and the date, if any, on which the Merger Agreement is terminated, except as (a) may be required by law, (b) consented to in writing by Calavo, (c) expressly required or permitted pursuant to the Merger Agreement or (d) set forth in the corresponding subsection of the Parent Disclosure Letter, Mission Produce (x) shall, and shall cause each of its subsidiaries to use reasonable best efforts to, conduct its business and the business of its subsidiaries in the ordinary course of business consistent with past practice, and Mission Produce will use its reasonable best efforts to preserve the components and assets of its and its subsidiaries’ current business organization and its present relationships with key customers, suppliers, employees and other persons with which it or its subsidiaries have material business relations; and (y) will not, and will not permit any of its subsidiaries to:

•	amend, modify, waive, rescind or otherwise change its organizational documents;

•

split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights, other than repurchases of shares of Mission Produce in connection with the exercise, vesting or settlement of any equity awards of Mission Produce;

•	declare, authorize, set aside or pay any dividend or other distribution payable in cash, stock or property or otherwise with respect to Mission Produce’s capital stock;

•	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of Mission Produce;

•

make any material change to its methods of accounting in effect at October 31, 2025, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a governmental authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of Calavo’s financial statements in compliance with GAAP or (iii) as required by a change in applicable law;

•

take any action that would reasonably be expected to, or is intended to, materially delay, impede or prevent the consummation of the Mergers and the other transactions contemplated by the Merger Agreement on or before the Termination Date; or

•	agree, or permit any of its subsidiaries to agree, in writing or otherwise, to resolve or enter into any agreement to do any of the foregoing.

Efforts

Mission Produce and Calavo must use their respective reasonable best efforts to consummate and make effective the Transaction and to cause the conditions to the Mergers to be satisfied as expeditiously as practicable (and in any event at least five business days prior to the Termination Date) including using reasonable best efforts to:

•

obtain all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the Transaction, including the Mergers, and make all necessary registrations and filings and take all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority necessary in connection with the consummation of the Transaction, including the Mergers;

•

obtain all other necessary material consents, approvals or waivers from third parties (provided, that Calavo will not be required to make any payment or accept any conditions or obligations with respect thereto); and

•

execute and deliver any additional instruments reasonably necessary to consummate the Mergers and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

Notwithstanding the foregoing, Mission Produce and Calavo will not be required to contest or defend against:

•	any action or proceeding that is instituted to challenge the transactions as violating any antitrust law; or

•

any decree, order, judgment, or injunction (whether temporary, preliminary or permanent) entered or enforced or attempted to be entered or enforced by any governmental authority that would make the transactions illegal or otherwise delay or prohibit the consummation of the Transaction.

Each of the parties to the Merger Agreement shall:

•

promptly (and no later than 20 business days after January 14, 2026) make its filings under the HSR Act, and make any other applications and filings required under other applicable antitrust laws with respect to the Transaction;

•

comply at the earliest reasonably practicable date with any request under the HSR Act for additional information received by such party from the FTC, DOJ or by any other governmental authority under any antitrust laws in respect of any such filings; and

•

act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation of such agency or other governmental authority under any antitrust laws.

Mission Produce is not required to effect or undertake (or be required to agree or consent to), and, without the prior written consent of, Calavo, its subsidiaries and their respective affiliates shall not effect to undertake (or be required to agree or consent to) any of the following actions any of the following actions:

•	sell, divest, license or otherwise dispose of any assets of Calavo, Mission Produce, Merger Sub I, Merger Sub II or their respective affiliates;

•	terminate, amend or assign existing relationships and contractual rights and obligations;

•

require Mission Produce, Merger Sub I, Merger Sub II, Calavo or any of their respective affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party;

•

impose limitations on Mission Produce, Merger Sub I, Merger Sub II, Calavo or any of their respective affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets; or

•

otherwise offer, propose, negotiate, agree to, commit to or effect any other remedy, condition, commitment or undertaking of any kind, in each case, if such action would reasonably be expected to be, individually or in the aggregate, material to Mission Produce, the Surviving Company, and their subsidiaries, taken as a whole.

Mission Produce will lead all communications and strategy for dealing with any governmental authority in connection with any review, challenge or action under antitrust laws. Each of the parties to the Merger Agreement will furnish to the other such necessary information and reasonable assistance as the other may reasonably request, and consult in advance and consider in good faith the views of the other party, in connection with the preparation of any required governmental filings or submissions and any dealings with, and will cooperate in responding to any inquiry from, a governmental authority, including:

•	promptly informing the other party in writing of such filing, submission or inquiry and providing a copy of the same;

•

permitting the other party to review drafts of any proposed communication to be submitted to any governmental authority with reasonable time and opportunity to comment, and consult with each other in advance of any meeting or conference with any governmental authority;

•	giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any governmental authority; and

•	supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the Merger Agreement.

Between January 14, 2026, and the First Effective Time (or the termination of the Merger Agreement), Mission Produce will not (and Mission Produce will cause its subsidiaries not to) enter into, agree to, commit to or consummate any agreements, understanding or arrangements for any acquisition of any entity acquisition (via common stock purchase, merger, consolidation, purchase of assets or otherwise) if such acquisition would reasonably be expected to result in a material delay in obtaining, or failure to obtain any regulatory approvals required in connection with Transaction (including the Mergers).

Calavo Non-Solicitation; Calavo Change in Recommendation

Non-Solicitation

Until the earlier of the First Effective Time and the date the Merger Agreement is terminated, Calavo must, and must cause its subsidiaries and each of its and their respective directors and officers to, and cause its and its subsidiaries’ other representatives to, immediately cease and cause to be terminated any and all existing solicitation of, or discussions, communications or negotiations with, any third party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, and Calavo must promptly demand (within 48 hours after January 14, 2026) that each third party that has previously executed a confidentiality agreement for the purpose of evaluating a potential Competing Proposal promptly destroy all nonpublic information previously made available to such third party or any of its representatives by or on behalf of Calavo or its representatives in accordance with the terms of such confidentiality agreement and remove all access to any data room or electronic materials set up in response to or in connection with any Competing Proposal from such third parties.

From January 14, 2026, until the earlier of the First Effective Time and the termination of the Merger Agreement, Calavo must not, and must cause its subsidiaries and each of its and their respective directors and officers not to, and cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•

initiate, seek, facilitate, solicit or knowingly encourage the making of any Competing Proposal or take any other action that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or public announcement of, any Competing Proposal;

•

enter into, continue or otherwise participate or engage in negotiations or discussions with, or furnish (or cause to be furnished) any material nonpublic information to, any person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal;

•	enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal;

•	submit to the shareholders of Calavo for their approval any Competing Proposal;

•	grant a waiver of or terminate any “standstill” or similar obligation of any third party with respect to Calavo or any of its subsidiaries to allow such third party to submit a Competing Proposal;

•	resolve to do, or agree or publicly announce an intention to do, any of the foregoing; or

•

to enforce and not release or permit (except to the extent any standstill terminates automatically as a result of execution of the Merger Agreement pursuant to the terms of any confidentiality agreement to which Calavo is a party in effect prior to January 14, 2026) the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any standstill or similar provision of, any confidentiality or similar agreement or provision to which Calavo or any of its subsidiaries is a party or under which Calavo or any of its subsidiaries has any rights.

Calavo shall:

•

promptly (and in any case within 24 hours) provide Mission Produce notice (A) of the receipt of any Competing Proposal, which notice shall include a complete and unredacted copy of such Competing Proposal (or a summary of the terms and conditions thereof if not made in writing), and (B) of any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations with, Calavo, any of its subsidiaries or any of its or its subsidiaries’ representatives concerning a Competing Proposal or proposal that would reasonably be expected to constitute or lead to or result in a Competing Proposal, and disclose the identity of the other party (or parties) and the terms (including any amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials;

•

substantially concurrently (and in any case within 24 hours) make available to Mission Produce all material nonpublic information provided by Calavo or any of its subsidiaries or its or its subsidiaries’ representatives to such party but not previously made available to Mission Produce; and

•

keep Mission Produce reasonably informed on a prompt basis (and, in any case, within 24 hours of any significant development, discussions or negotiations) of the status and material details (including amendments and proposed amendments) of any such Competing Proposal or other inquiry, offer, proposal, request, discussion or negotiation of agreements (including schedules and exhibits thereto) relating to any Competing Proposal exchanged between Calavo or its subsidiaries or any of its or its subsidiaries’ representatives in each case thereof, on the one hand, and the person (or any of its representatives) making such Competing Proposal, on the other hand.

Notwithstanding these restrictions, the Merger Agreement provides that, prior to the receipt of the Requisite Calavo Shareholder Approval, in the event that Calavo receives a Competing Proposal from any person,

•	Calavo and its representatives may contact such person to clarify or understand the terms and conditions thereof; and

•

Calavo and the Calavo Board and their respective representatives may engage in negotiations and discussions with, and furnish any information and other access to, any person making such Competing Proposal and its representatives or potential sources of financing if the Calavo Board determines in good faith (after consultation with Calavo’s outside legal counsel and financial advisors) that (A) such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) the failure to take any of the foregoing actions would be inconsistent with the directors’ fiduciary duties to the Calavo shareholders;

provided that (i) prior to furnishing any material nonpublic information concerning Calavo or its subsidiaries, Calavo receives from such person an executed confidentiality agreement with such person containing confidentiality terms that are not materially less favorable to Calavo than those contained in the Confidentiality Agreement dated June 25, 2025 by and between Calavo and Mission Produce, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Calavo Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing shall be furnished to Mission Produce prior to or substantially concurrently with furnishing such information to such third party to the extent it was not previously made available to Mission Produce or its representatives.

The Calavo Board shall not (i) take an Adverse Recommendation Change action or (ii) adopt, approve, authorize or recommend, or propose to adopt, approve, authorize or recommend, or allow Calavo or any of its subsidiaries or any of their respective representatives to execute, approve or enter into, any letter of intent, memorandum of understanding, joint venture agreement, partnership agreement, share or asset purchase agreement, definitive merger agreement, or any other similar agreement (A) with respect to any Competing Proposal or (B) that would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement).

In addition, notwithstanding the foregoing restrictions or anything in the Merger Agreement to the contrary, at any time prior to receipt of the Requisite Calavo Shareholder Approval, the Calavo Board may (A) make an Adverse Recommendation Change or (B) terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, only if:

•

the Calavo Board (A) determines that an Intervening Event has occurred and is continuing and (B) determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; or

•

Calavo has received a bona fide written Competing Proposal (which is not withdrawn) that the Calavo Board (A) has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, (B) determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, provided that Calavo (x) pays, or causes to be paid, to Mission Produce the Termination Fee payable pursuant to Section 8.3(a)(ii) of the Merger Agreement prior to or concurrently with such termination and (y) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Proposal.

For purposes of the Merger Agreement, a “Intervening Event” means any change, event, effect, fact, condition or circumstance (other than those resulting from a breach of the “Calavo Non-Solicitation; Calavo Change in Recommendation.” section of the Merger Agreement by Calavo) occurring after January 14, 2026, that (A) was not known to or would not reasonably have been expected to be known to or foreseeable by the Calavo Board as of or prior to January 14, 2026, and which becomes known to the Calavo Board following such date, (B) does not involve or relate to a Competing Proposal and (C) materially affects the business, assets or operations of Calavo and its subsidiaries, taken as a whole; provided, that none of the following will constitute or be deemed to contribute to a Calavo Intervening Event:

•	any Competing Proposal;

•

the fact that Calavo or Mission Produce meets or exceeds (or fails to meet or exceed) internal budgets or plans or internal or published forecasts of its revenues, earnings or other financial performance or results of operations; and

•	changes in Calavo’s or Mission Produce’s stock price or the trading volume of Calavo’s or Mission Produce’s stock.

No Adverse Recommendation Change or termination of the Merger Agreement may be made by Calavo unless and until:

•	after the fifth business day following Mission Produce receipt of a written notice from Calavo advising Mission Produce that the Calavo Board intends to make an Adverse Recommendation Change or terminate the Merger Agreement, as applicable (such five business day period, the “Calavo Notice Period”) and specifying in detail the reasons therefor, including, if the basis of the proposed action by the Calavo Board is an Intervening Event, the material facts and circumstances related to such Intervening Event, or if the basis of the proposed action by the Calavo Board is a Superior Proposal, the material terms and conditions of any such Superior Proposal that is the basis of the proposed action;

•

during the Calavo Notice Period, if requested by Mission Produce, Calavo shall have engaged in good faith discussions and negotiations with Mission Produce regarding any adjustment or amendment to the Merger Agreement or any other agreement proposed by Mission Produce with the goal of (A) obviating the need to effect an Adverse Recommendation Change or termination, as applicable or (B) causing such Competing Proposal to no longer constitute a Superior Proposal, as applicable; and

•

the Calavo Board shall have considered in good faith any proposed adjustments or amendments to the Merger Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Mission Produce no later than 11:59 p.m. Eastern Time on the last day of the Calavo Notice Period and shall have determined again in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make an Adverse Recommendation Change or termination would be inconsistent with the directors’ fiduciary duties under applicable law.

Calavo must enforce, must not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any standstill or similar provision of, any confidentiality or similar agreement to which Calavo or any of its subsidiaries is a party or under which Calavo or any of its subsidiaries has any rights.

Mission Produce Change in Recommendation

The Mission Produce Board shall not (i) withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, the Mission Produce Board Recommendation, or (ii) fail to include the Mission Produce Board Recommendation in this joint proxy statement/prospectus.

Prior to receipt of the Requisite Mission Produce Stockholder Approval, the Mission Produce Board may withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, the Mission Produce Board Recommendation (a “Mission Produce Adverse Recommendation Change”) only if the Mission Produce Board:

•	determines that a Mission Produce Intervening Event has occurred and is continuing; and

•

determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that no Mission Produce Adverse Recommendation Change may be made unless and until:

•

after the fifth business day following Calavo’s receipt of a written notice from Mission Produce advising Calavo that the Mission Produce Board intends to make a Mission Produce Adverse Recommendation Change (a “Notice of Mission Produce Adverse Recommendation Change” and such five business day period, the “Mission Produce Notice Period”) and specifying in detail the reasons for such change, including the material facts and circumstances related to such Mission Produce Intervening Event;

•

during the Mission Produce Notice Period, if requested by Calavo, Mission Produce shall have engaged in good faith discussions and negotiations with Calavo regarding any adjustment or amendment to the Merger Agreement or any other agreement proposed by Calavo with the goal of obviating the need to effect a Mission Produce Adverse Recommendation Change; and

•	the Mission Produce Board shall have considered in good faith any proposed adjustments or amendments to the Merger Agreement and any other agreements that may be proposed in writing by Calavo no later than 11:59 p.m. Eastern Time on the last day of the Mission Produce Notice Period and shall have determined again in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make a Mission Produce Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable law.

For purposes of the Merger Agreement, a “Mission Produce Intervening Event” means any change, event, effect, fact, condition or circumstance (other than those resulting from a breach of the “Mission Produce Change in Recommendation” section of the Merger Agreement by Mission Produce) occurring after January 14, 2026, that (A) was not known to or would not reasonably have been expected to be known to or foreseeable by the Mission Produce Board as of or prior to January 14, 2026, and which becomes known to the Mission Produce Board following such date, and (B) materially affects the business, assets or operations of Mission Produce and its subsidiaries, taken as a whole; provided, that none of the following will constitute or be deemed to contribute to a Mission Produce Intervening Event:

•

the fact that Calavo or Mission Produce meets or exceeds (or fails to meet or exceed) internal budgets or plans or internal or published forecasts of its revenues, earnings or other financial performance or results of operations; and

•	changes in Calavo’s or Mission Produce’s stock price or the trading volume of Calavo’s or Mission Produce’s stock.

Directors and Officers Indemnification and Insurance

For six years after the First Effective Time, Merger Sub II shall, and Mission Produce shall cause the Surviving Company to, to the fullest extent permitted by applicable law and Calavo’s Certificate of Incorporation and Bylaws, indemnify, defend and hold harmless the Indemnified Parties against (i) the Indemnified Liabilities and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the approval of the Merger Agreement and the First Merger or the Transaction, whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Indemnified Liability (whether or not asserted before the First Effective Time), the Surviving Company shall pay the reasonable fees and expenses of counsel promptly and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in Calavo’s Articles of Incorporation, Bylaws and any indemnification agreements of Calavo (as set forth in the Company Disclosure Letter, complete copies of which have been made available to Mission Produce prior to January 14, 2026) in effect on January 14, 2026 (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable law).

Prior to the First Effective Time, Calavo may, and if Calavo fails to do so, Merger Sub II will, and Mission Produce will cause the Surviving Company to, obtain D&O Insurance that is substantially equivalent to and not less favorable than Calavo’s existing directors’ and officers’ liability and fiduciary liability insurance policies; provided, that the premium of the D&O Insurance must not exceed 300% of the then current aggregate annual premium of Calavo’s existing policies in place at the First Effective Time. If Calavo and Merger Sub II fail to obtain such “tail” insurance policy as of the First Effective Time, Merger Sub II will, and Mission Produce will cause the Surviving Company to, maintain for a period of at least six years following the First Effective Time (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) the D&O Insurance in place as of January 14, 2026, with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Calavo’s existing policies as of January 14, 2026, or Merger Sub II will, and Mission Produce will cause the Surviving Company to, purchase comparable D&O Insurance for such six year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Calavo’s existing policies as of January 14, 2026.

Employee Benefits

Under the Merger Agreement, during the period from the Second Effective Time to one year following the Closing Date, Mission Produce must provide, or cause the Surviving Company or any of their respective affiliates to provide, to each employee of Calavo and its subsidiaries who (i) is not employed by subsidiaries of Calavo performing services outside of the U.S., or (ii) is covered by a collective bargaining agreement and remains an employee of Mission Produce, the Surviving Company or any of their subsidiaries following the Second Effective Time (collectively, the “Continuing Employees”):

•

an annual base salary or base wage rate (as applicable) and health and retirement benefits that are substantially comparable in the aggregate to those provided either to such Continuing Employee immediately before the Closing Date or by Mission Produce and its subsidiaries to their similarly situated employees following the Closing Date, as determined by Mission Produce in its sole discretion; and

•

severance protections under a severance plan implemented by Mission Produce in the event of a termination by the Surviving Company (or its affiliate employing such Continuing Employee) without “cause,” (as determined by the Surviving Company) equal to no less than two weeks of the applicable base salary or wage rate for each full year of such Continuing Employee’s employment with Calavo and its affiliates (including the Surviving Company), up to a maximum of 26 weeks of applicable base salary or wage rate, subject to the terminated Continuing Employee’s execution and non-revocation of a release of claims in a form prescribed by Calavo.

The Merger Agreement also requires that, for the one-year period following the Closing Date, Mission Produce must, and must cause the Surviving Company and its subsidiaries to, with respect to Mexico-based employees of Calavo and its subsidiaries: (i) maintain the compensation, benefits and employment conditions required under applicable law, and (ii) pay any mandatory severance, indemnities or other amounts required under applicable Mexican law. With respect to those employees of Calavo or its subsidiaries who are subject to a collective bargaining agreement, Mission Produce must comply (or cause compliance) with the terms of such collective bargaining agreement.

Mission Produce shall, in good faith, use commercially reasonable efforts so that Continuing Employees shall:

•

receive service credit for service with Calavo and its subsidiaries (and any respective predecessors) to the same extent such service credit was granted under any benefit plan or arrangement of Calavo or any of its subsidiaries, except to the extent any such service credit would result in the duplication of benefits; provided, that the foregoing shall not apply for benefit accrual purposes under any defined benefit pension plan (whether or not tax-qualified), retiree medical plan, or similar benefit or arrangement of the Surviving Company providing benefits to any Continuing Employees after the Second Effective Time (the “New Plans”);

•

be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a corresponding benefit plan or arrangement providing analogous benefits in which such Continuing Employee participated immediately before the First Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements, if any, under such Old Plan being replaced by the New Plan (to the extent that such Continuing Employee was not subject to such limitations under the applicable Old Plans); and

•

cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the replacement Old Plan, and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Closing Date to be taken into account under such New Plan for the calendar year in which the Closing Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Tax Matters

Under the Merger Agreement, each party and its subsidiaries shall use commercially reasonable efforts to cause the Mergers, taken together, to qualify as a “reorganization” within Section 368(a) of the Code and shall not take (or knowingly fail to take) any action that would reasonably be expected to prevent or impede such qualification. The parties intend for the Merger Agreement to meet the requirements of measuring continuity of interest pursuant to U.S. Treasury Regulations Section 1.368-1(e)(2)(i). The parties shall treat, for U.S. federal income tax purposes, the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and report the Mergers consistent with such tax treatment, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the parties shall use its reasonable best efforts and will cooperate in good faith with one another to obtain certain tax opinions from each of Mission Produce’s and Calavo’s outside legal counsel. In connection therewith, each party will deliver to each of Mission Produce’s and Calavo’s outside legal counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of Mission Produce or Calavo, as applicable (in each case, the representation letter will contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow each of Mission Produce’s and Calavo’s legal counsel to provide the opinions specified in the Merger Agreement).

Financing

Calavo will, and will cause its subsidiaries to, at the sole expense of Mission Produce, use its commercially reasonable efforts to provide such cooperation as may be reasonably requested by Mission Produce in connection with any financing of the Transaction.

Listing; Delisting

Mission Produce will, and Calavo will cooperate with Mission Produce to, cause Calavo’s securities to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the First Effective Time. Prior to the First Effective Time provided that such delisting and termination shall not be effective until after the First Effective Time, Mission Produce will, and Calavo will cooperate with Mission Produce to, use reasonable best efforts to cause the Mission Produce Shares to be issued in the First Merger and such other Mission Produce Shares to be reserved for issuance in connection with the First Merger to be approved for listing on Nasdaq, subject to official notice of issuance.

Conditions to the Completion of the Mergers

Conditions to Each Party’s Obligations to Effect the Mergers

The obligations of each party to consummate the Mergers are subject to the satisfaction or waiver by Calavo, Mission Produce, Merger Sub I and Merger Sub II at or prior to the First Effective Time of the following conditions:

•	the Requisite Calavo Shareholder Approval and the Requisite Mission Produce Stockholder Approval shall have been obtained;

•	(i) any waiting period applicable to the consummation of the Mergers under the HSR Act and the applicable regulatory approvals in Mexico, and any commitment to, or agreement with, any governmental authority to delay the consummation of, or not to consummate before a certain date, the Mergers, shall have expired or been terminated or early termination thereof shall have been granted, and (ii) the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under any other applicable antitrust laws shall have expired, been terminated or been obtained (the “Regulatory Approvals Condition”);

•

no (i) law or order shall have been issued, entered, promulgated or enacted that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Mergers and remains in force or (ii) injunction, order or award restraining or enjoining, or otherwise prohibiting, the consummation of the Mergers shall have been issued by any governmental authority and remain in force (the “No Legal Restraints Condition”);

•

the Mission Produce Shares to be issued in the First Merger or reserved for issuance in connection with the First Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

•

the Form S-4 shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened (and not withdrawn) by the SEC.

Conditions to Mission Produce, Merger Sub I and Merger Sub II’s Obligations to Effect the Mergers

The obligations of Mission Produce, Merger Sub I and Merger Sub II to effect the Mergers are further subject to the satisfaction or waiver by Mission Produce at or prior to the First Effective Time of the following conditions:

•

the representations and warranties of Calavo with respect to capitalization shall be true and correct in all but de minimis respects as of January 14, 2026, and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case they shall be true and correct as of such specific date);

•

the representations and warranties of Calavo with respect to corporate existence and power, corporate authorization, non-contravention with respect to organizational documents, third party consents, absence of certain changes in the operation of Calavo’s business, the Requisite Calavo Shareholder Approval, the opinion of Jefferies, brokers, antitakeover statutes, and ownership of Mission Produce Shares shall be true and correct in all material respects as of January 14, 2026, and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case they shall be true and correct as of such specific date);

•

all other representations and warranties of Calavo without, giving effect to any materiality or “Calavo Material Adverse Effect” qualifications, shall be true and correct as of January 14, 2026, and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case they shall be true and correct as of such specific date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Calavo Material Adverse Effect;

•	from January 14, 2026, until the Closing Date, no Calavo Material Adverse Effect shall have occurred;

•	Calavo shall have performed or complied in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date;

•

Calavo shall have delivered a certificate to Mission Produce, dated as of the Closing Date and duly executed by a senior executive officer of Calavo, certifying to the effect that certain conditions to Mission Produce’s obligations under the Merger Agreement have been satisfied; and

•

Mission Produce shall have received a written opinion from Latham & Watkins, in form and substance reasonably satisfactory to Mission Produce, dated as of the Closing Date, to the effect, that on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Mergers, taken together, will qualify for the intended tax treatment.

Conditions to Calavo’s Obligations to Effect the Mergers

The obligation of Calavo to effect the First Merger is further subject to the satisfaction or waiver by Calavo at or prior to the First Effective Time of the following conditions:

•

each of the representations and warranties of Mission Produce, Merger Sub I and Merger Sub II with respect to corporate organization, capitalization; corporate authority; non-contravention with respect to organizational documents, the Requisite Mission Produce Stockholder Approval, authorization and validity of the Mission Produce Shares to be issued as Merger Consideration, absence of certain changes in the operation of Mission Produce’s business, and brokers shall be true and correct in all material respects as of January 14, 2026, and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case they shall be true and correct as of such specific date );

•

all other representations and warranties of Mission Produce, Merger Sub I and Merger Sub II, without giving effect to any materiality or “Mission Produce Material Adverse Effect” qualifications, shall be true and correct as of January 14, 2026, and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case they shall be true and correct as of such specific date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Mission Produce Material Adverse Effect;

•

Mission Produce, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with their respective obligations under the Merger Agreement to be performed or complied with on or prior to the Closing Date;

•

Mission Produce shall have delivered a certificate to Calavo, dated as of the Closing Date and duly executed by a senior executive officer of Mission Produce, certifying to the effect that conditions to Calavo’s obligations under the Merger Agreement have been satisfied; and

•

Calavo shall have received a written opinion from Cozen O’Connor, in form and substance reasonably satisfactory to Calavo, dated as of the Closing Date, to the effect, that on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the Mergers, taken together, will qualify for the intended tax treatment.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the First Effective Time as follows:

•	by mutual written consent of each of Mission Produce and Calavo;

•

by either Mission Produce or Calavo, if the First Merger shall not have been consummated on or before the Termination Date for any reason; provided that (A) if on such date, the Regulatory Approvals Condition or the No Legal Restraints Condition (where the failure of such condition is a result of any law or order arising under any antitrust law) shall not have been satisfied, but all other conditions to the closing shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the closing), then Mission Produce may, in its sole discretion and upon written notice to Calavo prior to the Termination Date elect to extend the Termination Date for a period of 90 days, and (B) if on such date as extended, the Regulatory Approvals Condition or the No Legal Restraints Condition (where the failure of such condition is a result of any law or order arising under any antitrust law) shall not have been satisfied but all other conditions to the Closing shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing), then

Mission Produce may, in its sole discretion and upon written notice to Calavo prior to the Termination Date, as extended, elect to extend the Termination Date for an additional period of 90 days; provided, further, however, that a party to the Merger Agreement will not be permitted to terminate the Merger Agreement if such party’s breach of its obligations under the Merger Agreement has been a principal cause of the failure of the First Effective Time to occur on or before the date of such termination;

•

by either Mission Produce or Calavo, if prior to the First Effective Time, any governmental authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting Transaction and any such law or order or other action has become final and non-appealable; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this paragraph shall have complied with its obligations under the Merger Agreement with respect to antitrust filings and third party consents; a party to the Merger Agreement will not be permitted to terminate the Merger Agreement if the issuance of such law or order or taking of such action was principally caused by the failure of such party;

•

by either Mission Produce or Calavo, if the Requisite Calavo Shareholder Approval shall not have been obtained at the Calavo Special Meeting (provided, that the right to terminate the Merger Agreement shall not be available to Calavo if Calavo’s failure to perform any of its obligations under the Merger Agreement is the principal cause of the failure to obtain the Requisite Calavo Shareholder Approval);

•

by either Mission Produce or Calavo, if the Requisite Mission Produce Stockholder Approval shall not have been obtained at the Mission Produce Stockholders’ Meeting or at any adjournment or postponement thereof (provided, that the right to terminate the Merger Agreement shall not be available to Mission Produce if Mission Produce’s failure to perform any of its obligations under the Merger Agreement is the principal cause of the failure to obtain the Requisite Mission Produce Stockholder Approval);

•

by Calavo, if Mission Produce, Merger Sub I or Merger Sub II shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements under the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of any condition pertaining to Mission Produce, Merger Sub I or Merger Sub II’s representations or warranties or their obligations required to be complied with prior to the Closing Date and (B) is not capable of being, or is not, cured by Mission Produce, Merger Sub I or Merger Sub II on or before the earlier of (x) the Termination Date and (y) the date that is 30 calendar days following Calavo’s delivery of written notice to Mission Produce, Merger Sub I or Merger Sub II, as applicable, of such breach; provided, that Calavo shall not have the right to terminate the Merger Agreement pursuant to this paragraph if Calavo is then in breach of any of its representations, warranties, covenants or agreements that would result in the failure of any condition pertaining to Calavo’s representations or warranties or their obligations required to be complied with prior to the Closing Date;

•

by Calavo, if prior to obtaining the Requisite Calavo Shareholder Approval, the Calavo Board (or a committee thereof) shall have determined to terminate the Merger Agreement in order to concurrently enter into a definitive agreement with respect to a Superior Proposal; provided, that (A) Calavo has materially complied with its obligations with respect to its non-solicitation and change in recommendation covenants and (B) concurrently with or prior to such termination, Calavo pays Mission Produce the applicable Termination Fee;

•

by Calavo, if a Mission Produce Adverse Recommendation Change shall have occurred (whether or not permitted to do so under the terms of the Merger Agreement) or if Mission Produce has materially breached its covenant regarding a Mission Produce change in recommendation;

•

by Mission Produce, if Calavo shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of any condition pertaining to Calavo’s representations or warranties or its obligations required to be complied with prior to the Closing Date, and (B) is not capable of being, or is not, cured by Calavo on or before the earlier of (x) the Termination Date and (y) the date that is 30 calendar days following Mission Produce’s delivery of written notice to Calavo of such breach; provided, that Mission Produce shall not have the right to terminate the Merger Agreement pursuant to this paragraph if Mission Produce, Merger Sub I or Merger Sub II is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in the failure of any condition pertaining to Mission Produce, Merger Sub I or Merger Sub II’s representations or warranties or their obligations required to be complied with prior to the Closing Date; or

•

by Mission Produce, if an Adverse Recommendation Change shall have occurred (whether or not permitted to do so under the terms of the Merger Agreement) or if Calavo has materially breached its covenants regarding a change in recommendation.

Termination Fees

Termination Fees Payable by Calavo

The Merger Agreement provides that Calavo will pay Mission Produce a termination fee of $12.87 million (the “Termination Fee”) in cash under the following circumstances:

•

if the Merger Agreement is terminated by (x) either Calavo or Mission Produce in connection with a failure to obtain the Requisite Calavo Shareholder Approval at a time when the Merger Agreement was terminable by Mission Produce in connection with an Adverse Recommendation Change or (y) Mission Produce in connection with an Adverse Recommendation Change, then Calavo shall pay the Termination Fee on the second business day following such termination;

•	if the Merger Agreement is terminated by Calavo in connection with a Superior Proposal, then Calavo shall pay the Termination Fee concurrently with such termination; and

•

(x) if the Merger Agreement is terminated in connection with (A) failure to obtain the Requisite Calavo Shareholder Approval, (B) a Calavo breach, or (C) failure to consummate the First Merger by the Termination Date (unless if, upon such termination, the Regulatory Approvals Condition or the No Legal Restraints Condition (where the failure of such condition is a result of any law or order arising under any antitrust law) shall not have been satisfied, but all other conditions to the Closing have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided, that such conditions would have been satisfied if the Closing would have occurred on or before the date of termination)), and (y) in any such case a Competing Proposal shall have been publicly announced or, in the case of a termination pursuant to clause (B) or (C), otherwise communicated to the Calavo Board (and in each case not withdrawn) after January 14, 2026, and prior to the date of the Calavo Special Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C) and (z) if within 12 months after the date of such termination, a transaction in respect of such Competing Proposal is consummated or Calavo enters into a definitive agreement in respect of such Competing Proposal which is ultimately consummated, then Calavo shall pay the Termination Fee on the second business day following the date of the consummation of such transaction (provided, that solely for these purposes, all references to 20% in the definition of the term “Competing Proposal” shall be changed to 50%).

Reverse Termination Fees Payable by Mission Produce

The Merger Agreement provides that Mission Produce will pay Calavo a reverse termination fee of $15.02 million in cash on the second business day following a termination under the following circumstances:

•

If (i) the Merger Agreement is terminated in connection with a failure to consummate the First Merger by the Termination Date or failure to satisfy the No Legal Restraints Condition (solely to the extent the applicable law or order arises under the HSR Act) and (ii) all of the conditions to Closing, other than the Regulatory Approvals Condition or No Legal Restraints Condition (with respect to the No Legal Restraints Condition, solely to the extent that such law or order arises under any antitrust law), shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination).

The Merger Agreement provides that Mission Produce will pay Calavo a reverse termination fee of $12.87 million in cash on the second business day following a termination under the following circumstances:

•

If the Merger Agreement is terminated by (x) either Calavo or Mission Produce in connection with (A) failure to obtain the Requisite Mission Produce Stockholder Approval at a time when the Merger Agreement was terminable by Calavo in connection with a Mission Produce Adverse Recommendation Change or (y) Calavo in connection with a Mission Produce Adverse Recommendation Change.

Amendment and Waiver

The Merger Agreement may not be amended except by mutual written agreement of Calavo and Mission Produce at any time before or after receipt of the Requisite Calavo Shareholder Approval; provided, however, that after such Requisite Calavo Shareholder Approval has been obtained, there may not be any amendment by law or in accordance with the rules of any stock exchange that requires further approval by the shareholders of Calavo without such further approval of such shareholders.

At any time prior to the First Effective Time, subject to applicable law, any party to the Merger Agreement may:

•	extend the time for the performance for its benefit of any obligation or other act of any other party hereto;

•	waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto; and

•	waive compliance with any agreement or condition for its benefit contained herein.

Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by Calavo, Mission Produce, Merger Sub I or Merger Sub II in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

Specific Performance

The parties to the Merger Agreement shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof (including the right to cause the other parties to consummate the Mergers and the other transactions contemplated by the Merger Agreement), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to the Merger Agreement have agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement would not be required to provide any bond or other security in connection with any such order.

Third-Party Beneficiaries

The Merger Agreement is not intended to and does not confer upon any person other than the parties thereto any rights or remedies under the Merger Agreement; provided, that it is specifically intended that (A) the

Indemnified Parties and (B) the subsidiaries of and any of the respective direct or indirect, former or current general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, or assignees of any of the foregoing, of Calavo, Mission Produce, Merger Sub I and Merger Sub II with respect to the termination provisions, are express third-party beneficiaries of the Merger Agreement. The representations and warranties in the Merger Agreement are the product of negotiations among the parties thereto and are for the sole benefit of such parties.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, to illustrate the effect of the Pro Forma Transactions (as defined and described below), which have not yet been consummated. Such information is based on Mission Produce’s and Calavo’s historical financial statements as adjusted to give effect to the Pro Forma Transactions. For the unaudited pro forma condensed combined statements of operations for the three months ended January 31, 2026 and year ended October 31, 2025, the transaction accounting adjustments were made as if the Pro Forma Transactions had occurred on November 1, 2024. For the unaudited pro forma condensed combined balance sheet as of January 31, 2026, it is assumed the Pro Forma Transactions had occurred on January 31, 2026. Historical audited consolidated financial statements for the year ended October 31, 2025 and historical unaudited consolidated financial statements for the three months ended January 31, 2026 for Mission Produce and Calavo are incorporated by reference elsewhere in this joint proxy statement/prospectus.

The accompanying notes are an integral part of the pro forma condensed combined financial information. Such notes describe the assumptions and estimates of the transaction accounting adjustments to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Mission Produce and historical consolidated financial statements of Calavo, in each case, as adjusted to give effect to the following (collectively referred to as the “Pro Forma Transactions”):

•	the Mergers;

•	the accelerated vesting of certain Calavo Equity Awards in connection with the Mergers;

•	the Assumed Financing Transactions; and

•	Transaction costs relating to the Mergers and the Assumed Financing Transactions.

The unaudited pro forma condensed combined financial information is prepared for informational purposes only and is based on assumptions and estimates considered appropriate by Mission Produce management. The unaudited transaction accounting adjustments represent Mission Produce management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are preliminary and subject to change as additional information becomes available and additional analyses are performed. However, Mission Produce management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not purport to be indicative of what Mission Produce’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor does it purport to represent Mission Produce’s financial position or results of operations for future periods. Differences could result from numerous factors, including future changes in Mission Produce’s or Calavo’s capital structure, assets, operating expenses, liabilities and revenues, changes in interest rates, potential cost synergies that may be achieved following the Mergers, including potential overall savings in general and administrative expense, or any strategies that Mission Produce management may consider in order to continue to efficiently manage Mission Produce’s operations and for other reasons. Future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial information due to factors discussed in the “Risk Factors” included elsewhere within this joint proxy statement/prospectus.

Background

The Mergers

On January 14, 2026, Mission Produce, Calavo, Merger Sub I and Merger Sub II entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, the parties thereto will consummate the Mergers. At the First Effective Time, Merger Sub I will merge with and into Calavo, with Calavo continuing as the Surviving Corporation and a wholly-owned subsidiary of Mission Produce. Immediately following the First Merger, at the Second Effective Time, Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II as the Surviving Company and a wholly owned subsidiary of Mission Produce. A summary of the Merger Agreement is included in the joint proxy statement/prospectus in the sections entitled “The Mergers” and “The Merger Agreement.”

Merger Consideration

At the First Effective Time, each share of Calavo Common Stock issued and outstanding immediately prior to that time, other than the Excluded Shares and any Dissenting Shares, will be converted into the right to receive: (i) the Per Share Stock Consideration, consisting of 0.9790 shares of Mission Produce Common Stock, subject to the right to receive the Fractional Share Consideration, and (ii) the Per Share Cash Consideration, consisting of $14.85 in cash, without interest, subject to applicable withholding taxes. No fractional shares of Mission Produce Common Stock will be issued in connection with the Mergers, and Calavo shareholders will be entitled to receive cash, without interest, in lieu of any fractional shares of Mission Produce Common Stock to which they otherwise would have been entitled, rounded to the nearest cent, equal to the fractional amount multiplied by the Agreed Mission Produce Share Price.

Treatment of Existing Calavo Equity Awards

The Merger Agreement specifies the treatment of the outstanding Calavo Equity Awards in connection with the First Merger, which will be treated as follows at the First Effective Time:

•

each Calavo Option issued under the Calavo Equity Plans, whether or not vested or exercisable, that is outstanding immediately prior to the First Effective Time and that has not been validly exercised will, automatically and without any action required by the holder, become vested and exercisable in full and shall be cancelled as of the First Effective Time; each holder of any such cancelled Calavo Option will be entitled to receive from Mission Produce or the Surviving Company, with respect to the shares of Calavo Common Stock that would have been issuable upon the exercise of such Calavo Option, the Option Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to the Calavo Option immediately prior to the First Effective Time and (y) the excess if any of (1) the Merger Consideration Value over (2) the exercise price per share of Calavo Common Stock applicable to the Calavo Option, provided that if the Merger Consideration Value is less than or equal to the exercise price per share of a Calavo Option, the Calavo Option shall be cancelled and terminated for no consideration;

•

each Calavo RSU that is outstanding immediately prior to the First Effective Time will, automatically and without any action required by Mission Produce, Calavo, or the holder, vest in full (if unvested) and be cancelled as of the First Effective Time; each holder of any such cancelled Calavo RSU will be entitled to receive from Mission Produce or the Surviving Company, with respect to such shares of Calavo Common Stock, the RSU Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to the Calavo RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value; and

•

each Calavo Deferred RSU that is outstanding immediately prior to the First Effective Time will, automatically and without any action required by Mission Produce, Calavo or the holder, be cancelled as of the First Effective Time; each holder of any such cancelled Calavo Deferred RSU will become entitled to receive from Mission Produce or the Surviving Company, with respect to shares of Calavo Common Stock subject to such cancelled Calavo Deferred RSU, the Deferred RSU Consideration equal to the product of (x) the number of shares of Calavo Common Stock subject to such Calavo Deferred RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value. Prior to the Closing and in accordance with Section 409A of the Code and the regulations thereunder, each Calavo Deferred RSU will be vested in full and terminated by irrevocable action of the Calavo Board in return for the consideration specified in the Merger Agreement. For additional information regarding the treatment of Calavo Equity Awards in the Mergers, please see the section entitled “The Mergers—Treatment of Calavo Equity Awards.”

Transaction Financing

Mission Produce is currently negotiating the terms of an amended and restated credit facility in a proposed aggregate principal amount of $550.0 million, consisting of (i) a senior secured revolving facility in an increased aggregate principal amount of up to $200.0 million (an increase of $50.0 million in capacity), (ii) a senior secured Term Loan A-1 Facility in an aggregate principal amount of $200.0 million, of which $150.0 million will be available on a delayed draw basis to consummate the Mergers, and (iii) a senior secured Term Loan A-2 Facility in an aggregate principal amount of $150.0 million, of which $100.0 million will be available on a delayed draw basis to consummate the Mergers (collectively, the “Assumed Transaction Financing”). The unaudited pro forma condensed combined financial information assumes the execution and funding of the Assumed Transaction Financing on the terms set forth above, including estimated financing costs of $5.3 million.

Pro Forma Accounting

The historical consolidated financial statements of Mission Produce and Calavo have been adjusted in the unaudited pro forma condensed combined financial information to give effect to the accounting for the Pro Forma Transactions under U.S. GAAP. The unaudited pro forma financial information was prepared in accordance with the ASC 805. The business combination will be accounted for as an acquisition with Mission Produce deemed the acquiror and Calavo deemed the acquiree for accounting purposes, based on consideration of facts and circumstances at the time of preparation of this joint proxy statement/prospectus including, but not limited to, the following:

•	the consideration to be paid to holders of Calavo Common Stock in the Mergers will be paid by a combination of issuance equity consideration and payment of cash consideration by Mission Produce;

•	following the Closing Date, Mission Produce stockholders will have majority voting rights of the Combined Company;

•

following the Closing Date, Mission Produce stockholders are expected to own approximately 80% of the then-outstanding Mission Produce Common Stock, and former Calavo shareholders are expected to own approximately 20%;

•

following the Closing Date, the board of directors of the Combined Company is expected to consist of ten directors consisting of (a) nine directors designated by the Mission Produce Board, and (b) one Named Director;

•

following the Closing Date, John M. Pawlowski, Mission Produce President and Chief Operating Officer (who will transition to Chief Executive Officer effective April 9, 2026) will be the Chief Executive Officer of the Combined Company; and

•	following the Closing Date, key members of management of the Combined Company are expected to be existing members of Mission Produce management.

In accordance with ASC 805, as the accounting acquiror, Mission Produce will record the assets acquired and liabilities of Calavo assumed in the Pro Forma Transactions at their fair values as of the Closing Date, while Transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, will be allocated to goodwill.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JANUARY 31, 2026

	Historical
(In millions)	Mission Produce, Inc.	Calavo Growers, Inc.	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$44.8	$47.7	$(19.8)	(B.3)	$48.5
			(5.3)	(B.2)
			(18.9)	(E)
Restricted cash	2.6	—			2.6
Accounts receivable
Trade, net of allowances	91.0	40.6			131.6
Grower and fruit advances	2.6	15.3			17.9
Other	15.5	—			15.5
Inventory	99.3	37.8	4.6	(C)	141.7
Prepaid expenses and other current assets	9.6	9.0			18.6
Income taxes receivable	8.2	2.3	4.5	(E)	15.0

Total current assets	273.6	152.7	(34.9)		391.4
Property, plant and equipment, net	542.1	48.5	47.6	(C)	638.2
Operating lease right-of-use assets	67.3	15.5			82.8
Equity method investees	36.6	1.7			38.3
Deferred income tax assets, net	10.5	8.3			18.8
Goodwill	39.4	10.2	121.6	(C)	171.2
Intangible assets, net	—	—	120.2	(C)	120.2
Other assets	28.2	61.3			89.5

Total assets	$997.7	$298.2	$254.5		$1,550.4

Liabilities and Equity
Liabilities
Accounts payable	$43.4	$7.4			$50.8
Accrued expenses	53.3	37.5			90.8
Income taxes payable	3.0	0.1			3.1
Grower payables	33.3	19.6			52.9
Short-term borrowings	1.0	—			1.0
Loans from noncontrolling interest holders—current portion	0.7	—			0.7
Long-term debt—current portion	3.0	—			3.0
Operating leases—current portion	7.7	3.6			11.3
Finance leases—current portion	1.6	0.9			2.5

Total current liabilities	147.0	69.1	—		216.1
Long-term debt, net of current portion	97.0	—	244.7	(B.2)	341.7
Operating leases, net of current portion	67.0	14.0			81.0
Finance leases, net of current portion	21.8	3.9			25.7
Income taxes payable	0.3	—			0.3
Deferred income tax liabilities, net	19.1	—			19.1
Other long-term liabilities	25.4	3.8			29.2

Total liabilities	377.6	90.8	244.7		713.1

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JANUARY 31, 2026

	Historical
(In millions)	Mission Produce, Inc.	Calavo Growers, Inc.	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Shareholders’ Equity
Common stock	0.1	—			0.1
Additional paid-in capital	246.5	180.6	(180.6)	(A)	478.0
			231.5	(B.1)
Accumulated other comprehensive income	1.7	—			1.7
Retained earnings	338.6	25.0	(25.0)	(A)	324.3
			(14.3)	(E)

Shareholders’ equity	586.9	205.6	11.6		804.1
Noncontrolling interest	33.2	1.8	(1.8)	(A)	33.2

Total equity	620.1	207.4	9.8		837.3

Total liabilities and equity	$997.7	$298.2	$254.5		$1,550.4

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JANUARY 31, 2026

	Historical
(In millions, except for share and per share amounts)	Mission Produce, Inc.	Calavo Growers, Inc.	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Net sales	$278.6	$122.2			$400.8
Cost of sales	247.0	107.0	0.9	(D)	354.9

Gross profit	31.6	15.2	(0.9)		45.9
Selling, general and administrative expenses	29.1	16.6	2.8	(D)	48.5

Operating income	2.5	(1.4)	(3.7)		(2.6)
Interest expense	(1.7)	(0.1)	(3.7)	(G)	(5.5)
Equity method income (loss)	1.5	(0.5)			1.0
Other (expense) income, net	(1.3)	3.3			2.0

Income (loss) before income taxes	1.0	1.3	(7.4)		(5.1)
Provision for income taxes (income tax benefit)	1.1	0.5	(1.8)	(H)	(0.2)

Net (loss) income	$(0.1)	$0.8	$(5.6)		$(4.9)
Less:
Net income attributable to noncontrolling interest	0.6	0.1			0.7

Net (loss) income attributable to shareholders	$(0.7)	$0.7	$(5.6)		$(5.6)
Net loss per share attributable to shareholders:
Basic	$(0.01)				$(0.06)
Diluted	$(0.01)				$(0.06)
Weighted average shares outstanding:
Basic	70,641,613			(F)	88,140,336
Diluted	70,641,613			(F)	88,140,336

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED OCTOBER 31, 2025

	Historical
(In millions, except for share and per share amounts)	Mission Produce, Inc.	Calavo Growers, Inc.	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
Net sales	$1,391.2	$648.4			$2,039.6
Cost of sales	1,230.5	584.7	8.2	(D)	1,823.4

Gross profit	160.7	63.7	(8.2)		216.2
Selling, general and administrative expenses	95.5	44.1	11.3	(D)	180.9
			30.0	(E)

Operating income	65.2	19.6	(49.5)		35.3
Interest expense	(9.4)	(0.8)	(16.4)	(G)	(26.6)
Equity method income (loss)	5.4	(0.2)			5.2
Other income, net	0.7	6.0			6.7

Income before income taxes	61.9	24.6	(65.9)		20.6
Provision for income taxes	21.4	4.6	(16.4)	(H)	9.6

Net income	$40.5	$20.0	$(49.5)		$11.0
Less:
Net income attributable to noncontrolling interest	2.8	0.2			3.0

Net income attributable to shareholders	$37.7	$19.8	$(49.5)		$8.0
Net income per share attributable to shareholders:
Basic	$0.53				$0.09
Diluted	$0.53				$0.09
Weighted average shares outstanding:
Basic	70,762,024			(F)	88,260,747
Diluted	71,332,414			(F)	88,831,137

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, to illustrate the effect of the Pro Forma Transactions, which have not yet been consummated. Such information is based on Mission Produce’s and Calavo’s historical financial statements as adjusted to give effect to the Pro Forma Transactions. For the unaudited pro forma condensed combined statements of operations for the three months ended January 31, 2026 and year ended October 31, 2025, the transaction accounting adjustments were made as if the Pro Forma Transactions had occurred on November 1, 2024. For the unaudited pro forma condensed combined balance sheet as of January 31, 2026, it is assumed the Pro Forma Transactions had occurred on January 31, 2026. Certain financial statement line items of Calavo’s financial statements have been condensed to conform to the presentation of the Mission Produce.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the historical financial statements of Mission Produce and Calavo that are incorporated by reference within this joint proxy statement/prospectus.

The historical consolidated financial statements of Mission Produce and Calavo have been adjusted in the unaudited pro forma condensed combined financial information to give effect to the accounting for the Pro Forma Transactions under U.S. GAAP. The unaudited pro forma financial information was prepared in accordance with the ASC 805. The business combination will be accounted for as an acquisition with Mission Produce deemed the acquiror and Calavo deemed the acquiree for accounting purposes, based on consideration of facts and circumstances at the time of preparation of this joint proxy statement/prospectus including, but not limited to, the following:

•	the consideration to be paid to holders of Calavo Common Stock in the Mergers will be paid by a combination of issuance equity consideration and payment of cash consideration by Mission Produce;

•	following the Closing Date, Mission Produce stockholders will have majority voting rights of the Combined Company;

•

following the Closing Date, Mission Produce stockholders are expected to own approximately 80% of the then-outstanding Mission Produce Common Stock and former Calavo shareholders are expected to own approximately 20%;

•

following the Closing Date, the board of directors of the Combined Company will consist of ten directors consisting of (a) nine directors designated by the Mission Produce Board, and (b) one Named Director;

•

following the Closing Date, John M. Pawlowski, Mission Produce President and Chief Operating Officer (who will transition to Chief Executive Officer effective April 9, 2026) will be the Chief Executive Officer of the Combined Company; and

•	following the Closing Date, key members of management of the combined Company are expected to be existing members of Mission Produce management.

In accordance with ASC 805, as the accounting acquiror, Mission Produce will record the assets acquired and liabilities of Calavo assumed in the Pro Forma Transactions at their fair values as of the Closing Date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, will be allocated to goodwill.

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial information are those set out in Mission Produce’s unaudited consolidated financial statements as of and for the three months ended January 31, 2026 and audited consolidated financial statements as of and for the year ended October 31, 2025 and Calavo’s unaudited consolidated financial statements as of and for the three months ended January 31, 2026 and audited consolidated financial statements as of and for the year ended October 31, 2025. Based on information available as of the date hereof, Mission Produce management is not aware of any significant accounting policy differences between Mission Produce and Calavo. Therefore, no adjustments were made to conform Calavo’s historical consolidated financial statements to the accounting policies used by Mission Produce in the preparation of the unaudited pro forma condensed combined financial information. As part of the application of ASC 805, as more information becomes available, Mission Produce will perform a more detailed review of Calavo’s accounting policies to identify potential differences or reclassifications needed. Therefore, Mission Produce may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Closing Date.

Note 2. Estimated Purchase Price

Preliminary purchase price

The unaudited pro forma condensed combined financial information reflects the preliminary allocation of the purchase consideration to Calavo’s identifiable net assets acquired. The transaction purchase price consists of a cash consideration component and an equity (share) consideration component. The purchase price is preliminary because the actual fair value will depend on various inputs such as the Mission Produce stock price, the number of Calavo shares outstanding, and inputs effecting the valuation of Calavo Equity Awards. The purchase price does not include: Fractional Share Consideration, estimates for the treatment of Dissenting Shares, interim Calavo Equity Award activity, and the impact of golden parachute and employment contracts. An estimate of the preliminary purchase price is as follows:

Estimated Purchase Price
Calavo common shares outstanding at March 12, 2026	17,874,079
Multiplied by exchange ratio per share	0.9790

Estimated shares of Mission Produce stock issuable to Calavo shareholders	17,498,723
Multiplied by Mission Produce closing share price on March 12, 2026	$13.23

Estimated fair value of equity consideration (in millions)	$231.5
Cash consideration
Calavo common shares outstanding at March 12, 2026	17,874,079
Cash consideration per share	$14.85

Cash consideration issuable to Calavo shareholders (in millions)	$265.4
Fair value of cash consideration issuable to holders of Calavo Equity Awards (in millions)	4.4

Total cash consideration (in millions)	$269.8
Total estimated preliminary purchase price (in millions)(1)	$501.4

(1)	Total may not sum due to rounding

The actual fair value will depend on the closing price of Mission Produce’s shares on the Closing Date. Therefore, the actual purchase price will fluctuate with the market price of shares of Mission Produce Common Stock until the Closing Date. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial information. The following table shows the effect of an increase and decrease of 10% and 20% in Mission Produce’s share price from the closing price on March 12, 2026 and the resulting impact on the estimated preliminary purchase price and estimated goodwill.

Change in Share Price	Share Price	Estimated purchase price (in millions)	Estimated goodwill (in millions)
Increase of 20%	$15.88	$549.5	$180.0
Increase of 10%	14.55	525.4	155.9
Decrease of 10%	11.91	477.3	107.8
Decrease of 20%	10.58	453.2	83.7

Preliminary purchase price allocation

The preliminary transaction accounting adjustments have been made solely for the purpose of providing the unaudited pro forma financial information. The allocations of the purchase price reflected in this unaudited pro forma condensed combined financial information have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Mergers, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the Closing Date. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the Closing Date and other changes in tangible and intangible assets and liabilities that occur prior to the Closing Date could cause material differences in the information presented. As of the date of the unaudited pro forma condensed combined financial information, Mission Produce obtained a preliminary valuation study to arrive at the estimated fair value of Calavo’s assets to be acquired and liabilities to be assumed, based on preliminary information about Calavo’s assets. Additional information could materially impact the final valuation. Any changes in fair value indicated by the final valuation will be reflected in the actual reporting by Mission Produce subsequent to the Closing Date. The final purchase price allocation may be materially different than that reflected in the pro forma allocation presented below. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed of Calavo based on Mission Produce management’s preliminary estimate of their respective fair values as of January 31, 2026:

Estimated Fair Value (in millions)
Total estimated preliminary purchase price	$501.4
Allocation:
Inventory	$42.4
Other current assets	114.9
Property, plant and equipment, net	96.1
Intangible assets, net
Trademarks and trade name (8-year estimated useful life)	28.0
Customer-related intangible (12-years estimated useful life)	92.2
Operating lease right-of-use assets	15.5
Other noncurrent assets	71.3

Estimated Fair Value (in millions)
Goodwill	131.8
Current liabilities	(69.1)
Long-term liabilities	(21.7)

$501.4

Note 3. Transaction Accounting Adjustments

Transaction accounting adjustments are preliminary and subject to change. The transaction accounting adjustments do not include the impact of expected cost synergies, nor anticipated standard operating costs that are not directly related to the Pro Forma Transactions. No adjustment has been made to the unaudited pro forma financial information with respect to the potential conversion of cash consideration to Mission Produce Common Stock that may occur if the Threshold Percentage falls below 43%. The unaudited pro forma condensed combined financial information reflects:

(A)	Elimination of Calavo’s historical equity balances.

(B)

Estimated consideration paid or payable for the Mergers (refer to Note 2 for details). The actual purchase price consideration could be materially different depending on a number of factors, including changes in the share price of Mission Produce. The consideration payable in the Mergers is expected to be financed by a combination of:

(1)	the issuance of shares of Mission Produce Common Stock. Refer to Note 2 for more information;

(2)	$250 million in proceeds from the Assumed Financing Transaction, net of $5.3 million in estimated debt financing costs; and

(3)	the remainder is expected to be financed by cash on-hand.

(C)	Recognition of the purchase price adjustments to fair value of assets and liabilities acquired, including:

•

Adjustments to the fair value of finished goods in inventory was based on the estimated selling price adjusted for (1) costs of the selling efforts and (2) a reasonable profit allowable for the selling efforts. The book value of raw material inventory was determined to be representative of fair value.

•

Adjustments to the fair value of property, plant and equipment included adjustments to personal and real property, based on fixed asset data provided by management as well as available market data. Certain real properties without sufficient market data were valued at book value.

•

The fair value of trademarks and trade names was estimated using the relief from royalty rate method, based on publicly-disclosed royalty rates, the level of profitability, and management’s intention to continue using the trademarks/trade name.

•	The fair value of customer-related intangibles was estimated using existing customer data provided by management and discussions about expected attrition going forward.

•	The excess of the purchase price over the fair value of Calavo assets acquired and liabilities assumed was recognized as goodwill.

Actual fair value adjustments could be materially different once the final valuation is performed. Refer to Note 2 for additional information.

(D)

Includes depreciation of purchase accounting adjustments to property, plant and equipment, amortization of intangible assets and the impact of inventory fair value step-up, assuming all acquired inventory was sold during the fiscal year ended October 31, 2025.

(E)	Transaction costs include fees from advisory firms, due diligence, legal, regulatory and accounting.

(F)

The pro forma basic and diluted per share amounts are based on Mission Produce’s common shares outstanding, as if the business combination occurred on November 1, 2024, resulting in the issuance of 17,498,723 shares of Mission Produce Common Stock estimated to be issued on the Closing Date. No adjustments to historical share transactions of Mission Produce were made.

(G)

Interest expense incurred on debt financing based on the assumption that borrowings were obtained on November 1, 2024 and consists of: (i) $0.2 million and $1.1 million in amortization of deferred debt issuance costs for the three months ended January 31, 2026 and year ended October 31, 2025, respectively, and (ii) $3.5 million and $15.3 million in estimated interest expense for the three months ended January 31, 2026 and year ended October 31, 2025, respectively, calculated using the weighted average interest rates of 5.561% and 6.076%, respectively. Under Mission Produce’s existing credit facility, interest rates are variable as a spread over the Secure Overnight Financing Rate (“SOFR”) ranging from 1.5% to 2.5% depending on Mission Produce’s consolidated total net leverage ratio. Changes in SOFR or Mission Produce’s leverage ratio could increase or decrease actual interest expense when financing is actually obtained. The following table illustrates the effect of a 1/8% change in the overall interest rate and the impact to total interest expense:

Change in Interest Rate	Interest rate	Interest expense (in millions)
For the three months ended January 31, 2026:
Increase of 1/8%	5.686%	$3.8
Decrease of 1/8%	5.436%	3.7
For the year ended October 31, 2025:
Increase of 1/8%	6.201%	$16.7
Decrease of 1/8%	5.951%	16.1

(H)

Tax effect of transaction accounting adjustments at Mission Produce’s U.S. statutory tax rate of 24.45% and 24.42% for the three months ended January 31, 2026 and year ended October 31, 2025, respectively.

MISSION PRODUCE EXECUTIVE COMPENSATION

The information required by Item 402 of Regulation S-K is contained in Mission Produce’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 24, 2026, which is incorporated by reference into this joint proxy statement/prospectus. For more information, please see the section titled “Where You Can Find More Information” beginning on page 210 of this joint proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion is a summary of the material U.S. federal income tax consequences of the Mergers to U.S. Holders (as defined below) that exchange their shares of Calavo Common Stock for the Merger Consideration in the Mergers. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. Holders who hold Calavo Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the Mergers will be completed in accordance with the Merger Agreement and as described in this joint proxy statement/prospectus. Holders of Calavo Common Stock that are not U.S. Holders should consult their tax advisors as to the tax consequences of the Mergers. Moreover, this discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income or consequences that may arise under the Foreign Account Tax Compliance Act (including the U.S. Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)) that may be relevant to U.S. Holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Calavo Common Stock that are subject to special rules, including, but not limited to:

•	banks or other financial institutions;

•

partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass-through entities;

•	mutual funds;

•	S corporations or investors in such S corporations;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that actually or constructively own or have owned at least five percent of Calavo Common Stock (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold Calavo Common Stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that are liable for the alternative minimum tax;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•

holders who acquired their shares of Calavo Common Stock through the exercise of an employee stock option, in connection with a restricted stock unit or restricted share award, or otherwise as compensation;

•	holders who hold their shares as “qualified small business stock” within the meaning of Section 1202(c) of the Code; and

•	persons that have a functional currency other than the U.S. dollar.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Calavo Common Stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Mergers to them.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Calavo Common Stock which is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The following discussion is a summary of material U.S. federal income tax consequences of the Mergers to U.S. Holders under current law and is for general information only. Calavo shareholders should consult their tax advisors as to the tax consequences of the Mergers in their particular circumstances, including the applicability and effect of U.S. federal, state, local or foreign income or other tax laws.

The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Mission Produce’s obligation to effect the Mergers that Mission Produce receive an opinion from Latham & Watkins, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Calavo’s obligation to effect the Mergers that Calavo receive an opinion from Cozen O’Connor, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the foregoing opinions of counsel will be based on, among other things, certain factual representations made by Mission Produce and Calavo and certain assumptions, all of which must be consistent with the state of facts existing at the time of the Mergers. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Calavo or Mission Produce from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. The discussion below assumes the Mergers will qualify as a “reorganization” under Section 368(a) of the Code. All U.S. Holders are encouraged to consult their tax advisors regarding the tax consequences to them in the event the Mergers do not so qualify.

Tax Consequences of the Mergers

A U.S. Holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration (other than cash in lieu of a fractional share of Mission Produce Common Stock) and the fair market value of the Mission Produce Common Stock received, minus that U.S. Holder’s adjusted tax basis in its shares of Calavo Common Stock surrendered in exchange therefor, and (2) the amount of cash consideration received (other than cash in lieu of a fractional share of Mission Produce Common Stock). Subject to the discussion below in the section titled “ —Possible Dividend Treatment,” any recognized gain will generally be long-term capital gain if the U.S. Holder’s holding period with respect to the shares of Calavo Common Stock surrendered is more than one year.

If a U.S. Holder acquired different blocks of shares of Calavo Common Stock at different times or different prices, any gain or loss may be determined separately for each identifiable block of shares. U.S. Holders should consult their tax advisors regarding the manner in which cash consideration and Mission Produce Common Stock should be allocated among different blocks of shares of Calavo Common Stock surrendered and the determination of the tax bases and holding periods of the Mission Produce Common Stock received.

The aggregate tax basis of the Mission Produce Common Stock received (including fractional shares deemed received and redeemed as described in the section titled “ —Cash in Lieu of a Fractional Share” below) will be equal to the aggregate adjusted tax basis of the shares of Calavo Common Stock surrendered, reduced by the amount of cash consideration received by the U.S. Holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the U.S. Holder in the Mergers. The holding period of the Mission Produce Common Stock received (including fractional shares deemed received and redeemed as described in the section titled “Cash in Lieu of a Fractional Share” below) will include the holding period of the shares of Calavo Common Stock surrendered.

Cash in Lieu of a Fractional Share

A U.S. Holder who receives cash in lieu of a fractional share of Mission Produce Common Stock will be treated as having received the fractional share pursuant to the Mergers and then as having exchanged that fractional share with Mission Produce for cash in a redemption transaction.

A U.S. Holder receiving cash in lieu of a fractional share of Mission Produce Common Stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in such fractional share of Mission Produce Common Stock. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. Holder’s holding period in such Mission Produce Common Stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the Mergers. The deductibility of capital losses is subject to limitations.

Possible Dividend Treatment

In some cases, a U.S. Holder’s recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. Holder could have dividend income up to the amount of the cash consideration received, depending on such U.S. Holder’s ratable share of the “earnings and profits” of Calavo (as determined for U.S. federal income tax purposes). Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. Holder, including the application of certain constructive ownership rules, U.S. Holders should consult their tax advisors regarding the potential tax consequences of the Mergers to them, and U.S. Holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Information Reporting and Backup Withholding

A U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) on any cash payments received in the Mergers, including payments of cash in lieu of fractional shares. Backup withholding will not apply, however, if the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Any amounts withheld may be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGERS, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. CALAVO SHAREHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

LEGAL MATTERS

Latham & Watkins, legal counsel for Mission Produce, is providing an opinion regarding the validity of the Mission Produce Common Stock to be issued in the First Merger and an opinion regarding certain legal matters relating to the U.S. federal income tax treatment of the Mergers with respect to Mission Produce.

Cozen O’Connor, legal counsel for Calavo, is also providing an opinion regarding certain legal matters relating to the U.S. federal income tax treatment of the Mergers with respect to Calavo.

EXPERTS

Mission Produce

The financial statements of Mission Produce, Inc. as of October 31, 2025 and 2024, and for each of the three years in the period ended October 31, 2025, incorporated by reference in this Form S-4, and the effectiveness of Mission Produce, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Calavo

The financial statements of Calavo Growers, Inc. as of October 31, 2025 and 2024, and for each of the three years in the period ended October 31, 2025, incorporated by reference in this Form S-4, and the effectiveness of Calavo Growers, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

DATES FOR SUBMISSION OF STOCKHOLDER AND SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS

Mission Produce

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for Mission Produce’s 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by Mission Produce’s Corporate Secretary at 2710 Camino Del Sol, Oxnard, California 93030 no later than October 27, 2026. Any proposal should be addressed to Mission Produce’s Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with Mission Produce’s Bylaws and the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require Mission Produce to include in its proxy statement or its proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, Mission Produce’s Bylaws require that Mission Produce be given advance written notice of nominations for election to the Mission Produce Board and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in Mission Produce’s proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Mission Produce’s Corporate Secretary must receive such notice not later January 9, 2027, and no earlier than December 10, 2026, for matters to be presented at the 2027 Annual Meeting of Mission Produce Stockholders. However, in the event that the date of the 2027 Annual Meeting of Stockholders is more than thirty days before or more than sixty days after the one year anniversary of the preceding year’s annual meeting, for notice by the Mission Produce stockholder to be timely, it must be received not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by Mission Produce.

In addition to satisfying the foregoing requirements under Mission Produce’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Mission Produce’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 8, 2027, and must also comply with all other requirements of Rule 14a-19 under the Exchange Act.

Calavo

Calavo held its 2025 annual meeting of shareholders on April 23, 2025. Calavo does not anticipate holding a 2026 annual meeting of Calavo shareholders (the “Calavo 2026 Annual Meeting”) if the Mergers are completed as currently expected. In the event that the Mergers are not completed within the expected time frame or at all, Calavo will hold the Calavo 2026 Annual Meeting. Any shareholder nominations or proposals for other business intended to be presented at Calavo’s next annual meeting must be submitted to Calavo as set forth below.

Under SEC Rule 14a-8, a Calavo shareholder who wishes to present a proposal for inclusion in the proxy statement for the Calavo 2026 Annual Meeting must submit the proposal in writing to Calavo’s Corporate Secretary at Calavo Growers, Inc., 1141-A Cummings Road, Santa Paula, California 93060 or by e-mail to 2025proxy@calavo.com, no later than October 31, 2025, however, if the Calavo 2026 Annual Meeting is before March 24, 2026 or after May 23, 2026, then Calavo will set a deadline for Calavo shareholders to submit a proposal under SEC Rule 14a-8 that is a reasonable time before Calavo begins to print and send its proxy materials for the Calavo 2026 Annual Meeting. Calavo shareholders submitting a proposal for the Calavo 2026 Annual Meeting pursuant to SEC Rule 14a-8 must comply with the other applicable SEC requirements in respect thereof. SEC rules set standards for the types of shareholder proposals and the information that must be provided by the shareholder making the request.

Under the Calavo Bylaws, a Calavo shareholder may also submit a proposal, including nomination of a director, other than pursuant to Rule 14a-8, in which case, the proposal would not be required to be included in

Calavo’s proxy statement for the Calavo 2026 Annual Meeting and the proposal must be received by Calavo’s Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Calavo. This notice must include the information required by the provisions of the Calavo Bylaws. The deadline for delivery of a Calavo shareholder proposal pursuant to the Calavo Bylaws in connection with the Calavo 2026 Annual Meeting would be between December 24, 2025 and January 23, 2026. Alternatively, if the Calavo 2026 Annual Meeting of stockholders is held before March 24, 2026 or after June 22, 2026, then the deadline for delivery of a Calavo shareholder proposal pursuant to the Calavo Bylaws in connection with the Calavo 2026 Annual Meeting would instead be no earlier than 150 days prior to such meeting and no later than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Calavo.

As of March 20, 2026, the date of this joint proxy statement/prospectus, Calavo has not set a date for the Calavo 2026 Annual Meeting.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or notice, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Even if a stockholder’s household or address has received only one copy of this joint proxy statement/prospectus, a separate proxy card should have been provided for each stockholder account. Each individual proxy card should be signed, dated, and returned in the postage-prepaid envelope (or completed and submitted by telephone or via the internet, as described on the proxy card). If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one copy, please contact the company whose shares you hold at their address identified below. Each of Mission Produce and Calavo will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

WHERE YOU CAN FIND MORE INFORMATION

Mission Produce and Calavo file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements, and other information regarding issuers, including Mission Produce and Calavo, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Mission Produce has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Mission Produce Common Stock to be issued to Calavo shareholders in connection with the Mergers. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Mission Produce and Calavo, respectively. The rules and regulations of the SEC allow Mission Produce and Calavo to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Mission Produce and Calavo to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Mission Produce and Calavo have previously filed with the SEC.

Mission Produce

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2025, filed with the SEC on December 18, 2025;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2026, filed with the SEC on March 12, 2026;

•

Current Reports on Form 8-K or 8-K/A, as applicable (to the extent filed and not furnished), filed on November 18, 2025 (SEC Film No. 251492283), November 26, 2025 (SEC Film No.  251530360), December 18, 2025 (SEC Film No.  251583212), December 18, 2025 (SEC Film No.  251583233), January 15, 2026 (SEC Film No.  26534577), and January 22, 2026 (SEC Film No. 26551610);

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on February 24, 2026; and

•

The description of securities registered under Section  12 of the Exchange Act, which is contained in Exhibit 4.2 to Mission Produce’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, and as amended by any amendment or report filed for purposes of updating that description.

Calavo

•

Annual Report on Form 10-K for the fiscal year ended October 31, 2025, filed with the SEC on January  14, 2026, as amended by Amendment No.1 to the Annual Report on Form 10-K/A for the fiscal year ended October 31, 2025, filed with the SEC on March 2, 2026;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2026, filed with the SEC on March 12, 2026;

•

Current Reports on Form 8-K (to the extent filed and not furnished), filed on November 13, 2025 (SEC Film No.  251477853), November 25, 2025 (SEC Film No.  251521667), December 12, 2025 (SEC Film No.  251567760), December 23, 2025 (SEC Film No.  251594579), and January 15, 2026 (SEC Film No. 26534463) (as amended by that certain Form 8-K/A filed on March 2, 2026 (SEC Film No. 26707160)); and

•

The description of securities registered under Section  12 of the Exchange Act, which is contained in Exhibit 4.1 to Calavo’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, and as amended by any amendment or report filed for purposes of updating that description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC (for example, as called for by Items 2.02 and 7.01 of Form 8-K), such information or exhibit is specifically not incorporated by reference.

In addition, Mission Produce and Calavo incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated as well as after the date of this joint proxy statement/prospectus and until the date on which the Mission Produce Special Meeting is held and the Calavo Special Meeting is held (excluding any information and exhibits contained in current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Mission Produce or Calavo, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail: Attention: General Counsel and Secretary Mission Produce, Inc. 2710 Camino Del Sol Oxnard, California 93030 Telephone: (805) 981-3650	By Mail: Attention: Corporate Secretary Calavo Growers, Inc. 1141-A Cummings Road Santa Paula, California 93060 Telephone: (805) 525-1245

These documents are available from Mission Produce or Calavo, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Mission Produce and Calavo at their internet websites at www.missionproduce.com and www.calavo.com, respectively. Information contained on these websites is not incorporated by reference into, and does not constitute part of, this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Sodali & Co, Mission Produce’s proxy solicitor and Georgeson Advisory, Calavo’s proxy solicitor, at the following addresses and telephone numbers:

For Mission Produce’s Stockholders: Sodali & Co 430 Park Ave, 14th Floor New York, NY 10022 avo@info.sodali.com Stockholders: (800) 662-5200 (toll free) Banks and brokers: (203) 648-9400 (collect)	For Calavo’s Shareholders: 51 West 52nd Street, 6th Floor New York, NY 10019 calavo@georgeson.com (866) 766-9287 (toll free)

If you are a stockholder of Mission Produce or shareholder of Calavo and would like to request documents, please do so by April 21, 2026, to receive them before your respective company’s special meeting. If you request any documents from Mission Produce or Calavo, Mission Produce or Calavo, as applicable, will mail them to you.

This joint proxy statement/prospectus is a prospectus of Mission Produce and is a joint proxy statement of Mission Produce and Calavo for the Mission Produce Special Meeting and the Calavo Special Meeting,

respectively. Neither Mission Produce nor Calavo has authorized anyone to give any information or make any representation about the Mergers or Mission Produce or Calavo that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Mission Produce or Calavo has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

MISSION PRODUCE, INC.,

CANTALOUPE MERGER SUB I, INC.,

CANTALOUPE MERGER SUB II, LLC

and

CALAVO GROWERS, INC.

Dated as of January 14, 2026

A-i

A-ii

A-iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 14, 2026 (this “Agreement”), is made by and among Mission Produce, Inc., a Delaware corporation (“Parent”), Cantaloupe Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”), and Calavo Growers, Inc., a California corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved this Agreement, the mergers of (i) Merger Sub I with and into the Company, with the Company surviving (the “First Merger”), pursuant to the provisions of the California Corporations Code, as amended (the “CCC”) and the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement, (ii) immediately following the First Merger, the merger of the Company with and into Merger Sub II, with Merger Sub II surviving (such second step merger, the “Second Merger” and, together with the First Merger, the “Mergers”), and the other transactions contemplated hereby, (b) determined that the Mergers and the other transactions contemplated hereby, taken together, are advisable, fair to and in the best interests of the Company and its stockholders, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (d) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, it is desired that the First Merger be effectuated and result in the Company surviving the First Merger as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), in accordance with the applicable provisions of the CCC and the DGCL and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the First Merger, the Second Merger shall occur whereby the Surviving Corporation shall merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned Subsidiary of Parent (the “Surviving Company”), in accordance with the applicable provisions of the CCC, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (i) the board of directors of Parent (“Parent Board”) and the board of directors of Merger Sub I and Merger Sub II have each (a) approved this Agreement, the Mergers and the other transactions contemplated hereby, (b) determined that the Mergers and the other transactions contemplated hereby, taken together, are advisable, fair to and in the best interests of Parent, Merger Sub I, Merger Sub II and their respective stockholders, (ii) the boards of directors of Merger Sub I and Merger Sub II have recommended the approval of this Agreement by Parent, as the sole owner of the Equity Interests of Merger Sub I and Merger Sub II, (iii) the Parent Board has directed that the approval pursuant to Listing Rule 5635 of the Nasdaq Stock Market LLC (“Listing Rule”) of the issuance of Parent Shares pursuant to the First Merger be submitted to a vote at a meeting of Parent’s stockholders, and (iv) subject to the terms of this Agreement, the Parent Board has resolved to recommend the approval of the issuance of Parent Shares pursuant to the First Merger by Parent’s stockholders;

WHEREAS, Parent, acting in its capacity as the sole owner of the Equity Interests of Merger Sub I and Merger Sub II, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, for U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company intend that the Mergers, taken together, will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code; and

WHEREAS, each of Parent, Merger Sub I, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in Appendix A.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers. Upon the terms and subject to the conditions of this Agreement, and in accordance with the CCC and the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company will become a wholly owned Subsidiary of Parent and will continue as the Surviving Corporation in the First Merger. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II, and the separate existence of the Surviving Corporation shall cease. Merger Sub II will be a wholly owned Subsidiary of Parent and will continue as the Surviving Company in the Second Merger.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the First Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the Company and Parent, but no later than the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place by the electronic exchange of signatures and documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, each of the Company, Parent and Merger Sub I shall cause a certificate of merger with respect to the First Merger (the “Certificate of First Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of California (the “Secretary”) as provided under the CCC and the Secretary of State of the State of Delaware as provided under the DGCL. The First Merger shall become effective on the date and time at which the Certificate of First Merger has been accepted for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Merger Sub I and the Company and set forth in the Certificate of First Merger, being hereinafter referred to as the “First Effective Time”). Immediately following the First Effective Time, each of the Surviving Corporation, Parent and Merger Sub II shall cause a certificate of merger with respect to the Second Merger (the “Certificate of Second Merger” and collectively with the First Certificate of Merger, the “Certificates of Merger”)) to be executed, acknowledged, delivered to and filed with the Secretary as provided under the CCC and the Secretary of State of the State of Delaware as provided under the DGCL. The Second Merger shall become effective on the date and time at which the Certificate of Second Merger has been accepted for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Merger Sub II and the Surviving Corporation and set forth in the Certificate of Second Merger, being hereinafter referred to as the “Second Effective Time”).

(b) The Mergers shall have the effects set forth in the applicable provisions of the CCC, the DGCL and the DLLCA, this Agreement and the Certificates of Merger. Without limiting the generality of the foregoing, from and after the First Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub I, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub I shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation. Without limiting the generality of the foregoing, from and after the Second Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of the Surviving Corporation and Merger Sub II shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

Section 2.4 Certificate of Incorporation and Bylaws; Certificate of Formation and Operating Agreement. At the First Effective Time, by virtue of the First Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub I, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the CCC. At the Second Effective Time, by virtue of the Second Merger and without necessity of further action by the Surviving Corporation or any other Person, the certificate of formation and operating agreement of Merger Sub II shall be the certificate of formation and operating agreement of the Surviving Company, until thereafter amended in accordance with the applicable provisions of the certificate of formation and operating agreement of the Surviving Company and the DLLCA.

Section 2.5 Board of Directors; Manager.

(a) At the First Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the board of directors of the Surviving Corporation effective as of, and immediately following, the First Effective Time shall consist of the members of the board of directors of Merger Sub I immediately prior to the First Effective Time or such other individuals designated by Parent at the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Second Effective Time, Merger Sub II and the Surviving Corporation shall take all necessary action such that the manager of the Surviving Company effective as of, and immediately following, the Second Effective Time shall consist of the manager of Merger Sub II immediately prior to the Second Effective Time or such other individual designated by Parent at the Second Effective Time, to hold office in accordance with the certificate of formation and operating agreement of the Surviving Company until his or her respective successor shall have been duly elected, designated and qualified, or until his or her earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving Company.

(c) Effective as of the First Effective Time, Parent shall cause one (1) director designated by mutual agreement of the Company and Parent prior to the First Effective Time to be appointed as a director of the Parent Board, in the class of directors of the Parent Board with the longest remaining term as of the First Effective Time, who shall be a member of the Company Board as of immediately prior to the First Effective Time and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC. At least two (2) Business Days prior to the Closing, Parent shall deliver to the Company a resolution of the

Parent Board evidencing the appointment to the Parent Board of such member of the Company Board, together with a certificate of the corporate secretary of Parent certifying as to the due adoption and effectiveness of such resolution as of the Closing.

Section 2.6 Officers. From and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, the officers of the Company immediately prior to the First Effective Time or such other individuals designated by Parent as of the First Effective Time shall be the officers of the Surviving Corporation. From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of formation and operating agreement of the Surviving Company and applicable Law, the officers of the Surviving Company immediately prior to the Second Effective Time or such other individuals designated by Parent as of the Second Effective Time shall be the officers of the Surviving Company.

ARTICLE III

EFFECT OF THE MERGERS ON EQUITY INTERESTS; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the First Effective Time (or such other time specified in this Section 3.1), by virtue of the First Merger and without any action on the part of the Company, Parent, Merger Sub I or any holder of any securities of the Company or Merger Sub I or any other Person, the following shall occur:

(a) Expiration or Cancellation of Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent, Merger Sub I or Merger Sub II or any of their wholly owned Subsidiaries immediately prior to the First Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Common Stock. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any shares cancelled pursuant to Section 3.1(a), any Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement, subject to Section 6.19(c), (i) a number of validly issued, fully paid and nonassessable Parent Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to Section 3.6 with respect to the right to receive cash in lieu of fractional Parent Shares, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”) and (ii) $14.85 in cash, without interest (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration and the Fractional Share Consideration, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or non-certificated shares represented by book-entry evidence (“Book-Entry Shares”) which, in each case, immediately prior to the First Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration therefor, together with the amounts, if any, payable pursuant to Section 3.2(g).

(c) Conversion of Merger Sub I Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each share of common stock, $0.0001 par value per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become 100 fully paid, nonassessable shares of common stock, $0.0001 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time that are held by any holder who, in accordance with Chapter 13 of the CCC, (i) is entitled to demand and has properly demanded that the Company purchase such shares for their fair market value; (ii) has actively voted against approval of the First Merger at the Company Stockholders’ Meeting (or validly submitted a proxy or ballot registering a vote against the First Merger); and (iii) has complied with all applicable notice, demand, delivery, and timing requirements set forth in Chapter 13 of the CCC (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration and will instead represent only a right to the payment amount as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CCC (subject to deduction for any required withholding Tax). If any such holder withdraws such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the CCC or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding Tax. The Company will give Parent prompt notice of any written demands received by the Company for the purchase of shares of Company Common Stock pursuant to Chapter 13 of the CCC, attempted withdrawals of such demands and any other instruments served pursuant to the CCC and received by the Company relating to demands to be paid the fair market value of Dissenting Shares, and Parent will have the right to direct all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the First Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(e) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f) The Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.

Section 3.2 Payment and Issuance of Merger Consideration for Securities; Exchange of Certificates.

(a) Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the First Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Exchange Agent”), reasonably acceptable to the Company, to act as exchange agent for the payment and issuance of the Merger Consideration (including any applicable Fractional Share Consideration), and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities with respect thereto. At or immediately prior to the First Effective Time (but in any event concurrently with the Closing), Parent shall deposit, or cause to be deposited with the Exchange Agent, (i) evidence of Parent Shares (which shall be in uncertificated book-entry form) representing the full number of Parent Shares issuable pursuant to Section 3.1(b) equal to the aggregate Per Share Stock Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Cash Consideration and the Fractional Share Consideration (such evidence of Parent Shares in book-entry form and cash amounts, the “Exchange Fund”). Parent shall, after the First Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable pursuant to Section 3.2(g). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) Procedures for Exchange. As promptly as practicable after the First Effective Time (and in any event, within three (3) Business Days thereafter), Parent will cause the Exchange Agent to mail to each holder of record of Certificates whose shares of Company Common Stock were converted into the right to receive the Merger Consideration at the First Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Exchange Agent, and will otherwise be in such form and have such other provisions as Parent or the Exchange Agent may reasonably specify consistent with this Agreement and applicable Law, and (ii) instructions for effecting the surrender of the Certificates in exchange for delivery of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each share of Company Common Stock formerly represented by such Certificates. Any Certificates so surrendered will forthwith be cancelled. The Merger Consideration delivered upon the surrender for exchange of Certificates will be deemed to have been delivered in full satisfaction of all rights pertaining to shares of Company Common Stock formerly represented by such Certificates. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of delivery of the Merger Consideration that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such delivery will have paid any transfer or other similar Taxes required by reason of the delivery of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not required to be paid. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of such Book-Entry Share shall be entitled to receive the Merger Consideration that such holder is entitled to receive for each share of Company Common Stock formerly represented by such Book-Entry Share. Delivery of the applicable Merger Consideration, with respect to Book-Entry Shares, shall only be made to the Person in whose name such shares are registered. Parent shall cause the Exchange Agent to deliver as soon as reasonably practicable after the First Effective Time (and in any event, within three Business Days thereafter), the Merger Consideration and, if applicable, on the appropriate payment date, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g), deliverable for each such Book-Entry Share. Until surrendered or exchanged as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the First Effective Time to represent only the right to receive the Merger Consideration and, if applicable, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g) as contemplated by this Agreement and the right to receive any applicable Fractional Share Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration deliverable upon the surrender or exchange of the Certificates or Book-Entry Shares.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest accrued with respect thereto) which remains undistributed to the holders of the Certificates or Book-Entry Shares for one

(1) year after the First Effective Time shall be delivered to the Surviving Company, upon written demand, and any such holders prior to the First Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Company as a general creditor thereof for payment of their claims for Merger Consideration including, if applicable, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g) (without any interest thereon), subject to abandoned property, escheat or similar Law.

(d) No Liability. None of Parent, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Following the second anniversary of the First Effective Time, the Merger Consideration will become the property of Parent or the Surviving Company to the extent it would otherwise escheat, to the extent permitted by Law, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Investment of Exchange Fund. The Exchange Agent Agreement shall provide that, until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent or the Surviving Company, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and, in any such case, no such instrument shall have a maturity exceeding three months; provided, that no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or income produced by such investments will be payable to the Surviving Company or Parent, as directed by Parent.

(f) Withholding. Parent, the Exchange Agent and the Surviving Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(g) Dividends or Distributions. Subject to the provisions of Section 3.1(d), no dividends or other distributions with respect to Parent Shares with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares issuable to such holder hereunder, and all such dividends and other distributions, if any, shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 3.4, and, if required by Parent, an indemnity bond) in accordance with this Agreement. Subject to applicable Laws and the provisions of Section 3.1(d), following surrender of any such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 3.4), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time and with a payment date prior to such surrender with respect to the Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

Section 3.3 Company Equity Awards.

(a) Treatment of Company Options. At the First Effective Time, each Company Option (whether or not vested or exercisable) that is outstanding immediately prior to the First Effective Time, and that has not been validly exercised prior thereto, shall automatically and without any required action on the part of the holder thereof, become vested and exercisable in full and shall be cancelled as of the First Effective Time, and each holder of a cancelled Company Option shall be entitled to receive from Parent or the Surviving Company, with respect to the shares of Company Common Stock that would have been issuable upon exercise of such Company Option, subject to the terms and conditions of this Agreement, an amount in cash, without interest (the “Option Consideration”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time and (y) the excess, if any, of (1) the Merger Consideration Value over (2) the exercise price per share of Company Common Stock applicable to such Company Option. All such Company Options, upon the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3(a), subject to the other terms and conditions hereof. For the avoidance of doubt, if the Merger Consideration Value is less than or equal to the exercise price per share of a Company Option, the Company Option will be cancelled and terminated for no consideration. Parent shall, or shall cause the Surviving Company to, pay, within three (3) Business Days following the First Effective Time, the Option Consideration to each holder of Company Options, less with respect to any Company employee or former employee, any required withholding Taxes and without interest, and the Option Consideration paid to any Company employee or former employee, less any required withholding, shall be paid through a special payroll of the Company. The Option Consideration paid to any Company non-employee director shall be paid by wire transfer of immediately available funds to such account as designated by such Company non-employee director pursuant to wire transfer instructions delivered to the Company and Parent not less than five (5) Business Days before the Closing Date.

(b) Treatment of Company RSUs. At the First Effective Time, each Company RSU that is outstanding immediately prior to the First Effective Time shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, vest in full (if unvested) and be cancelled as of the First Effective Time, and each holder of a cancelled Company RSU shall become entitled to receive from Parent or the Surviving Company, with respect to the shares of Company Common Stock subject to such canceled Company RSU, subject to the terms and conditions of this Agreement, an amount in cash, without interest (the “RSU Consideration”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value. All such Company RSUs, upon the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3(b), subject to the other terms and conditions hereof. Parent shall, or shall cause the Surviving Company to, pay, within three (3) Business Days following the First Effective Time, the RSU Consideration to each holder of Company RSUs, less with respect to any Company employee any required withholding Taxes and without interest, and the RSU Consideration paid to any Company employee, less any required withholding, shall be paid through a special payroll of the Company. The RSU Consideration paid to any Company non-employee director shall be paid by wire transfer of immediately available funds to such account as designated by such Company non-employee director pursuant to wire transfer instructions delivered to the Company and Parent not less than five (5) Business Days before the Closing Date.

(c) Treatment of Company Deferred RSUs. At the First Effective Time, each Company Deferred RSU that is outstanding immediately prior to the First Effective Time shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, be cancelled as of the First Effective Time, and each holder of a cancelled Company Deferred RSU shall become entitled to receive from Parent or the Surviving Company, with respect to the shares of Company Common Stock subject to such canceled Company Deferred RSU, subject to the terms and conditions of this Agreement, an amount in cash, without interest (the “Deferred

RSU Consideration”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Deferred RSU as of immediately prior to the First Effective Time and (y) the Merger Consideration Value. All such Company Deferred RSUs, upon the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3(c), subject to the other terms and conditions hereof. Parent shall, or shall cause the Surviving Company to, pay, within three (3) Business Days following the First Effective Time, the Deferred RSU Consideration to each holder of Deferred Company RSUs, without interest. The Deferred RSU Consideration paid to any Company non-employee director or former director shall be paid by wire transfer of immediately available funds to such account as designated by such Company non-employee director or former director pursuant to wire transfer instructions delivered to the Company and Parent not less than five (5) Business Days before the Closing Date. Prior to Closing and in accordance with Section 409A of the Code and the regulations promulgated thereunder, each Company Deferred RSU shall be vested in full and terminated by irrevocable action of the Company Board in return for the consideration specified herein.

(d) For purposes of this Agreement:

(i) “Equity Award Per Share Stock Consideration Value” means an amount equal to the product of (x) the Exchange Ratio and (y) the Parent Closing Share Price, rounded to the nearest whole cent (without any consideration for such rounding if applicable).

(ii) “Parent Closing Share Price” means the VWAP for the thirty (30) consecutive Trading Day period ending on the Trading Day immediately preceding (but not including) the Closing Date.

(iii) “Merger Consideration Value” means an amount equal to the sum of (x) the Equity Award Per Share Stock Consideration Value plus (y) the Per Share Cash Consideration.

(e) Prior to the Effective Time, the Company shall take all appropriate actions to (i) give effect to the provisions of Sections 3.3(a), 3.3(b) and 3.3(c); (ii) terminate the Company Equity Plans as of the First Effective Time; and (iii) ensure that after the First Effective Time, no holder of a Company Equity Award, any beneficiary thereof nor any other participant in any of the Company Equity Plans shall have any right thereunder to acquire any shares of Company Common Stock or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 3.3. The Company shall provide Parent with documentation evidencing the completion of the actions set forth in this Section 3.3(e), including obtaining any necessary consents and provision of any notices required pursuant to the terms of the Company Equity Plans, in each case, if any (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed), not later than the Business Day preceding the First Effective Time.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its discretion and as a condition precedent to the payment of any Merger Consideration, the posting by such Person of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Transfers; No Further Ownership Rights. From and after the First Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the First Effective Time will cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable Law. If Certificates or Book-Entry Shares are presented to the Surviving Company,

Parent or Exchange Agent for transfer following the First Effective Time, they shall be cancelled and exchanged as provided for in this Agreement. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 3.6 Fractional Shares. No fractional Parent Shares shall be issued in connection with the First Merger, no certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to such fraction, multiplied by the Agreed Parent Share Price. As soon as practicable after the First Effective Time, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed on or after November 1, 2024 and publicly available at least one (1) Business Day prior to the date hereof only to the extent it is reasonably apparent on its face that such disclosure is relevant to any Section or subsection of this Article IV (and excluding any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature), but it being understood that this clause (i) shall not be applicable to Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization), Section 4.3 (Authority Relative to Agreement), Section 4.20 (Vote Required), Section 4.21 (Fairness Opinion), Section 4.22 (Brokers), Section 4.24 (Takeover Statutes), or Section 4.27 (Ownership of Parent Shares), or (ii) the corresponding sections of the Company Disclosure Letter (subject to Section 9.3(b)), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Articles of Incorporation of the Company (the “Company Charter”), (ii) the Amended and Restated Bylaws of the Company (the “Company Bylaws”), and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents of each of the Company’s Subsidiaries. There has not been any violation of any of the provisions of the Company Charter or the Company Bylaws, including all amendments thereto, or of the equivalent organizational or governing documents of any of the Company’s Subsidiaries, the Company has not taken any action that is inconsistent with any resolution adopted by the stockholders of the Company, the Company Board or any committee thereof, and no Subsidiary of the Company has taken any action that is inconsistent with any resolution of the securityholders of such Subsidiary of the Company or any equivalent governing body of such Subsidiary of the Company.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of the Company’s Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary of the Company, and the jurisdictions in which each Subsidiary is qualified to conduct business. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, (x) directly or indirectly, owns or controls any Equity Interest in any Person other than the Company’s Subsidiaries or (y) has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any such Person with respect to any such Equity Interest (other than another Subsidiary). All of the outstanding shares of capital stock of, or other Equity Interests in, each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of, or other Equity Interests in, each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

Section 4.2 Capitalization. Except as set forth in Section 4.2 of the Company Disclosure Letter:

(a) As of the close of business on January 6, 2026 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, (A) 17,874,079 of which were issued and outstanding and (B) zero of which were held in treasury, and (ii) no shares of preferred stock. Between the Capitalization Date and the date of this Agreement, the Company has not issued any Equity Interest in the Company, except for shares of Company Common Stock issued upon the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the Capitalization Date. None of the Company Subsidiaries owns any shares of Company Common Stock or has any option or warrant to purchase any shares of Company Common Stock or any other Equity Interest in the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, the Company has no shares of Company Common Stock subject to or reserved for issuance, except for (i) 49,003 shares of Company Common Stock subject to outstanding Company RSUs, including 20,777 Company Deferred RSUs of which 16,518 are fully vested, (ii) 634,000 shares of Company Common Stock subject to outstanding Company Options and (iii) 110,936 shares of Company Common Stock reserved for future issuance under the Company Equity Plans for awards not yet granted. All shares of Company Common Stock subject to issuance under the Company Equity Plans, upon issuance prior to the First Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 4.2(b) of the Company Disclosure Letter (the “Equity Award Schedule”) sets forth a true and complete list, as of the Capitalization Date, of all outstanding Company Equity Awards, including the type of Company Equity Award, the Company Equity Plan that such Company Equity Award was issued under, the name of the holder of such Company Equity Award, the number of shares of Company Common Stock subject to such Company Equity Award, the exercise or purchase price, if any, type (incentive or nonqualified), and expiration date with respect thereto, if any, the applicable grant date thereof, the applicable vesting schedule with respect thereto, any unpaid dividend equivalents and whether or not the applicable Company Equity Award was granted to such holder in his or her capacity as a current or former employee of the Company or any of its Subsidiaries. As of the Capitalization Date, there are no declared or unpaid dividends or dividend equivalents with respect to any outstanding shares of Company Common Stock, Company Options, Company RSUs or Company Deferred RSUs. All outstanding Company Equity Awards have been issued under a Company Equity Plan and, by their terms, may be treated at the First Effective Time as set forth in Section 3.3.

The Company shall provide Parent with an updated Equity Award Schedule within three (3) Business Days prior to the anticipated Closing Date to reflect any changes occurring between the Capitalization Date and the applicable date of delivery.

(c) As of the close of business on the Capitalization Date, other than the Company Equity Awards set forth in the Equity Award Schedule, there were no existing and outstanding Equity Interests or other options, warrants, calls, subscriptions, preemptive rights, anti-dilution rights or other rights, stockholders’ rights plans or other agreements, convertible securities, awards of equity-based incentives or compensation (including phantom stock), agreements or arrangements of any character (or any obligations to enter into such agreements or arrangements), relating to or based on the value of any Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, acquire, transfer, exchange, sell or register for sale any Equity Interests of the Company or any of its Subsidiaries. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Common Stock, Company Equity Awards or other Equity Interests other than shares of Company Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(d) There are no obligations (whether outstanding or authorized) of the Company or any of its Subsidiaries requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any shares of Company Common Stock or other Equity Interests of the Company or any of its Subsidiaries. There are no obligations (whether outstanding or authorized) of the Company or any of its Subsidiaries to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary that is not a wholly-owned Subsidiary.

(e) With respect to Company Equity Awards, as applicable, (i) each grant of any Company Equity Award was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective and was granted by all necessary corporate action, (ii) each Company Option has an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the applicable grant date, (iii) no Company Option provides for any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, in each case, as determined in accordance with Section 409A of the Code, and (iv) no Company RSU that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, and each Company RSU set forth in Section 4.2(e) of the Company Disclosure Letter, has been awarded and administered in compliance in all material respects with applicable requirements of Section 409A of the Code.

(f) There are no voting trusts or other agreements or legally binding understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of shares of Company Common Stock or other Equity Interests of the Company or any of its Subsidiaries, other than any such agreements solely between and among the Company and any of its Subsidiaries or solely between and among two or more Subsidiaries of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(g) All of the outstanding Equity Interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary and free and clear of all material Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Company Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the First Merger. Except for the Requisite Company Stockholder Approval, the occurrence of the Company Stockholder Advisory Vote and filing the Certificates of Merger with the Secretary as required by the CCC and the Secretary of State of the State of Delaware as required by the DGCL, (A) the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the First Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and (B) no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the First Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Exceptions”).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) approved, adopted and declared advisable this Agreement, the First Merger and the other transactions contemplated hereby, (ii) determined that this Agreement, the First Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation (provided, that any change, modification or rescission of such recommendation by the Company Board in accordance with Section 6.6 shall not be a breach of the representation in clause (iii)), and (iv) directed that this Agreement be submitted to the stockholders of the Company for its adoption at the Company Stockholders’ Meeting.

Section 4.4 No Conflict; Required Filings and Consents. Except as set forth in Section 4.4 of the Company Disclosure Letter:

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the First Merger and the other transactions contemplated hereby will (with or without notice or lapse of time, or both) directly or indirectly (i) conflict with or violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent (as hereinafter defined) has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or constitute a change of control or default under, or any loss of any benefit under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract, other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority (with or without notice or lapse of time, or both) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the First Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders’ Meeting and the matters to be submitted to Parent’s stockholders at the Parent Stockholders Meeting (such Prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the issuance of the Parent Shares in the First Merger, in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (ii) the filing of the First Certificate of Merger with the Secretary and the Secretary of State of the State of Delaware, (iii) compliance with applicable requirements under any applicable foreign, federal or state securities or Blue Sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iv) such filings as may be required in connection with any Taxes, (v) such filings as may be required under the rules and regulations of NASDAQ, (vi) such other items required solely by reason of the participation of Parent, Merger Sub I or Merger Sub II in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company is not a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209. The transactions contemplated hereby will not result in the establishment of a “covered foreign person” or the engagement by a “person of a country of concern” in a “covered activity,” and the Company does not currently engage, or have plans to engage, directly or indirectly, in a “covered activity,” as each such term is defined in 31 C.F.R. Part 850.

Section 4.5 Permits; Compliance with Laws.

(a) The Company and its Subsidiaries (i) are, and since November 1, 2021, have been, in possession of all authorizations, permits, franchises, grants, easements, variances, exemptions, exceptions, permissions, qualifications, registrations, clearances, Consents, waivers, approvals, orders, deviations, licenses and certificates of any Governmental Authority, and (ii) have filed all tariffs, reports, notices and other documents with any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (clauses (i) and (ii), collectively, the “Company Permits”), and all Company Permits are, and since November 1, 2021, have been, in full force and effect and no suspension, modification, or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of, to have filed or be in full force and effect, or the suspension, modification or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is, and since November 1, 2021, has been, in compliance with the terms and requirements of all Company Permits, and neither the Company nor any of its Subsidiaries has received any written notice regarding a material default or violation in respect of any of the Company Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Permits were obtained through fraud, bribery, or illegal payments made directly or through third parties.

(b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries is, and since November 1, 2021 has not been, in conflict with, in default under or in violation of any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.2(b) of the Company Disclosure Letter, since

November 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Company SEC Documents; Financial Statements. Except as set forth in Section 4.6 of the Company Disclosure Letter:

(a) Since November 1, 2021, the Company has, in all material respects, timely filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, proxy statements, schedules, statements, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Company SEC Documents at the time it was filed (or, if supplemented, modified or amended, as of the date of the last supplement, modification or amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any of its Subsidiaries relating to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including in each case, any related notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries, taken as a whole, as of the dates and for the respective periods referred to therein (subject, in the case of unaudited interim statements, to normal and recurring year-end audit adjustments, none of which would be material, individually or in the aggregate, the absence of notes and any other adjustments described therein, including in any notes thereto) in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Without limiting the generality of Section 4.6(a), (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since November 1, 2021, neither the Company nor, to the Knowledge of the Company, any Representative of the Company, has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that a member of the Company has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) to the Knowledge of the Company, since November 1, 2021, no enforcement action has been initiated against or threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose, result or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

Section 4.7 Form S-4; Proxy Statement. The Joint Proxy Statement/Prospectus and the Form S-4 will not, on the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with the terms hereof), or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent, Merger Sub I or Merger Sub II (or any of their Affiliates) for inclusion therein. The Joint Proxy Statement/Prospectus and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 4.8 Disclosure Controls and Procedures.

(a) The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(b) Neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.9 Absence of Certain Changes or Events. Except as set forth in Section 4.9 of the Company Disclosure Letter, from November 1, 2024 to the date of this Agreement:

(a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice;

(b) there has not occurred any adverse change, event, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the First Effective Time without Parent’s written consent, would constitute a breach of Section 6.1(a) through (z).

Section 4.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as specifically reflected and reserved against in the Company Financial Statements filed prior to the date hereof in the Company SEC Documents, (b) incurred in the ordinary course of business since August 1, 2025, consistent with past practice in all material respects, (c) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (d) as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries are not subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would reasonably be expected to be material to the Company and its Subsidiaries or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the First Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each US Company Benefit Plan (which list may, with respect to individual offer letters for “at-will” employment that may be terminated by the Company or any of its Subsidiaries without liability upon thirty (30) days’ or less advance notice and that do not contain severance, termination, retention or change in control benefits, reference a form of such US Company Benefit Plan that is materially consistent with such offer letter). The Company has made available to Parent a true and complete copy of each US Company Benefit Plan and all amendments thereto, and descriptions of all material terms of any such plan that is not in writing, and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed annual reports filed with any Governmental Authority (including on IRS Form 5500), (iv) the three most recent annual financial and actuarial reports, (v) any material, non-routine correspondence with a Governmental Authority in the past three years, (vi) the most recent written results of any required compliance testing, (vii) the most recently received letter received from a Governmental Authority regarding the tax-qualified status of the US Company Benefit Plan (including any IRS determination letter or IRS opinion letter) and (viii) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations with respect to any such US Company Benefit Plan.

(b) (i) Each of the US Company Benefit Plans has been maintained, operated, administered and funded in all material respects (A) in accordance with its terms and (B) in compliance with ERISA, the Code and any other applicable Laws, (ii) in the past three years, no proceeding (other than routine claims for benefits and including an audit, action, suit, litigation, arbitration, or investigation) has been pending against or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any US Company Benefit Plan (or the assets, fiduciaries or administrators thereof), (iii) payments required to be paid by the Company or any of its Subsidiaries (in each case, only if applicable) pursuant to the terms of a US Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such US Company Benefit Plan or applicable Law or, if not yet due, accrued to the extent required by, and in accordance with, GAAP, (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the US Company Benefit Plans (in each case, only if applicable), (v) no officer or director of the Company has engaged or caused the Company to engage in any, and to the Knowledge of the Company, there are no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such US Company Benefit Plan have occurred, (vi) no lien has been imposed under the Code, ERISA or any other applicable Law, and (vii) neither the Company nor any of its Subsidiaries has made any filing in respect of any US Company Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program (in each case, only if applicable).

(c) (i) Each US Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such US Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype US Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter upon which it is entitled to rely, and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter relating to any such US Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such US Company Benefit Plan. Each trust established in connection with any US Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d) Except as set forth in Section 4.12(d) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years), (i) any defined benefit plan, including any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) any termination indemnity program, long-service awards, jubilee payment program or other similar program or arrangement.

(e) Except as set forth in Section 4.12(e) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the First Merger will (either alone or in connection with any other event) (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit (including any loan forgiveness), (ii) increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or individual independent contractor, or any Company Benefit Plan or its Subsidiaries or (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any such director, employee, consultant or individual independent contractor or accelerate or trigger in advance the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans.

(f) Except as set forth in Section 4.12(f) of the Company Disclosure Letter, none of the Company or its Subsidiaries has any obligations to provide (whether under a Company Benefit Plan or otherwise) health, accident, disability, life or other welfare or insurance benefits to any current or former employees, directors, consultants or retirees of the Company or any of its Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code or similar state Law), in each case except as required by Mexican Law, including the Ley del Seguro Social and the Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores, to the extent applicable.

(g) There is no Contract or plan (including any Company Benefit Plan) which requires the Company or its Subsidiaries to pay a Tax gross-up or Tax reimbursement payment to any Person, including, without limitation, with respect to any Tax-related payments under Section 409A, Section 280G or Section 4999 of the Code, in each case except as required by Mexican Law to the extent applicable.

(h) Except as set forth in Section 4.12(h) of the Company Disclosure Letter, no amount or benefit that has been or could be received (whether in cash or property or the vesting of property) by any current or former employee, consultant, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) pursuant to any Company Benefit Plan or other Contract or plan between such individual and the Company or any of its Subsidiaries could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of any of the transactions contemplated by this Agreement, in each case except as required by Mexican Law to the extent applicable. No compensation or benefits paid or payable to any current or former employee, director or consultant of the Company has been or would reasonably be expected to become includible in income under or by operation of Section 409A of the Code, in each case except as required by Mexican Law to the extent applicable.

(i) Each Foreign Benefit Plan is set forth on Section 4.12(i) of the Company Disclosure Letter. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction, with respect to such Foreign Benefit Plan, any determination or registration required in order to give effect to such Foreign Benefit Plan, and any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iii) if they are intended to qualify for special tax treatment, satisfy in all material respects the requirements for such treatment, (iv) to the extent providing pension, termination indemnities, long-service awards, jubilee payments, post-termination welfare benefits or similar payments or benefits are set forth on Section 4.12(i) of the Company Disclosure Letter and are fully funded or book reserved, as applicable, in accordance with GAAP, (v) all contributions to such Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued in accordance with the terms of the Foreign Benefit Plan and all applicable Laws and accounting standards, (vi) there are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority, proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign Benefit Plan, and (vii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan. No Foreign Benefit Plan has any material unfunded or underfunded liabilities not accurately accrued in accordance with applicable accounting standards.

Section 4.13 Labor Matters. Except as set forth in Section 4.13 of the Company Disclosure Letter:

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any works council, collective bargaining or other collective labor agreement. Except as would not have a Company Material Adverse

Effect, there are no labor related strikes, walkouts, lockouts, grievances, work stoppages or other labor disputes pending or, to the Knowledge of the Company, threatened, and, since November 1, 2021, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout, lockout, material grievance, organized work stoppage or other material labor dispute. To the Knowledge of the Company, since November 1, 2021, there has been no pending or threatened organizing campaign and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have not implemented any location closing or employee layoffs during the three-year period prior to the date hereof in violation of the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation and where any liability remains unsatisfied.

(c) To the Knowledge of the Company, no allegation of sexual or other unlawful harassment has been made since November 1, 2021 against any current officer of the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, all employees employed in the United States are legally authorized to work in the United States, and the Company maintains completed Form I-9s for all employees in the United States, if and to the extent required by applicable immigration laws, in each case except for non-compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries is in material breach of any obligation to consult with or provide information to any works council, labor union or other labor or employee organization in connection with the execution of this Agreement or the consummation of the transactions contemplated or required hereby.

Section 4.14 Intellectual Property; IT Systems.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each item of Registered IP that is Company Intellectual Property (“Company Registered IP”), (ii) the jurisdiction in which such item of Company Registered IP has been registered, issued or filed, the date of registration, issuance or application and the applicable application, registration, or serial or other similar identification number, (iii) the record (and if different, beneficial) owner or applicant and (iv) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. All Company Registered IP is valid, subsisting and enforceable. To the Knowledge of the Company, no Company Registered IP is involved in, and neither the Company nor any of its Subsidiaries has received, in the three (3) years preceding the date hereof, any written charge, complaint, claim, demand or notice regarding, any pending or threatened interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, action or claim in which the ownership, use, scope, validity or enforceability of any Company Registered IP is being or has been contested or challenged. All registration, maintenance and renewal fees due in connection with all Company Registered IP have been paid in full and all necessary documents in connection with such Company Registered IP have been filed with the relevant Governmental Authority in any applicable jurisdiction for the purposes of maintaining such Company Registered IP, except to the extent that the Company determined not to pay such registration, maintenance and renewal fees in the ordinary course of business.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Letter, the Company and its Subsidiaries own, or have the valid and enforceable right to use, all Intellectual Property that is used in or necessary for the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted. The Company and its Subsidiaries exclusively own all right, title and interest in and to Company Intellectual Property, free and clear of any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries is party to or bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of the Company or any of its Subsidiaries to use, assert, enforce, or otherwise exploit any material Company Intellectual Property anywhere in the world.

(c) Except as set forth in Section 4.14(c) of the Company Disclosure Letter or except as would not be material to the Company and its subsidiaries, the conduct of the business of the Company and its Subsidiaries as conducted in the prior three (3) years, as currently conducted and as currently proposed to be conducted, does not infringe upon, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. None of the Company or any of its Subsidiaries has received, in the three (3) years preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date hereof, no other Person is infringing, misappropriating, diluting or otherwise violating in any material respect any Company Intellectual Property Rights. There is no Action pending or threatened by the Company or any of its Subsidiaries against any Person alleging any such infringement, misappropriation, dilution or other violation.

(d) Each current and former officer, director, founder, employee, contractor and consultant of the Company and its Subsidiaries who have contributed to the invention, creation or development of any patents or patent applications or any material Intellectual Property purported to be owned by the Company or any of its Subsidiaries have executed written agreements pursuant to which such Person presently and irrevocably assigns to the Company or one of its Subsidiaries all of such Person’s rights in and to such inventions, creations or developments that may be owned by such Persons or that the Company or any of its Subsidiaries does not already own by operation of law and waives all moral rights with respect to the foregoing in favor of the Company and its Subsidiaries. To the Knowledge of the Company, no such Person is in default or breach of any such agreements.

(e) The Company and its Subsidiaries have taken reasonable actions to maintain and protect the secrecy and confidentiality of all trade secrets and other proprietary confidential information owned or held by the Company or its Subsidiaries. To the Knowledge of the Company, there has been no unauthorized access to or use or disclosure of any such trade secrets or confidential proprietary information.

(f) Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property, or (ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Letter, the Company has not used, incorporated into, embedded, combined with, linked to or used in the development of any Company Products, any Open Source Software in any manner that requires (i) any software code owned or authored by or on behalf of the Company to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works, or (ii) any restriction on the consideration to be charged for the distribution of any such Company Products. The Company and its Subsidiaries are in compliance in all material respects with the applicable license terms for any Open Source Software used by Company and its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property or to refrain from enforcing any Company Intellectual Property.

(i) The computers, computer software, code, websites, applications, databases, networks, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and assets used by the Company and its Subsidiaries (“IT Systems”) are sufficient in all material respects for the needs of the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted. The IT Systems and the Company’s and its Subsidiaries’ related procedures and practices are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the

Company and its Subsidiaries. Without limiting the foregoing, (i) the Company and its Subsidiaries have implemented reasonable industry standard procedures to ensure that their IT Systems are free from Malicious Code, and (ii) the Company and its Subsidiaries have in effect industry standard disaster recovery, data back-up and business continuity plans, procedures and facilities for their business.

(j) In the prior twelve (12) months, there has been no failure or material degradation of any IT Systems of the Company and its Subsidiaries which has caused any material disruption to the business of the Company and its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries have not suffered any material data loss, business interruption or other material harm as a result of any Malicious Code. To the Knowledge of the Company, there have not been any illegal or unauthorized intrusions or breaches of the security of any of the IT Systems. The Company and its Subsidiaries have implemented any and all security patches that are generally available for the IT Systems.

Section 4.15 Data Privacy and Security.

(a) The Company and its Subsidiaries, and, to the Knowledge of the Company, all vendors, processors, or other third parties processing or otherwise with authorization to access Personal Information and/or sharing Personal Information with the Company or its Subsidiaries (“Data Partners”), comply and have complied in all material respects with all Privacy Laws, Company Privacy Policies and Contracts relating to the processing, privacy and security of Personal Information (collectively, the “Company Privacy Commitments”), including compliance with respect to (i) Personal Information of Company’s website visitors, customers or representatives of Company customers, the Company’s or its Subsidiaries’ own employees, employees of the Company’s or its Subsidiaries’ vendors, suppliers and other business partners, or any other individual whose Personal Information is processed by the Company or its Subsidiaries or made available on any information technology systems owned by the Company or its Subsidiaries; and (ii) the sending of solicited or unsolicited electronic or telephonic communications, including via email, text message or phone call.

(b) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any Company Privacy Commitments; or (ii) give rise to any right of termination or other right to impair or limit the Company’s or its Subsidiaries’ right to own and process any Personal Information used in or necessary for the operation of the business of the Company or its Subsidiaries.

(c) The Company and its Subsidiaries (A) have implemented and maintain in all material respects complete, accurate and reasonably up to date records of (i) all processing activities of Personal Information (including all consent and authorizations collected by the Company or its Subsidiaries in relation to such processing) and (ii) responses to requests from individuals requesting access, rectification or deletion of Personal Information or other exercise of rights under Privacy Laws, and (B) carry out, and maintain complete, accurate and reasonably up to date records of, privacy impact assessments. The Company and its Subsidiaries, as applicable, have responded to all requests from individuals requesting access, rectification, deletion or other exercise of rights under Privacy Laws, in the time period and in accordance with the other requirements of Company Privacy Commitments.

(d) All Personal Information processed by the Company or its Subsidiaries has been collected lawfully (including through the provision of information notices and other disclosures (in the Company Privacy Policies or otherwise) and the collection of valid consent where required by applicable Privacy Laws) and can be used legitimately in the manner used by the Company without breaching any Company Privacy Commitments. The Company and its Subsidiaries have at all times posted and made available on its websites, a Company Privacy Policy in material conformance with Privacy Laws. All Company Privacy Policies published by the Company are and have at all times been accurate, consistent and complete with the actual practices of the Company and its Subsidiaries with respect to the processing of Personal Information. No disclosure or representation made or contained in any Company Privacy Policy published by the Company has been in any material respect inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any material omission).

(e) The Company and its Subsidiaries have in place written Contracts with all of their customers regarding the Company’s or its Subsidiaries’ processing of Personal Information on behalf of such customers, to the extent applicable and required.

(f) Where the Company or its Subsidiaries use a Data Partner to process Personal Information or otherwise share or disclose Personal Information with such Data Partner, there is in existence a Contract. Such Data Partner has provided guarantees, warranties or covenants in such Contracts in relation to the processing and protection of Personal Information as required under Privacy Laws. To the Knowledge of the Company, no Data Partner has breached any such Contracts.

(g) The Company and its Subsidiaries have, and have contractually required all Data Partners to have, implemented administrative, physical and technical safeguards designed to (i) protect and maintain the confidentiality, integrity, availability and security of Personal Information and any information technology systems owned by the Company or its Subsidiaries against any accidental, unlawful or unauthorized control, use, access, disclosure, interruption, modification, destruction, compromise, corruption or other processing (a “Security Incident”); and (ii) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control. The Company and its Subsidiaries use, and have at all times used, reliable methods (including passwords) designed to ensure the correct identity of the users of those with access to any information technology systems owned by the Company or its Subsidiaries, and has used reliable protection designed to guarantee the security and integrity of transactions executed through any information technology systems owned by the Company or its Subsidiaries.

(h) As a result of any Security Incident and/or violation of Company Privacy Commitments in each case occurring on or after November 1, 2021, neither the Company, any Subsidiary or, to the Knowledge of the Company, any Data Partner has: (i) notified or been required to notify any customer, consumer, employee, Governmental Authority or other Person or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Authority or other Person. To the Knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

(i) The Company maintains insurance coverage containing industry standard policy terms and limits to respond to the risk of liability relating to any Security Incident, unauthorized processing of Personal Information or any violation of Company Privacy Commitments and, since November 1, 2021, no claims have been made under such insurance policy or policies.

Section 4.16 Taxes. Except as set forth in Section 4.16 of the Company Disclosure Letter:

(a) (i) The Company and each of its Subsidiaries have duly and timely filed or caused to be filed all income and other material Tax Returns required to be filed by or with respect to any of them (taking into account applicable extensions); (ii) each of such filed Tax Returns (taking into account all amendments thereto) is true and complete in all material respects; (iii) all income and other material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return (other than automatically granted extensions of time to file Tax Returns obtained in the ordinary course of business); and (v) no claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) (i) Neither the Company nor any of its Subsidiaries has received written notice of any audit, assessment, examination or other Action from any Taxing Authority and there are no pending or, to the Knowledge of the Company, threatened audits, assessments, examinations or other Actions from any Taxing

Authority, in each case, in respect of material Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (iii) neither the Company nor any of its Subsidiaries has granted any waiver or extension of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, nor has any request been made in writing for any such extension or waiver which extension or waiver is currently in effect; and (iv) no deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority, which have not been fully paid or settled.

(c) Neither the Company nor any of its Subsidiaries has participated in a transaction that is or is substantially similar to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) The Company and each of its Subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company (or any of its Subsidiaries) or other Person and have otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(e) Neither the Company nor any of its Subsidiaries has ever been a member of any affiliated, combined, consolidated, unitary, or similar group for purposes of filing any Tax Returns or paying any amount of Taxes (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) otherwise by operation of Law.

(f) Neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any material Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding customary Tax indemnification provisions in commercial Contracts entered into in the ordinary course of business not primarily relating to Taxes).

(g) No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries. Section 4.16(g) of the Company Disclosure Letter sets forth the entity classification, for U.S. federal and applicable state income tax purposes, of each Subsidiary of the Company that is not classified as a corporation.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into on or prior to the Closing Date, any accounting method change or improper use of an accounting method occurring on or prior to the Closing Date, or any prepaid amount or deferred revenue received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(i) Neither the Company nor any of its Subsidiaries is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local, or non-U.S. Law) or other ruling or similar written agreement with a Taxing Authority, in each case, with respect to material Taxes.

(j) None of the Company and any of its Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code at any time in the last two years.

(k) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(l) No non-U.S. Subsidiary of the Company is or has been treated as an “expatriated entity” or “surrogate foreign corporation” under Section 7874 of the Code. No non-U.S. Subsidiary of the Company is or has at any time been a corporation treated as a domestic corporation pursuant to Section 7874 of the Code.

(m) The prices and terms for the provision of any property or services by or to the Company or any of its Subsidiaries are in all material respects arm’s length for purposes of the relevant provisions of Section 482 of the Code. All related-party transactions have been conducted on an arm’s-length basis in all material respects, and, since November 1, 2021, the Company and each of its Subsidiaries has prepared, kept and, where required, filed all material transfer pricing documentation in compliance with applicable Law and maintains books and records adequate to evidence the application of arm’s-length terms.

(n) The Company has provided or made available to Parent all documentation relating to, and has complied in all material respects with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.

(o) Neither the Company nor any of its Subsidiaries knows of any fact relating to the Company and its Subsidiaries, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

(p) Each Mexican Subsidiary of the Company (i) has complied in all material respects with all applicable requirements regarding its beneficial owners under the Ley del Impuesto sobre la Renta and other applicable Mexican tax laws, (ii) has not entered into transactions with Persons included in the provisional or definitive lists referred to in Article 69-B of the Código Fiscal de la Federación, (iii) has complied in all material respects with the disclosure obligations for reportable schemes under the Código Fiscal de la Federación, (iv) has not made payments through outsourcing or subcontracting schemes that are prohibited or noncompliant under applicable Mexican tax law, (v) has not derived income through entities or arrangements treated as fiscally transparent for purposes of Article 4-B of the Ley del Impuesto sobre la Renta and has not been subject to preferential tax regimes within the meaning of Articles 176 and 177 of the Ley del Impuesto sobre la Renta, and has filed, where applicable, the informative returns contemplated by Article 178 of the Ley del Impuesto sobre la Renta, and (vi) has not entered into agreements that could be deemed an asociación en participación within the meaning of Article 17-B of the Federal Fiscal Code. The tax attributes of such Mexican Subsidiary, including the capital contribution account (Cuenta de Capital de Aportación) and the net after-tax profits account (Cuenta de Utilidad Fiscal Neta), reflect in all material respects correct and complete amounts and have been determined and updated in compliance in all material respects with applicable Mexican Tax Laws.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than (except with respect to clause (vii)) any Company Benefit Plan, Real Property Lease or Contract solely between or among the Company and/or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound which are in effect, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) (A) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance or collaboration or (B) otherwise provides for the sharing of revenues, profits, losses, costs or liabilities or for marketing or distribution;

(iii) contains minimum payment obligations or performance guarantees by the Company or any of its Subsidiaries;

(iv) involves annual payments by the Company and its Subsidiaries of collectively $3,000,000 or more, other than pursuant to a Contract that is terminable by the Company upon notice of ninety (90) days or less without penalty;

(v) is with (A) a supplier or vendor of the Company to which the Company made payments of more than $3,000,000 during the fiscal year ended October 31, 2025 (each a “Material Supplier”) or (B) a customer of the Company from which the Company received payments of more than $3,000,000 during the fiscal year ended October 31, 2025 (each a “Material Customer”), other than (A) any such Contract that is terminable by the Company upon notice of ninety (90) days or less without penalty and (B) purchase orders in the ordinary course of business consistent with past practice;

(vi) pursuant to which (A) the Company or any of its Subsidiaries grants any Person any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or (B) the Company or any of its Subsidiaries is granted any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any product or service of any Person;

(vii) (A) is with any officer, employee or other individual service provider providing target annual compensation (whether cash and/or otherwise) in excess of $200,000; (B) is or contains a change in control, retention or severance contract or provides for the payment of any cash or other compensation or benefits that are payable upon the consummation of the transactions contemplated by this Agreement; (C) otherwise restricts the Company’s or any of its Subsidiaries’ ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or liability; or (D) is a collective bargaining agreement, works council agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization;

(viii) is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to trade payables arising in the ordinary course of business consistent with past practice);

(ix) constitutes any acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) which have not been satisfied and fully terminated prior to the date of this Agreement;

(x) is an agreement entered into outside the ordinary course of business consistent with past practice that contractually requires future expenditures or receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(xi) grants any rights of first refusal or rights of first offer to any Person with respect to any material asset or Equity Interests of the Company or any of its Subsidiaries;

(xii) is an agreement purporting to indemnify or hold harmless any director, officer or employee of the Company or any of its Subsidiaries (other than the Company Charter, Company Bylaws and the organizational documents of the Company’s Subsidiaries);

(xiii) prohibits or restricts the Company or any of its Subsidiaries, or, after the Second Effective Time, Parent, the Surviving Company or any of their respective Affiliates (A) from engaging or competing in any line of business, in any geographical location or with any Person (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or any Intellectual Property or other asset of the Company or any of its Subsidiaries), (B) from soliciting any client or customer, in each case in any manner that is material to the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing, (C) selling, distributing or acquiring any products, services, Intellectual Property or other assets of or to any other Person in any geographic region, except for non-exclusive licenses entered into in the ordinary course of business, or (D) determining pricing for any Company Product in its discretion (including any Contract providing for “most favored nation” terms);

(xiv) expressly limits or restricts the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their Equity Interests;

(xv) involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof, or involved payments, in excess of $500,000 or (2) will impose, or imposed, any material continuing non-monetary obligations on the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Closing), or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xvi) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member (but not including any Company Benefit Plan or Company Equity Plan);

(xvii) any Contract with any Governmental Authority;

(xviii) pursuant to which any Intellectual Property is licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries or pursuant to which any Person has agreed not to enforce any Intellectual Property against the Company or any of its Subsidiaries, other than (A) Contracts for commercially available hardware or software licensed or otherwise made available pursuant to shrink wrap, click through or other standard licensing terms and which are not incorporated into or bundled with Company Products, in each case, with annual or one-time license, maintenance, support and other fees of $50,000 or less, (B) permitted use rights to confidential information in a non-disclosure or similar agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business consistent with past practice, or (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements; or

(xix) pursuant to which any Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has agreed not to enforce any Intellectual Property against any Person, other than (A) non-exclusive licenses to Company Products granted to customers in the ordinary course of business consistent with past practice, (B) permitted use rights to confidential information in a non-disclosure or similar agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business consistent with past practice, and (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements entered into in the ordinary course of business consistent with past practice on a form previously provided to Parent, and (D) non-exclusive licenses to trademarks and other marketing and advertising materials granted in the ordinary course of business consistent with past practice solely to enable the advertising and marketing of Company Products.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions) and (ii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty is in breach of or default under the terms of any Company Material Contract. Except as set forth in Section 4.17(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written, nor to the Knowledge of the Company, oral notice or claim from any third party to any Company Material Contract of any material violation, default, termination, cancellation, or discontinuance under any Company Material Contract. The term “Company Material Contract” shall be deemed to include any

Contract entered into after the date of this Agreement that, if entered into prior to the date hereof, would qualify as a Company Material Contract. Accurate and complete copies of each Company Material Contract as of the date of this Agreement have been made available by the Company to Parent, in each case prior to the date of this Agreement.

Section 4.18 Real Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of the street address of each parcel under which the Company or any of its Subsidiaries owns any interest in real property (the “Owned Real Property”). The Company or one of its Subsidiaries owns fee simple title to each Owned Real Property, free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, there are no written agreements to which the Company or any of its Subsidiaries is a party which restrict in any respect the Company or any of its Subsidiaries from transferring any of the Owned Real Properties, and none of the Owned Real Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. No Person other than the Company or its Subsidiaries has any ownership interest in any of the Owned Real Properties, and neither the Company nor any of its Subsidiaries has granted any person an option, right of first offer, or right of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of each lease, sublease, license, easement and other similar occupancy agreement, together with any amendments, renewals and guarantees thereof or thereto (each, a “Real Property Lease”) and the street address of each parcel under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which operations of the Company and its Subsidiaries are conducted (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has made available to Parent a true and complete copy of each Real Property Lease. Each Real Property Lease is valid, binding and in full force and effect. Except as set forth in Section 4.18(b) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty, is in breach or default under any Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty under any Real Property Lease. The Company or the applicable Subsidiary has a good and valid leasehold interest, subject to the terms of the Real Property Lease applicable thereto, in each parcel of Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(c) Except as set forth on Section 4.18(c) of the Company Disclosure Letter, as of the date of this Agreement, none of the Real Properties is leased or subleased to or otherwise occupied by any Person other than the Company and its Subsidiaries, and no agreement with the Company or its Subsidiaries exists that would give any third party the right to acquire any of the Real Properties.

(d) There are no material new (or increases in existing) development fees, impact fees or other fees that have been, or to the Knowledge of the Company will be, levied by any Governmental Authority in connection with the development of any Real Property. Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice of any material violation of any Law or any instruments of record relating to any Real Property.

(e) Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Authority with respect to any Real Property, or negotiations for the purchase of any Real Property in lieu of condemnation, and, no condemnation, eminent domain, requisition or taking has been commenced, or to the Knowledge of the Company, threatened in connection with any of the foregoing.

(f) The Real Property (i) constitutes all of the real property used in the operation of the business of the Company and its Subsidiaries and (ii) assuming receipt of any third-party consents required under the terms of any Real Property Lease, is sufficient for Parent to conduct the business of the Company and its Subsidiaries immediately following the Closing in substantially the same manner as conducted by the Company and its Subsidiaries as of the date hereof.

(g) Except as set forth in Section 4.18(g) of the Company Disclosure Letter, no Person has acted, directly or indirectly, as a broker or in any other advisory capacity in connection with the Real Property which would entitle such Person to any fee or commission from the Company or any of its Subsidiaries in connection with the Real Property which is not paid in full.

(h) The Company is currently in undisturbed possession of each Real Property in all material respects.

(i) The Real Property, including all buildings, fixtures and other improvements thereon, is free from material defects (patent and latent), has been maintained in accordance with applicable Law (other than with respect to de minimis circumstances) and normal industry practice, is in good operating condition and repair (subject to normal wear and tear and considering the age and prior use of the same), and is suitable for the purposes for which it is presently used.

Section 4.19 Environmental. Except as set forth in Section 4.19 of the Company Disclosure Letter:

(a) the Company and its Subsidiaries are, and since November 1, 2021, have been, in material compliance with all applicable Environmental Laws, including possessing all material Company Permits applicable to their operations under all Environmental Laws;

(b) there is no pending or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries that would reasonably be expected to result in a material liability to the Company or its Subsidiaries;

(c) since November 1, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, or claim from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in material violation or potentially in material violation of any applicable Environmental Law or otherwise may be materially liable under any applicable Environmental Law;

(d) neither the Company nor any of its Subsidiaries is a party or subject to any Order relating to material compliance with Environmental Law or the material remediation, removal or cleanup of Hazardous Materials, and neither the Company nor any of its Subsidiaries has entered into any Contract with another Person of which the primary purpose thereof was to assume, undertake or otherwise become subject to any material liability of another Person under any Environmental Law;

(e) to the Knowledge of the Company, with respect to the Real Property, there have been no material Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that would reasonably be expected to result in a material obligation of the Company or its Subsidiaries to investigate, remediate, remove or cleanup such environmental contamination pursuant to applicable Environmental Law or result in a material liability to the Company and its Subsidiaries pursuant to applicable Environmental Law with respect to investigation, remediation, removal or cleanup conducted by other Persons;

(f) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been identified by any Governmental Authority as a potentially responsible party under CERCLA or any similar state or foreign Law at any site; and

(g) the Company has made available to Parent prior to the date of this Agreement true and complete copies of any material environmental reports, studies, assessments and other material environmental information prepared since November 1, 2021 in its possession relating to the Company or any of its Subsidiaries and the Real Property.

Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Requisite Company Stockholder Approval”) is the only vote or consent of holders of any class or series of capital stock of the Company that is required to authorize this Agreement or to consummate the First Merger and the other transactions contemplated by this Agreement.

Section 4.21 Fairness Opinion. The Company Board has received an opinion (the “Fairness Opinion”) from Jefferies LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock in the First Merger pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub I, Merger Sub II and their respective affiliates).

Section 4.22 Brokers. Except for those Persons set forth in Section 4.22 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s, advisory or similar fee or commission in connection with the First Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete redacted copies of all Contracts with respect to the engagement of Company Financial Advisor and the other Persons set forth in Section 4.22 of the Company Disclosure Letter.

Section 4.23 Insurance. Section 4.23 of the Company Disclosure Letter contains a true and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true and complete copy of all such policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no notice of cancellation, default, non-renewal or termination has been received with respect to any such policy. Such insurance policies are sufficient in all material respects for compliance by the Company and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Company Material Contracts. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened material claims under any insurance policy.

Section 4.24 Takeover Statutes. The Company has taken all action reasonably necessary to exempt the First Merger and the other transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar federal or state Law applicable to the First Merger. No similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the First Effective Time will be, applicable to this Agreement, the First Merger or any of the transactions contemplated hereby. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.25 Affiliate Transactions. Except as set forth in Section 4.25 of the Company Disclosure Letter, no current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract with the Company or any of its Subsidiaries (other than a Company Benefit Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.26 Anti-Bribery; Anti-Money Laundering; Sanctions. Except for as set forth in Section 4.26 of the Company Disclosure Letter:

(a) Neither the Company, nor any Subsidiary, nor any director, officer, or employee, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly violated any law, rule or regulation relating to bribery or corruption, including but not limited to: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (b) the UK Bribery Act 2010; (c) Mexican anti-corruption Laws including, but not limited to, the General Administrative Liabilities Law, the General Law of the National Anti-Corruption System, the Organic Law of the Federal Tribunal of Administrative Justice, the Law for Federal Auditing and Accountability, the Federal Criminal Code, the Organic Law of the Federal Public Administration, and the Organic Law of the Attorney General and the Criminal Codes of the States of Mexico and Mexico City; or (d) any other applicable anti-corruption or anti-bribery Laws (collectively, the “Anti-Bribery Laws”), nor has the Company, any Subsidiary, any director, officer, or employee, or, to the Knowledge of the Company, any Representative corruptly offered, paid, promised to pay, authorized, solicited, or received in violation of applicable Law the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (a) to influence any official act or decision of a Government Official; (b) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (c) to induce a Government Official to influence the act or decision of a Governmental Authority; (d) to secure any improper business advantage; (e) to obtain or retain business in any way related to the Company or any of its Subsidiaries; or (f) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(b) At all times, the Company and its Subsidiaries have made and maintained books, records, and accounts, which accurately and fairly reflect the transactions and disposition of the assets of the Company and do not have any falsified books and records or maintain any off-the-books transactions or slush funds. At all times, the Company and its Subsidiaries have devised, maintained, and enforced internal controls and procedures designed to ensure compliance by the Company, its Subsidiaries, its directors, officers, and employees, and Representatives with the Anti-Bribery Laws. The Company has provided anti-corruption training and guidance to all relevant directors, officers, employees, and Representatives, and has informed these directors, officers, employees, and Representatives of their obligations under the Anti-Bribery Laws.

(c) There are no internal investigations or, to the Knowledge of the Company, prior, pending, threatened or suspected governmental or other regulatory investigations or proceedings, whistleblower reports or allegations, relating in any way, in each case, regarding any action or any allegation of any action in any way related to the Anti-Bribery Laws, inaccurate or misleading books and records, insufficient corporate or internal controls, insufficient or lack of compliance policies and procedures. To the Knowledge of the Company, none of the directors, officers, employees or Representatives of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and there are no known familial relationships between any of the Company’s directors, officers, employees or Representatives, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(d) The operations of the Company and its Subsidiaries are, and since November 1, 2021 have been, conducted in material compliance with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No material action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(e) The Company and its Subsidiaries have, since April 24, 2019, been in compliance with applicable Sanctions and with applicable Trade Controls Laws and have maintained policies and procedures designed to promote compliance with Sanctions and Trade Control Laws. Neither the Company, its Subsidiaries, nor, any director, officer, employee, or to the Knowledge of the Company, agent thereof, (a) is or has been since April 24, 2019, a Sanctioned Person, subject to any list-based designations under Trade Control Laws, or engaged in a transaction or dealing, directly or indirectly, with or involving a Sanctioned Person, a Sanctioned Country, or goods grown, produced, manufactured, extracted, or processed in a Sanctioned Country; or (b) is engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person or subject to any list-based designations under Trade Control Laws. As of the date hereof, to the Knowledge of the Company, there is no current investigation, review, audit, allegation, request for information, or other inquiry by any Governmental Authority regarding the actual or possible violation of Sanctions or Trade Controls Laws by the Company and its Subsidiaries, and since April 24, 2019, the Company and its Subsidiaries have not been the subject of or otherwise involved in, or received notice of any actual, pending, or threatened investigation, review, audit, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions or Trade Control Laws.

Section 4.27 Ownership of Parent Shares. The Company does not own (beneficially or otherwise) any Parent Shares or other Equity Interests in Parent or any options, warrants or other rights to acquire Parent Shares or other Equity Interests in Parent (or any other economic interest through derivative securities or otherwise in Parent).

Section 4.28 Material Customers and Suppliers. Except as set forth in Section 4.28 of the Company Disclosure Letter, at no time since November 1, 2021 has the Company or any of its Subsidiaries (i) been in any material dispute with any of its Material Customers or Material Suppliers, or (ii) to the Knowledge of the Company, received any written notice from any Material Customer or Material Supplier to the effect that such Material Customer or Material Supplier has suspended, terminated or materially reduced or amended, or intends to suspend, terminate or materially reduce or amend, its relationship with the Company or any of its Subsidiaries. Except as set forth in Section 4.28 of the Company Disclosure Letter, no Material Customer or Material Supplier has terminated, cancelled or failed to renew, or given the Company or any of its Subsidiaries written or, to the Knowledge of the Company, oral notice of its intention to terminate, cancel, or fail to renew, its business relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party, and in the last three (3) years has not been a party, to any material Action with any of the Material Customers or Material Suppliers, and, as of the date hereof, to the Knowledge of the Company, there exists no facts or circumstances that would result in any such material Action, being initiated.

Section 4.29 Company Product Matters; Food Safety; Recalls. Except as set forth in Section 4.29 of the Company Disclosure Letter:

(a) Since November 1, 2022, the Company and each Company Product that is subject to the jurisdiction of the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the Comisión Federal para la Protección contra Riesgos Sanitarios, or the Servicio Nacional de Sanidad, Inocuidad y Calidad Agroalimentaria, or any comparable Governmental Authority, and any components, ingredients or packaging therefor has materially complied with all applicable product labeling, notice, registration, listing and other regulatory requirements, and with all quality control, food safety, product integrity, facility certification and similar applicable standards, whether contractual, statutory, regulatory or imposed by Company policies or any third-party certifying body at the time each such Company Product was sold by the Company and within its possession, custody and control.

(b) Since November 1, 2022, all Company Products sold by the Company and within its possession, custody and control: (i) have been properly produced, processed, manufactured, handled, stored, packaged and labeled and are fit for human consumption; (ii) are of good and merchantable quality and condition; (iii) materially comply with the U.S. Federal Food, Drug and Cosmetic Act of 1938, the Ley Federal de Sanidad Vegetal, the Ley General de Salud, and all other applicable Laws governing the purity, storage, quality, manufacturing, packaging, labeling, marketing and/or advertising of food sold for human consumption, as in effect as of the date hereof (including the Food Safety Modernization Act, the Food Allergen Labeling and Consumer Protection Act of 2004, the Nutrition Labeling and Education Act of 1990, the Organic Foods Production Act, the Perishable Agricultural Commodities Act, the Food Quality Protection Act, the Reglamento de la Ley general de Salud en Materia de Control Sanitario de Establecimientos, Productos y Servicios, and all comparable and applicable state or local Laws and their implementing regulations, and all applicable Laws imposed or administered by any Governmental Authority (collectively, “Food Laws”); (iv) were shipped in interstate commerce in material accordance with the Food Laws; and (v) were in conformity with all express and implied warranties. The Company and each of its Subsidiaries and, to the Knowledge of the Company, the suppliers and subcontractors of the Company and any of its Subsidiaries are, and since November 1, 2022, have been, materially compliant with all applicable Laws, including Food Laws, and are not in breach of quality control, food safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of Company Products.

(c) The Company has made available to Parent the standard terms and conditions of sale for Company Products (including applicable guaranty, warranty and indemnity provisions). No Company Product is subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale, other than implied warranties. Since November 1, 2022, no Company Product has been adulterated, misbranded or labeled in a manner contrary to applicable Law or that is, or would reasonably be expected to be, false or misleading. Since November 1, 2022, each Company Product represented as “natural” or “all natural” does not contain any added synthetic colors, artificial flavors, synthetic substances or GMOs, and each Company Product represented as not containing GMOs does not contain GMOs.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and except as set forth in Section 4.29 of the Company Disclosure Letter, since November 1, 2022: (i) no Company Product has been the subject of any voluntary market withdrawal or any mandatory recall, public notification, or notification to any Governmental Authority, or any similar action; (ii) to the Knowledge of the Company, no customer or subsequent purchaser of any Company Product has asserted a material claim with respect to any nonconformity of any such Company Product with applicable specifications, warranties, labeling requirements, regulatory requirements, quality control or similar standards, whether contractual, statutory, regulatory or imposed by Company policies; and (iii) the Company has not received any FDA warning letter, notice of inspectional observations (Form 483) or similar written notice from any Governmental Authority alleging material non-compliance with Food Laws that remains unresolved. To the Knowledge of the Company, there is no reason to believe that a basis for a recall or market withdrawal of any Company Products may be required under applicable Laws or any policy applicable to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no recall has been threatened by any Governmental Authority or is being considered by the Company or any of its Subsidiaries.

Section 4.30 Inventory. Each item of Inventory of the Company and its Subsidiaries was acquired in the ordinary course of business consistent with past practice. To the Knowledge of the Company, each item included in Inventory (i) is of a quality, quantity and condition usable and saleable in the ordinary course of business consistent with past practice and is fit for its intended use, (ii) is not slow moving, damaged, discontinued, stale or obsolete, and (iii) has been valued on the books and records of the Company and its Subsidiaries at the lower of cost or market value, in each case except for de minimis amounts. The quantities of each category of such Inventory (raw materials, work-in-process and finished goods) are at levels normal and adequate for the continuation of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice. Neither the Company nor any of its Subsidiaries is in possession of any Inventory not owned by the Company or such Subsidiary (including goods already sold), and none of such Inventory has been consigned to any Person.

Section 4.31 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries represent valid obligations arising from bona fide transactions entered into in the ordinary course of business, and are collectible in full, net of any reserves reflected in the Company Financial Statements. None of such accounts receivable are subject to any claim of set-off, recoupment or counterclaim in excess of such reserves, and, to the Knowledge of the Company, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the Company Financial Statements and the accounting records of the Company and its Subsidiaries are adequate and calculated in accordance with GAAP applied on a consistent basis and consistent with past practice.

Section 4.32 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV and the certificate delivered by the Company pursuant to Section 7.2(e), none of the Company, any of its Affiliates or any other Person on behalf of the Company or any of its Affiliates makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Merger Sub I or Merger Sub II or their Affiliates or Representatives in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and in the certificate delivered by Parent pursuant to Section 7.3(c), (a) none of Parent, Merger Sub I or Merger Sub II or any of their respective Representatives makes, or has made, any representations or warranties relating to Parent, Merger Sub I or Merger Sub II or Parent’s business or otherwise in connection with the Mergers, and the Company is not relying on any representation or warranty of Parent, Merger Sub I or Merger Sub II, including any representation or warranty with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, and any of its Subsidiaries or any of their Representatives, except, in each case, for those expressly set forth in this Agreement or in such certificate, and (b) no Person has been authorized by Parent, Merger Sub I or Merger Sub II to make any representation or warranty relating to Parent, Merger Sub I or Merger Sub II or their businesses or otherwise in connection with this Agreement or the Mergers, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party. Nothing in this Section 4.32 shall impact any rights of any party to this Agreement in respect of fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Except as disclosed in (i) the Parent SEC Documents filed on or after November 1, 2025 and publicly available at least one (1) Business Day prior to the date hereof only to the extent it is reasonably apparent on its face that such disclosure is relevant to any Section or subsection of this Article V (and excluding any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature), but it being understood that this clause (i) shall not be applicable to Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority Relative to Agreement), Section 5.5 (Vote Required), Section 5.6 (Parent Shares), Section 5.6 (Share Ownership),and Section 5.16 (Brokers), or (ii) the corresponding sections of the Parent Disclosure Letter (subject to Section 9.3(b)), Parent, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Each of Parent, Merger Sub I and Merger Sub II is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub I and Merger Sub II is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 1,000,000,000 Parent Shares, of which, as of the close of business on January 13, 2026 (the “Parent Capitalization Date”), there were 70,839,275 Parent Shares issued and outstanding. No Subsidiary of Parent owns any Parent Shares or has any option or warrant to purchase any Parent Shares or any other Equity Interest in Parent. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Parent Capitalization Date, Parent has no Parent Shares subject to or reserved for issuance, except for (i) 2,046,639 Parent Shares subject to outstanding options to purchase Parent Shares under the Parent Equity Plans, (ii) 535,325 Parent Shares (including vested but deferred) underlying Parent restricted stock unit awards granted under the Parent Equity Plans, (iii) 465,872 Parent Shares (including vesting but deferred) underlying Parent performance stock units granted under the Parent Equity Plans (the “Parent Equity Plans”), and (iv) 7,609,524 Parent Shares reserved for future issuance under the Parent Equity Plans for awards not yet granted. All of the Parent Shares reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) As of the close of business on the Parent Capitalization Date, other than the Equity Interests identified in clauses (a) and (b) above, and except as set forth in Section 5.2 of the Parent Disclosure Letter, there were no existing and outstanding Equity Interests or other options, warrants, calls, subscriptions, preemptive rights, anti-dilution rights or other rights, stockholders’ rights plans or other agreements, convertible securities, awards of equity based compensation (including phantom stock), agreements or arrangements of any character (or any obligations to enter into such agreements or arrangements), relating to or based on the value of any Equity Interests of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, acquire, transfer, exchange, sell or register for sale any Equity Interests of Parent or any of its Subsidiaries.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of Parent Shares or other Equity Interests of Parent or any of its Subsidiaries, other than any such agreements solely between and among Parent and any of its Subsidiaries or solely between and among two or more Subsidiaries of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.

Section 5.3 Authority Relative to Agreement.

(a) Parent, Merger Sub I and Merger Sub II have all necessary entity power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Parent Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Mergers. Except for the Requisite Parent Stockholder Approval and filing the Certificates of Merger with the Secretary as required by the CCC and the Secretary of State of the State of Delaware as required by the DGCL, (A) the execution, delivery and performance of this Agreement by Parent, Merger Sub I and Merger Sub II, and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent, Merger Sub I and Merger Sub II, and (B) no other entity Action on the part of Parent, Merger Sub I and Merger Sub II is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Merger Sub I and Merger Sub II and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with its terms (except as may be limited by the Enforceability Exceptions).

(b) The board of directors or similar governing body of each of Merger Sub I and Merger Sub II has unanimously approved this Agreement, the Mergers and the other transactions contemplated hereby. The board of directors or similar governing body of Parent has (i) approved this Agreement, the Mergers and the other transactions contemplated hereby, including the Parent Share Issuance, (ii) recommended the approval of this Agreement by Parent, as the sole owner of the Equity Interests of Merger Sub I and Merger Sub II, and (iii) resolved to make the Parent Recommendation (provided, that any change, modification or rescission of such recommendation by the Parent Board in accordance with Section 6.7 shall not be a breach of the representation in clause (iii)), and (iv) directed that the Parent Share Issuance be submitted to the stockholders of Parent for its adoption at the Parent Stockholders’ Meeting.

(c) Parent, acting in its capacity as the sole owner of the Equity Interests of Merger Sub I and Merger Sub II, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and no further vote of, or consent by, Merger Sub I or Merger Sub II is required.

Section 5.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent, Merger Sub I and Merger Sub II or the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby will (with or without notice or lapse of time, or both) directly or indirectly (i) conflict with or violate any provision of Parent’s or Merger Sub I’s certificate of incorporation or bylaws or Merger Sub II’s certificate of formation or operating agreement, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.4(b) have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Merger Sub I and Merger Sub II) or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) except as set forth in Section 5.4 of the Parent Disclosure Letter, require any consent or approval under, violate, conflict with, result in any breach of or constitute a default under, or any loss of any benefit under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent or any of its Subsidiaries pursuant to any material Contract to which Parent or any of its Subsidiaries is a party, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority (with or without notice or lapse of time, or both) is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the Parent Share Issuance or the consummation of the Mergers and the other transactions contemplated hereby, other than (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4, (ii) the filing of the Certificates of Merger with the Secretary in accordance with the CCC and the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, (iii) compliance with applicable requirements under any applicable foreign, federal or state securities or Blue Sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iv) such filings as may be required in connection with any Taxes, (v) such filings as may be required under the rules and regulations of the NASDAQ Global Market (“NASDAQ”), (vi) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby which are set forth in Section 5.4 of the Parent Disclosure Letter, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Vote Required. The approval pursuant to Listing Rule 5635 of the Nasdaq Stock Market LLC of the issuance of Parent Shares pursuant to the First Merger (the “Parent Share Issuance”) by the affirmative vote of a majority in voting power of Parent Shares present in person or represented by proxy and entitled to vote thereon (the “Requisite Parent Stockholder Approval”) is the only vote or consent of holders of any class or series of capital stock of Parent that is required to approve the Parent Share Issuance and the other transactions contemplated by this Agreement.

Section 5.6 Parent Shares. Upon issuance, the Parent Shares that are issued as Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens (other than Permitted Liens).

Section 5.7 Parent SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a) Since November 1, 2021, Parent has, in all material respects, timely filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, proxy statements, schedules, statements, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Parent SEC Documents at the time it was filed (or, if supplemented, modified or amended, as of the date of the last supplement, modification or amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent or any of its Subsidiaries relating to the Parent SEC Documents. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries (including, in each case, any related notes thereto) included in the Parent SEC Documents (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of interim financial statements, subject to normal and recurring year-end adjustments, none of which would be material individually or in the aggregate, and the absence of notes).

(c) Without limiting the generality of Section 5.7(a), (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since November 1, 2021, neither Parent nor, to the Knowledge of Parent, any Representative of Parent, has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that a member of Parent has engaged in questionable accounting or auditing practices, (iii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) to the Knowledge of Parent, since November 1, 2021 no enforcement action has been initiated against or threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(d) Except as set forth in Section 5.7 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose, result or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

(e) Except for those liabilities and obligations (a) as specifically reflected and reserved against in the Parent Financial Statements filed prior to the date hereof in the Parent SEC Documents, (b) incurred in the ordinary course of business since October 31, 2025, consistent with past practice in all material respects, (c) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (d) as set forth in Section 5.7 of the Parent Disclosure Letter, as of the date hereof, Parent and its Subsidiaries are not subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of Parent.

Section 5.8 Disclosure Controls and Procedures.

(a) Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for Parent and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(b) Neither Parent nor any of its Subsidiaries has made any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

Section 5.9 Absence of Certain Changes or Events. Since November 1, 2024 through the date of this Agreement, there has not occurred any adverse change, event, effect or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, Merger Sub I or Merger Sub II to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 5.11 Permits; Compliance with Laws.

(a) Parent and its Subsidiaries (i) are in possession of all authorizations, permits, franchises, grants, easements, variances, exemptions, exceptions, permissions, Consents and certificates of any Governmental Authority, (ii) have filed all tariffs, reports, notices and other documents necessary for Parent and its Subsidiaries to operate their businesses as currently conducted (clauses (i) and (ii), collectively, the “Parent Permits”), and all Parent Permits are in full force and effect and no suspension, modification, or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of, to have filed or be in full force and effect, or the suspension, modification or cancellation of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, and neither Parent nor any of its Subsidiaries has received any written notice regarding a material default or violation in respect of any of the Parent Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of Parent nor any of its Subsidiaries is, and since November 1, 2021, has not been, in conflict with, in default under or in violation of any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since November 1, 2021, neither Parent nor any of its Subsidiaries has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Form S-4; Proxy Statement. The Joint Proxy Statement/Prospectus and the Form S-4 will not, at the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with the terms hereof), or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Merger Sub I or Merger Sub II with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein. The Joint Proxy Statement/Prospectus and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.13 Sufficient Funds. At the Closing, Parent shall have funds sufficient and available to pay the aggregate Per Share Cash Consideration and Fractional Share Consideration, consummate the transactions contemplated hereby, and pay all associated costs and Expenses of the Mergers (including any fees and expenses related to the transactions contemplated hereby).

Section 5.14 Capitalization of Merger Sub I and Merger Sub II. The authorized share capital of Merger Sub I consists of 100 shares, $0.0001 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub I is, and at the First Effective Time will be, owned directly by Parent. The authorized equity capital of Merger Sub II consists of 100% of the limited liability company interests of Merger Sub II, all of which are validly issued and outstanding. All of the issued and outstanding limited liability company interests of Merger Sub II are, and at the Second Effective Time will be, owned directly by Parent. No Prior Operations of Merger Sub I or Merger Sub II. Merger Sub I and Merger Sub II were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.15 Share Ownership. Neither Parent nor Merger Sub I or Merger Sub II owns (beneficially or otherwise) any Company Common Stock or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

Section 5.16 Brokers. Except for those Persons set forth in Section 5.16 of the Parent Disclosure Letter, no broker, finder, financial advisor, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s, advisory or similar fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.17 Tax Matters.

(a) Parent and its Subsidiaries have duly and timely filed or caused to be filed all income and other material Tax Returns required to be filed by or with respect to any of them (taking into account applicable extensions); (ii) each of such filed Tax Returns (taking into account all amendments thereto) is true and complete in all material respects; (iii) all income and other material Taxes due and owing by Parent and its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return (other than automatically granted extensions of time to file Tax Returns obtained in the ordinary course of business); and (v) no claim has ever been made in writing by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) (i) Neither Parent nor any of its Subsidiaries has received written notice of any audit, assessment, examination or other Action from any Taxing Authority and there are no pending or, to the Knowledge of Parent, threatened audits, assessments, examinations or other Actions from any Taxing Authority, in each case, in respect of material Taxes of Parent or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for material Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens; (iii) neither Parent nor any of its Subsidiaries has granted any waiver or extension of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, nor has any request been made in writing for any such extension or waiver which extension or waiver is currently in effect; and (iv) no deficiencies for material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority, which have not been fully paid or settled.

(c) For U.S. federal income Tax purposes, Merger Sub II is and has always been “disregarded as an entity separate from its owner” as such phrase is used in Treasury Regulations Section 301.7701-2(c)(2)(i).

Neither Parent nor any of its Subsidiaries knows of any fact relating to Parent or the Merger Subs, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 5.18 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V and the certificate delivered by Parent pursuant to Section 7.3(c), none of Parent, any of its Affiliates or any other Person on behalf of Parent or any of its Affiliates makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company or its Affiliates or Representatives in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. Parent, Merger Sub I and Merger Sub II each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in the certificate delivered by the Company pursuant to Section 7.2(e), (a) neither the Company, any of its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to the Company, the Company’s Subsidiaries or the businesses of the Company or its Subsidiaries or otherwise in connection with the Mergers, except for those expressly set forth in this Agreement or in such certificate, (b) none of Parent, Merger Sub I, Merger Sub II, or their Affiliates is relying on any representation or warranty of the Company, its Subsidiaries or Affiliates, including any representation or warranty with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub I, Merger Sub II or any of their Affiliates or Representatives, except, in each case, for those expressly set forth in this Agreement or in such certificate, and (c) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or the businesses of the Company or its Subsidiaries or otherwise in connection with this Agreement or the Mergers, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub I, Merger Sub II or their Affiliates as having been authorized by such party. Nothing in this Section 5.18 shall impact any rights of any party to this Agreement in respect of fraud with respect to the representations and warranties made by the Company in this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the First Merger. The Company covenants and agrees that, between (and including) the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) may be consented to in advance in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (c) may be expressly required or permitted pursuant to this Agreement or (d) set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, the Company (x) shall, and shall cause each of its Subsidiaries to use reasonable best efforts to, conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice, and to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve in all material respects the components and assets of its current business organization and its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations; and (y) shall not, and shall not permit any of its Subsidiaries to:

(a) amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws (or the comparable organizational or governing documents of any of its Subsidiaries);

(b) (A) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other Equity Interests or rights, other than repurchases of shares of Company Common Stock or acquisitions of Equity Interests in connection with the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date hereof or (B) enter into any agreement with respect to the voting of Company Common Stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(c) issue, sell, pledge, dispose, transfer, encumber or grant any shares of its or its Subsidiaries’ capital stock or other Equity Interests, or any options, restricted stock units, restricted stock awards, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or Equity Interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date hereof;

(d) authorize, declare, set aside, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other Equity Interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as required under the terms of a Company Benefit Plan, collective bargaining agreement or applicable Law, in each case, as in effect on the date hereof, (i) increase, or promise to increase, or accelerate the vesting or timing of payment of, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, except (A) with respect to employees whose annual base salary/hourly wage rate is less than $200,000, for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice, and (B) in connection with hiring of employees or promotions of existing employees, in either case, whose annual base salary/hourly wage rate is less than $200,000; (ii) establish, adopt, renew, enter into, materially amend or terminate any Company Benefit Plan (or any arrangement which, if in existence as of the date hereof, would constitute a Company Benefit Plan), other than changes to welfare benefits in the ordinary course of business consistent with past practice that would not materially increase their aggregate cost following the Closing; (iii) enter into, adopt, renew, materially amend or terminate any collective bargaining, works council, or other collective labor agreement with any labor union, works council or similar employee representative body, or recognize any labor union, works council or similar employee representative body as a bargaining (or similar employee) representative; or (iv) hire, terminate (other than for cause), promote, demote or change the employment status or title of any employee, individual consultant or other individual service provider who is or upon hiring or promotion will become an employee of the Company whose annual base salary is in excess of $300,000 or who is an executive officer of the Company (within the meaning of Rule 3b-7 of the Exchange Act);

(f) grant, or promise to grant, confer, award, extend the exercisability of or, except as required under the terms of a Company Benefit Plan in effect as of the date hereof, accelerate the vesting of any Company Equity Awards or any other equity-based compensation award under a Company Equity Plan, except as contemplated by the terms of this Agreement;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any Equity Interest in or material amount of assets of any Person, business or division thereof, or make any loan, advance or capital contribution to, or investment in, any Person, business or division thereof (other than the Company or any wholly owned Subsidiary of the Company), or sell, lease, license or otherwise subject to a Lien other than a Permitted Lien or otherwise dispose of any material tangible properties, rights (excluding Intellectual Property) or assets of the Company or its Subsidiaries other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) pursuant to agreements in effect prior to the execution of this Agreement, or (iii) entered into after the date hereof in the ordinary course of business with total consideration not exceeding $2,500,000;

(h) sell, lease, license (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice), dedicate to the public or subject to a Lien other than a Permitted Lien any material Company Intellectual Property, except pursuant to transactions solely among the Company and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of the Company;

(i) (i) incur, or amend in any material respect the terms of, any indebtedness for borrowed money, or create, assume, issue, guarantee or otherwise become liable for any such indebtedness for any Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except in each case (x) solely between or among the Company and/or its wholly owned Subsidiaries, (y) in the ordinary course of business, or (z) pursuant to the WF Credit Agreement (as in effect on the Closing Date);

(j) implement any employee layoffs that would require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign state or local Law;

(k) (i) modify, amend or terminate (other than in accordance with its terms) (A) any Company Permit, (B) any Company Material Contract, or (C) any Real Property Leases, except in the ordinary course of business consistent with past practice, or (ii) enter into, modify, amend, renew or terminate any Contract which has payments of $3,000,000 or more or which if so entered into, modified, amended or terminated would (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(l) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Company Registered IP other than in the ordinary course of business regarding Company Registered IP that is not material to the conduct of the business by the Company or its Subsidiaries, or intentionally disclose or intentionally fail to maintain any material trade secrets included in the Company Intellectual Property;

(m) make any material change to its methods of accounting in effect at October 31, 2024, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company Financial Statements in compliance with GAAP or (iii) as required by a change in applicable Law;

(n) enter into, materially amend or terminate any transaction with any current Company Related Party other than compensation and benefits payable in the ordinary course of business and which are permitted by Section 6.1(e);

(o) implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

(p) except as contemplated by this Agreement, with respect to the Company and its Subsidiaries, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(q) commence, settle or compromise or otherwise voluntarily resolve any Action, except in the ordinary course of business and except for any Action for which the amount in controversy does not exceed $500,000 individually and $1,000,000 in the aggregate, provided in each case in which the Company or its Subsidiaries is defending against an Action, in whole or in part, that any such settlement, compromise or resolution made pursuant to this Section 6.1(q) (a) includes a full and complete release for the Company and any of its Subsidiaries of any additional liability arising from such Action, (b) does not involve the imposition of injunctive relief against the Company or any of its Subsidiaries or the Surviving Entity following the Effective Time, and (c) does not provide for any admission of material liability by the Company or any of its Subsidiaries other than the payment to be made to settle, compromise or resolve the Action;

(r) take any action that would reasonably be expected to, or is intended to, materially delay, impede or prevent the consummation of the Mergers and the other transactions contemplated by this Agreement on or before the Termination Date;

(s) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent, or delay any material capital expenditures;

(t) waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

(u) cancel any material insurance policies, fail to renew any material insurance policies upon expiration, or maintain insurance at less than current levels in a manner inconsistent with past practice;

(v) other than in the ordinary course of business and consistent with past practice, engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

(w) grant any material refunds, credits, rebates or other allowances by the Company to any customer or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(x) enter into any new line of business;

(y) (i) make, change or revoke any material Tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (iii) change any annual Tax accounting period, adopt or change any material method of Tax accounting, (iv) amend any material Tax Return, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax, (vi) surrender any right to claim or make a claim for a material Tax refund, or (vii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(z) agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to resolve or enter into any agreement to do any of the foregoing.

Section 6.2 Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, between (and including) the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) may be consented to in advance in writing by the Company (which consent will not be unreasonably withheld, conditioned or delayed), (c) may be expressly required or permitted pursuant to this Agreement or (d) set forth in the corresponding subsection of Section 6.2 of the Parent Disclosure Letter, Parent (x) shall, and shall cause each of its Subsidiaries to use reasonable best efforts to, conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice, and to the extent consistent therewith, Parent shall use its reasonable best efforts to preserve in all material respects the components and assets of its and its Subsidiaries’ current business organization and its present relationships with key customers, suppliers, employees and other Persons with which it or its Subsidiaries have material business relations; and (y) shall not, and shall not permit any of its Subsidiaries to

(a) amend, modify, waive, rescind or otherwise change the Parent Organizational Documents;

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other Equity Interests or rights, other than repurchases of shares of Parent Shares in connection with the exercise, vesting or settlement of any equity awards of Parent;

(c) shall not declare, authorize, set aside or pay any dividend or other distribution payable in cash, stock or property or otherwise with respect to Parent’s capital stock;

(d) shall not adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization of Parent;

(e) make any material change to its methods of accounting in effect at October 31, 2025, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company Financial Statements in compliance with GAAP or (iii) as required by a change in applicable Law;

(f) take any action that would reasonably be expected to, or is intended to, materially delay, impede or prevent the consummation of the Mergers and the other transactions contemplated by this Agreement on or before the Termination Date; or

(g) agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to resolve or enter into any agreement to do any of the foregoing.

Section 6.3 Preparation of the Joint Proxy Statement/Prospectus; Stockholders’ Meetings.

(a) Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (and shall use their respective reasonable best efforts to, unless agreed otherwise, file the Joint Proxy Statement/Prospectus and the Form S-4 within seventy-five (75) days) after the date hereof. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. Subject to Section 6.6, Section 6.7 and the other applicable terms of this Agreement, the Joint Proxy Statement/Prospectus shall reflect the Company Recommendation and the Parent Recommendation and also include (and the Company represents that it will have obtained at the relevant time all necessary consents of Company Financial Advisor to permit the Company to include in the Joint Proxy Statement/Prospectus), in its entirety, the Fairness Opinion, together with a summary thereof. Each of the parties shall use reasonable best efforts, and the Company shall cooperate (including by causing its Subsidiaries, Representatives and controlled Affiliates to cooperate) with Parent, to have the Form S-4 declared effective by the SEC or otherwise become effective pursuant to the Securities Act pursuant to SEC guidance, and to keep the Form S-4 effective through the Closing in order to consummate the Mergers and the transactions contemplated hereby. Parent shall also use its reasonable best efforts to take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of Parent Shares in the First Merger, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders, members or other holders of a beneficial interest in their Equity Interests, as may be reasonably requested in connection with any such action. To the extent not prohibited by Law, (i) each of Parent and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Joint Proxy Statement/Prospectus, Form S-4, Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to the SEC, NASDAQ, or pursuant to any state securities or Blue Sky laws, in connection with the Mergers and the other transactions contemplated hereby (collectively, the “Filing Documents”), (ii) each of Parent or the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments from the SEC or advise of any oral comments or any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4, and (iii) Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 or any Filing Document prior to filing such with the SEC, NASDAQ, or pursuant to any state securities or Blue Sky laws (provided, that without limiting the foregoing, no amendment or supplement to the

Joint Proxy Statement/Prospectus shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed), and shall give reasonable and good faith consideration to any comments thereon made by the other party or its counsel.

(b) Each of Parent and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as of the record date established for their respective Stockholders’ Meetings as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to each such Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates, officers or directors is discovered by the Company, Parent, Merger Sub I or Merger Sub II which should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4, so that the Joint Proxy Statement/Prospectus or the Form S-4 (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent and the Company, respectively.

(c) Promptly after the execution of this Agreement, the Company will conduct a broker search in anticipation of the Company Stockholders’ Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by Parent or as reasonably necessary to comply with the following sentence. The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders, for the purpose of obtaining the Requisite Company Stockholder Approval and the Company Stockholder Advisory Vote (the “Company Stockholders’ Meeting”) as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC (and in any event within forty-five (45) calendar days after such declaration). The record date for the Company Stockholders’ Meeting shall be determined by the Company with prior consultation with Parent; provided, that the Company shall not change the date of (or the record date for), postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Company shall (i) be entitled to postpone or adjourn the Company Stockholders’ Meeting if the Company or Parent files an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 in accordance with Section 6.3(b), and the Company Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Company Stockholders Meeting in response to such filing would be inconsistent with applicable Law, (ii) be entitled to postpone or adjourn the Company Stockholders’ Meeting if Parent has postponed or adjourned the Parent Stockholders’ Meeting in accordance with this Section 6.3, until the date on which the Parent Stockholders’ Meeting is held and (iii) postpone or adjourn the Company Stockholders’ Meeting on one or more occasions if so requested by Parent if, on the date for which the Company Stockholders’ Meeting is then scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Company Stockholder Approval, whether or not a quorum is present; provided, further, that in the case of clauses (i) or (ii), the Company Stockholders’ Meeting shall not be postponed or adjourned for more than twenty (20) Business Days in total from the originally scheduled date of the Company Stockholders’ Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the adoption thereof.

(d) The Company Board shall, except in the case of an Adverse Recommendation Change made in accordance with the terms and conditions of this Agreement, recommend the adoption of this Agreement by the Company stockholders to the effect as set forth in Section 4.3(b), and, subject to Section 6.6, shall use reasonable best efforts to solicit the Requisite Company Stockholder Approval. Notwithstanding any Adverse Recommendation Change in compliance with Section 6.6, this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders’ Meeting for a vote on the approval and adoption thereof, and nothing contained herein shall be deemed to relieve the Company of such obligation. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.1, the Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Proposal or the making of any Adverse Recommendation Change. The Company shall, upon the reasonable request of Parent, during the last seven (7) Business Days prior to the date of the Company Stockholders’ Meeting, request its proxy solicitor to advise Parent at least one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Requisite Company Stockholder Approval. Without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of NASDAQ the adoption of this Agreement, the Company Stockholder Advisory Vote and the transactions contemplated hereby (including the Mergers) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting.

(e) Promptly after the execution of this Agreement, Parent will conduct a broker search in anticipation of the Parent Stockholders’ Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by the Company or as reasonably necessary to comply with the following sentence. Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders, for the purpose of obtaining the Requisite Parent Stockholder Approval (the “Parent Stockholders’ Meeting” and together with the Company Stockholders’ Meeting, the “Stockholders’ Meetings”) as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC (and in any event within forty-five (45) calendar days after such declaration). The record date for the Parent Stockholders’ Meeting shall be determined by Parent with prior consultation with the Company; provided, that Parent shall not change the date of (or the record date for), postpone or adjourn the Parent Stockholders’ Meeting without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that Parent shall (i) be entitled to postpone or adjourn the Parent Stockholders’ Meeting if the Company or Parent files an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 in accordance with Section 6.3(b), and the Parent Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Parent Stockholders’ Meeting in response to such filing would be inconsistent with applicable Law, (ii) be entitled to postpone or adjourn the Parent Stockholders’ Meeting if the Company has postponed or adjourned the Company Stockholders’ Meeting in accordance with this Section 6.3, until the date on which the Company Stockholders’ Meeting is held and (iii) postpone or adjourn the Parent Stockholders’ Meeting on one or more occasions if so requested by the Company if, on the date for which the Parent Stockholders’ Meeting is then scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Shares to obtain the Requisite Parent Stockholder Approval, whether or not a quorum is present; provided, further, that in the case of clauses (i) or (ii), the Parent Stockholders’ Meeting shall not be postponed or adjourned for more than twenty (20) Business Days in total from the originally scheduled date of the Parent Stockholders’ Meeting without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligations to submit this Parent Share Issuance to its stockholders for a vote on the adoption thereof.

(f) The Parent Board shall, except in the case of a Parent Adverse Recommendation Change made in accordance with the terms and conditions of this Agreement, recommend the approval of the Parent Share Issuance by Parent’s stockholders, and, subject to Section 6.7, shall use reasonable best efforts to solicit the Requisite Parent Stockholder Approval. Notwithstanding any Parent Adverse Recommendation Change in compliance with Section 6.7, the Parent Share Issuance shall be submitted to Parent stockholders at the Parent Stockholders’ Meeting for a vote on the approval and adoption thereof, and nothing contained herein shall be deemed to relieve Parent of such obligation. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.1, Parent agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other person any of the facts related to any Parent Intervening Event or the making of any Parent

Adverse Recommendation Change. Parent shall, upon the reasonable request of the Company, during the last seven (7) Business Days prior to the date of the Parent Stockholders’ Meeting, request its proxy solicitor to advise the Company at least once each Business Day as to the aggregate tally of proxies received by Parent with respect to the Requisite Parent Stockholder Approval. Without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of NASDAQ, the Parent Share Issuance shall be the only matter (other than procedural matters) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders’ Meeting.

Section 6.4 Appropriate Action; Consents; Filings.

(a) In accordance with the terms and subject to the conditions of this Agreement (including Section 6.18), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Mergers set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) the obtaining of all other necessary material consents, approvals or waivers from Third Parties (provided, that the Company shall not be required to make or agree to make any payment or accept any conditions or obligations with respect thereto), and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Mergers and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement; provided, however, that the parties shall not be required to contest or defend against (i) any action or proceeding that is instituted to challenge the transactions as violating any Antitrust Law or (ii) any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make the transactions illegal or otherwise delay or prohibit the consummation of the transactions. Each of the parties hereto shall (A) promptly (and in no event later than twenty (20) Business Days following the date hereof) make its filings under the HSR Act, and thereafter make any other applications and filings required under the Antitrust Laws of the jurisdictions set forth on Section 6.4 of the Parent Disclosure Letter with respect to the transactions contemplated hereby, including the Mergers, (B) comply at the earliest reasonable practicable date with any request under the HSR Act for additional information, documents or other materials (including responding to any “second request”) received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Mergers and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to effect or undertake (or be required to agree or consent to), and, without the prior written consent of Parent, the Company, its Subsidiaries and their respective Affiliates shall not effect to undertake (or be required to agree or consent to) any of the following actions: (i) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company, Parent, Merger Sub I, Merger Sub II or their respective Affiliates, (ii) terminating, amending or assigning existing relationships and contractual rights and obligations, (iii) requiring Parent, Merger Sub I, Merger Sub II, the Company or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party, (iv) imposing limitations on Parent, Merger Sub I, Merger Sub II, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, or (v) otherwise offering, proposing, negotiating, agreeing to, committing to or effecting any other remedy, condition, commitment or undertaking of any kind, in each case, if such action would reasonably be expected to be, individually or in the aggregate, material to Parent, the Surviving Company, and their Subsidiaries, taken as a whole.

(c) Notwithstanding anything contained herein but subject to its compliance with the other applicable terms of Section 6.4(c), Parent shall lead all communications and strategy for dealing with any Governmental Authority in connection with any review, challenge or Action under Antitrust Laws. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request, and consult in advance and consider in good faith the views of the other party, in connection with the preparation of any required governmental filings or submissions and any dealings with, and will cooperate in responding to any inquiry from, a Governmental Authority, including (i) promptly informing the other party in writing of such filing, submission or inquiry and providing a copy of any written filing, submission or inquiry, (ii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Authority with reasonable time and opportunity to comment, and consult with each other in advance of any in person or telephonic meeting or conference with any Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their reasonable determination in consultation with outside counsel, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Between the date of this Agreement and the First Effective Time (or the termination of this Agreement in accordance with Section 8.1), Parent shall not (and Parent shall cause its Subsidiaries not to) enter into, agree to, commit to or consummate any agreements, understandings or arrangements for any acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any Person, if such acquisition would reasonably be expected to result in a material delay in obtaining, or the failure to obtain, any regulatory approvals required in connection with the transactions contemplated hereby (including the Mergers).

Section 6.5 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access in a manner that does not unreasonably interfere with the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 8.1, to the properties, offices and other facilities and books and records, and personnel of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent and its Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent, Merger Sub I or Merger Sub II if such disclosure would reasonably be expected to violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or violate any attorney-client or other legal privilege; provided, further, that the Company and its Subsidiaries shall use reasonable best efforts to provide as much information as reasonably requested without violating such applicable Law or privilege; provided, further, that, to the extent practicable, the Company will provide Parent with copies of its weekly gross sales reports for fresh avocados at substantially the same time that they are provided to management of the Company; and provided, further, that, notwithstanding the foregoing, the Company shall not be required to provide Parent any competitively sensitive information as determined by the Company in its sole discretion. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the First Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 6.6 Company Non-Solicitation; Company Change in Recommendation.

(a) Except as provided in Section 6.6(c) and Section 6.6(e), from the date of this Agreement until the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated any and all existing solicitation of, or discussions, communications or negotiations with, any Third Party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly demand (and in any event, within forty-eight (48) hours after the execution of this Agreement) that each Third Party that has previously executed a confidentiality agreement for the purpose of evaluating a potential Competing Proposal promptly destroy all nonpublic information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement and shall remove all access to any data room or electronic materials set up in response to or in connection with any actual or contemplated Competing Proposal from such Third Parties. Except as otherwise provided in Section 6.6(c) and Section 6.6(e), from the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, seek, facilitate, solicit or knowingly encourage (including by way of furnishing information or assistance of any kind) the making of any Competing Proposal or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or public announcement of, any Competing Proposal, (ii) enter into, continue or otherwise participate or engage in negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.6), or furnish (or cause to be furnished) any material nonpublic information to, any Person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, (iii) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement), (iv) submit to the stockholders of the Company for their approval any Competing Proposal, (v) grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal or (vi) resolve to do, or agree or publicly announce an intention to do, any of the foregoing. The Company shall enforce, shall not release or permit (except to the extent any standstill terminates automatically as a result of execution of this Agreement pursuant to the terms of any confidentiality agreement to which the Company is a party in effect prior to the date hereof) the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any standstill or similar provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.6 by the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement, and any violation of the restrictions set forth in this Section 6.6 by any of the Company’s or its Subsidiaries’ Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company, its Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(b) The Company (i) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (A) of the receipt of any Competing Proposal, which notice shall include a complete and unredacted copy of such Competing Proposal (or a summary of the terms and conditions thereof if not made in writing), and (B) of any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations with, the Company, any of its Subsidiaries or any of its or its Subsidiaries’ Representatives concerning a Competing Proposal or proposal that would reasonably be expected to constitute or lead to or result in a Competing Proposal, and disclose the identity of the other party (or parties) and the terms (including any amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials, (ii) shall substantially concurrently (and in any case within twenty-four (24) hours) make available to Parent all material nonpublic information provided by the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives to such party but not previously made available to Parent and (iii) shall keep Parent reasonably informed on a prompt basis (and, in any case, within twenty-four (24) hours of any significant development, discussions or negotiations) of the status and material details (including amendments and proposed amendments) of any such Competing Proposal or other inquiry, offer, proposal, request, discussion or negotiation of agreements (including schedules and exhibits thereto) relating to any Competing Proposal exchanged between the Company or its Subsidiaries or any of its or its Subsidiaries’ Representatives in each case thereof, on the one hand, and the Person (or any of its Representatives) making such Competing Proposal, on the other hand).

(c) Notwithstanding anything to the contrary in this Agreement, at any time after the date of this Agreement and prior to the date that the receipt of the Requisite Company Stockholder Approval is obtained at the Company Stockholders’ Meeting, in the event that the Company receives a Competing Proposal from any Person, (i) the Company and its Representatives may contact such Person to clarify or understand the terms and conditions thereof and (ii) the Company and the Company Board and their respective Representatives may engage in negotiations and discussions with, and furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisors) that (A) such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) the failure to take any of the foregoing actions would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided that (i) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company that would be deemed an “Acceptable Confidentiality Agreement” (as defined below), an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing shall be furnished to Parent prior to or substantially concurrently with furnishing such information to such third party to the extent it was not previously made available to Parent or its Representatives.

(d) Except as otherwise provided in Section 6.6(e), the Company Board shall not (i) (A) withdraw, withhold, qualify or modify, or publicly propose to withdraw, withhold, qualify or modify, the Company Recommendation, (B) adopt, approve, authorize, declare advisable, endorse or recommend, or publicly propose to adopt, approve, authorize, declare advisable, endorse or recommend, to the Company’s stockholders any Competing Proposal, (C) if any Competing Proposal is publicly announced, fail to publicly recommend against such Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case within ten (10) Business Days after Parent so requests in writing, (D) in the event a tender offer that constitutes a Competing Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal, or (E) fail to include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the First Merger in the Joint Proxy Statement/Prospectus (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, approve, authorize or recommend, or propose to adopt, approve, authorize or recommend, or allow the Company or any of its Subsidiaries or any of their respective Representatives to execute, approve or enter into, any letter of intent, memorandum of understanding, joint venture agreement, partnership agreement, share or asset purchase agreement, definitive merger agreement, or any other similar agreement (A) with respect to any Competing Proposal or (B) that would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted by and in compliance with Section 6.6(c)).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Company Stockholder Approval, the Company Board may (A) make an Adverse Recommendation Change or (B) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, in either case, subject to the requirements of this Section 6.6(e), only if (i) the Company Board (A) determines that an Intervening Event has occurred and is continuing and (B) determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law or (ii) the Company has received a bona fide written Competing Proposal (which is not withdrawn) that the Company Board (A) has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, (B) determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and, in the case of clause (ii), provided, that the Company (x) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination and (y) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Proposal; provided, however, that no Adverse Recommendation Change or termination of this Agreement pursuant to this Section 6.6(e), as applicable, may be made unless and until (x) after the fifth (5th) Business Day following Parent’s receipt of a written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change or terminate the Agreement, as applicable (a “Notice of Adverse Recommendation” and such five (5) Business Day period, the “Company Notice Period”) and specifying in detail the reasons therefor, including, if the basis of the proposed action by the Company Board is an Intervening Event pursuant to Section 6.6(e)(i), the material facts and circumstances related to such Intervening Event, or if the basis of the proposed action by the Company Board is a Superior Proposal pursuant to Section 6.6(e)(ii), the material terms and conditions of any such Superior Proposal that is the basis of the proposed action, (y) during the Company Notice Period, if requested by Parent, the Company shall have engaged in good faith discussions and negotiations with Parent regarding any adjustment or amendment to this Agreement or any other agreement proposed by Parent with the goal of (A) obviating the need to effect an Adverse Recommendation Change or termination, as applicable or (B) causing such Competing Proposal to no longer constitute a Superior Proposal, as applicable, and (z) the Company Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent no later than 11:59 p.m., New York City time, on the last day of the Company Notice Period and shall have determined again in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make an Adverse Recommendation Change or termination pursuant to Section 6.6(e)(i) or Section 6.6(e)(ii), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law. Any material change in facts with respect to such Intervening Event or amendment to the financial terms or any other material amendment of such Superior Proposal shall, in each case, require a new Notice of Adverse Recommendation and the Company shall be required to comply again with the requirements of this Section 6.6(e) with respect to such new written notice, and a new Company Notice Period pursuant to this Section 6.6(e) shall commence, except that the five (5) Business Day Company Notice Period referenced above shall instead be equal to three (3) Business Days.

(f) Nothing in this Agreement shall restrict the Company or the Company Board from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change).

(g) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any bona fide written proposal or offer made by any Person (other than Parent, Merger Sub I, Merger Sub II or any of their respective controlled Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act that, for purposes of evaluating whether such Competing Proposal may constitute a Superior Proposal, did not result from a breach of Section 6.6 of this Agreement, to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction, or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues, earnings or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, in each case as determined by the Company Board (or any committee thereof) in good faith.

(ii) “Intervening Event” shall mean any change, event, effect, fact, condition or circumstance (other than any change, event, effect, fact, condition or circumstance resulting from a breach of Section 6.6 of this Agreement by the Company) occurring or arising after the date of this Agreement that (A) was not known to or would not reasonably have been expected to be known to or foreseeable by the Company Board as of or prior to the date of this Agreement and which becomes known to the Company Board following the date of this Agreement, (B) does not involve or relate to a Competing Proposal and (C) materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, whether alone or in combination, shall constitute or deemed to contribute to an Intervening Event: (1) any Competing Proposal; (2) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet or exceed) internal budgets or plans or internal or published forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account); and (3) changes in the Company’s or Parent’s stock price or the trading volume of the Company’s or Parent’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Intervening Event” may be taken into account).

(iii) “Superior Proposal” shall mean a bona fide written Competing Proposal as defined in clause (A) or (B) of Section 6.6(g)(i) (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that did not result from a breach of Section 6.6 of this Agreement and that the Company Board determines in good faith, after consultation with its legal counsel and financial advisors and taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects or conditions of such Competing Proposal, (A) that is reasonably likely to be consummated if accepted and (B) that contains terms more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement to which Parent has committed to the Company in writing in response to such Competing Proposal under the provisions of Section 6.6(e)).

Section 6.7 Parent Change in Recommendation.

(a) Except as otherwise provided in Section 6.7(b), the Parent Board shall not (i) withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, the Parent Recommendation, or (ii) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus (any action described in clauses (i) and (ii) being referred to as an “Parent Adverse Recommendation Change”).

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Parent Stockholder Approval, the Parent Board may make a Parent Adverse Recommendation Change only if the Parent Board (i) determines that a Parent Intervening Event has occurred and is continuing and (ii) determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no Parent Adverse Recommendation Change may be made unless and until (x) after the fifth (5th) Business Day following the Company’s receipt of a written notice from Parent advising the Company that the Parent Board intends to make a Parent Adverse Recommendation Change (a “Notice of Parent Adverse Recommendation Change” and such five (5) Business Day period, the “Parent Notice Period”) and specifying in detail the reasons therefor, including the material facts and circumstances related to such Parent Intervening Event, (y) during the Parent Notice Period, if requested by the Company, Parent shall have engaged in good faith discussions and negotiations with the Company regarding any adjustment or amendment to this Agreement or any other agreement proposed by the Company with the goal of obviating the need to effect a Parent Adverse Recommendation Change, and (z) the Parent Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by the Company no later than 11:59 p.m., New York City time, on the last day of the Parent Notice Period and shall have determined again in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make a Parent Adverse Recommendation Change pursuant to Section 6.7(b) would be inconsistent with the directors’ fiduciary duties under applicable Law. Any material change in facts with respect to such Parent Intervening Event shall, in each case, require a new Notice of Parent Adverse Recommendation Change and Parent shall be required to comply again with the requirements of this Section 6.7(b) with respect to such new written notice, and a new Parent Notice Period pursuant to this Section 6.7(b) shall commence, except that the five (5) Business Day Parent Notice Period referenced above shall instead be equal to three (3) Business Days.

(c) Nothing in this Agreement shall restrict Parent or the Parent Board from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the Parent Board to the Parent’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Parent Adverse Recommendation Change).

(d) For purposes of this Agreement, a “Parent Intervening Event” shall mean any change, event, effect, fact, condition or circumstance (other than any change, event, effect, fact, condition or circumstance resulting from a breach of Section 6.7 of this Agreement by Parent) occurring or arising after the date of this Agreement that (A) was not known to or would not reasonably have been expected to be known to or foreseeable by the Parent Board as of or prior to the date of this Agreement and which becomes known to the Parent Board following the date of this Agreement, and (B) materially affects the business, assets or operations of Parent and its Subsidiaries, taken as a whole; provided, that none of the following, whether alone or in combination, shall constitute or deemed to contribute to a Parent Intervening Event: (1) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet or exceed) internal budgets or plans or internal or published forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); and (2) changes in the Company’s or Parent’s stock price or the trading volume of the Company’s or Parent’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account).

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the First Effective Time, Merger Sub II shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted by applicable Law and the Company Charter and Company Bylaws, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company’s Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the First Effective Time (and whether asserted or claimed prior to, at or after the First Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the approval of this Agreement and the First Merger or the transactions contemplated hereby, whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Indemnified Liability (whether or not asserted before the First Effective Time), the Surviving Company shall pay the reasonable fees and expenses of counsel promptly and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the Company Charter, Company Bylaws and any indemnification agreements of the Company (that are set forth on Section 6.8(c) of the Company Disclosure Letter, complete copies of which have been made available to Parent prior to the date hereof) in effect on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b) The Company shall be permitted to, prior to the First Effective Time, and if the Company fails to do so, Merger Sub II shall, and Parent shall cause the Surviving Company to, obtain and fully pay the premium for a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy that provides coverage for a period of six (6) years from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability and fiduciary liability insurance policies; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policies in place at the First Effective Time. If the Company and Merger Sub II for any reason fail to obtain such “tail” insurance policy as of the First Effective Time, Merger Sub II shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the First Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or Merger Sub II shall, and Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such six (6) year period (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c) For not less than six (6) years from and after the First Effective Time, the certificate of formation and operating agreement of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries thereof with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the First Effective Time than are currently set forth in the Company Charter and the Company Bylaws. The contractual indemnification rights in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any of its Subsidiaries that have been made available to Parent prior to the date hereof and are set forth on Section 6.8(c) of the Company Disclosure Letter shall be assumed by the Surviving Company, without any further action, and Parent hereby assumes, effective as of the First Effective Time, such contractual indemnification obligations. Such contractual indemnification obligations shall continue in full force and effect in accordance with their terms following the First Effective Time.

(d) In the event that Parent or the Surviving Company or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause the successor or assign of Parent, the Surviving Company or such transferee of all or substantially all of its or their properties and assets, as the case may be, to assume the obligations set forth in this Section 6.8.

(e) The Indemnified Parties are third-party beneficiaries of this Section 6.8. The provisions of this Section 6.8 shall survive the Mergers and are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her successors, heirs or representatives. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, applicable Law or otherwise.

Section 6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby, (b) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Mergers or the transactions contemplated hereby, and (c) any breach by such party of any representation, warranty, covenant or agreement contained in this Agreement that would reasonably be expected to, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3, as applicable, if continuing on the Closing Date.

Section 6.10 Public Announcements. Except as otherwise contemplated by Section 6.6 or Section 6.7, prior to the First Effective Time, the Company, Parent, Merger Sub I and Merger Sub II shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any such public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties or otherwise permitted to be disclosed pursuant to this section.

Section 6.11 Employee Benefits.

(a) Employees of the Company or its Subsidiaries (i) who are not employed by Subsidiaries of the Company performing services outside of the United States or (ii) who are covered by a collective bargaining agreement, and who remain employees of Parent, the Surviving Company or any of their Subsidiaries following the Second Effective Time are hereinafter referred to as the “Continuing Employees”. Except as set forth in Section 6.11(a) of the Company Disclosure Letter, during the period commencing at the Second Effective Time and ending on the first anniversary of the Closing Date, Parent shall, or shall cause the Surviving Company or any of their respective Affiliates to, provide each Continuing Employee during his or her continued employment with Parent, the Surviving Company or any of their Subsidiaries with: (i) an annual base salary or wage rate (as applicable) and (ii) health and retirement benefits that are, substantially comparable in the aggregate to the annual base salary or wage rate (as applicable) and health and retirement benefits provided either (x) to such Continuing Employee immediately prior to the First Effective Time or (y) by Parent and its Subsidiaries to its similarly situated employees following Closing, as determined by Parent in its sole discretion. For clarity, the commitments contained in this Section 6.11(a) shall exclude equity or equity-based arrangements, change in control, severance, retention or similar benefits, supplemental retirement arrangements, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans, incentives and bonuses. During the period commencing at the Second Effective Time and ending on the first anniversary of the Closing Date, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, (i) with respect to any employee of the Company or any of its Subsidiaries providing services in Mexico, maintain employee compensation, benefits and employment conditions in accordance with such Laws and pay any mandatory severance, indemnities or other amounts required under applicable Mexican Law, and (ii) comply with the terms of any collective bargaining agreement with respect to those employees of the Company or its Subsidiaries who are subject to such collective bargaining agreement. Parent shall implement, for a period commencing as of the Closing and ending on the first anniversary of the Closing Date, a severance plan providing Continuing Employees with severance protection in the case of a termination by the Surviving Company (or its Affiliate employing such Continuing Employee) without “cause” (as determined by the Surviving Company), subject to the terminated Continuing Employee’s timely execution and non-revocation of an effective waiver and release of claims in a form prescribed by the Company, to severance of no less than two (2) weeks of base salary or wage rate, as applicable, for each full year of such Continuing Employee’s employment with the Company and its Affiliates (including the Surviving Company), up to a maximum of twenty-six (26) weeks’ base salary or wage rate, as applicable. No later than two (2) Business Days prior to the First Effective Time, Parent shall deliver to the Company a resolution of the Parent Board evidencing the adoption of such severance plan, together with a certificate of the corporate secretary of Parent certifying as to the due adoption and effectiveness of such severance plan and a copy of such plan.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement (including the Parent severance policy referred to in Section 6.11(a)), the Surviving Company or any of their respective Subsidiaries providing benefits to any Continuing Employees after the Second Effective Time (collectively, the “New Plans”), Parent shall, in good faith, use commercially reasonable efforts so that Continuing Employees shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under any benefit plan or arrangement of the Company or any of its Subsidiaries, except to the extent any such service credit would result in the duplication of benefits; provided, that the foregoing shall not apply for benefit accrual purposes under any defined benefit pension plan (whether or not tax-qualified), retiree medical plan or similar New Plans. In addition and without limiting the generality of the foregoing, as applicable: (i) Parent shall, in good faith, use commercially reasonable efforts so that each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a corresponding benefit plan or arrangement providing analogous benefits in which such Continuing Employee participated immediately before the First Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements, if any, under such Old Plan being replaced by the New Plan (to the extent that such Continuing Employee was not subject to such limitations under the applicable Old Plan(s)), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, in good faith, use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the replacement Old Plan, and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Closing Date to be taken into account under such New Plan for the calendar year in which the Closing Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If requested in writing by Parent no later than five (5) Business Days prior to the Closing Date, the Company shall adopt written resolutions to terminate, effective as of no later than the day immediately before the Closing Date, any Company Benefit Plan sponsored by the Company or its Subsidiaries that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Company 401(k) Plan”), and effective immediately prior to the Closing, (i) all participants in any Company 401(k) Plan shall be fully vested in their account balances and (ii) no Continuing Employee or other Person shall have any right thereafter to contribute any amounts to such Company 401(k) Plan based upon compensation earned after the Closing. The Company will provide Parent with a copy of such proposed resolutions terminating such Company 401(k) Plan prior to adoption thereof by the Company Board for Parent’s review and comment and shall deliver evidence to Parent that the Company Board timely approved such resolutions.

(d) Notwithstanding anything in this Section 6.11 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) require Parent to continue to employ any particular Continuing Employee following the Closing Date for any particular period of time or prevent or limit Parent from changing terms and conditions of employment, subject to Parent’s compliance with the express covenants set forth herein, or terminating any Continuing Employee, (iii) subject to Parent’s compliance with the express covenants set forth herein, be construed to prohibit Parent from amending or terminating any employee benefit program or any New Plan, and (iv) create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

(e) The Company shall, and shall cause its Subsidiaries to, and Parent shall, reasonably cooperate in satisfying all legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees of the Company or any of its Subsidiaries, or any labor union, labor organization, workers’ association, works council or similar employee representative organization (each, a “Labor Organization”) which is representing any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (the “Labor Consultations”). In connection with the Labor Consultations, the Company shall (i) keep Parent fully informed of the status of the Labor Consultations process and shall promptly provide Parent with a true and certified copy of any opinion or statement delivered by an applicable labor or trade union, works council, labor organization or other employee representative, (ii) provide Parent with a reasonable opportunity to review, prior to distribution, any communications delivered to any Labor Organization and consider in good faith Parent’s reasonable comments thereon and (iii) use reasonable best efforts to refrain from, and to cause its Affiliates to refrain from, doing anything that is reasonably likely to prejudice the expeditious completion of any of the Labor Consultations.

Section 6.12 Financing Cooperation. The Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, use its commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent in connection with any financing of the transactions contemplated by this Agreement.

Section 6.13 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.14 Rule 16b-3 Matters. Prior to the First Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that (a) the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Shares (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Stock Exchange Matters. Parent shall, and the Company shall cooperate with Parent to, cause the Company’s securities to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the First Effective Time; provided that such delisting and termination shall not be effective until after the First Effective Time. Prior to the First Effective Time, Parent shall, and the Company shall cooperate with Parent to, use reasonable best efforts to cause the Parent Shares to be issued in the First Merger and such other Parent Shares to be reserved for issuance in connection with the First Merger to be approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.16 Director Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent resignations executed by each director of the Company, in each case, as in office as of immediately prior to the First Effective Time and which such resignations shall be effective upon (and conditioned upon) the First Effective Time.

Section 6.17 Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, Parent, Merger Sub I, Merger Sub II or the Mergers or the other transactions contemplated by this Agreement, then the Company and Parent shall grant such approvals and take any and all actions necessary to render such statutes inapplicable to the foregoing or so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby.

Section 6.18 Certain Litigation. The Company shall promptly advise Parent of any Action commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such Action. The Company shall give Parent the opportunity to consult with the Company regarding, or participate in, the defense or settlement of any such Action, and shall give reasonable and good faith consideration to Parent’s advice with respect to such Action. The Company may not enter into any settlement agreement in respect of such Action against the Company and/or its directors or officers relating to this Agreement or any of the other transactions contemplated hereby without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.18 and Section 6.1(q), this Section 6.18 will control.

Section 6.19 Tax Treatment.

(a) For U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company (i) intend this Agreement to meet the requirements of measuring continuity of interest pursuant to Treasury Regulations Section 1.368-1(e)(2)(i), (ii) intend that the Mergers, taken together, qualify for the Intended Tax Treatment, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code and (iii) shall report the Mergers as a “reorganization” under Section 368(a) of the Code, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Each of Parent, the Company and their respective Subsidiaries shall use commercially reasonable efforts to cause the Mergers, taken together, to qualify for the Intended Tax Treatment and shall not take (or knowingly fail to take) any action that would reasonably be expected to prevent or impede such qualification. Each of Parent and the Company shall notify the other party promptly after becoming aware of any reason to believe that the Mergers may not qualify for the Intended Tax Treatment.

(c) Notwithstanding anything in this Agreement to the contrary, if the Threshold Percentage (determined without regard to this sentence) is less than 43%, then an amount of cash otherwise payable to the holders of Company Common Stock under this Agreement (other than to holders of Dissenting Shares), equal to the amount of cash that would be necessary to cause the recomputed Threshold Percentage to equal 43%, shall instead be payable to such holders in an equivalent amount of Parent Shares (with each Parent Share valued for this purpose at the Agreed Parent Share Price); provided that cash shall be payable in respect of fractional shares of Parent Common Stock in accordance with Section 3.6. This Section 6.19(c) (including the defined terms used herein) is intended to cause this Agreement to satisfy the requirements of Treasury Regulations Section 1.368-1(e) (treating not less than 40% as a “substantial part” solely for such purpose) and shall be interpreted in a manner consistent therewith.

(d) The parties acknowledge and agree that for purposes of determining the value of Parent Shares to be received by stockholders of the Company pursuant to the transactions contemplated by this Agreement under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method”

within the meaning of Rev. Proc. 2018-12 will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (ii) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 will be the thirty (30) consecutive Trading Days ending on (and including) the last Trading Day prior to the date of this Agreement; (iii) the “national securities exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be NASDAQ; and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be Bloomberg Finance L.P. The parties further agree that the valuation of Parent Shares by reference to the methodology described in this Section 6.19(d) is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required by a change in law after the date hereof or pursuant to a “determination” within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, the Agreed Parent Share Price represents the average of the daily volume-weighted average sales price per share of Parent Shares on NASDAQ, as reported by Bloomberg Finance L.P., determined without regard to after-hours trading or any other trading outside the regular trading session trading hours for each of the Trading Days included in the Measuring Period.

(e) Each of Parent, Merger Sub I, Merger Sub II and the Company shall use its reasonable best efforts and will cooperate in good faith with one another to obtain the tax opinions of counsel referred to in Section 7.2(d) and Section 7.3(d). In connection therewith, Parent shall deliver to Latham & Watkins LLP, counsel to Parent (“Parent’s Counsel”), and Cozen O’Connor, counsel to the Company (“Company’s Counsel”), a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of Parent (the “Parent Tax Representation Letter”), and the Company shall deliver to Parent’s Counsel and Company’s Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of the Company (the “Company Tax Representation Letter”); provided that, in each case, the representation letter shall contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow each of Parent’s Counsel and Company’s Counsel to provide the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d).

Section 6.20 Payoff Letter Delivery. On or prior to the Closing Date, the Company shall deliver or caused to be delivered to Parent a fully executed copy of a customary payoff letter with respect to the WF Credit Agreement (a “Payoff Letter”), together with UCC-3 financing statements and all other applicable Lien release documentation, in each case, in form and substance reasonably acceptable to Parent (with a draft of such Payoff Letter, UCC-3 financing statements and other Lien release documentation delivered to Parent no fewer than ten (10) Business Days prior to the Closing Date), which Payoff Letter will (a) provide that upon receipt of the applicable payoff amount set forth therein (including any applicable per diem), (i) the WF Credit Agreement and all related loan documents (as applicable) shall be terminated, (ii) all indebtedness and obligations under and in connection therewith shall be repaid in full, and (iii) all Liens (if any) and all guarantees in connection therewith relating to the assets and properties of the Company and its Subsidiaries securing such indebtedness and obligations shall be released and terminated, and (b) provide for the return of all possessory collateral (if any) in connection with such indebtedness (to the extent reasonably practicable, on the Closing Date) and that customary UCC-3 financing statements and other applicable Lien release documentation with respect thereto may be filed or delivered, as applicable.

ARTICLE VII

CONDITIONS TO THE MERGERS

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Mergers are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent, Merger Sub I and Merger Sub II at or prior to the First Effective Time of the following conditions:

(a) the Requisite Company Stockholder Approval and the Requisite Parent Stockholder Approval shall have been obtained;

(b) (i) any waiting period applicable to the consummation of the Mergers under the HSR Act, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Mergers, shall have expired or been terminated or early termination thereof shall have been granted, and (ii) the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust Laws of the jurisdictions set forth on Section 6.4(a) of the Company Disclosure Letter shall have expired, been terminated or been obtained;

(c) no (i) Law or Order shall have been issued, entered, promulgated or enacted that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Mergers and remains in force or (ii) injunction, Order or award restraining or enjoining, or otherwise prohibiting, the consummation of the Mergers shall have been issued by any Governmental Authority having jurisdiction over any party and remain in force;

(d) The Parent Shares to be issued in the First Merger and such other Parent Shares to be reserved for issuance in connection with the First Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance; and

(e) The Form S-4 shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remains in effect, and no proceedings for that purpose shall have been initiated or threatened (and not withdrawn) by the SEC.

Section 7.2 Conditions to Obligations of Parent, Merger Sub I and Merger Sub II to Effect the Mergers. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the First Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company contained in Section 4.2 (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); (iii) each of the representations and warranties of the Company contained in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3 (Authority Relative to Agreement), Section 4.4(a)(i) (No Conflict; Required Filings and Consents), Section 4.9(a) (Absence of Certain Changes or Events), Section 4.20 (Vote Required), Section 4.21 (Fairness Opinion), Section 4.22 (Brokers), Section 4.24 (Takeover Statutes), and Section 4.27 (Ownership of Parent Shares) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and (iv) all other representations and warranties of the Company contained in Article IV of this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) from the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred;

(c) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(d) Parent shall have received a tax opinion from Parent’s Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes the Mergers, taken together, will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.2(d), Parent’s Counsel shall be entitled to rely on the Parent Tax Representation Letter and the Company Tax Representation Letter and such other information as Parent’s Counsel reasonably deems relevant; and

(e) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligation of the Company to Effect the First Merger. The obligation of the Company to effect the First Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the First Effective Time of the following conditions:

(a) (i) each of the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization); Section 5.3 (Authority Relative to Agreement); Section 4.4(a)(i) (No Conflict; Required Filings and Consents), Section 5.5 (Vote Required), Section 5.6 (Parent Shares), Section 4.9(a) (Absence of Certain Changes or Events), and Section 5.16 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and (ii) all other representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Article V of this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) The Company shall have received a written opinion from Company’s Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes the Mergers, taken together, will qualify for the Intended Tax Treatment. In rendering the opinion described in this Section 7.3(d), Company’s Counsel shall be entitled to rely on the Parent Tax Representation Letter and the Company Tax Representation Letter and such other information as Company’s Counsel reasonably deems relevant.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Effective Time, whether before or after the Requisite Company Stockholder Approval or Requisite Parent Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the First Merger shall not have been consummated on or before July 14, 2026 (the “Termination Date”) for any reason; provided that (A) if on such date, the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then Parent may, in its sole discretion and upon written notice to the Company prior to the Termination Date, elect to extend the Termination Date for a period of ninety (90) days, and (B) if on such date as extended pursuant to the foregoing clause (A), the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then Parent may, in its sole discretion and upon written notice to the Company prior to the Termination Date as extended, elect to extend the Termination Date for an additional period of ninety (90) days; provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent, Merger Sub I and Merger Sub II) whose breach of its obligations under this Agreement has been a principal cause of or resulted in the failure of the First Effective Time to occur on or before the date of such termination;

(ii) prior to the First Effective Time, any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations pursuant to Section 6.4; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was principally caused by or resulted from the failure of such party; or

(iii) the Requisite Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon (provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if the Company’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Requisite Company Stockholder Approval);

(iv) the Requisite Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which the Parent Share Issuance and the transactions contemplated hereby have been voted upon (provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to Parent if Parent’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Requisite Parent Stockholder Approval); or

(c) by the Company, if:

(i) Parent, Merger Sub I or Merger Sub II shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent, Merger Sub I or Merger Sub II on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent, Merger Sub I or Merger Sub II, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in Section 7.2(a) or Section 7.2(c) not then being satisfied;

(ii) prior to obtaining the Requisite Company Stockholder Approval, the Company Board (or a committee thereof) shall have determined to terminate this Agreement in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided, that (A) the Company has materially complied with its obligations in Section 6.6 and (B) concurrently with or prior to such termination, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(a)(ii);

(iii) a Parent Adverse Recommendation Change shall have occurred (whether or not permitted to do so under the terms of this Agreement) or if Parent has materially breached Section 6.7; or

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(c), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Merger Sub I or Merger Sub II is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in Section 7.3(a) or Section 7.3(b) not then being satisfied; or

(ii) An Adverse Recommendation Change shall have occurred (whether or not permitted to do so under the terms of this Agreement) or if the Company has materially breached Section 6.7.

Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from fraud or willful breach occurring prior to such termination, in which case, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement and the provisions of this Section 8.2, Section 8.3, Section 8.6, Article IX and the applicable definitions in Appendix A shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fees.

(a) The Company shall pay the Termination Fee to Parent if the Agreement is terminated as follows:

(i) If this Agreement is terminated by (x) either the Company or Parent pursuant to Section 8.1(b)(iii) (Requisite Company Stockholder Approval) at a time when this Agreement was terminable by Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change) or (y) Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change), then the Company shall pay the Termination Fee on the second (2nd) Business Day following such termination;

(ii) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) (Superior Proposal), then the Company shall pay the Termination Fee concurrently with such termination; and

(iii) (x) If this Agreement is terminated (A) pursuant to Section 8.1(b)(iii) (Requisite Company Stockholder Approval), (B) pursuant to Section 8.1(d)(i) (Company Breach), or (C) pursuant to Section 8.1(b)(i) (Termination Date) (unless if, upon such termination, the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided, that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination)), and (y) in any such case a Competing Proposal shall have been publicly announced or, in the case of a termination pursuant to clause (B) or (C), otherwise communicated to the Company Board (and in each case not withdrawn) after the date of this Agreement and prior to the date of the Company Stockholders’ Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C) and (z) if within twelve (12) months after the date of such termination, a transaction in respect of such Competing Proposal is consummated or the Company enters into a definitive agreement in respect of such Competing Proposal which is ultimately consummated, then the Company shall pay the Termination Fee on the second (2nd) Business Day following the date of consummation of such transaction (provided, that solely for purposes of this Section 8.3(a)(iii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 6.6(g)(i), except that all references to 20% shall be changed to 50%).

Any Termination Fee due by the Company under this Section 8.3(a) shall be paid by the Company by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(b) Parent shall pay the Reverse Termination Fee to the Company if the Agreement is terminated as follows:

(i) If (i) the Agreement is terminated pursuant to Section 8.1(b)(i) (Termination Date) or Section 8.1(b)(ii) (Legal Restraint) (with respect to Section 8.1(b)(ii), solely to the extent the applicable Law or Order arises under the HSR Act) and (ii) all of the conditions to Closing set forth in Article VII, other than the conditions to Closing set forth in Section 7.1(b) (Regulatory Approvals) or Section 7.1(c) (Legal Restraint) (with respect to Section 7.1(c), solely to the extent that such Law or Order arises under any Antitrust Law), shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then Parent shall pay the Reverse Termination Fee on the second (2nd) Business Day following such termination;

(ii) If this Agreement is terminated by (x) either the Company or Parent pursuant to Section 8.1(b)(iv) (Requisite Parent Stockholder Approval) at a time when this Agreement was terminable by the Company pursuant to Section 8.1(c)(iii) (Parent Adverse Recommendation Change) or (y) the Company pursuant to Section 8.1(c)(iii) (Parent Adverse Recommendation Change), then Parent shall pay the Reverse Termination Fee on the second (2nd) Business Day following such termination; and

Any Reverse Termination Fee due by Parent under this Section 8.3(b) shall be paid by Parent by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion).

(c) Notwithstanding anything to the contrary set forth in this Agreement, (x) Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive monetary remedy of Parent, Merger Sub I, Merger Sub II and Parent’s Subsidiaries against the Company and its Subsidiaries and any of their respective direct or indirect, former or current general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform; and (y) the Company’s receipt in full of the Reverse Termination Fee pursuant to Section 8.3(b), in circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(b), shall constitute the sole and exclusive monetary remedy of the Company and its Subsidiaries against Parent, Merger Sub I and Merger Sub II and any of their respective direct or indirect, former or current general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform; provided, that notwithstanding the foregoing, the Company, Parent, Merger Sub I and Merger Sub II shall be entitled to pursue an injunction, or other appropriate form of specific performance or equitable relief, solely as provided in Section 9.9.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee and Reverse Termination Fee are not penalties, but are liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fees are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a non-appealable judgment against the other party for the payment of any amount set forth in this Section 8.3, then Parent or the Company, as applicable, shall pay the other party its reasonable costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4 Amendment. This Agreement may not be amended except by mutual written agreement of the Company and Parent at any time before or after receipt of the Requisite Company Stockholder Approval; provided, however, that after the Requisite Company Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders.

Section 8.5 Extension; Waiver. At any time prior to the First Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub I or Merger Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses. For the avoidance of doubt, Parent shall pay the filing fees in connection with filings under the HSR Act.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the First Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the First Effective Time or after termination of this Agreement, including those contained in Section 6.8 and Section 6.11.

Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications required or permitted hereunder, or otherwise given in connection with this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by email (with email confirmation of receipt), addressed as follows:

if to Parent, Merger Sub I or Merger Sub II:

Mission Produce, Inc. 2710 Camino Del Sol
Oxnard, CA 93030
Attention: John Michael Pawlowski
Email: jpawlowski@missionproduce.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven Stokdyk
Darren Guttenberg
Email: steven.stokdyk@lw.com
darren.guttenberg@lw.com if to the Company:

Calavo Growers, Inc. 1141A Cummings Road
Santa Paula, CA 93060
Email: John Lindeman
Attention: john.lindeman@calavo.com

with a copy to:

Cozen O’Connor 1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attention: Larry P. Laubach
Eli Wolfe
Email: llaubach@cozen.com
ewolfe@cozen.com

or to such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3 Interpretation.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section or subsection of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section or subsection of the Company Disclosure Letter or Parent Disclosure Letter, respectively, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to any such other Section or subsection. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item.

(c) The words “hereof,” “herein,” “hereby,” “hereunder,” “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (but, for the avoidance of doubt, articles, sections, clauses, paragraphs, exhibits, annexes and schedules (inclusive of the Company Disclosure Letter and Parent Disclosure Letter) shall be considered part of this Agreement). Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any Law shall mean such Law as from time to time amended, modified or supplemented and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” Parent, Merger Sub I or Merger Sub II (or words of similar import) include the documents posted to the VDR at least two (2) calendar days prior to the date hereof. All references in this Agreement to “stockholder” shall when referring to the Company mean “shareholder.”

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Mergers be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(b) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, in each case with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the Indemnified Parties (with respect to Section 6.8 from and after the First Effective Time) and (B) the Company Related Parties and Parent Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

Section 9.8 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Company, Parent, Merger Sub I or Merger Sub II in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware (except that the laws of California shall apply with respect to any provisions of this Agreement where such laws are mandatorily applicable to such provisions).

Section 9.9 Specific Performance. The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Mergers and the other transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby, with respect to any Action arising out of this Agreement or the transactions contemplated by this Agreement, (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of Delaware, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the courts of the State of Delaware or any federal court sitting in the State of Delaware, (d) irrevocably waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of Delaware, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Company, Parent, Merger Sub I and Merger Sub II agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party irrevocably consents to the service of process in the manner provided for notices in Section 9.2 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB I, MERGER SUB II AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB I, MERGER SUB II OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MISSION PRODUCE, INC.

By:	/s/ John Pawlowski
Name: John Pawlowski
Title: President and Chief Operating Officer

CANTALOUPE MERGER SUB I, INC.

By:	/s/ John Pawlowski
Name: John Pawlowski
Title: President and Secretary

CANTALOUPE MERGER SUB II, LLC

By:	/s/ John Pawlowski
Name: John Pawlowski
Title: Manager

CALAVO GROWERS, INC.

By:	/s/ Kathleen Holmgren
Name: Kathleen M. Holmgren
Title: Chair of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.6(c).

“Action” shall mean any claim, demand, action, complaint, suit or proceeding.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.6(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreed Parent Share Price” means $12.41.

“Agreement” shall mean this Agreement and Plan of Merger.

“Aggregate Cash Amount” means the aggregate amount of cash to be paid to holders of Company Common Stock (including in respect of any Dissenting Shares and any fractional shares pursuant to Section 3.6) in exchange for their Company Common Stock. Solely for purposes of Section 6.19 and the definitions used therein, the amount of cash payable with respect to a Dissenting Share shall be deemed to be (i) the Agreed Parent Share Price multiplied by the Exchange Ratio plus (ii) the Per Share Cash Consideration (it being understood that the actual amount that would be payable in respect of any Dissenting Shares following completion of a proceeding determining the “fair value” of such Dissenting Shares would be determined pursuant to such proceeding in accordance with the applicable provisions of the CCC).

“Aggregate Stock Consideration” means the product of (i) the aggregate number of Parent Shares to be delivered to the holders of Company Common Stock in exchange for their Company Common Stock pursuant to this Agreement (for the avoidance of doubt, disregarding any fractional shares in respect of which cash is paid pursuant to Section 3.6), multiplied by (ii) the Agreed Parent Share Price.

“Anti-Bribery Laws” shall have the meaning set forth in Section 4.26(a).

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of California are authorized or obligated by Law or executive order to close.

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“CCC” shall have the meaning set forth in the Recitals.

“CERCLA” shall have the meaning set forth in the definition of Environmental Laws.

“Certificate of First Merger” shall have the meaning set forth in Section 2.3(a).

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“Certificates of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificate of Second Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Calavo Growers, Inc., a California corporation.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.11(c).

“Company Board” shall mean the board of directors of the Company.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any similar plan subject to laws of a jurisdiction outside of the United States, and (b) each other employment agreement, bonus, stock option, stock unit, restricted stock, stock purchase or other incentive equity or equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control and other fringe, welfare or other plan, program, agreement, contracts policy or arrangement (whether or not in writing) providing for benefits or compensation, in each case, (i) which is maintained, sponsored or contributed to (or required to be contributed to) for the benefit of or relating to any current or former director, officer, consultant, employee or other individual service provider of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any liability or obligation, whether fixed or contingent.

“Company Bylaws” shall have the meaning set forth in Section 4.1(b).

“Company Charter” shall have the meaning set forth in Section 4.1(b).

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company’s Counsel” shall mean Cozen O’Connor (or other nationally recognized Tax counsel as may be reasonably acceptable to Parent and the Company).

“Company Deferred RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise pursuant to which the holder has a right to receive shares of Company Common Stock or cash on a deferred basis following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options, (ii) the Company Deferred RSUs and (iii) Company RSUs.

“Company Equity Plan” shall mean, collectively, the Company’s 2020 Equity Incentive Plan and the Company’s 2011 Management Incentive Plan, in each case, as amended and/or restated from time to time.

“Company Financial Advisor” shall have the meaning set forth in Section 4.21.

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“Company Financial Statements” shall have the meaning set forth in Section 4.6(b).

“Company Intellectual Property” means any and all Intellectual Property, including Registered IP, that is owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, event, effect, fact, condition, development, occurrence, or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to (1) prevent, materially impede or materially delay the Company from consummating the First Merger or any of the other transactions contemplated by this Agreement or the Company from performing its obligations under this Agreement or (2) result in a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, facts, conditions, developments, occurrences or circumstances which, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, event, effect, fact, condition, development, occurrence or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP applicable to the operation of the business of the Company or its Subsidiaries and, to the extent relevant to the business of the Company or its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, public announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent; (vi) any action taken as required of the Company by the terms of this Agreement (other than its obligations to operate its business in the ordinary course), (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions, developments, occurrences or circumstances have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, such changes, events, effects, facts, conditions, developments, occurrences or circumstances shall be taken into account, to the extent of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Company Material Adverse Effect.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a) and (b).

“Company Notice Period” shall have the meaning set forth in Section 6.6(e).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan or otherwise.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Privacy Commitments” shall have the meaning set forth in Section 4.15(a).

“Company Privacy Policies” shall mean the applicable privacy and security policies, including any public statements made by the Company or its Subsidiaries relating to Personal Information.

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“Company Products” shall mean all products and services offered, marketed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries to the public, as well as any product or service under development by or for the Company or any of its Subsidiaries.

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of the First Merger.

“Company Registered IP” shall have the meaning set forth in Section 4.14(a).

“Company Related Parties” shall have the meaning set forth in Section 8.3(c).

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 6.3(c).

“Company Tax Representation Letter” shall have the meaning set forth in Section 6.19(e).

“Competing Proposal” shall have the meaning set forth in Section 6.6(g)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of June 25, 2025, by and between Parent and the Company.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuing Employees” shall have the meaning set forth in Section 6.11(a).

“Contract” shall mean any written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, mortgage, bond, loan, instrument, legally binding understanding, legally binding arrangement, legal binding undertaking, legally binding commitment or other agreement, together with all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“D&O Insurance” shall have the meaning set forth in Section 6.8(b).

“Data Partners” shall have the meaning set forth in Section 4.15(a).

“Deferred RSU Consideration” shall have the meaning set forth in Section 3.3(c).

“DGCL” shall have the meaning set forth in the first Recital.

“DLLCA” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(d).

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“Enforceability Exceptions” shall have the meaning set forth in Section 4.3(a).

“Environmental Laws” shall mean all Laws relating to (i) protection, preservation or restoration of the environment including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource (ii) protection of the health and safety of employees (to the extent relating to exposure to Hazardous Materials) or (iii) pollution or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including Laws relating to Releases of harmful or deleterious materials and the manufacture, processing, distribution, use, treatment, storage, Release, discharge, transport, cleanup or handling of harmful or deleterious materials, including but not limited to the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Ley General del Equilibrio Ecológico y la Protección al Ambiente, the Ley Federal de Responsabilidad Ambiental, the Ley de Aguas Nacionales, the Ley General de Aguas, the Ley General para la Prevención y Gestión Integral de los Residuos, the Ley General de Vida Silvestre, the Ley General de Desarrollo Forestal Sustentable, each of their state and local counterparts or equivalents, each of their foreign and international equivalents, any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto, and other similar state and local statutes, in effect as of the date hereof.

“Equity Award Schedule” shall have the meaning set forth in Section 4.2(b).

“Equity Interest” means, with respect to any Person, (a) any share, capital stock, partnership, limited liability company interest, membership interest, unit of participation or similar equity interest (however designated and whether voting or non-voting) in such Person, (b) any option, purchase right, conversion right, exchange right, share of restricted stock, restricted stock unit, profits interest, contingent value rights, performance share or unit, subscription, warrant, call, right or other contractual obligation which would entitle any other Person to acquire any equity or equity-based interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights) and (c) and other securities exercisable, exchangeable or convertible into any of the foregoing, including any convertible debt instrument.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, for any Person, each entity, Person or trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” means 0.9790 shares of Parent Shares for each share of Company Common Stock.

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“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement/Prospectus and the Form S-4, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Exchange Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fairness Opinion” shall have the meaning set forth in Section 4.21.

“Filing Documents” shall have the meaning set forth in Section 6.3(a).

“First Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“First Effective Time” shall have the meaning set forth in Section 2.3(a).

“First Merger” shall have the meaning set forth in the Recitals.

“Food Laws” shall have the meaning set forth in Section 4.29(b).

“Foreign Benefit Plan” shall mean a Company Benefit Plan that provides compensation or benefits to any current or former director, officer, individual consultant, employee or other individual service provider of the Company or its Subsidiaries who provides, or provided, services to the Company or such Subsidiary from a primary work location outside of the United States.

“Form S-4” shall have the meaning set forth in Section 4.4(b).

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, or any agency or instrumentality of such government or political subdivision, any arbitrator, court or tribunal of competent jurisdiction, any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Government Official” shall mean (i) any full- or part-time officer or employee of any Governmental Authority, whether elected, appointed, or hired; (ii) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority; or (iii) political party officials, or (iv) candidates for political office.

“Hazardous Materials” shall mean all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous wastes, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law, including but not limited to any petroleum and its by-products, radioactive materials, friable asbestos or polychlorinated biphenyls, mold, urea formaldehyde insulation, silica, chlorofluorocarbons and all other ozone-depleting substances, and per- and polyfluoroalkyl substances (PFAS).

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“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Liabilities” shall have the meaning set forth in Section 6.8(a).

“Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 6.8(a).

“Intellectual Property” shall mean all intellectual property and proprietary rights, which may exist or be created under the laws of the United States or any foreign jurisdiction, whether registered or unregistered, including all: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights; (ii) rights in information, data, databases and data collections; (iii) trademark, trade name, service name, trade dress and service mark rights and similar rights; (iv) trade secret rights; (v) patents and industrial property rights; (vi) Internet domain names; and (vii) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals.

“Intervening Event” shall have the meaning set forth in Section 6.6(g)(ii).

“Inventory” shall mean all inventory of the Company or any of its Subsidiaries, including finished goods, raw materials, supplies and consumables, work in progress, packaging film and material, boxes, labeling and other shipping materials and other inventory property, including all such inventory which may be in transit or in the possession of any third party.

“IRS” shall mean the Internal Revenue Service.

“IT Systems” shall have the meaning set forth in Section 4.14(i).

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 4.4(b).

“Knowledge” shall mean the actual knowledge of the following officers and employees of the Company or Parent, as applicable, after reasonable inquiry with respect to any matter in question: (i) for the Company, as set forth in Section 1.1 of the Company Disclosure Letter; and (ii) for Parent, as set forth in Section 1.1 of the Parent Disclosure Letter.

“Labor Consultations” shall have the meaning set forth in Section 6.11(e).

“Labor Organization” shall have the meaning set forth in Section 6.11(e).

“Law” shall mean any international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, codes, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses enacted, promulgated, enforced or imposed by any Governmental Authority, in each case, having the force of law.

“Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Listing Rule” shall having the meaning set forth in the Recitals.

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“Malicious Code” shall mean software that contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Material Customer” shall have the meaning set forth in Section 4.17(a)(v).

“Material Supplier” shall have the meaning set forth in Section 4.17(a)(v).

“Mergers” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub I” shall mean Cantaloupe Merger Sub I, Inc., a Delaware corporation.

“Merger Sub II” shall mean Cantaloupe Merger Sub II, LLC, a Delaware limited liability company.

“Mexican Subsidiary” shall mean any Subsidiary incorporated under the laws of Mexico, including Avocados de Jalisco S.A.P.I. de C.V., Calavo de Mexico, S.A. de C.V., Calavo Growers de México, S. de R.L. de C.V., and Parcelas Esmeraldas de México, S.A. de C.V.

“Money Laundering Laws” shall have the meaning set forth in Section 4.26(b).

“NASDAQ” shall have the meaning set forth in Section 5.4(b).

“New Plans” shall have the meaning set forth in Section 6.11(b).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.6(e).

“Notice of Parent Adverse Recommendation Change” shall have the meaning set forth in Section 6.7(b).

“Old Plans” shall have the meaning set forth in Section 6.11(b).

“Open Source Software” shall mean any software that is distributed or licensed as open source software, public source software, or freeware, or pursuant to any license identified as an “open source license” by the Open Source Initiative (http://www.opensource.org/licenses), or other license that substantially conforms to the Open Source Definition (http://www.opensource.org/osd).

“Option Consideration” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any writ, injunction, judgment, award, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered in any Action, by any arbitrator or by any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall mean Mission Produce, Inc., a Delaware corporation.

“Parent Adverse Recommendation Change” shall have the meaning set forth in Section 6.7(a).

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“Parent Board” shall mean the board of directors of Parent.

“Parent Capitalization Date” shall have the meaning set forth in Section 5.2(a).

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent’s Counsel” shall mean Latham & Watkins LLP (or other nationally recognized Tax counsel as may be reasonably acceptable to Parent and the Company).

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Equity Plans” shall have the meaning set forth in Section 5.2(b).

“Parent Intervening Event” shall have the meaning set forth in Section 6.7(d).

“Parent Material Adverse Effect” shall mean any change, event, effect, fact, condition, development, occurrence or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to prevent, materially impede or materially delay Parent from consummating the Mergers or any of the other transactions contemplated by this Agreement or Parent from performing its obligations under this Agreement; provided, however, that a Parent Material Adverse Effect shall not be deemed to include change, event, effect, fact, condition, development or occurrence or circumstance arising out of, relating to, or resulting from: (i) any change, event, effect, fact, condition, development or occurrence or circumstance generally affecting any of the industries or markets in which Parent or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of Parent and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which Parent or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, public announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of the Company; (vi) any action taken as required of Parent by the terms of this Agreement (other than its obligations to operate its business in the ordinary course); or (vii) any changes in the market price or trading volume of Parent Shares, any failure by Parent or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions or circumstances, developments or occurrences have a disproportionate effect on Parent and its Subsidiaries relative to other participants in the industries in which Parent and its Subsidiaries operate, such changes, events, effects, facts, conditions, developments, occurrences or circumstances shall be taken into account, to the extent (and only to the extent) of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Parent Material Adverse Effect.

“Parent Notice Period” shall have the meaning set forth in Section 6.7(b).

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent, Merger Sub I and Merger Sub II.

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“Parent Permits” shall have the meaning set forth in Section 5.11(a).

“Parent Recommendation” shall mean the recommendation of the Parent Board that the stockholders of Parent vote in favor of the approval of the Parent Share Issuance.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Parent SEC Documents” shall have the meaning set forth in Section 5.7(a).

“Parent Share Issuance” shall have the meaning set forth in Section 5.5.

“Parent Shares” means the shares of common stock, par value $0.001 per share, of Parent.

“Parent Stockholders’ Meeting” shall have the meaning set forth in Section 6.3(e).

“Parent Superior Proposal” shall have the meaning set forth in Section 6.6(g)(iii).

“Parent Tax Representation Letter” shall have the meaning set forth in Section 6.19(e).

“Payoff Letter” shall have the meaning set forth in Section 6.20.

“Permitted Lien” shall mean (a) any statutory Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents (with respect to the Company) or Parent SEC Documents (with respect to Parent, Merger Sub I and Merger Sub II) or incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company or Parent, as applicable, with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent or the Company, as applicable, in writing, (c) with respect to real property, any matters of record, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority which are not violated by the use of such real property, (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business and for which adequate reserves are maintained in accordance with GAAP, (f) non-exclusive licenses of Intellectual Property Rights, (g) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not, individually or in the aggregate, materially impair the value, occupancy or use of such real property, (h) deposits made in the ordinary course of business consistent with past practice to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business consistent with past practice, (i) Liens resulting from securities Laws, (j) Liens incurred in the ordinary course of business consistent with past practice in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements and (k) Liens created by (or at the request of) Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates (with respect to the Company) or the Company and its Affiliates (with respect to Parent, Merger Sub I and Merger Sub II).

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.1(b).

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1(b).

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“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization or any other entity or group, including a Governmental Authority.

“Personal Information” shall mean any data or information, in any form, (a) directly or indirectly, concerning, related to or capable of being used to identify, contact or locate a natural Person, including name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, customer or account number, IP address, browsing history, search history or other website, application or online activity or usage data and/or (b) that is “personal information,” “personal data,” “protected health information,” “nonpublic personal information,” “personally identifiable information” or any similar term under any Company Privacy Commitment.

“Privacy Laws” shall mean all Laws, guidelines, directives, guidance, codes of conduct (in each case as amended, consolidated, re-enacted, or replaced from time to time) and Company Privacy Policies governing the receipt, collection, compilation, use, storage, sharing, security, integrity, disclosure or transfer (including across borders) or other processing of Personal Information; data breach and breach notification; consumer protection; profiling and tracking; direct marketing (including via text messages, phone and email); financial information; and payment card information, including the Federal Trade Commission Act (FTC Act), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), the Telephone Consumer Protection Act (TCPA), the Fair Credit Reporting Act (FCRA), the Gramm–Leach–Bliley Act (GLBA), the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (HIPAA), the California Consumer Privacy Act (CCPA), the Personal Information Protection and Electronic Documents Act (PIPEDA), the Ley Federal de Protección de Datos Personales en Posesión de los Particulares (LFPDPPP), the European Union General Data Protection Regulation 2016/679 and/or any implementing or supplementing local law of a European Union member state (GDPR), Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, Regulation 2017/003 of the European Parliament and of the Council, the Payment Card Industry Security Standards.

“Real Property” shall have the meaning set forth in Section 4.18(b).

“Real Property Lease” shall have the meaning set forth in Section 4.18(b).

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all patents, registered copyrights, registered mask works, registered trademarks, registered domain names, and all applications for any of the foregoing.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, dispersal, leaching, escaping or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” shall mean, as to any Person, such Person’s directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Requisite Company Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Requisite Parent Stockholder Approval” shall have the meaning set forth in Section 5.5.

“Reverse Termination Fee” shall mean an amount equal to (i) if the Agreement is terminated pursuant to Section 8.3(b)(i), $15,020,000 or (ii) if the Agreement is terminated pursuant to Section 8.3(b)(ii), $12,870,000.

“RSU Consideration” shall have the meaning set forth in Section 3.3(b).

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“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and, until July 1, 2025, Syria).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any member state of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“Second Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Second Effective Time” shall have the meaning set forth in Section 2.3(a).

“Second Merger” shall have the meaning set forth in the Recitals.

“Secretary” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” shall have the meaning set forth in Section 4.15(g).

“Stockholders’ Meetings” shall have the meaning set forth in Section 6.3(e)

“Subsidiary” of Parent, the Company or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(g)(iii).

“Surviving Company” shall have the meaning set forth in the third Recitals.

“Surviving Corporation” shall have the meaning set forth in the second Recitals.

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar taxes imposed by any Governmental Authority, including income, franchises, windfall or other profits, gross receipts, real or personal property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, customs duties, tariffs, branch profits, license, excise, severance, occupation, premium, escheat, environmental, disability, registration, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

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“Tax Authority” or “Taxing Authority” shall mean any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” shall mean returns, reports, declarations and information returns or statements of any kind, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes filed or required to be filed with any Tax Authority, including any claim for refund.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $12,870,000.

“Third Party” shall mean any Person or group other than Parent, Merger Sub I, Merger Sub II and their respective Affiliates.

“Threshold Percentage” means the quotient, expressed as a percentage, obtained by dividing (i) the Aggregate Stock Consideration by (ii) the sum of the Aggregate Stock Consideration plus the Aggregate Cash Amount.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, including the Ley de Comercio Exterior, the Ley Aduanera, and the Reglas Generales de Comercio Exterior, except to the extent inconsistent with U.S. law.

“Trading Day” means any day on which NASDAQ is open for trading.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“US Company Benefit Plan” shall mean a Company Benefit Plan that provides compensation or benefits to any current or former director, officer, individual consultant, employee or other individual service provider of the Company or its Subsidiaries who provides, or provided, services to the Company or such Subsidiary from a primary work location in the United States.

“VDR” shall mean any electronic data room for “Project Cantaloupe” and maintained by the Company for purposes of the Mergers and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title “Revelation”.

“WF Credit Agreement” means the Credit Agreement, dated June 26, 2023, among the Company, Renaissance Food Group, LLC, GH Foods CA, LLC, GHSW, LLC, GHGA, LLC, GHNW, LLC, and Hawaiian Sweet, Inc., and Wells Fargo Bank, N.A., as the same may from time to time be amended, modified, supplemented or restated.

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ANNEX B

January 14, 2026

The Board of Directors

Mission Produce, Inc.

2710 Camino Del Sol

Oxnard, CA 93030

Members of the Board of Directors:

We understand that Mission Produce, Inc. (the “Acquiror”) proposes to enter into an Agreement and Plan of Merger, dated as of January 14, 2026 (the “Merger Agreement”), with Cantaloupe Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Merger Sub I”), Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Acquiror (“Merger Sub II”) and Calavo Growers, Inc., a California corporation (the “Company”). Pursuant to the Merger Agreement, Merger Sub I will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Acquiror (the “First Merger”) and, immediately following the First Merger, the Company will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of the Acquiror (the “Second Merger” and, together with the First Merger, the “Mergers”). As a result of the First Merger, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares owned by the Acquiror, Merger Sub I or Merger Sub II, or held by the Company as treasury stock, and Dissenting Shares (as defined in the Merger Agreement) will be converted into the right to receive (i) 0.9790 of a share (the “Stock Consideration”) of common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Common Stock”) and (ii) $14.85 per share in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), which amount is subject to adjustment pursuant to Section 6.19(c) of the Merger Agreement and as to which adjustment we express no opinion. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be paid to the holders of the Company Common Stock in the Mergers is fair, from a financial point of view, to the Acquiror.

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain internal projected financial data relating to the Company and furnished to us by the management of the Company (the “Company Forecasts”), reviewed certain projected financial data relating to the Company and reviewed certain internal projected financial data relating to the Acquiror, each as prepared and furnished to us by management of the Acquiror and approved for our use by the Acquiror (the “Approved Forecasts”), including certain operating synergies prepared by the management of the Acquiror expected to result from the Mergers, as approved for our use by the Acquiror (the “Synergies”);

(iii)

discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company and the Company Forecasts relating to the Company, and discussed with management of the Acquiror their assessment of the past and current operations of the Company and the Acquiror, the current

The Board of Directors

Mission Produce, Inc.

financial condition and prospects of the Company and the Acquiror, and the Approved Forecasts, including the Synergies;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock and the Acquiror Common Stock;

(v)	compared the financial performance of the Company and the Acquiror and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)

compared the financial performance of the Company and the valuation multiples relating to the Mergers with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated January 13, 2026 of the Merger Agreement; and

(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Acquiror that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Approved Forecasts, including the Synergies, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Acquiror as to the future financial performance of the Acquiror and the Company and the other matters covered thereby. We have relied, at the direction of the Acquiror on the assessments of the management of the Acquiror as to the Acquiror’s ability to achieve the Synergies and have been advised by the Acquiror, and have assumed with your consent that the Synergies will be realized in the amounts and at the times projected. We express no view as to the Company Forecasts or the Approved Forecasts, including the Synergies, or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Mergers will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company, the Acquiror or the consummation of the Mergers or reduce the contemplated benefits to the Acquiror of the Mergers.

We have not conducted a physical inspection of the properties or facilities of the Company or the Acquiror and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or the Acquiror, nor have we been furnished with any such valuations or appraisals, nor have we

The Board of Directors

Mission Produce, Inc.

evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Acquiror, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Acquiror or the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Mergers, including, without limitation, the structure or form of the Mergers, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to engage in the Mergers. We do not express any view on, and our opinion does not address, what the value of the Acquiror Common Stock actually will be when issued or the prices at which the Acquiror Common Stock will trade at any time, including following announcement or consummation of the Mergers, as to the potential effects of volatility in the credit, financial and stock markets on the Acquiror or as to the impact of the Mergers on the solvency or viability of the Acquiror or the ability of the Acquiror to pay its obligations when they come due. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Mergers, including as to how any holder of shares of the Acquiror Common Stock should vote or act in respect of the Mergers. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Mergers or as to the impact of the Mergers on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Acquiror and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Acquiror in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Mergers. The Acquiror has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Acquiror and we have not received any compensation from the Acquiror during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. We may provide financial advisory or other services to the Acquiror and the Company in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as

The Board of Directors

Mission Produce, Inc.

well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Acquiror, the Company, potential parties to the Mergers and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Acquiror or the Company.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Mergers. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Acquiror to its stockholders relating to the Mergers.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of the Company Common Stock in the Mergers is fair, from a financial point of view, to the Acquiror.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Peter Brundage
Peter Brundage
Senior Managing Director

By:	/s/ Wilco Faessen
Wilco Faessen
Senior Managing Director

ANNEX C

Jefferies LLC 520 Madison Avenue New York, NY 10022 tel 212.284.2300 Jefferies.com

January 14, 2026

The Board of Directors

Calavo Growers, Inc.

1141-A Cummings Road

Santa Paula, California 93060

Members of the Board:

We understand that Calavo Growers, Inc. (the “Company”), Mission Produce, Inc. (“Parent”), Cantaloupe Merger Sub I, Inc., a wholly-owned subsidiary of Parent (“Merger Sub I”), and Cantaloupe Merger Sub II, LLC, a wholly-owned subsidiary of Parent (“Merger Sub II”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub I will merge with and into the Company, with the Company surviving (the “First Merger”), and (ii) immediately following the First Merger, the Company will merge with and into Merger Sub II, with Merger Sub II surviving (the “Second Merger” and, together with the First Merger, the “Mergers”), in a transaction in which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned by the Company, Parent, Merger Sub I, Merger Sub II or any of their respective subsidiaries, all of which shares will be cancelled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive (a) 0.9790 shares (the “Per Share Stock Consideration”) of common stock, par value $0.001, of Parent (the “Parent Shares”), and (b) $14.85 in cash (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”). The Merger Consideration is subject to adjustment as set forth in the Merger Agreement, as to which we express no opinion. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock in the First Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub I, Merger Sub II and their respective affiliates).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated January 13, 2026 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and Parent;

(iii)

reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company prepared by management of the Company (the “Company Forecasts”);

(iv)

reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Parent prepared by the management of Parent (the “Parent Forecasts”);

(v)

reviewed certain estimates furnished to us and approved for our use by the Company as to potential cost savings (including the amount and timing thereof) expected by the management of the Company and Parent to result from the Mergers (the “Synergies”);

(vi)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) through (v) above;

(vii)

reviewed the share trading price history and valuation multiples for the Company Common Stock and the Parent Shares and compared them with those of certain publicly traded companies that we deemed relevant;

(viii)	compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that we deemed relevant;

(ix)	considered the potential pro forma impact of the Mergers; and

(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company or Parent, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company, Parent or any other entity under any laws relating to bankruptcy, insolvency or similar matters.

With respect to the financial forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We have also assumed, at your direction, that the Parent Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of Parent and the other matters covered thereby. With respect to the future financial performance of the Company and Parent giving pro forma effect to the Mergers, at your direction and with your consent, we have assumed that the Synergies will be realized in the amounts and at the times projected. We express no opinion as to the Company Forecasts, the Parent Forecasts, the Synergies or the assumptions on which they are based.

We have relied upon the assessments of the management of the Company as to, among other things, (i) the potential impact on the Company and Parent of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the agricultural industry and the geographic regions and local communities in which the Company and Parent operate, and (ii) the ability of the Company and Parent to integrate the businesses of the Company and Parent and to realize the potential Synergies. We have assumed that there will not be any developments with respect to any such matters that would have an adverse effect on the Company, Parent or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We have relied upon and assumed, without independent verification, the assessments of the management of the Company and Parent as to the existing and future relationships, agreements and arrangements with, and the Company’s and Parent’s ability to attract and retain, key customers, distributors, suppliers, licenses and other commercial relationships, and employees, of the Company and Parent. In addition, we have relied, without independent verification, on the assessments of the management of the Company and Parent as to the marketability, commercial viability and market adoption of the Company’s and Parent’s current and future products and services.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company or Parent, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to Parent, the Company and its Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company, Parent or the Mergers and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock. You have advised us that the parties intend that the Mergers, taken together, will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Mergers or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Mergers or that otherwise would be material in any respect to our analyses or opinion.

Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company or Parent, nor does it address the underlying business decision by the Company or Parent to engage in the Mergers or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Mergers or any term (including any adjustments to the Merger Consideration under the Merger Agreement), aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Mergers or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Company Common Stock in the First Merger pursuant to the Merger Agreement. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock or Parent Shares should vote on the Mergers or any matter related thereto. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, Parent or any other party, other than the holders of shares of Company Common Stock. We express no view or opinion as to the prices at which shares of Company Common Stock or Parent Shares will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s or Parent’s officers, directors or employees, or any class of such persons, in connection with the Mergers relative to the Merger Consideration to be received by holders of shares of Company Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its consideration of the Mergers.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Mergers. We also will be reimbursed for expenses incurred. The Company has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. As you are aware, during the past two years we have not provided financial advisory or financing services to the Company (other than in connection with our current engagement) or Parent for which we have received compensation. In the ordinary course of our business, we and our affiliates trade or hold securities or financial instruments (including loans and other obligations) of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Company Common Stock in the First Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub I, Merger Sub II and their respective affiliates).

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

ANNEX D

CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA

§ 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Financial Protection and Innovation under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

CALAVO GROWERS, INC. 1141-A CUMMINGS ROAD SANTA PAULA, CALIFORNIA 93060 ATTN: JAMES SNYDER SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CVGW2026SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V87526-S33880 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CALAVO GROWERS, INC. The Board of Directors recommends that you vote FOR the following proposals (as listed in the proxy statement): 1. The Merger Agreement Proposal — A proposal to approve the Agreement and Plan of Merger, dated as of January 14, 2026 (the “Merger Agreement”), by and among Calavo Growers, Inc., a California corporation (“Calavo”), Mission Produce, Inc., a Delaware corporation (“Mission Produce”), Cantaloupe Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Mission Produce (“Merger Sub I”), and Cantaloupe Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Mission Produce, pursuant to which Merger Sub I will merge with and into Calavo (“First Merger”), with Calavo surviving the First Merger. 2. The Merger-Related Compensation Proposal — A non-binding, advisory proposal to approve compensation that will or may become payable by Calavo to its named executive officers in connection with the transactions contemplated by the Merger Agreement. 3. The Calavo Adjournment Proposal — A proposal to approve the adjournment of the special meeting of shareholders of Calavo from time to time to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Agreement Proposal. NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V87527-S33880 CALAVO GROWERS, INC. Special Meeting of Shareholders April 28, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) B. John Lindeman and James Snyder, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Calavo Growers, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 2:00 PM, Pacific Time, on April 28, 2026 via live audio-visual webcast at www.virtualshareholdermeeting.com/CVGW2026SM, and any adjournment or postponement thereof. “THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) ‘FOR’ THE MERGER AGREEMENT PROPOSAL, (2) ‘FOR’ THE MERGER-RELATED COMPENSATION PROPOSAL, AND (3) ‘FOR’ THE CALAVO ADJOURNMENT PROPOSAL, EACH AS DEFINED IN THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF CALAVO GROWERS, INC.” This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations for each of the proposals included herein. If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion on such matters. Continued, and must be signed and dated on the other side.